    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 2001


                                                      REGISTRATION NO. 333-66988

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                   CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                         6200                        36-4459170
(State or Other Jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of Incorporation or        Classification Code Number)        Identification No.)
        Organization)

                            ------------------------

                             30 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 930-1000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                             CRAIG S. DONOHUE, ESQ.
               MANAGING DIRECTOR AND CHIEF ADMINISTRATIVE OFFICER
                   CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
                             30 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 930-1000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------

                                    COPY TO:
                            RODD M. SCHREIBER, ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 407-0700
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    [CHICAGO MERCANTILE EXCHANGE INC. LOGO]

                             30 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                            ------------------------


                                                                 OCTOBER 1, 2001


Dear Shareholder:


    We cordially invite you to attend a special meeting of shareholders of Chicago Mercantile Exchange Inc. The meeting will be held on November 7, 2001, at 4:00 p.m., Central Time, in the CME Auditorium, located at 30 South Wacker Drive, Chicago, Illinois.


    At the special meeting, you will be asked to consider and vote on two proposals through which we will effect our reorganization into a holding company structure. The purpose of the reorganization is to facilitate our plans to become a public company and to provide us with strategic and business flexibility. The reorganization also will allow holders of our Class B common stock to directly benefit from the value of the Class A common stock share equivalents currently embedded in their shares of Class B common stock. The first proposal on which you will be asked to vote is a merger of Chicago Mercantile Exchange Inc., which we refer to in this proxy statement/prospectus as "CME," and CME Merger Subsidiary Inc., a wholly owned subsidiary of a newly formed company, Chicago Mercantile Exchange Holdings Inc. In this proxy statement/prospectus, we refer to this new holding company as "CME Holdings." In the merger, CME will become a wholly owned subsidiary of CME Holdings, and your existing CME shares will be converted automatically into shares of CME Holdings, as described in this proxy statement/prospectus. After the merger, you will own the same percentage of CME Holdings common stock that you now own of CME common stock, on a fully diluted basis. The shares of CME Holdings common stock you receive in the merger will have similar but not identical terms as your shares of CME common stock. The differences are described in detail in this proxy statement/ prospectus, and we encourage you to review them carefully. The "Core Rights" of Class B shareholders and their right to elect six directors will be maintained. The trading rights of members in our exchange will not change as a result of the merger.

    The second proposal on which you will be asked to vote is the approval of an amendment to our certificate of incorporation to effect a one-for-four reverse stock split of the Class A common stock of CME. If this proposal is approved, every four shares of Class A common stock of CME you own immediately prior to the merger will be converted into one share of Class A common stock of CME. This reverse stock split would take place immediately prior, and as a condition, to the completion of the merger. The effect of the stock split will be reversed in the merger, because we will issue to you four shares of CME Holdings Class A common stock for every one share of CME Class A common stock you own. The reverse stock split is required so we can create four classes of Class A common stock with transfer restrictions of different duration without increasing the number of outstanding shares of our common stock after the merger.

    After the merger, we intend to offer new Class A common stock of CME Holdings to the public. The Class A common stock offered to the public will be the same as the other classes of Class A common stock of CME Holdings, except that the shares sold to the public will not be subject to transfer restrictions.

    We need shareholder approval in order to proceed with the merger and the reverse stock split. The effectiveness of each of these proposals is conditioned on the approval of the other proposal. Our board of directors has carefully considered the reorganization and the related transactions described in this proxy statement/prospectus and believes that they are advisable and in the best interest of our shareholders. All of the members of our board of directors who considered the proposed merger and the amendment to our certificate of incorporation to effect the reverse stock split recommend that you vote "FOR" approval of both proposals.



    YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROXY STATEMENT/PROSPECTUS BEFORE VOTING. PLEASE CAREFULLY REVIEW THIS ENTIRE PROXY STATEMENT/ PROSPECTUS.


    Your vote is important. We encourage you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the meeting. You also may vote by telephone or over the Internet by following the instructions on the enclosed proxy card.

[SIGNATURE]                                [SIGNATURE]

Scott Gordon                               James J. McNulty
Chairman of the Board                      President and Chief Executive Officer

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    THIS PROXY STATEMENT/PROSPECTUS IS DATED OCTOBER 1, 2001, AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT OCTOBER 3, 2001.

                    [CHICAGO MERCANTILE EXCHANGE INC. LOGO]


                             30 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606


                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                         TO BE HELD ON NOVEMBER 7, 2001

                            ------------------------


    We will hold a special meeting of shareholders of Chicago Mercantile Exchange Inc. on November 7, 2001, at 4:00 p.m., Central Time, in the CME Auditorium, located at 30 South Wacker Drive, Chicago, Illinois. The purpose of the special meeting is to allow you to consider and vote on the following:



    1. A proposal to adopt the Agreement and Plan of Merger, dated as of October 1, 2001, by and among Chicago Mercantile Exchange Holdings Inc., CME Merger Subsidiary Inc., a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc., and Chicago Mercantile Exchange Inc., pursuant to which CME Merger Subsidiary Inc. will merge with and into Chicago Mercantile Exchange Inc.; and


    2. A proposal to amend Chicago Mercantile Exchange Inc.'s certificate of incorporation to effect a one-for-four reverse stock split of the Class A common stock.

    The effectiveness of proposal one is conditioned on the approval of proposal two, and the effectiveness of proposal two is conditioned on the approval of proposal one.


    The accompanying proxy statement/prospectus describes the proposed merger, charter amendment and related matters in more detail. We encourage you to read the entire document carefully. In particular, you should carefully consider the discussion entitled "Risk Factors" beginning on page 15.



    Only holders of CME common stock at the close of business on September 25, 2001, the record date for the special meeting, are entitled to notice of, and to attend and vote at, the special meeting.


                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          Craig S. Donohue
                                          MANAGING DIRECTOR AND CHIEF
                                          ADMINISTRATIVE OFFICER


Chicago, Illinois
October 1, 2001


IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU ALSO MAY VOTE BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF A QUORUM IS NOT REACHED, WE WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IT IS IMPORTANT THAT YOU VOTE. TO APPROVE THESE PROPOSALS, IT IS NECESSARY THAT A MAJORITY OF OUR OUTSTANDING SHARES, VOTING TOGETHER AS A SINGLE CLASS, BE VOTED IN FAVOR OF THE MERGER AND THE REVERSE STOCK SPLIT. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS.......................................       1
WHERE YOU CAN FIND MORE INFORMATION.........................      10
SUMMARY.....................................................      11
RISK FACTORS................................................      15
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS...............      30
THE SPECIAL MEETING.........................................      31
PROPOSAL ONE: THE MERGER....................................      33
  Background of the Merger..................................      33
  Reasons for the Merger; Recommendation of Our Board.......      33
  Record Date; Vote Required................................      34
  Form of the Merger........................................      34
  Merger Consideration You Will Receive.....................      35
  Transfer Restrictions on the Shares You Will Receive in
    the Merger..............................................      36
  Voting Rights.............................................      40
  Material U.S. Federal Income Tax Consequences.............      40
  Anticipated Accounting Treatment..........................      41
  Conditions to Merger......................................      41
  Effectiveness of Merger...................................      42
  Termination of Merger Agreement...........................      42
  Amendment of Merger Agreement.............................      42
  Exchange of Stock Certificates Not Required...............      42
  CME Holdings Certificate of Incorporation.................      42
  Rights of Dissenting Shareholders.........................      43
  Regulatory Requirements...................................      46
  Federal Securities Law Consequences.......................      46
PROPOSAL TWO: REVERSE STOCK SPLIT...........................      47
  Background of and Reasons for the Reverse Stock Split.....      47
  Effects of Reverse Stock Split............................      47
  Material U.S. Federal Income Tax Consequences.............      47
  Recommendation of Our Board...............................      48
  Record Date for Voting; Required Votes for the Reverse
    Stock Split Proposal....................................      48
DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION
  AND BYLAWS OF CME HOLDINGS................................      49
COMPARISON OF SHAREHOLDER RIGHTS............................      56
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED
  SHAREHOLDER MATTERS.......................................      60
CHANGES TO THE EXCHANGE RULES AFTER THE MERGER..............      62
MANAGEMENT..................................................      64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............      77
STOCK OWNERSHIP.............................................      78
INDUSTRY OVERVIEW...........................................      81
BUSINESS....................................................      84
SELECTED FINANCIAL DATA OF CHICAGO MERCANTILE EXCHANGE
  INC.......................................................     112

                                                                PAGE
                                                              --------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     113
SUBMISSION OF SHAREHOLDER PROPOSALS.........................     132
EXPERTS.....................................................     132
LEGAL MATTERS...............................................     132
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................     F-1
ANNEX A: AGREEMENT AND PLAN OF MERGER.......................     A-1
ANNEX B: FORM OF CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
  CERTIFICATE OF INCORPORATION..............................     B-1
ANNEX C: FORM OF CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
  BYLAWS....................................................     C-1
ANNEX D: DISSENTERS' RIGHTS SECTIONS OF THE DELAWARE GENERAL
  CORPORATION LAW...........................................     D-1


                            ------------------------

    In this proxy statement/prospectus, the terms "company," "exchange," "we," "us" or "our" refer to Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. (which will become a subsidiary of Chicago Mercantile Exchange Holdings Inc. upon completion of the proposed reorganization) when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term "CME" to refer to Chicago Mercantile Exchange Inc. and "CME Holdings" to refer to Chicago Mercantile Exchange Holdings Inc.

    Unless the discussion indicates otherwise, the information in this proxy statement/prospectus does not take into account the proposed one-for-four reverse stock split of outstanding shares of Class A common stock of CME.


    Chicago Mercantile Exchange Inc., our logo, GLOBEX,-Registered Trademark-Moneychanger-TM- Service, IEF,-Registered Trademark- CLEARING
21-Registered Trademark- and SPAN-Registered Trademark- are our registered trademarks.


    S&P, S&P 500, Nasdaq-100 and other trade names, service marks, trademarks and registered trademarks that are not proprietary to us, are the property of their respective owners and are used herein under license. The FORTUNE e-50-TM-Index is a trademark of FORTUNE, a division of Time Inc., which is licensed for use by us in connection with futures and options on futures. These products have not been passed on by FORTUNE for suitability for a particular use. The products are not sponsored, endorsed, sold or promoted by FORTUNE. FORTUNE makes no warranty and bears no liability with respect to these products. FORTUNE makes no warranty as to the accuracy and/or completeness of the Index or the data included therein or the results to be obtained by any person from the use of the Index or the data included therein.

                             QUESTIONS AND ANSWERS

Q1:  WHY ARE WE REORGANIZING INTO A HOLDING COMPANY STRUCTURE?


A1: We believe a holding company structure will enable us to address a number of corporate structural issues that will benefit our company and our shareholders and facilitate our plans to become a publicly traded company. These issues relate to the implementation of transfer restrictions on our common stock, the desire for strategic and business flexibility and the separation of the value of Class A share equivalents that are currently embedded in our Class B common stock. Our financial advisors have counseled us that extended transfer restrictions are critical to the success of an initial public offering, or IPO. The reorganization is a practical way to implement extended transfer restrictions for all shareholders. These transfer restrictions are essentially the same restrictions that we asked you to support at our April 18 annual shareholders' meeting, except that the date that the transfer restrictions change if we have not closed an IPO has been extended from March 1, 2002 to December 15, 2002, and certain types of transfers will now be permitted during the transfer restriction periods. We believe a holding company structure also will provide us with greater strategic flexibility and business opportunities by allowing us to separate our regulated derivatives exchange business from other businesses that we may pursue. The holding company reorganization also will allow holders of our Class B common stock to directly access the value of Class A share equivalents that are currently embedded in their Class B shares. To review the reasons for our reorganization in greater detail, see pages 33 to 34.



Q2:  WHAT IS THE PROPOSED MERGER?



A2: In the proposed merger, we will merge CME Merger Subsidiary Inc., a wholly owned subsidiary of CME Holdings, into CME. After the merger, CME will become a wholly owned subsidiary of CME Holdings, and the shareholders of CME will become shareholders of CME Holdings. You will own, on a fully diluted basis, the same percentage of CME Holdings common stock that you now own of CME common stock. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read it carefully.



Q3: HOW WILL BEING A CME HOLDINGS SHAREHOLDER BE DIFFERENT FROM BEING A CME SHAREHOLDER?



A3: As described in Question 2 above, after the merger, you will own the same percentage of CME Holdings common stock that you now own of CME common stock. Your shares of CME Holdings common stock will have similar but not identical terms as your shares of CME common stock. The principal differences are that your shares of Class A common stock of CME Holdings will be subject to different transfer restrictions than your Class A common stock of CME and the Class A common stock component of your Class B common stock of CME will be eliminated and those shares will be issued to you in the merger in the form of Class A common stock of CME Holdings. These and other differences are described in greater detail in this Q&A and elsewhere in this proxy statement/ prospectus.



Q4:  WHAT IS THE PROPOSED REVERSE STOCK SPLIT?



A4: In the proposed reverse stock split, immediately prior and as a condition to the merger, and without any action on your part, every four shares of Class A common stock of CME you own immediately prior to the merger will be converted into one share of Class A common stock of CME. If your shares of Class A common stock of CME are not evenly divisible by four, you will receive a fractional share of Class A common stock. The economic value and percentage ownership of your shares of Class A common stock of CME will be identical before and after the split.

Q5:  WHY IS A REVERSE STOCK SPLIT NECESSARY?



A5: The reverse stock split provides a way to divide the ownership of your Class A common stock into four classes which have transfer restrictions of different duration, without increasing the number of outstanding shares of Class A common stock of CME Holdings after the merger. The effect of the split will be reversed in the merger because you will receive four shares of CME Holdings Class A common stock for each share of CME Class A common stock. For example, if you currently own five shares of Class A common stock of CME, after the reverse stock split you will own 1.25 Class A shares of CME, and after the merger you will own five shares of Class A common stock of CME Holdings.



Q6:  WHAT WILL I RECEIVE IN THE MERGER?



A6: In the merger and after the reverse stock split, each outstanding whole share of Class A common stock of CME will convert automatically into four shares of Class A common stock of CME Holdings as follows: one share of Class A-1, one share of Class A-2, one share of Class A-3 and one share of Class A-4. Of the shares of Class A common stock of CME you currently own, as nearly as possible:


    - one-quarter will be converted into Class A-1 common stock of CME Holdings;

    - one-quarter will be converted into Class A-2 common stock of CME Holdings;

    - one-quarter will be converted into Class A-3 common stock of CME Holdings; and

    - one-quarter will be converted into Class A-4 common stock of CME Holdings.


    In the merger, each outstanding share of Class B common stock of CME will be divided into two pieces: Class A common stock of CME Holdings in an amount of shares essentially the same as the Class A share equivalents currently embedded in that Class B share of CME, and one share of Class B common stock of CME Holdings that corresponds to the series of the Class B share of CME surrendered in the merger. The membership interests associated with the Class B shares of CME will be retained by the holders of such shares and maintained at CME, and will not be part of or evidenced by the Class B common stock of CME Holdings. The following chart illustrates the shares of CME Holdings common stock that will be issued for each share of CME Class B common stock:


 SHARE OF CME CLASS B
COMMON STOCK PRE-MERGER        CONVERTED INTO SHARES OF CME HOLDINGS COMMON STOCK POST-MERGER
-----------------------  --------------------------------------------------------------------------
                         CLASS A COMMON STOCK,  CLASS B COMMON STOCK,  TOTAL SHARES OF COMMON STOCK
                               BY CLASS               BY CLASS               IN CME HOLDINGS
                         ---------------------  ---------------------  ----------------------------
Series B-1 common stock  450 Class A-1 shares     1 Class B-1 share          1,800 shares
   (includes 1,800       450 Class A-2 shares
    Class A share        450 Class A-3 shares
     equivalents)        449 Class A-4 shares

Series B-2 common stock  300 Class A-1 shares     1 Class B-2 share          1,200 shares
   (includes 1,200       300 Class A-2 shares
    Class A share        300 Class A-3 shares
     equivalents)        299 Class A-4 shares

Series B-3 common stock  150 Class A-1 shares     1 Class B-3 share           600 shares
(includes 600 Class A    150 Class A-2 shares
  share equivalents)     150 Class A-3 shares
                         149 Class A-4 shares

Series B-4 common stock  25 Class A-1 shares      1 Class B-4 share           100 shares
(includes 100 Class A    25 Class A-2 shares
  share equivalents)     25 Class A-3 shares
                         24 Class A-4 shares

Q7: WHAT IS THE DIFFERENCE BETWEEN THE CLASSES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK?



A7: Except for the transfer restrictions we describe below, each class of Class A common stock of CME Holdings received in the merger will be identical. The class of new Class A common stock that we would offer to the public would be identical to the other classes of Class A common stock except that it would not be subject to transfer restrictions. When the transfer restrictions on the Class A-1, A-2, A-3 and A-4 common stock expire, they will automatically convert into unrestricted Class A common stock and become freely transferable, unless owned by an affiliate of ours. Since the new Class A common stock we will offer to the public and the Class A-1, Class A-2, Class A-3 and Class A-4 common stock will be exactly the same except for the transfer restrictions, we refer to them collectively as the Class A common stock of CME Holdings.


    The classes of Class B common stock of CME Holdings will have the same rights as the series of CME Class B common stock that will be exchanged in the merger, except that trading privileges will be retained at CME and not as part of a share of Class B common stock.


Q8:  WILL I BE ABLE TO SELL OR TRANSFER MY CME HOLDINGS SHARES IMMEDIATELY?



A8: No. Whether or not you vote for the merger, if the merger agreement is adopted, the shares of CME Holdings common stock you receive in the merger will be subject to significant transfer restrictions. The periods during which sales or transfers of your shares are not permitted vary depending on the class of common stock. Permitted transfers, which are described in more detail in Question 12 below, can be made at any time.



    If we close an IPO on or prior to December 15, 2002, and subject to our election to engage in the guided selling process described in Questions 13 through 19 below, the transfer restriction periods will expire as follows:


 CLASS         TRANSFER RESTRICTION PERIOD EXPIRATION
--------       --------------------------------------
  A-1           180 days after we close our IPO
  A-2           360 days after we close our IPO
A-3, A-4        540 days after we close our IPO

    If we elect to guide a sale process for the class of shares scheduled for release from the applicable transfer restriction period and you elect not to include all of your shares of that class in the guided sale process, those shares that you elect not to include will not convert into unrestricted Class A common stock at the expiration of the applicable transfer restriction period and will remain subject to the transfer restrictions. You will not be allowed to sell or transfer restricted Class A common stock during a guided selling process, except as part of that process or in a permitted transfer.


    If we do not close an IPO on or prior to December 15, 2002, the transfer restriction periods will expire as follows:



CLASS       TRANSFER RESTRICTION PERIOD EXPIRATION
-----       --------------------------------------
 A-1                December 16, 2002
 A-2                 March 16, 2003
 A-3                  June 16, 2003
 A-4               September 16, 2003



Q9:  HOW DOES THE CERTIFICATE OF INCORPORATION OF CME HOLDINGS DEFINE "IPO"?



A9: For the purposes of the certificate of incorporation of CME Holdings, an IPO is defined as a public offering of Class A common stock that has been underwritten by one or more nationally recognized underwriting firms, following which shares of Class A common stock are listed on a securities exchange such as the New York Stock Exchange or the Nasdaq National Market.



Q10:  HOW CAN I TRANSFER MY CLASS B COMMON STOCK?



A10: No transfers of Class B common stock will be permitted, except in connection with the sale of the associated membership in our exchange. No membership in our exchange may be transferred without the simultaneous sale of the associated Class B share.



Q11:  WHY WILL THE TRANSFER OF MY STOCK BE RESTRICTED?



A11: These transfer restriction periods are designed to limit the number of shares that could enter the market at any one time. Our financial advisors tell us that these periods will permit trading of the new publicly traded stock to take place without the introduction of a significant number of additional shares, which could negatively impact the price. Our financial advisors have also told us that these periods are essential to the success of an offering. It is a common practice to impose transfer restriction periods on existing shares in connection with an IPO. We have staggered the expiration of the transfer restriction periods so that all existing shares do not become freely transferable at the same time. After the expiration of the transfer restriction period applicable to the class or in connection with certain permitted transfers, but subject to our right to conduct a guided selling process, as described in Questions 13 through 19 below, your Class A-1, Class A-2,
Class A-3 and Class A-4 common stock will automatically convert into unrestricted Class A common stock and you will be able to sell the unrestricted shares in the public market.



Q12:  WHAT IS A PERMITTED TRANSFER?



A12: A "permitted transfer" can be made before the termination of the transfer restriction period applicable to the class of stock being transferred. Permitted transfers are either conversion transfers or non-conversion transfers. After a "conversion transfer," the transferred shares automatically convert into unrestricted Class A common stock. Conversion transfers include sales to the company, sales in an IPO or in a guided sale (described in Questions 13 through 19 below), sales pursuant to the rules of the exchange and transfers approved by the CME Holdings board as conversion transfers. After a "non-conversion" transfer, the transferred shares remain subject to the applicable transfer restrictions. Non-conversion transfers include transfers in connection with the sale of a share of Class B common stock, transfers to and among family members of the holders for estate planning and similar purposes, pledges in connection with financing acquisitions of membership interests, pledges as collateral to clearing members and transfers approved as non-conversion transfers by the board of CME Holdings. For a more detailed discussion of permitted transfers, we encourage you to review the section of this proxy statement/prospectus entitled "Proposal One: The Merger--Transfer Restrictions on the Shares You Will Receive in the Merger."



Q13:  WHAT IS THE GUIDED SELLING PROCESS RIGHT?



A13: The CME Holdings certificate of incorporation grants us the right, following an IPO that is closed on or before December 15, 2002, to guide secondary sales of each class of Class A common stock when the transfer restriction period applicable to that class is scheduled to expire. The purpose of this right is to provide an opportunity for a more orderly distribution of your Class A shares into the market, taking into account current market conditions and the desire of existing holders to sell. If we elect to guide the sale process, no shares of the class that are scheduled for release or of any other class that are subject to transfer restrictions may be sold, except as part of the guided sale process or in a permitted transfer.

Q14:  HOW DOES THIS GUIDED SELLING PROCESS WORK?



A14: We must provide you with a written notice of our election to guide the sale of the class of stock that is scheduled for release at least 60 days prior to the expiration of the applicable transfer restriction period. You have 20 days following receipt of that notice to provide us with written notice of your intent to participate in the guided sale process. You may request that all or a portion of your shares of the class scheduled for release, plus any other shares which remain subject to transfer restrictions, be included in the guided sale process. The actual number of shares that you may sell in a guided sale will depend on market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by you and the other shareholders to be included in the sale. In that event, there will be a reduction in the number of shares that individual holders may sell based on a "cut-back" formula to be adopted by our board. In the event of a "cut-back," priority will be given to shares of the class then scheduled to be released. The guided selling process may take the form of an underwritten secondary offering, a private placement of shares to one or more purchasers, a repurchase of shares by us or a similar process selected by our board. Your right to participate in a guided sale is contingent on the execution of all agreements, documents and instruments required to effect the sale, including, if applicable, an underwriting agreement. The guided sale process is complicated. In addition to reviewing this Q&A, we encourage you to read carefully the section of this document entitled "Proposal One: The Merger--Transfer Restrictions on the Shares You Will Receive in the Merger" and the form of CME Holdings certificate of incorporation attached to this proxy statement/prospectus as Annex B.



Q15: WHAT IF I DO NOT ELECT TO PARTICIPATE IN A GUIDED SELLING PROCESS OR ELECT NOT TO INCLUDE ALL OF MY SHARES OF THE CLASS THAT WILL BE RELEASED AT THE END OF THE RELATED TRANSFER RESTRICTION PERIOD?



A15: If you elect not to include all of your shares of the class that is scheduled to expire in the related guided sale process, the shares that you do not elect to include will remain subject to transfer restrictions and may not be transferred, other than in a permitted transfer, until the expiration of the final transfer restriction period unless:


    - we elect not to guide the selling process applicable to the expiration of a later transfer restriction period;

    - we do not complete a guided sale process within the applicable time period; or

    - we do not sell in any subsequent guided selling process the number of shares of the class scheduled to be released that were requested to be included in the sale process.

    As a result, if you elect not to include all of your shares of the class scheduled for release in the applicable guided sale process, you may not be able to sell those shares, other than in a permitted transfer, until the expiration of the last transfer restriction period, which is 540 days after the IPO.


Q16: WHAT RESTRICTIONS APPLY TO MY SHARES, IF DURING ANY GUIDED SELLING PROCESS, THE COMPANY SELLS ALL OF THE SHARES OF THE CLASS SCHEDULED TO BE RELEASED THAT I REQUEST TO INCLUDE IN THE GUIDED SALE PROCESS?



A16: Any other shares requested to be included but that were not sold in the guided sale process and any other restricted shares you own will remain subject to the transfer restrictions.



Q17: WHAT RESTRICTIONS APPLY TO MY SHARES IF, DURING ANY GUIDED SELLING PROCESS, THE COMPANY IS UNABLE TO SELL ALL OF THE SHARES THAT I REQUESTED TO INCLUDE IN THE GUIDED SALE PROCESS?



A17: We may proceed with the sale of fewer than all of the shares that had been requested to be included in a guided sale process, including less than all of the shares of the class scheduled for release at the expiration of the related transfer restriction period. Additionally, there is no obligation on us to complete the selling process.

    However, if we sell less than all of the shares of the class scheduled to be released that you requested be sold in the related guided sale process, you will be able to sell, on the 61st day after the expiration of the related transfer restriction period (or the last day of the transfer restriction period, if it relates to the final transfer restriction period), those shares that were not sold. In addition, on such date, any shares of any class that were scheduled for release at the expiration of an earlier transfer restriction period but that remain subject to the transfer restrictions because a shareholder elected not to include them in the related guided sale process will become freely transferable. For example, if you:

    - owned 100 shares of Class A-1 common stock and 100 shares of Class A-2 common stock;

    - elected not to sell your Class A-1 common stock in the guided sale process relating to the expiration of the transfer restriction period for the Class A-1 common stock;

    - elected to sell all 100 shares of Class A-2 common stock in connection with the guided sale process relating to the expiration of the transfer restriction period for the Class A-2 common stock; and

    - were only able to sell 50 of your Class A-2 shares,

then your remaining 50 shares of Class A-2 common stock and all of your Class A-1 common stock would automatically convert into unrestricted Class A common stock on the 61st day after the expiration of the transfer restriction period for Class A-2 shares.


Q18:  HOW LONG DOES THE COMPANY HAVE TO COMPLETE A GUIDED SELLING PROCESS?



A18: The certificate of incorporation of CME Holdings requires that any guided selling process must be completed no later than 60 days after the expiration date of the related transfer restriction period. However, any guided selling process undertaken in connection with the final release date must be completed no later than the final expiration date (I.E., day 540). If the guided sale process is not completed within those time frames, any shares of the class that would have been released at the expiration of the related transfer restriction period, but for the guided sale process, will automatically convert into unrestricted Class A common stock on the 61st day after the expiration of the related transfer restriction period, except with respect to the last transfer restriction period, in which case the conversion will take place on the last day of the period. In addition, any shares of any class that remain subject to transfer restrictions because a shareholder elected not to include those shares in the guided sale process when those shares were scheduled to be released also will convert on that day.



Q19: WHAT HAPPENS IF THE COMPANY DOES NOT ELECT TO GUIDE THE SELLING PROCESS AT THE TIME OF ANY SCHEDULED RELEASE DATE DESCRIBED IN QUESTION 8?



A19: The shares of the class scheduled to be released will convert into unrestricted Class A common stock at the expiration of the applicable transfer restriction period and become freely transferable. In addition, any shares of any class that remain subject to transfer restrictions because a shareholder elected not to include those shares in the guided sale process when those shares were scheduled to be released also will convert on that date and become freely transferable.



Q20:  CAN OUR BOARD LIFT THE TRANSFER RESTRICTIONS?



A20: Yes. Our board currently has the authority to lift the transfer restrictions in whole or in part, and the certificate of incorporation of CME Holdings does not change that power. As explained below, we expect that our board will exercise this authority to allow existing holders of Class A shares the opportunity to include a portion of their shares in an IPO of our Class A common stock, subject to market conditions.

Q21:  AM I SUBJECT TO ANY SHARE TRANSFER RESTRICTIONS NOW?



A21: Yes. CME's certificate of incorporation currently provides for restrictions on the transfer of Class A shares that expire in stages over a 15-month period that began on November 13, 2000, and ends on February 5, 2002, as illustrated in the following chart. Class A shares subject to these restrictions may only be transferred with an associated Class B share. Your Class A shares may be transferred as shown below:



                         CURRENT TRANSFER RESTRICTIONS



                       PERCENTAGE OF YOUR EXISTING CLASS A SHARES THAT
                          BECOME TRANSFERABLE WITHOUT AN ASSOCIATED
  RELEASE DATE                          CLASS B SHARE
----------------       ------------------------------------------------
  May 12, 2001                         Up to 25%
August 10, 2001                        Up to 50%
November 8, 2001                       Up to 75%
February 6, 2002                          100%



Q22:  WILL I BE ABLE TO SELL CLASS A SHARES IN AN IPO?



A22: We expect that Class A shareholders will be allowed to sell a portion of their Class A-3 and/or Class A-4 shares in an IPO. The exact portion to be allowed, if any, will be determined by our board at the time of an IPO and will depend on the size of the offering, market conditions and the requirements of the underwriters. Your ability to sell Class A shares in an IPO will also be contingent on the execution by you or on your behalf of all agreements, documents and instruments required to effect the sale, including an underwriting agreement.



Q23: HOW WILL THE CME HOLDINGS CERTIFICATE OF INCORPORATION BE DIFFERENT FROM OUR CURRENT CERTIFICATE OF INCORPORATION?



A23: The certificate of incorporation of CME Holdings will be substantially similar to the current certificate of incorporation of CME, except that the CME Holdings certificate of incorporation will impose the extended transfer restrictions on shares of Class A common stock, and the provisions relating to the Class A share equivalents embedded in the Class B shares will be eliminated. The "Core Rights" of our Class B shareholders and the right to elect six directors contained in the current CME certificate of incorporation will be maintained. A form of the CME Holdings certificate of incorporation is attached to this proxy statement/prospectus as Annex B. We encourage you to read it carefully.



Q24:  WILL OUR MANAGEMENT AND BOARD OF DIRECTORS CHANGE AFTER THE
REORGANIZATION?



A24: No. The management of CME will not change as a result of the reorganization. The entire CME board of directors and several of our current principal executive officers also will serve as the board of directors and as executive officers of CME Holdings upon completion of the reorganization. The new certificate of incorporation of CME will provide that the only persons eligible to serve on the CME board are the directors of CME Holdings. Holders of Class B common stock of CME Holdings will maintain their right to elect six members of the CME Holdings board of directors who also will serve on the CME board of directors.



Q25: WHAT MUST I DO TO CONVERT MY CME COMMON STOCK INTO COMMON STOCK OF CME HOLDINGS?



A25: Nothing. In the merger, your shares will be converted automatically, and no action will be required on your part.

Q26:  WILL I RECEIVE STOCK CERTIFICATES?



A26: No. We will continue our current practice of issuing shares in uncertificated form. You will receive a statement of the shares that you own after the merger.



Q27:  WHAT WILL MY TAX CONSEQUENCES BE?



A27: We expect that, in general, CME shareholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the reverse stock split and the merger. As a condition to the merger, we will receive a legal opinion to the effect that the merger will constitute a tax-free transaction under
Section 351 of the Internal Revenue Code of 1986, as amended, or the Code. In addition, we have requested a ruling from the Internal Revenue Service, or IRS, confirming that holders of Class B shares of CME will not recognize any gain or loss attributable to trading rights associated with those shares on the exchange of their CME Class B shares for CME Holdings Class A and Class B shares. The merger is conditioned on our receiving such a ruling from the IRS or, if the IRS does not issue a ruling, on our receiving an opinion satisfactory to our board. Neither the legal opinion nor the ruling will address any state, local or foreign tax consequences of the merger. The tax consequences to you will depend upon your own situation. You should consult your tax advisor for a full understanding of these tax consequences. For a more detailed summary of the U.S. federal income tax consequences to holders of CME Class A and Class B common stock as a result of the merger and the reverse stock split, see the sections of this proxy statement/prospectus entitled "Proposal One: The Merger--Federal Income Tax Consequences" and "Proposal Two: Reverse Stock Split--Federal Income Tax Consequences."



Q28:  AM I ENTITLED TO APPRAISAL RIGHTS?



A28: Yes. Under Delaware law, each class and series of CME common stock is entitled to appraisal rights in connection with the reorganization. By asserting appraisal rights, shareholders who object to the merger can employ certain procedures under Delaware law to ask the Delaware Chancery Court to provide an independent valuation of the shares for which appraisal is being sought, and CME must repurchase the shares at that value. You should review the section of this proxy statement/prospectus entitled "Proposal One: The Merger--Rights of Dissenting Shareholders."



Q29:  WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?



A29: Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Class A and Class B common stock, voting together. Approval of the amendment to the certificate of incorporation to effect the reverse stock split requires the affirmative vote of a majority of the outstanding shares of Class A and Class B common stock, voting together.



Q30:  WHAT HAPPENS IF OUR SHAREHOLDERS DO NOT APPROVE THE TRANSACTIONS?



A30: If shareholder approval is not obtained, the merger will not occur and the IPO will not proceed for the foreseeable future, and may not be completed at all. In addition, the current transfer restrictions described in the answer to Question 21 would continue to apply.



Q31:  WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?



A31: All of the members of the board of directors who considered the proposed merger and the proposed amendment to the certificate of incorporation to effect the reverse stock split recommend that you vote "FOR" the approval of both proposals.

Q32:  WHAT DO I NEED TO DO NOW?



A32: It is very important that you vote. In order to make sure that your vote is counted, you must return a completed, signed and dated proxy card. You also can cast your vote by telephone by calling the number on your proxy card or electronically over the Internet by going to the Web site designated on your proxy card. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or cast your vote by telephone or on the Internet promptly. If you do not indicate instructions on your proxy card, with respect to an unmarked proposal, we will vote your shares "FOR" that proposal at the special meeting.



Q33: WHAT HAPPENS IF I DON'T RETURN A PROXY CARD, DON'T VOTE BY INTERNET OR TELEPHONE AND DON'T ATTEND THE MEETING IN PERSON?



A33: Not returning your proxy card, not voting via telephone or over the Internet and not attending the meeting will have the same effect as voting against the proposals. Therefore, it is very important that you fill out and mail your proxy card or vote by telephone or over the Internet today.



Q34:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?



A34: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways:


    - you can send a written notice to Ms. Ann Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services, at CME stating that you would like to revoke your proxy;

    - you can complete and submit a new later-dated proxy card;

    - you can vote by telephone or over the Internet at a later time; or

    - you can attend the special meeting and vote in person.


Q35:  WHO SHOULD I CALL IF I HAVE QUESTIONS OR WANT COPIES OF ADDITIONAL
DOCUMENTS?



A35: You should call the Shareholder Relations and Membership Services Department at (312) 930-4511 or toll-free at (866) 930-4511 or Mellon Investor Services LLC, our proxy solicitor, at (800) 967-2800 with any questions about this proxy statement/prospectus, the proposals or our reorganization.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed reports and other information with the SEC. You may read and copy reports and other information that we have filed or will file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You also can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. That site is www.sec.gov.


    We have filed with the SEC a registration statement on Form S-4 to register with the SEC the CME Holdings common stock to be issued to CME shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of CME Holdings, in addition to being a proxy statement of CME and CME Holdings for the special meeting. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

    Requests for documents relating to CME Holdings or CME may be obtained at no cost, by writing or telephoning us as follows: Shareholder Relations and Membership Services, Chicago Mercantile Exchange Inc., 30 South Wacker Drive, Chicago, Illinois 60606, Attention: Ms. Ann M. Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services, (312) 930-3488.


    You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated October 1, 2001.



    You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than October 1, 2001 and neither the mailing of the proxy statement/ prospectus to our shareholders nor the issuance of CME Holdings common stock in the merger shall create any implication to the contrary.


    This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the CME Holdings common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in its affairs since the date of this proxy statement/prospectus.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS ONLY SOME OF THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THE ENTIRE DOCUMENT AND OTHER DOCUMENTS ANNEXED TO OR REFERRED TO IN THIS DOCUMENT TO FULLY UNDERSTAND THE PROPOSALS. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT AND THE FORM OF THE CME HOLDINGS CERTIFICATE OF INCORPORATION, WHICH ARE ATTACHED AS ANNEX A AND ANNEX B, RESPECTIVELY.


    THE COMPANIES


    CHICAGO MERCANTILE EXCHANGE INC. (PAGE 84)


    We are one of the world's leading exchanges for the trading of futures and options on futures. Our exchange brings together buyers and sellers of derivative products on our open outcry trading floors, on our GLOBEX2 electronic trading system and through privately negotiated transactions. We offer market participants the opportunity to trade futures contracts and options on futures on interest rates, stock indexes, foreign exchange and commodities. In addition, we own our clearing house and are able to guarantee, clear and settle every contract traded through our exchange. Founded in 1898 as a not-for-profit corporation, in November 2000 we became the first U.S. financial exchange to demutualize and become a shareholder-owned corporation. We are located at 30 South Wacker Drive, Chicago, Illinois 60606. Our telephone number is
(312) 930-1000.

    CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

    Chicago Mercantile Exchange Holdings Inc., or CME Holdings, was formed as a wholly owned subsidiary of CME in order to effect the reorganization. Prior to the merger, CME Holdings will have no assets or operations other than incident to its formation. After the merger, CME will be a wholly owned subsidiary of CME Holdings, and the shareholders of CME will be the shareholders of CME Holdings. CME Holdings is located at 30 South Wacker Drive, Chicago, Illinois 60606. Its telephone number is (312) 930-1000.

    PROPOSAL ONE: THE MERGER


    WHAT YOU WILL RECEIVE IN THE MERGER (PAGES 35-36)


    In the merger, each outstanding whole share of Class A common stock of CME will convert automatically into four shares of Class A common stock of CME Holdings as follows: one share of Class A-1, one share of Class A-2, one share of Class A-3 and one share of Class A-4. Of the shares of Class A common stock of CME you currently own, as nearly as possible: one-quarter will be converted into Class A-1 common stock, one-quarter will be converted into Class A-2 common stock, one-quarter will be converted into Class A-3 common stock and one-quarter will be converted into Class A-4 common stock. Except for the transfer restrictions, each share of Class A common stock of CME Holdings will be identical.


    Each outstanding share of Class B common stock of CME will convert automatically into shares of Class A and Class B common stock of CME Holdings, as described in this proxy statement/prospectus. The membership interests associated with the Class B common stock of CME will be retained by the holders of such shares and maintained at CME, and will not be part of or evidenced by the Class B common stock of CME Holdings.



    RECORD DATE FOR VOTING; REQUIRED VOTES FOR THE MERGER PROPOSAL (PAGE 34)



    Each holder of record of CME common stock as of September 25, 2001 is entitled to vote on the merger proposal. A holder of Class A shares has one vote per share, and a holder of Class B shares has a number of votes equal to the number of Class A shares represented by the Class B share. The affirmative vote, in person or by proxy, of a majority of the outstanding shares of Class A and Class B common stock, as of the record date, voting together, is required to adopt the merger agreement.

CME's executive officers and directors as a group currently own 2.17% of the voting power of our common stock, and we currently expect that they will vote to approve the merger.


    CONDITIONS TO COMPLETION OF THE MERGER (PAGES 41-42)


    The completion of the merger depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

    - adoption of the merger agreement by CME's shareholders;

    - approval of the amendment to the CME certificate of incorporation to reflect the reverse stock split by the shareholders of CME;


    - receipt by CME of a ruling from the IRS confirming that holders of Class B shares of CME will not recognize any gain or loss attributable to trading rights associated with those shares on the exchange of their Class B shares of CME for Class A and Class B shares of CME Holdings or, if the IRS does not provide a ruling, receipt of a legal opinion to that effect satisfactory to our board of directors;


    - receipt by CME of a legal opinion to the effect that the merger will constitute a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended;

    - absence of any legal prohibition or restraint that would prevent consummation of the merger;


    - absence of any stop order suspending the effectiveness of the registration statement relating to the shares of CME Holdings to be issued in the merger; and



    - approval from the Commodity Futures Trading Commission, or CFTC, of the changes to our rules that are necessary as a result of the merger.



    TERMINATION OF THE MERGER AGREEMENT (PAGE 42)


    We may terminate the merger agreement, even after adoption by our shareholders, if our board of directors determines to do so by a majority vote.


    RECOMMENDATION OF OUR BOARD (PAGE 34)


    All of the members of our board of directors who considered the merger believe that the merger is advisable and in the best interest of our shareholders and recommend that our shareholders vote "FOR" adoption of the merger agreement.


    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGES 40-41)


    We expect that, in general, CME shareholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

    We have requested a ruling from the IRS confirming that holders of Class B shares of CME will not recognize any gain or loss attributable to trading rights associated with those shares on the exchange of their Class B shares of CME for Class A and Class B shares of CME Holdings.

    The tax consequences to you will depend on your own situation. You should consult your tax advisors for a full understanding of these tax consequences.

    For a more detailed summary of the U.S. federal income tax consequences to holders of CME common stock as a result of the merger, see the section of this proxy statement/prospectus entitled "Proposal One: The Merger--Federal Income Tax Consequences."


    ANTICIPATED ACCOUNTING TREATMENT (PAGE 41)


    For accounting purposes, our reorganization into a holding company structure will be treated as a recapitalization. The financial position and results of operations of CME will be included in the consolidated financial statements of CME Holdings on a historical cost basis.

    DISSENTERS' OR APPRAISAL RIGHTS (PAGES 43-46)


    Under Delaware law, you are entitled to appraisal rights in connection with the merger with respect to each class or series of shares that you own. By asserting appraisal rights, shareholders who object to the merger can employ certain procedures under Delaware law to ask the Delaware Chancery Court to provide an independent valuation of their shares, and CME must repurchase the stock at that value. You should review the section of this proxy statement/prospectus entitled "Proposal One: The Merger--Rights of Dissenting Shareholders."


    REGULATORY REQUIREMENTS (PAGE 46)


    Prior to the special meeting, we will apply for approval from the CFTC for the rule changes that we need to make in order to recognize the change in our structure that will occur as a result of the merger.

    PROPOSAL TWO: REVERSE STOCK SPLIT


    EFFECTS OF THE REVERSE STOCK SPLIT (PAGE 47)


    In the proposed reverse stock split, immediately prior, and as a condition, to the merger, and without any action on your part, every four shares of Class A common stock of CME you own immediately prior to the merger will be converted into one share of Class A common stock of CME. If your shares of Class A common stock of CME are not evenly divisible by four, you will receive a fractional share of Class A common stock. The economic value and percentage ownership of your shares of Class A common stock of CME will be identical before and after the reverse stock split. In the merger, you will receive four shares of Class A common stock of CME Holdings for each whole share of Class A common stock of CME you own after the reverse stock split, and each fractional share of CME Class A common stock will be converted into the number of whole shares of CME Holdings Class A common stock equal to the fraction multiplied by four.


    RECORD DATE FOR VOTING; REQUIRED VOTES FOR THE REVERSE STOCK SPLIT PROPOSAL
     (PAGE 48)



    Each holder of record of CME common stock as of September 25, 2001 is entitled to vote on the reverse stock split proposal. A holder of Class A shares has one vote per share, and a holder of Class B shares has a number of votes equal to the number of Class A shares represented by the Class B share. The affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of Class A and Class B common stock, as of the record date, voting together, is required to approve the amendment to the certificate of incorporation. CME's executive officers and directors as a group currently own 2.17% of the voting power of our common stock, and we currently expect that they will vote to approve the reverse stock split.



    RECOMMENDATION OF OUR BOARD (PAGE 48)


    All of the members of our board of directors who considered the reverse stock split believe that the reverse stock split is advisable and in the best interest of our shareholders and recommend that our shareholders vote "FOR" the amendment to the certificate of incorporation.


    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGES 47-48)


    We expect that, in general, CME shareholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the reverse stock split. You should consult your tax advisor for a full understanding of the consequences of the reverse stock split. For a more detailed summary of the U.S. federal income tax consequences to holders of CME common stock as a result of the reverse stock split, see the section of this proxy statement/prospectus entitled "Proposal
Two: Reverse Stock Split--Federal Income Tax Consequences."

    SUMMARY CONSOLIDATED FINANCIAL DATA OF CHICAGO MERCANTILE EXCHANGE INC.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                                 SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,             JUNE 30,
                                                              ------------------------------   ---------------------
                                                                1998       1999       2000       2000        2001
                                                              --------   --------   --------   --------   ----------
                                                                                                    (UNAUDITED)
INCOME STATEMENT DATA:
Total revenues..............................................  $197,165   $210,602   $226,552   $109,917   $  186,868
Total operating expenses....................................   182,972    203,958    234,635    120,302      129,998
Limited partners' interest in earnings of PMT Limited
  Partnership...............................................    (2,849)    (2,126)    (1,165)    (1,182)          --
Net income (loss)...........................................     7,029      2,663     (5,909)    (6,940)      34,220
Earnings (loss) per share:(1)
  Basic.....................................................        --         --       (.21)      (.24)        1.19
  Diluted...................................................        --         --         --         --         1.18

BALANCE SHEET DATA:
Total assets................................................  $295,090   $303,318   $380,643   $702,761   $2,532,164
Current assets..............................................   205,186    178,252    266,631    582,724    2,417,337
Current liabilities.........................................   112,555    111,568    197,493    515,890    2,306,802
Long-term obligations and limited partners' interest in
  PMT.......................................................    15,638     23,087     19,479     23,790       14,806
Shareholders' equity........................................   166,897    168,663    163,671    163,081      210,556

OTHER DATA:
Total trading volume (round turn trades)....................   226,619    200,737    231,110    120,155      191,137
GLOBEX trading volume (round turn trades)...................     9,744     16,135     34,506     14,810       36,022
Open interest at period-end (contracts).....................     7,282      6,412      8,021      7,067       12,202
Notional value of trading volume (in trillions).............  $  161.7   $  138.3   $  155.0   $   83.7   $    135.7


------------------------------


(1) CME first issued shares on November 13, 2000, the date of demutualization. Calculation of 2000 earnings per share is presented as if the common stock issued on November 13, 2000 had been outstanding for the entire year 2000.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS BELOW, IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS DOCUMENT. BY VOTING IN FAVOR OF THE MERGER, YOU WILL BE CHOOSING TO INVEST IN THE COMMON STOCK OF CME HOLDINGS.

RISKS RELATED TO OUR REORGANIZATION

    WE CANNOT ASSURE YOU THAT AN ORDERLY MARKET IN OUR CLASS A COMMON STOCK WILL DEVELOP.

    We adopted the transfer restrictions described in this proxy statement/prospectus in order to foster the development of an orderly market in our common stock and to facilitate our plans to become a public company. We cannot guarantee that these restrictions will achieve their intended purpose. If our shareholders sell a large number of Class A shares upon the expiration of some or all of the transfer restrictions, the market prices for our common stock could decline significantly.

    WE MAY NOT OBTAIN THE EXPECTED OPERATIONAL BENEFITS OF OUR REORGANIZATION INTO A HOLDING COMPANY STRUCTURE.

    We believe our reorganization into a holding company structure will provide us with benefits in the operation of our business. These expected benefits may not be obtained if market conditions or other circumstances prevent us from expanding and developing our business. As a result, we will incur the costs of the holding company structure without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from the parent company. We or our subsidiaries may be liable for the liabilities of other subsidiaries, particularly if we do not observe corporate formalities or adequately capitalize our subsidiaries.

    THE CLASS A COMMON STOCK YOU RECEIVE IN THE MERGER WILL INITIALLY BE
     ILLIQUID.

    The shares of Class A common stock that you will receive in the merger will not be listed on a national securities exchange or traded in an organized public market. In addition, the shares you will receive will be subject to significant transfer restrictions contained in the CME Holdings certificate of incorporation. Accordingly, you will be required to bear the risk of your investment in these shares for an extended period of time.

    WE CANNOT ASSURE YOU THAT WE WILL COMPLETE AN INITIAL PUBLIC OFFERING OF OUR CLASS A COMMON STOCK.


    Our board of directors believes that it is in the best interest of our company and our shareholders to pursue an IPO of our Class A common stock. Whether or not we proceed with an IPO, however, depends on many factors, including market conditions, the trading performance of and investor demand for the equity of comparable companies and our operating performance relative to comparable companies. We cannot assure you that we will be able to complete an IPO in the near future, if at all. Even if an IPO is possible, we cannot assure you that the price would equal or exceed the current market value of our shares.


    IF WE ISSUE ADDITIONAL SHARES, IT MAY DILUTE THE MARKET VALUE OF SHARES YOU WILL RECEIVE IN THE MERGER.

    CME Holdings will have authorized but unissued shares of Class A common stock that may be issued at the discretion of our board. If we issue a large number of shares of Class A common stock in connection with future acquisitions or otherwise, which fail to increase our overall value, your equity could be diluted and the market price of your shares could decline significantly.

    CERTAIN PROVISIONS OF THE CME HOLDINGS CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE CORPORATE LAW COULD DELAY OR PREVENT A TAKEOVER AND ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS A COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER OUR MARKET PRICE.

    Provisions of the CME Holdings certificate of incorporation, bylaws and Delaware law could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the price of our Class A common stock. These provisions include:

    - the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

    - a limitation on the transferability of outstanding shares;

    - a staggered board of directors;

    - a limitation on the ability of shareholders to call special meetings of shareholders;

    - a prohibition on shareholder action by written consent; and

    - advance notice requirements for nominations for election to our board of directors or for proposing matters that shareholders may act on at shareholder meetings.

    In addition, we are subject to certain Delaware laws, including one that prohibits us from engaging in a business combination with any interested shareholder for a period of three years from the date the person became an interested shareholder unless certain conditions are met. CME Holdings also will adopt a shareholder rights plan or "poison pill." All of this may discourage potential takeover attempts, discourage bids for our Class A common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board.

RISKS RELATED TO OUR BUSINESS

    WE ONLY RECENTLY BEGAN OPERATING AS A FOR-PROFIT COMPANY AND HAVE A LIMITED OPERATING HISTORY AS A FOR-PROFIT COMPANY.

    While we have an established operating history, we have only operated as a for-profit company with private ownership interests since November 13, 2000. We have a limited operating history as a for-profit business on which you can evaluate our management decisions, business strategy and financial results. As a result, our historical financial and business results may not be representative of what they may be in the future. We are subject to risks, uncertainties, expenses and difficulties associated with changing and implementing our business strategy that are not typically encountered by established for-profit companies. The major U.S. futures exchanges have operated historically as mutual, membership organizations, so there is little history or experience in operating an exchange as a for-profit corporation upon which we can draw to guide our operations or business strategy. Our initiatives that are designed to increase our revenues, make us profitable and create operating efficiencies as a for-profit company may not yield the benefits or efficiencies we expect. As a result, we may not be able to operate effectively as a for-profit corporation. It is possible that we may incur significant operating losses in the future and that we may not be able to achieve or sustain long-term profitability.

    OUR BUSINESS IS SUBJECT TO THE IMPACT OF DOMESTIC AND INTERNATIONAL MARKET AND ECONOMIC CONDITIONS, MANY OF WHICH ARE BEYOND OUR CONTROL AND COULD SIGNIFICANTLY HARM OUR BUSINESS.


    We generate revenues primarily from our trade execution services, clearing services and market data and information services and expect to continue to do so for the foreseeable future. Each of these revenue sources is substantially dependent on the trading volumes in our markets. Our trading volumes are directly affected by U.S. domestic and international factors that are beyond our control, including economic, political and market conditions, broad trends in industry and finance, changes in levels of trading activity, price levels and price volatility in the derivatives markets and in underlying fixed-income, equity, foreign exchange and commodity markets, legislative and regulatory changes, competition, changes in government monetary policies, foreign exchange rates, consolidation in our customer base or within our industry and inflation. Any one or more of these factors may contribute to reduced activity in our markets. The future economic environment will be subject to periodic downturns, including possible recession and lower volatility in financial markets, and may not be as favorable as it has been in recent years or, more particularly, in the last two quarters. As a result, period-to-period comparisons of our financial results are not necessarily meaningful. Trends less favorable than those of recent periods could result in decreased trading volumes, decreased capital formation and a more difficult business environment for us. For these reasons, decreases in trading volume could have a material adverse effect on our business, financial condition and operating results. Our competitors with more diversified business lines might more easily withstand these decreases.


    OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, INCLUDING AS A RESULT OF SEASONALITY.

    The seasonality of the futures business and other factors beyond our control may contribute to substantial fluctuations in our operating results--particularly in our quarterly results. During the last three years, we have experienced relatively higher volume during the first and second quarters. We generally expect that the third quarter will have lower trading volume. As a result of this seasonality and the factors described in the preceding risk factor, you will not be able to rely on our operating results in any particular period as an indication of our future performance.

    OUR INABILITY TO ADJUST OUR COST STRUCTURE IF REVENUES DECLINE COULD ADVERSELY AFFECT OUR OPERATING RESULTS.


    Our cost structure, with the exception of stock-based compensation, is largely fixed and is based on historical and expected levels of demand for our products and services. If demand for our products and services and our resulting revenues decline, we may not be able to adjust our cost structure on a timely basis, which could have a material adverse effect on our operating results and financial condition.


    THE TREND TOWARD ELECTRONIC TRADING AND AWAY FROM OPEN OUTCRY TRADING IS LIKELY TO DIVERT VOLUME AWAY FROM OUR OPEN OUTCRY TRADING FACILITIES. OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE DO NOT EXPAND THE USE OF OUR ELECTRONIC SYSTEMS.

    Both newly formed organizations and established exchanges are increasingly employing electronic trading systems that provide fast, low-cost execution of trades by matching buyers and sellers electronically. These organizations are attracting order flow away from traditional open outcry trading markets. Many market participants believe that these electronic trading systems represent a threat to the continued viability of the open outcry method of trading. Some major European and Asian futures exchanges have closed their traditional open outcry trading facilities and replaced them entirely with electronic systems. Although we offer an electronic trading system, the principal source of our revenue at present is open outcry trading. Reductions in our open outcry trading volume that are not offset by increases in our electronic trading volume would have a material adverse effect on our operating results.

    The future success of our business depends in large part on our ability to create interactive electronic marketplaces in a wide range of derivatives products. Historically, our markets have operated through open outcry trading execution facilities. While a significant portion of our current overall volume is generated through electronic trading of our E-mini S&P 500 and E-mini Nasdaq-100 products, as of June 30, 2001, over 81% of our volume was generated through open outcry and privately negotiated transactions. We have not yet completed the development of new electronic functionality that will accommodate the complex trading strategies typically used for trading our Eurodollar contracts. Accordingly, our electronic trading facilities for these products have met with limited success. If we are unable to develop our electronic trading systems to include more products and markets, or if we are unable to compete successfully in a new environment dominated by electronic trading, our business may be significantly harmed.

    WE MAINTAIN THE SIMULTANEOUS OPERATION OF OPEN OUTCRY TRADING AND ELECTRONIC TRADE EXECUTION FACILITIES, WHICH MAY, OVER TIME, ADVERSELY AFFECT OUR BUSINESS.

    At present, we have elected to preserve both our open outcry trade execution facilities and our electronic trade execution facilities. For some products, we maintain side-by-side trading facilities for both open outcry and electronic trading. We have committed, through the inclusion of provisions in the CME Holdings certificate of incorporation, to maintain the operation of our open outcry trading facilities until the trading volumes in them are insubstantial. If we continue to operate both trading facilities for the same product, liquidity of markets on each may be less than the liquidity of competing markets on a unified trading platform. In addition, it may be expensive to continue operating two trading systems for the same product. Substantial expenses may be incurred and delays may be caused by efforts to create trading links between the separate trading platforms in order to facilitate trading on both systems. Any loss of efficiency or increase in time to market of new or improved products could be detrimental to our business in a highly competitive market. In addition, we may be required to expend resources on the maintenance of our open outcry facilities that could be more efficiently used in developing our capacity and reducing our costs in the increasingly competitive market for electronic trading facilities.

    OUR CLASS B SHAREHOLDERS EXERT SUBSTANTIAL INFLUENCE ON US, INCLUDING THROUGH SPECIFIC RIGHTS TO LIMIT CHANGES RELATING TO OUR OPEN OUTCRY TRADING OPERATIONS AND TO ELECT DIRECTORS.


    Under the terms of the CME Holdings certificate of incorporation, our Class B shareholders, all of whom are members of our exchange, have the ability to preserve their rights to trade on our exchange by means of special approval rights over changes to the operation of our business, including our ability to move from open outcry trade execution to electronic trade execution. In particular, these provisions include a grant to the holders of our Class B common stock of the right to approve any changes to the trading floor rights, access rights and privileges that a member has, including the circumstances under which we can determine that an existing open outcry-traded product will no longer be traded by means of open outcry. For a more detailed description of the approval rights of our Class B shareholders, see the section of this proxy statement/prospectus entitled "Description of Capital Stock, Certificate of Incorporation and Bylaws of CME Holdings." Our Class B shareholders are also entitled to elect six members of our board of directors. Currently, our board of directors has 29 members. The CME certificate of incorporation provides for a board composed of 30 members. In April 2002, the size of our board will be reduced to 19. As the transfer restrictions on shares of Class A common stock held by Class B shareholders terminate over time, Class B shareholders will continue to have board representation rights, even if their ownership interest is very small. The share ownership of Class B shareholders in combination with their board representation rights and charter provision protections could be used to block our board and management from changing or developing our business in order to compete more effectively and to enhance shareholder value, including the value of our Class A common stock.

    THE DEVELOPMENT OF OUR ELECTRONIC TRADING FACILITIES EXPOSES US TO RISKS INHERENT IN OPERATING IN THE NEW AND EVOLVING MARKET FOR ELECTRONIC TRANSACTION SERVICES.

    As we continue to develop our electronic trading facilities, our business will continue to be subject to risks, expenses and uncertainties encountered by companies in the rapidly evolving market for electronic transaction services. These risks include our failure or inability to:

    - provide services to our customers that are reliable and cost-effective;

    - develop, in a timely manner, the required functionality to support electronic trading in some of our key products in a manner that is competitive with the functionality supported by other electronic markets;

    - match fees of our competitors that offer only electronic trading facilities;

    - increase the number of devices (trading and order routing terminals) capable of sending orders to our floor and to our electronic trading system;

    - attract independent software vendors to write front-end software that will effectively access our electronic trading system and automated order routing system; and

    - respond to technological developments or service offerings by competitors.

    We expect to incur substantial capital expenses for the foreseeable future in connection with the development of our electronic trading facilities. If we are not successful in developing our electronic systems capacity, or our current or potential customers do not accept them, our business, financial condition and operating results will suffer.

    OUR MARKET DATA FEES MAY BE REDUCED OR ELIMINATED BY THE GROWTH OF ELECTRONIC TRADING AND ELECTRONIC ORDER ENTRY SYSTEMS.

    Electronic trading systems do not usually impose distinct charges for supplying market data to trading terminals. If we follow that business strategy, and trading terminals with access to our markets become widely available, we can expect to lose quote fee revenue from those who have access to trading terminals. We may experience a reduction in our revenues if we are unable to recover that lost revenue through terminal usage fees or transaction fees.

    OUR RECENT CHANGE TO A FOR-PROFIT COMPANY MAY DIMINISH THE LOYALTY OF OUR MEMBERS TO US AND NEGATIVELY IMPACT THE LIQUIDITY OF OUR MARKETS AND OUR TRADING VOLUME.

    We changed the role of our members in the operation of our business when we became a for-profit company. We eliminated many member-dominated committees or converted them into advisory bodies. We gave our professional staff greater decision-making responsibilities. Our management is charged with making decisions that are designed to enhance shareholder value, which may lead to decisions or outcomes with which our members disagree. These changes may make us less attractive to our current members and encourage them to conduct their business at, or seek membership in, another exchange or to trade in equivalent products among themselves on a private, bilateral basis. A loss or material decrease in member trading activity would negatively impact liquidity and trading volume in our products. A loss or material reduction in the number of our clearing member firms and the capital they provide to guarantee their trades and the trades of their customers would diminish the strength and attractiveness of our clearing house and our markets. This could have a material adverse effect on our business and operations.

    OUR TRADING VOLUMES, AND CONSEQUENTLY OUR BUSINESS, COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO RETAIN OUR CURRENT CUSTOMERS OR ATTRACT NEW CUSTOMERS TO OUR EXCHANGE.

    The success of our business depends, in part, on our ability to maintain and increase our trading volumes by maintaining and expanding our product offerings, our customer base and our alternatives for trade execution facilities. Our success also depends on our ability to offer competitive prices and services in an increasingly price sensitive business, as well as on our ability to increase the base of individual customers who trade our products. We cannot assure you that we will be able to continue to expand our product lines, or that we will be able to retain our current customers or attract new customers to our markets, products and services. We also cannot assure you that we will not lose customers to low-cost competitors with comparable or potentially superior products, services or trade execution facilities. If we fail to expand our product lines or execution facilities, or lose a substantial number of our current customers, or are unable to attract new customers, our business will be adversely affected.

    WE FACE INTENSE COMPETITION FROM OTHER COMPANIES, INCLUDING SOME OF OUR MEMBER FIRMS. IF WE ARE NOT ABLE TO SUCCESSFULLY COMPETE, OUR BUSINESS WILL NOT SURVIVE.

    The derivatives, securities and financial services industries are highly competitive, and we expect that competition will intensify in the future, particularly as a result of the passage of the Commodity Futures Modernization Act of 2000, or CFMA. Our current and prospective competitors, both domestically and around the world, are numerous and include securities and securities option exchanges, futures exchanges, over-the-counter, or OTC, markets, market data and information vendors, electronic communications networks, crossing systems and similar entities, consortia of large customers, consortia of some of our clearing member firms and electronic brokerage and dealing facilities. We believe we may also face competition from large computer software companies and media and technology companies. The number of businesses providing Internet-related financial services is rapidly growing, and other companies have entered into or are forming joint ventures or consortia to provide services similar to those provided by us. Others may also acquire the capabilities necessary to compete with us through acquisitions. Recent changes in federal law also allow institutions that have been major participants on our exchange to trade the same or similar products among themselves without utilizing any exchange or trading system. Other U.S. exchanges are in the process of or have recently completed demutualization, which may also intensify competition. Many of our competitors and potential competitors have greater financial, marketing, technological and personnel resources than we do. These factors may enable them to develop similar products, to provide lower transaction costs and better execution to their customers and to carry out their business strategies more quickly and efficiently than we can. In addition, our competitors may:

    - respond more quickly to competitive pressures due to their corporate governance structures, which may be more flexible and efficient than our corporate governance structure;

    - develop similar products that are preferred by our customers;

    - develop risk transfer products that compete with our products;

    - price their products and services more competitively;

    - develop and expand their network infrastructure and service offerings more efficiently;

    - utilize better, more user-friendly and more reliable technology;

    - take greater advantage of acquisitions, alliances and other opportunities;

    - more effectively market, promote and sell their products and services;

    - better leverage existing relationships with customers and alliance partners or exploit better recognized brand names to market and sell their services; and

    - exploit regulatory disparities between traditional, regulated exchanges and alternative markets that benefit from a reduced regulatory burden and lower-cost business model.

    If our products, markets and services are not competitive, our business, financial condition and operating results will be materially harmed. In addition, even if new entrants do not significantly erode our market share, we may be required to reduce our fees significantly to remain competitive, which could have a material adverse effect on our profitability. For more information concerning the competitive nature of our industry and the challenges we face, see the section of this proxy statement/ prospectus entitled "Business--Competition."

    IF WE ARE NOT ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, OUR BUSINESS WILL BE MATERIALLY HARMED.

    To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and other features of our software, network distribution systems and technologies. The markets in which we compete are characterized by rapidly changing technology, changes in customer demand and uses of our products and services, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing technology and systems obsolete. Our future success will depend in part on our ability to anticipate and adapt to technological advancements and changing standards in a timely, cost-efficient and competitive manner. We cannot assure you that we will successfully implement new technologies or adapt our technology to customer and competitive requirements or emerging industry standards.

    ANY SIGNIFICANT DECLINE IN THE TRADING VOLUMES OF OUR EURODOLLAR, S&P 500 OR NASDAQ-100 FUTURES AND OPTIONS ON FUTURES CONTRACTS OR IN PRIVATELY NEGOTIATED FOREIGN EXCHANGE TRANSACTIONS USING OUR CLEARING HOUSE COULD SIGNIFICANTLY HARM OUR BUSINESS.

    We are substantially dependent on trading volumes from three product offerings for a significant portion of our trading-related revenue and profits. The combined trading-related revenue attributable to transactions in our Eurodollar, S&P 500 and Nasdaq-100 futures and options on futures contracts and privately negotiated foreign exchange transactions using our clearing house was approximately 71% and 69% of our total trading-related revenue during 2000 and the six months ended June 30, 2001, respectively. Any significant decline in our trading volumes in any of these product offerings would negatively impact our business, financial condition and operating results.

    While, today, our Eurodollar product enjoys global benchmark status, we cannot assure you that, in the future, other products may not serve as a preferred alternative to the Eurodollar contracts as a means of managing interest rate risk. We also cannot assure you that competitors will not enter the Eurodollar market or that our members will not trade Eurodollars in privately negotiated bilateral transactions, without the use of our clearing house, either of which could reduce our trading volumes.


    Our rights to the Standard & Poor's and Nasdaq products were obtained through licensing arrangements. Our license agreement with Standard & Poor's provides that the S&P 500 Index futures products will be exclusive until December 31, 2008, and non-exclusive from December 31, 2008 until December 31, 2013. Our license with Nasdaq will be exclusive for each calendar year until expiration provided the aggregate average daily trading volume in Nasdaq-100 futures contracts and options on Nasdaq-100 futures contracts remains above 5,000 contracts per day. The agreement terminates in April 2006, subject to our mutual agreement to extend the agreement, and does not preclude Nasdaq from allowing Nasdaq-100 futures contracts to be traded on a market owned by Nasdaq or some of its affiliates. We cannot assure you that others will not succeed in creating stock index futures based on information similar to that which we have obtained by license or that Nasdaq will not directly or indirectly offer competitive futures contracts. We also cannot assure you that our S&P 500 and Nasdaq-100 products will continue to enjoy global benchmark status. Any of these events could have an adverse effect on our business, financial condition and operating results.


    OUR CLEARING HOUSE MAY BE ADVERSELY AFFECTED IF WE ARE NOT RESPONSIVE TO THE NEEDS OF OUR CLEARING MEMBERS.

    Our largest clearing members have increasingly stressed the importance to them of maximizing the efficient use of the capital they commit to support the operations of our clearing house and expanding the opportunities to offset market and credit risks arising from positions cleared in multiple clearing houses. Many clearing members have also expressed the view that clearing members should control the governance of clearing houses or that clearing houses should be operated as utilities rather than as for-profit enterprises. Our inability to satisfactorily address these concerns and other needs of our clearing members may lead these members to establish, or seek to use, alternative clearing houses, as well as trade execution facilities, that compete with us. Any such development would have a material adverse effect on the operations of our clearing house and our business as a whole.

    OUR CLEARING HOUSE OPERATIONS EXPOSE US TO THE POTENTIAL FOR SIGNIFICANT LIABILITY.

    Our clearing house acts as the counterparty to all trades consummated on or through our exchange. As a result, we are exposed to significant credit risk of third parties, including our customers and clearing member firms. These parties may default on their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons. A substantial part of our working capital is at risk if a clearing member defaults on its obligations to our clearing house and its margin and security deposits are insufficient to meet all of its obligations. Although we have policies and procedures to help assure that our clearing members can satisfy their obligations, these policies and procedures may not succeed in detecting problems or preventing defaults. We also have in place various measures intended to enable us to cover any default and maintain liquidity. However, we cannot assure you that these measures will be sufficient to protect us from a default or that we will not be materially and adversely affected in the event of a significant default. For a more detailed discussion of our clearing house operations, see the section of this proxy statement/prospectus entitled "Business--Clearing."

    IF WE EXPERIENCE SYSTEMS FAILURES OR CAPACITY CONSTRAINTS, OUR ABILITY TO CONDUCT OUR OPERATIONS WOULD BE MATERIALLY HARMED.

    We are heavily dependent on the capacity and reliability of the computer and communications systems supporting our operations. We receive and/or process a large portion of our trade orders through electronic means, such as through public and private communications networks. Our systems, or those of our third party providers, may fail or operate slowly, causing one or more of the following to occur:

    - unanticipated disruptions in service to our customers;

    - slower response times;

    - delays in our customers' trade execution;

    - failed settlement of trades;

    - incomplete or inaccurate accounting, recording or processing of trades;

    - financial losses;

    - litigation or other customer claims; and

    - regulatory sanctions.

    We cannot assure you that we will not experience systems failures from power or telecommunications failure, acts of God, war or terrorism, human error, natural disasters, fire, power loss, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism or similar events. If any of our systems do not operate properly or are disabled, including as a result of customer error or misuse of our systems, we could suffer financial loss, liability to customers, regulatory intervention or reputational damage. We have experienced system errors and failures that have led to transactions that were not authorized by any customer. These transactions expose us to risk of loss, which can be material. Adverse movements in the prices of the contracts involved in these transactions before they are liquidated can increase this risk.


    Our status as a CFTC registrant requires that our trade execution and communications systems be able to handle anticipated present and future peak trading volumes. Heavy use of our computer systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. We constantly monitor system loads and performance and regularly implement system upgrades to handle estimated increases in trading volume. However, we cannot assure you that our estimates of future trading volumes will be accurate or that our systems will always be able to accommodate actual trading volumes without failure or degradation of performance. System failure or degradation could lead our customers to file formal complaints with industry regulatory organizations, file lawsuits against us or cease doing business with us or could lead the CFTC or other regulators to initiate inquiries or proceedings for failure to comply with applicable laws and regulations.

    We will need to continue to upgrade and expand our systems as our business grows. Although many of our systems are designed to accommodate additional volume without redesign or replacement, we will need to continue to make significant investments in additional hardware and software to accommodate increased volume. The inability of our systems to accommodate an increasing volume of transactions could constrain our ability to expand our businesses.

    WE DEPEND ON THIRD PARTY SUPPLIERS FOR A NUMBER OF SERVICES THAT ARE IMPORTANT TO OUR BUSINESS.

    We depend on a number of suppliers, such as banking, clearing and settlement organizations, telephone companies, online service providers, data processors, and software and hardware vendors for elements of our trading, clearing and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of service by any service provider and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results.

    OUR NETWORKS AND THOSE OF OUR THIRD PARTY SERVICE PROVIDERS MAY BE VULNERABLE TO SECURITY RISKS.

    We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third party service providers, our member firms and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and operating results. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower trading volumes and have an adverse effect on our business, financial condition and operating results.

    USE OF THE INTERNET TO ACCESS OUR SERVICES COULD EXPOSE US TO RISKS OF FAILURE OF INTERNET PERFORMANCE AND ADVERSE CUSTOMER REACTION.

    Our business has traditionally been conducted with our customers through the use of proprietary networks for the execution of trades and the communication of information. We are working to move a portion of our business from our proprietary networks to non-proprietary networks and the Internet in order to achieve better economies of distribution or to improve the delivery of our services to our customers. For example, we have recently begun to offer our lower volume customers a Web-based virtual private network, or VPN, as an alternative means to access our electronic trading platform. As part of our business strategy, we expect to do business with online and traditional futures commission merchants. We expect to enable these firms to provide their clients with Internet access to our futures products. Our business could be adversely impacted if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

    - access costs;

    - inadequate network infrastructure;

    - security concerns;

    - uncertainty of legal, regulatory and tax issues concerning the use of the Internet;

    - concerns regarding ease of use, accessibility and reliability;

    - service interruptions due to outages or other delays in the Internet network infrastructure or otherwise inconsistent quality of service; and

    - lack of availability of cost-effective, high-speed service.

    Even if Internet usage continues to grow, online trading in our product lines may not be accepted by retail customers. This could negatively affect the growth of our business.

    WE OPERATE IN A HEAVILY REGULATED ENVIRONMENT THAT IMPOSES SIGNIFICANT COSTS AND COMPETITIVE BURDENS.

    Although the CFMA significantly reduced our regulatory burdens, we remain extensively regulated by the CFTC. Our international operations may be subject to similar regulations in specific jurisdictions. We have registered in the United Kingdom as a recognized foreign exchange. We may be required to register in other jurisdictions in order to accept business from customers in those jurisdictions.

    Many aspects of our operations are subject to oversight and regulation by the CFTC, and our activities relating to single-stock and narrow-based stock index futures products will also be subject to oversight by the SEC. Our operations are subject to ongoing review and oversight, including:

    - the security and soundness of our order routing and trading systems;

    - record keeping and record retention procedures;

    - the licensing of our members and many of their employees; and

    - the conduct of our directors, officers, employees and affiliates.

    If we fail to comply with applicable laws, rules or regulations, we may be subject to censure, fines, cease-and-desist orders, suspension of our business, removal of personnel or other sanctions, including revocation of our designation as a contract market. Changes in laws, regulations or governmental policies could have a material adverse effect on us.

    The CFTC has broad powers to investigate and enforce compliance and punish non-compliance with its rules and regulations. We cannot assure you that we and/or our directors, officers and employees will be able to fully comply with these rules and regulations and will not be subject to claims or actions by the CFTC or other agencies.

    Demutualization and utilization of electronic trading systems by traders from remote locations will impact our ability to continue the traditional forms of "self-regulation" that have been an integral part of the CFTC regulatory program. The CFTC is reviewing that impact, and it is unclear at this time whether the CFTC will make modifications to its regulations that will adversely affect our business, financial condition and operating results.

    THE STATUTE UNDER WHICH WE HAVE OPERATED SINCE 1974 WAS AMENDED ON
DECEMBER 21, 2000, IN A MANNER THAT WILL PERMIT UNREGULATED COMPETITORS AND COMPETITORS IN OTHER REGULATED INDUSTRIES TO DUPLICATE OUR MARKETS AND TRADE OUR PRODUCTS.


    Our industry has been subject to several fundamental regulatory changes, including changes in the statute under which we have operated since 1974. The Commodity Exchange Act, or CEA, generally required all futures contracts to be executed on an exchange that has been approved by the CFTC. The exchange trading requirement was modified by CFTC regulations to permit privately negotiated swap contracts to be transacted in the OTC market. The CFTC exemption under which the OTC derivative market operated precluded the OTC market from using exchange-like electronic transaction systems and clearing facilities. These barriers to competition from the OTC market were largely repealed by the CFMA. It is possible that the chief beneficiaries of the CFMA will be OTC dealers and competitors that operate or intend to open electronic trading facilities or to conduct their futures business directly among themselves on a bilateral basis. The customers who may access such trading facilities or engage in such bilateral private transactions are the same customers who conduct the vast majority of their financial business on regulated exchanges. The CFMA also permits banks, broker-dealers and some of their affiliates to engage in foreign exchange futures transactions for or with retail customers without being subject to regulation under the CEA.



    The CFMA also permits SEC-regulated and bank clearing organizations to clear a broad array of derivative products in addition to the products that such clearing organizations have traditionally cleared. This allocation of jurisdiction may be advantageous to competing clearing organizations.


    In the future, our industry may become subject to new regulations or changes in the interpretation or enforcement of existing regulations. We cannot predict the extent to which any future regulatory changes may adversely affect our business.

    OUR COMPLIANCE AND RISK MANAGEMENT METHODS MIGHT NOT BE EFFECTIVE.

    Generally, the CFTC has broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit us from engaging in some of our businesses or suspend or revoke our designation as a contract market or the registration of any of our officers or employees who violate applicable laws or regulations. Our ability to comply with applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. We face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of non-compliance or alleged non-compliance with applicable laws or regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be substantial. Any of these outcomes could adversely affect our business, our reputation, our financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

    Our policies and procedures to identify, monitor and manage our risks may not be fully effective. Some of our risk management methods depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. We cannot assure you that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed.

    AS A FINANCIAL SERVICES PROVIDER, WE ARE SUBJECT TO SIGNIFICANT LITIGATION RISK AND POTENTIAL SECURITIES LAW LIABILITY.

    Many aspects of our business involve substantial liability risks. While we enjoy governmental immunity for some of our market-related activities, we could be exposed to substantial liability under federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC and the CFTC. These risks include, among others, potential liability from disputes over terms of a trade, the claim that a system failure or delay caused monetary losses to a customer, that we entered into an unauthorized transaction or that we provided materially false or misleading statements in connection with a transaction. Dissatisfied customers frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We may become subject to these claims as the result of failures or malfunctions of systems and services provided by us. We could incur significant legal expenses defending claims, even those without merit. In addition, an adverse resolution of any future lawsuit or claim against us could have a material adverse effect on our business.

    WE COULD BE HARMED BY EMPLOYEE MISCONDUCT OR ERRORS THAT ARE DIFFICULT TO DETECT AND DETER.

    There have been a number of highly publicized cases involving fraud or other misconduct by employees of financial services firms in recent years. Misconduct by our employees, including employees of GFX Corporation, or GFX, our wholly owned subsidiary that engages in proprietary trading in foreign exchange futures, could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of customers or improper use of confidential information. Employee misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Our employees also may commit errors that could subject us to financial claims for negligence, or otherwise, as well as regulatory actions.

    WE MAY NOT BE ABLE TO MAINTAIN OUR SELF-REGULATORY RESPONSIBILITIES.

    Some financial services regulators have publicly stated their concerns about the ability of a financial exchange, organized as a for-profit corporation, to discharge adequately its self-regulatory responsibilities. We believe our regulatory programs and capabilities contribute significantly to our brand name and reputation. Although we believe we will retain these responsibilities, we cannot assure you that we will not be required to modify or restructure our regulatory functions in order to address these concerns. If we are required to rely on a third party to perform regulatory and oversight functions, we may incur substantial expenses and suffer severe harm to our reputation if the regulatory services are inadequate.

    WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH, WHICH COULD MATERIALLY HARM OUR BUSINESS.

    We expect that our business will continue to grow and that this growth may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

    Our continued growth will require increased investment by us in facilities, personnel, and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, our expansion into new businesses and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

    OUR ACQUISITION, INVESTMENT AND ALLIANCE STRATEGY INVOLVES RISKS. IF WE ARE UNABLE TO EFFECTIVELY MANAGE THESE RISKS, OUR BUSINESS WILL BE MATERIALLY HARMED.

    To achieve our strategic objectives, in the future we may seek to acquire or invest in other companies, businesses or technologies. Acquisitions entail numerous risks, including the following:

    - difficulties in the assimilation of acquired businesses or technologies;

    - diversion of management's attention from other business concerns;

    - assumption of unknown material liabilities;

    - failure to achieve financial or operating objectives;

    - amortization of acquired intangible assets, which would reduce future reported earnings; and

    - potential loss of customers or key employees of acquired companies.

    We may not be able to integrate successfully any operations, personnel, services or products that we have acquired or may acquire in the future.


    We also may seek to expand or enhance some of our operations by forming joint ventures or alliances with various strategic partners throughout the world. Entering into joint ventures and alliances also entails risks, including difficulties in developing and expanding the business of newly formed joint ventures, exercising influence over the activities of joint ventures in which we do not have a controlling interest, and potential conflicts with our joint venture or alliance partners. For example, we recently entered into an operating agreement governing our joint venture with the Chicago Board Options Exchange, or CBOE, and the Chicago Board of Trade, or CBOT, to trade single-stock futures and futures based on narrow-based stock indexes. Under the terms of our operating agreement, CBOE and CME together own a significant majority interest in the joint venture, and CBOT owns a minority interest. Accordingly, our ability to control key decisions relating to the operation and development of the venture will be limited. We cannot assure you that any joint venture or alliance that we have or may enter into will be successful. In addition, under the terms of our operating agreement, until the earlier of the third anniversary of the first date our joint venture begins trading single-stock futures or May 31, 2005, we are restricted from in any way, directly or indirectly, engaging in the business of trading, marketing, regulating, selling, purchasing, clearing or settling transactions in single-stock futures. This restriction on our ability to compete applies whether or not we remain part of the joint venture. This non-compete does not apply to futures based on narrow-based stock indexes.

    OUR ABILITY TO SUCCESSFULLY TRADE SINGLE-STOCK FUTURES AND FUTURES ON NARROW-BASED SECURITY INDEXES MAY BE IMPAIRED BY STATUTORY AND REGULATORY PROVISIONS THAT LIMIT OUR NATURAL COMPETITIVE ADVANTAGES AND EXPAND OPPORTUNITIES FOR COMPETITORS.


    The CFMA, which authorized us to trade futures contracts based on individual securities and narrow-based security indexes, or security futures, eliminated many traditional features of futures trading that would have made using security futures cheaper, tax advantaged and more efficient than using similar security options and OTC security derivatives. The CFMA also created a system of dual registration and regulation for security futures intermediaries that may be costly and burdensome to the intermediaries and the exchanges and may discourage intermediaries and exchanges from using security futures. The CFMA also eliminated most legal impediments to unregulated trading of security futures between qualified investors. In addition, foreign exchanges may be allowed to trade similar products under terms that will be more favorable than the terms we are permitted to offer our customers. Finally, we cannot trade security futures until the SEC and CFTC and certain self-regulatory organizations have implemented a number of complicated and controversial regulations. As a result, we cannot assure you that we, either directly or through our joint venture, if completed, will be successful in offering single-stock futures or futures on narrow-based stock indexes.


    THE IMPOSITION IN THE FUTURE OF REGULATIONS REQUIRING THAT CLEARING HOUSES FACILITATE THE OFFSET OF FUNGIBLE FUTURES POSITIONS CARRIED IN DIFFERENT CLEARING HOUSES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.


    In connection with the trading of single-stock futures, SEC regulations will require that clearing houses establish linkages enabling a single-stock futures position executed on one exchange to be offset by a single-stock futures position (in an economically fungible contract) on the opposite side of the market that is executed on an exchange utilizing a different clearing house. If, in the future, a similar requirement is imposed with respect to futures contracts generally, the resulting unbundling of trade execution and clearing services may have a material adverse effect on our business.


    EXPANSION OF OUR OPERATIONS INTERNATIONALLY INVOLVES SPECIAL CHALLENGES THAT WE MAY NOT BE ABLE TO MEET, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

    We plan to continue to expand our operations internationally, including by directly placing order entry terminals with members and/or customers outside the United States and by relying on distribution systems established by our current and future strategic alliance partners. We face certain risks inherent in doing business in international markets, particularly in the regulated derivatives exchange business. These risks include:

    - restrictions on the use of trading terminals or the contracts that may be traded;

    - becoming subject to extensive regulations and oversight, tariffs and other trade barriers;

    - reduced protection for intellectual property rights;

    - difficulties in staffing and managing foreign operations; and

    - potentially adverse tax consequences.

    In addition, we will be required to comply with the laws and regulations of foreign governmental and regulatory authorities of each country in which we conduct business. These may include laws, rules and regulations relating to any aspect of the derivatives business. To date, we have had limited experience in marketing and operating our products and services internationally. We cannot assure you that we will be able to succeed in marketing our products and services in international markets. We may also experience difficulty in managing our international operations because of, among other things, competitive conditions overseas, management of foreign exchange risk, established domestic markets, language and cultural differences and economic or political instability. Any of these factors could have a material adverse effect on the success of our international operations and, consequently, on our business, financial condition and operating results.

    WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

    We rely primarily on trade secret, copyright, service mark, trademark law and contractual protections to protect our proprietary technology and other proprietary rights. We have not filed any patent applications covering our technology. Notwithstanding the precautions we take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We also seek to protect our software and databases as trade secrets and under copyright law. We have copyright registrations for certain of our software, user manuals and databases. The copyright protection accorded to databases, however, is fairly limited. While the arrangement and selection of data generally are protectable, the actual data are not, and others may be free to create databases that would perform the same function. In some cases, including a number of our most important products, there may be no effective legal recourse against duplication by competitors. In addition, in the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could adversely affect our business.

    ANY INFRINGEMENT BY US ON PATENT RIGHTS OF OTHERS COULD RESULT IN LITIGATION AND ADVERSELY AFFECT OUR ABILITY TO CONTINUE TO PROVIDE, OR INCREASE THE COST OF PROVIDING, ELECTRONIC EXECUTION SERVICES.

    Patents of third parties may have an important bearing on our ability to offer certain of our products and services. Our competitors as well as other companies and individuals may obtain, and may be expected to obtain in the future, patents related to the types of products and services we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, patent applications in the United States are generally confidential until a patent is issued and so we cannot evaluate the extent to which our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing on the patent claims. We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether such licenses would be available or, if available, whether we would be able to obtain such licenses on commercially reasonable terms. If we were unable to obtain such licenses, we may not be able to redesign our products or services to avoid infringement, which could materially adversely affect our business, financial condition and operating results.


    On May 5, 1999, we, CBOT, New York Mercantile Exchange Inc., or NYMEX, and Cantor Fitzgerald, L.P. were sued by Electronic Trading Systems, Inc., in the U.S. District Court for the Northern District of Texas (Dallas Division) for alleged infringement of Wagner U.S. patent 4,903,201, entitled "Automated Futures Trade Exchange", or the '201 patent. On March 29, 2001, eSpeed, Inc., a subsidiary of Cantor Fitzgerald, L.P., acquired certain rights to the '201 patent and subsequently became a co-plaintiff. The plaintiffs thereafter amended their complaint to seek treble damages, attorneys' fees and preliminary and permanent injunctions against the defendants. The '201 patent relates to a system and method for implementing a computer-automated futures exchange. Euronext-Paris, from which we license the NSC software upon which our computer-automated futures exchange is based, hired and has to date paid the fees and expenses of a law firm to defend and contest this litigation. Euronext-Paris reserved its rights under the license agreement in the event that any modifications to the licensed system made by us result in liability. On June 25, 2001, Euronext-Paris wrote to disclaim responsibility for defense of this litigation and requested that we reimburse it for all legal expenses and other costs incurred to date. It asked that we take over full responsibility for defense of this litigation and assume all costs associated with our defense. We have rejected this demand. If the plaintiffs are successful in the litigation, we may be required to obtain a license to develop, market and use our computer-automated trading system; to cease developing, marketing or using that system; or to redesign the system to avoid infringement. We cannot assure you that we would be able to obtain such a license or that we would be able to obtain it at commercially reasonable rates--particularly because the licensor and some of its affiliates are competitors--or, if unable to obtain a license, that we would be able to redesign our system to avoid infringement. As a result, this litigation could have a material adverse affect on our business, financial condition and operating results, including our ability to offer electronic trading in the future.


    WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL.

    Our future success depends, in significant part, upon the continued service of our executive officers, particularly James J. McNulty, our President and Chief Executive Officer, as well as various key management, technical and trading operations personnel. The loss of these key people could have a material adverse effect on our business, financial condition and operating results. We have entered into employment agreements with a number of our key senior executives, and some of the members of our senior management hold options to purchase our Class A common stock. However, we cannot assure you that any of these persons will not voluntarily terminate his or her employment with us.

    Our future success also will depend in significant part on our ability to recruit and retain highly skilled and often specialized individuals as employees, particularly in light of the rapid pace of technological advances. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. Significant losses of key personnel, particularly to other employers with which we compete, could have a material adverse effect on our business, financial condition and operating results.


    AS A HOLDING COMPANY, CME HOLDINGS WILL BE TOTALLY DEPENDENT ON DIVIDENDS FROM ITS OPERATING SUBSIDIARIES TO PAY DIVIDENDS AND OTHER OBLIGATIONS.



    CME Holdings will have no business operations. Its only significant asset will be the outstanding capital stock of its subsidiaries. As a result, it will rely on payments from its subsidiary to meet its obligations. We currently expect that the earnings and cash flow of CME, which will become CME Holdings' wholly owned subsidiary, will be retained and used by it in its operations, including to service any debt obligations it may have now or in the future. Even if CME Holdings decided to pay a dividend on or make a distribution in respect of its common stock, its subsidiaries may not be able to generate sufficient cash flow to pay a dividend or distribute funds to CME Holdings. Future credit facilities and other future debt obligations, as well as statutory provisions, may limit CME Holdings' ability to pay dividends.


                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

    Some of the statements under "Questions and Answers," "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this proxy statement/prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this proxy statement/prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus.

                              THE SPECIAL MEETING

    WE ARE FURNISHING THIS PROXY STATEMENT/PROSPECTUS TO YOU IN CONNECTION WITH OUR SOLICITATION OF PROXIES FOR OUR SPECIAL MEETING. WE ARE ALSO FURNISHING THIS PROXY STATEMENT/PROSPECTUS AS A PROSPECTUS IN CONNECTION WITH CME HOLDINGS' ISSUANCE OF CLASS A AND CLASS B COMMON STOCK IN THE MERGER.

    TIME, PLACE AND PURPOSE


    We will hold the special meeting on November 7, 2001, at 4:00 p.m., Central Time, in the CME Auditorium, at 30 South Wacker Drive, Chicago, Illinois.


    At the special meeting, we will ask you to consider and vote on:

    - a proposal to adopt the merger agreement and approve the merger; and

    - a proposal to approve an amendment to our certificate of incorporation to effect a reverse stock split.

    The merger agreement is included as Annex A to this proxy statement/prospectus.

    RECORD DATE AND OUTSTANDING SHARES


    Our board has fixed the close of business on September 25, 2001 as the record date for determining which shareholders are entitled to receive notice of, to attend and to vote at the special meeting. Only shareholders of record as of the close of business on the record date will be entitled to attend and vote at the special meeting.



    At the close of business on the record date, we had outstanding and entitled to vote 25,978,600 shares of Class A common stock with one vote per share, 625 shares of Series B-1 common stock with 1,800 votes per share, 813 shares of Series B-2 common stock with 1,200 votes per share, 1,287 shares of Series B-3 common stock with 600 votes per share and 413 shares of Series B-4 common stock with 100 votes per share.


    VOTE AND QUORUM REQUIRED

    The presence at the meeting, in person or by proxy, of holders of stock having not fewer than one-third of the votes which could be cast by the holders of all outstanding stock entitled to vote at the meeting is necessary to constitute a quorum at the special meeting.

    Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Class A and Class B common stock, voting together. Approval of the amendment to the certificate of incorporation to effect the reverse stock split requires the affirmative vote of a majority of the outstanding shares of Class A and Class B common stock, voting together.

    HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

    All shares of common stock represented by properly executed proxies that we receive before or at the special meeting will be voted at the special meeting as specified in the proxy, unless the proxy has been previously revoked. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card at that time or vote in person.

    You may vote for, against or abstain on the proposals, although an abstention has the legal effect of voting against a proposal. To vote using the enclosed proxy, you should indicate your vote on the merger proposal and the reverse stock split proposal by checking FOR, AGAINST or ABSTAIN. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption of the proposals set forth in the accompanying notice of special meeting. A proxy that has more than one box marked will not be valid and will not be regarded as a vote cast.

    The people named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of the adoption of the merger agreement and the amendment to CME's certificate of incorporation to effect the reverse stock split, except that no proxy that is voted against the adoption of the merger agreement will be voted in favor of any adjournment.

    METHODS OF VOTING

    All shareholders of record may vote by mail, by telephone or electronically over the Internet.

    - VOTING BY MAIL. Shareholders may sign, date and mail their proxies in the postage-prepaid envelope provided. You also can mail or deliver your completed proxy to Ms. Ann Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services, Chicago Mercantile
      Exchange Inc., 30 South Wacker Drive, Chicago, Illinois 60606. Your proxy must be received prior to the start of the meeting in order to be counted.

    - VOTING BY TELEPHONE OR INTERNET. Shareholders may vote by using the toll-free number listed on the proxy card or electronically over the Internet. The telephone and Internet voting procedures verify shareholders through the use of a control number that is provided on each proxy card. Both procedures allow you to vote your shares and to confirm that your shares have been properly recorded. Please see your proxy card for specific instructions.

    HOW TO REVOKE A PROXY

    You have the right to revoke your proxy at any time before it is voted by
(1) delivering to us a written notice of revocation; (2) signing a later dated proxy; (3) voting by telephone or Internet at a later time; or (4) attending the special meeting and voting in person. All written notices of revocation or other communications relating to revocation of proxies should be addressed as follows:
Chicago Mercantile Exchange Inc., 30 South Wacker Drive, Chicago, Illinois 60606, Attention: Ms. Ann Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

    COSTS OF SOLICITATION OF PROXIES


    We will pay the cost of solicitation of proxies for the special meeting. We have retained Mellon Investor Services LLC to aid in the solicitation of proxies. Mellon Investor Services LLC will receive a fee of approximately $50,000, plus reasonable out-of-pocket expenses, for their services. In addition, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. Our proxy solicitor, directors, officers and employees may solicit proxies using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communication.


    OUR BOARD'S RECOMMENDATION

    All of the members of our board of directors who considered the merger have adopted the merger agreement and the transactions contemplated by the merger agreement and recommend that you vote "FOR" adoption of the merger agreement.

    All of the members of our board of directors who considered the reverse stock split have approved resolutions approving the amendment to the CME certificate of incorporation effecting the reverse stock split and recommend that you vote "FOR" approval of the amendment.

                            PROPOSAL ONE: THE MERGER

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES THE PROPOSED MERGER. ALTHOUGH WE BELIEVE THAT THE DESCRIPTION IN THIS SECTION COVERS THE MATERIAL TERMS OF THE MERGER, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

BACKGROUND OF THE MERGER

    On March 13, 2001, we announced that our board authorized preparations for a possible initial public offering of shares of Class A common stock of CME. These steps included an examination of our corporate structure, our charter and our bylaws to ensure that we are well positioned for the future. At the time, our financial advisors counseled us that extended transfer restrictions on our Class A common stock were critical to the success of an initial public offering. Based on the advice of our former legal counsel, we included the transfer restrictions recommended by our financial advisors in a proposed amendment to our charter.

    On April 18, 2001, we held our annual meeting. Our shareholders approved, by 86.5% of the votes cast, the proposal to amend the charter to extend the period during which transfer restrictions would apply to Class A common shares. During our continued corporate review, it came to our attention that the charter amendment approved at our annual meeting was not valid under Delaware law to bind all shareholders. On June 25, 2001, our board held a special meeting to discuss alternatives to address this issue. At this meeting, our management and new legal advisors reviewed alternative courses of action and discussed the benefits and issues related to reorganizing into a holding company structure, as well as the other alternatives. At this meeting, our board determined to proceed with the reorganization of CME's operations into a holding company structure, subject to final board approval. On June 26, 2001, we announced that our board approved the formation of a holding company structure, in part, to effectively implement transfer restrictions similar to those that our shareholders were asked to approve at the annual meeting.

    On July 31, 2001, our board held a special meeting to review the terms of the reorganization. Our management and legal advisors reviewed with our board the proposed corporate structure following the merger, the terms of the merger agreement and the benefits of effecting a reverse stock split prior to the merger. On August 2, 2001, our board met again to discuss the reorganization and related issues and formally approved the merger and resolutions authorizing the amendment to our certificate of incorporation in order to effect a one-for-four reverse stock split.

REASONS FOR THE MERGER; RECOMMENDATION OF OUR BOARD

    All of the members of our board of directors who considered the merger have adopted the merger agreement, deemed the merger advisable and determined that the terms of the merger agreement are fair and in the best interest of CME and its shareholders. During the course of its deliberations, our board consulted with management and outside financial and legal advisors and considered a number of factors, including the following:

    - INITIAL PUBLIC OFFERING. An important purpose of the merger is to reorganize CME and establish a new holding company in a manner that facilitates our becoming a publicly traded company. The merger will enable us to effectively implement transfer restrictions that we and our financial advisors believe are critical to the success of an initial public offering.

    - STRATEGIC AND BUSINESS FLEXIBILITY. We believe the holding company structure will facilitate future expansion of our business by providing a more flexible structure for acquiring new businesses and entering joint ventures while continuing to keep the regulated derivatives exchange business separate. After the reorganization, we will be able to integrate newly acquired businesses or technologies by combining them within our existing corporate structure or by creating new corporate entities to pursue or develop new businesses.

    - OPERATIONAL AND ADMINISTRATIVE EFFICIENCY. We believe the holding company structure will increase our ability to respond more efficiently to changes in our industry, markets and the regulations that govern us. As we expand our business, we will be able to segregate more easily our different lines of business into separate subsidiaries, which we believe will provide greater flexibility in administration and allow these entities to focus more effectively on a particular market, product or service. When new business opportunities arise, we can operate them as subsidiaries of CME Holdings, thus maintaining the separation between the exchange and those businesses. This separation will allow us to segregate lines of business that are more heavily regulated from those that are subject to little or no regulation.

    - FINANCING FLEXIBILITY. We believe the holding company structure may permit the use of financing techniques that are more readily available to companies that hold a variety of diversified businesses under one corporate umbrella, without any impact on our capital structure. For example: CME Holdings, in addition to receiving dividends from the exchange and other subsidiaries, will be able to obtain funds through its own debt or equity financings; the exchange will be able to obtain funds through its own financings, which may include the issuance of debt or preferred stock; and other entities within the holding company organization may obtain funds from CME Holdings, other affiliates or their own outside financings.

    - REDUCING RISK. The holding company structure will reduce the risk that the liability of any one or more of our subsidiaries would be attributed to one or more of our other subsidiaries or the holding company.


    RECOMMENDATION OF THE CME BOARD. AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND IN THE BEST INTEREST OF OUR SHAREHOLDERS AND HAS ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER. OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. ALL OF OUR DIRECTORS WHO CONSIDERED THE MERGER CONCUR IN THE FOREGOING DETERMINATION AND RECOMMENDATION.


RECORD DATE; VOTE REQUIRED


    Each holder of record of CME common stock as of September 25, 2001 is entitled to vote on the merger proposal. The affirmative vote, in person or by proxy, of a majority of the outstanding shares of Class A and Class B common stock as of the record date, voting together, is required to adopt the merger agreement. A holder of Class A shares has one vote per share and a holder of Class B shares has a number of votes equal to the number of Class A shares represented by the Class B share as follows: Series B-1 common stock has 1,800 votes per share, Series B-2 common stock has 1,200 votes per share, Series B-3 common stock has 600 votes per share and Series B-4 common stock has 100 votes per share.


FORM OF THE MERGER

    CME currently owns all of CME Holdings' common stock, and CME Holdings currently owns all of CME Merger Subsidiary Inc.'s common stock. When CME merges with CME Merger Subsidiary Inc.:

    - CME will survive the merger, and CME Merger Subsidiary Inc. will cease to exist;

    - each outstanding share of CME common stock will automatically convert into shares of CME Holdings common stock, as described below, and the current shareholders of CME will become the shareholders of CME Holdings; and

    - CME Holdings will own all of CME's common stock.


    The result will be that our current company, CME, will become a subsidiary of CME Holdings, and you will own CME Holdings common stock, instead of CME common stock. The new company, CME Holdings, will have a new certificate of incorporation and bylaws. CME's certificate of incorporation will be replaced by CME Merger Subsidiary Inc.'s certificate of incorporation. A copy of the merger agreement is included as Annex A to this proxy statement/prospectus. A copy of a form of the CME Holdings certificate of incorporation is included as Annex B to this proxy statement/ prospectus.


MERGER CONSIDERATION YOU WILL RECEIVE

    In the merger, each outstanding whole share of Class A common stock of CME will convert automatically into four shares of Class A common stock of CME Holdings as follows: one share of Class A-1, one share of Class A-2, one share of Class A-3 and one share of Class A-4. Of the shares of Class A common stock of CME you currently own, as nearly as possible:

    - one-quarter will be converted into Class A-1 common stock;

    - one-quarter will be converted into Class A-2 common stock;

    - one-quarter will be converted into Class A-3 common stock; and

    - one-quarter will be converted into Class A-4 common stock.

    After the reverse stock split, if you own a fraction of a share of Class A common stock of CME, in the merger you will receive for that fractional interest additional shares of Class A common stock of CME Holdings equal to the fraction multiplied by four. The class of Class A shares that you receive for your fractional interest will depend on the total number of Class A shares you receive for your fraction. If you receive one share, it will be a Class A-1 share; if you receive two shares, one will be a Class A-1 share and the other will be a Class A-2 share; or if you receive three shares, one will be a Class A-1 share, one will be a Class A-2 share and one will be a Class A-3 share. Except for the transfer restrictions we describe below, each share of Class A common stock of CME Holdings will be identical.


    In the merger, each outstanding share of Class B common stock of CME will be divided into two pieces: Class A common stock of CME Holdings in an amount essentially the same as the Class A share equivalents currently embedded in the Class B share of CME, and one share of Class B common stock of CME Holdings of the same class as the Class B share of CME surrendered in the merger. The membership interests associated with the Class B common stock of CME will be retained by the holders of such shares and maintained at CME, and will not be part of or evidenced by the Class B common stock of CME Holdings.

    The Class B common stock of CME will be converted into the common stock of CME Holdings as follows:

                                          CONVERTED INTO SHARES OF CME HOLDINGS COMMON STOCK POST-MERGER
                                     ------------------------------------------------------------------------
                                                                                          TOTAL SHARES OF
SHARE OF CME CLASS B                  CLASS A COMMON STOCK,    CLASS B COMMON STOCK,      COMMON STOCK IN
COMMON STOCK PRE-MERGER                      BY CLASS                 BY CLASS              CME HOLDINGS
-----------------------              ------------------------  ----------------------  ----------------------
Series B-1 common stock (includes
  1,800 Class A share
  equivalents).....................    450 Class A-1 shares      1 Class B-1 share          1,800 shares
                                       450 Class A-2 shares
                                       450 Class A-3 shares
                                       449 Class A-4 shares

Series B-2 common stock (includes
  1,200 Class A share
  equivalents).....................    300 Class A-1 shares      1 Class B-2 share          1,200 shares
                                       300 Class A-2 shares
                                       300 Class A-3 shares
                                       299 Class A-4 shares

Series B-3 common stock (includes
  600 Class A share equivalents)...    150 Class A-1 shares      1 Class B-3 share           600 shares
                                       150 Class A-2 shares
                                       150 Class A-3 shares
                                       149 Class A-4 shares

Series B-4 common stock (includes
  100 Class A share equivalents)...    25 Class A-1 shares       1 Class B-4 share           100 shares
                                       25 Class A-2 shares
                                       25 Class A-3 shares
                                       24 Class A-4 shares

TRANSFER RESTRICTIONS ON THE SHARES YOU WILL RECEIVE IN THE MERGER

    CLASS A COMMON STOCK


    You will not be able to transfer shares of Class A-1, Class A-2, Class A-3 and Class A-4 common stock of CME Holdings, other than in connection with a permitted transfer, until the relevant transfer restriction period expires. Transfers include sales, pledges and other transfers of ownership. If we close an IPO before December 15, 2002, the transfer restriction periods will expire:


    - 180 days after we close our IPO in the case of Class A-1 common stock;

    - 360 days after we close our IPO in the case of Class A-2 common stock; and

    - 540 days after we close our IPO in the case of Class A-3 and Class A-4 common stock.


    If, after closing an IPO on or before December 15, 2002, we elect to guide a sale process for the class of shares scheduled for release from the applicable transfer restriction period and you elect not to include all of your shares of that class in the guided sale process, those shares that you elect not to include will not convert into unrestricted Class A common stock at the expiration of the applicable transfer restriction period and will remain subject to the transfer restrictions.


    We currently expect that you will be able to include a portion of your shares of Class A common stock of CME Holdings in an IPO. Our ability to include any of your shares in an IPO will depend on the size of the offering, market conditions and the requirements of our underwriters. As a result, we cannot assure you of your ability to include shares. If any shares are included, they will come from your Class A-3 and Class A-4 shares. Your ability to sell
Class A shares in the IPO will also be contingent upon the execution by you or on your behalf of all agreements, documents and instruments required to effect such sale, including an underwriting agreement.

    If we do not close an IPO on or prior to December 15, 2002, these restrictions will expire on:



    - December 16, 2002 in the case of Class A-1 common stock;



    - March 16, 2003 in the case of Class A-2 common stock;



    - June 16, 2003 in the case of Class A-3 common stock; and



    - September 16, 2003 in the case of Class A-4 common stock.



    The certificate of incorporation of CME Holdings defines an IPO as a public offering of shares of Class A common stock that has been underwritten by one or more nationally recognized underwriting firms and following which shares of the Class A common stock are listed on a securities exchange such as the New York Stock Exchange or the Nasdaq National Market.


    Subject to our right to engage in the guided selling process and the related provisions described below, when the restriction period applicable to a class of shares expires, the class of shares will automatically convert into unrestricted Class A common stock. See "Federal Securities Law Consequences" below for limitations on sales by affiliates under the securities laws. You will also be able to transfer your shares prior to such expiration and conversion in connection with a "permitted transfer."

    "Permitted transfers" include:

    - conversion transfers, which have the effect of allowing the shares transferred to convert into shares of unrestricted Class A common stock; and

    - non-conversion transfers, which have the effect of retaining the transfer restrictions for the shares transferred.

    In conversion transfers, shares of restricted Class A common stock, regardless of whether they represent Class A-1, Class A-2, Class A-3 or Class A-4 common stock, will be converted into shares of unrestricted Class A common stock. Conversion transfers include:

    - transfers to us;

    - shares sold in a guided sale process or in our IPO;

    - transfers to satisfy exchange claims or under exchange rules; and

    - transfers approved as conversion transfers by the board of directors of CME Holdings.

    In non-conversion transfers, shares of restricted Class A common stock, regardless of whether they represent Class A-1, Class A-2, Class A-3 or Class A-4 common stock, will not convert into shares of unrestricted Class A common stock and the transferred shares will remain subject to the transfer restrictions. Non-conversion transfers include:

    - transfers in connection with a transfer of a share of Class B common stock;

    - transfers to and among family members of a holder and entities (including trusts, partnerships and limited liability companies) established for estate planning or education purposes for the holder or the holder's immediate family;

    - bona fide pledges to a commercial bank, a savings and loan institution or any other lending or financial institution as security for indebtedness of the holder incurred to acquire a membership interest in our exchange;

    - pledges as collateral to clearing members; and

    - transfers approved as non-conversion transfers by the board of directors of CME Holdings.

    The number of shares of Class A common stock of CME Holdings that you may transfer with an associated share of Class B common stock is the same number of shares of Class A common stock of CME that was originally received with the associated share of Class B common stock of CME at the time of the demutualization, plus the number of additional Class A shares of CME Holdings received in connection with the surrender of the Class B share of CME in the merger. The number of Class A shares of CME Holdings you can transfer with a Class B share of CME Holdings in a permitted transfer is limited to the amounts set forth below, with respect to each class of restricted Class A common stock.

                                                 NUMBER OF CLASS A SHARES
                                             THAT MAY BE TRANSFERRED BY CLASS
                                      -----------------------------------------------
CLASS B SHARE                          CLASS A-1    CLASS A-2   CLASS A-3   CLASS A-4
-------------                         -----------   ---------   ---------   ---------
Class B-1...........................     4,500        4,500       4,500       4,499
Class B-2...........................     3,000        3,000       3,000       2,999
Class B-3...........................     1,500        1,500       1,500       1,499
Class B-4...........................        25           25          25          24

    GUIDED SELLING PROCESS


    The CME Holdings certificate of incorporation grants us the right, following an IPO that is closed on or before December 15, 2002, to guide secondary sales of each class of Class A common stock when the transfer restriction period applicable to that class is scheduled to expire. The purpose of this right is to promote a more orderly distribution of our Class A shares into the market, taking into account current market conditions and the desire of existing holders to sell. If we elect to guide the sale process, no shares of the class that is scheduled for release or of any other class that is subject to transfer restrictions may be sold during the applicable transfer restriction period, except as part of the guided sale process or in a permitted transfer.



    We must provide you with a written notice of our election to guide the sale of the class of stock that is scheduled for release at least 60 days prior to the expiration of the applicable transfer restriction period. You have 20 days following receipt of that notice to provide us with written notice of your intent to participate in the guided sale process. If you do not provide written notice to us during that 20-day period, you will be deemed to have elected not to include any of your shares in the guided sale process. You may request that all or a portion of your shares of the class scheduled for release plus any other shares which remain subject to transfer restrictions be included in the guided sale process. The actual number of shares that you may sell in a guided sale will depend on market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by shareholders to be included in the sale. In that event, there will be a reduction in the number of shares that individual holders may sell based on a "cut-back" formula to be adopted by our board. In the event of a "cut-back," priority will be given to shares of the class then scheduled to be released. The guided selling process may take the form of an underwritten secondary offering, a private placement of shares to one or more purchasers, a repurchase of shares by us or a similar process selected by our board. Your right to participate in a guided sale is contingent on the execution of all agreements, documents and instruments required to effect such sale, including, if applicable, an underwriting agreement. If you elect not to include all of your shares of the class that is scheduled to expire in the related guided sale process, the shares that you do not elect to include will remain subject to transfer restrictions and may not be transferred, other than in a permitted transfer (as described above), until the expiration of the final transfer restriction period unless:


    - we elect not to guide the selling process applicable to the expiration of a later transfer restriction period;

    - we do not complete a guided sale process within the applicable time period; or

    - we do not sell in any subsequent guided selling process the number of shares of the class scheduled to be released that were requested to be included in the sale process.


    As a result, if you elect not to include all of your shares of the class scheduled for release in the applicable guided sale process, you may not be able to transfer those shares, other than in a permitted transfer, until the expiration of the last transfer restriction period, which is 540 days after the IPO.

    We may proceed with the sale of fewer than all of the shares that had been requested to be included in a guided sale process, including less than all of the shares of the class scheduled for release at the expiration of the related transfer restriction period. Additionally, there is no obligation on us to complete the selling process.

    However, if we sell less than all of the shares of the class scheduled to be released that you requested be sold in the related guided sale process, you will be able to sell, on the 61st day after the expiration of the related transfer restriction period (or the last day of the transfer restriction period, if it relates to the final transfer period), those shares that were not sold. In addition, on such date any shares of any class that were scheduled for release at the expiration of an earlier transfer restriction period but that remain subject to the transfer restrictions because a shareholder elected not to include them in the related guided sale process will become freely transferable. For example, if you:

    - owned 100 shares of Class A-1 common stock and 100 shares of Class A-2 common stock;

    - elected not to sell your Class A-1 shares in the guided sale process relating to the expiration of the transfer restriction period for the Class A-1 common stock;

    - elected to sell all 100 shares of Class A-2 common stock in connection with the guided sale process relating to the expiration of the transfer restriction period for the Class A-2 common stock; and

    - were only able to sell 50 of your Class A-2 shares,


then your remaining 50 shares of Class A-2 common stock and all of your Class A-1 common stock would automatically convert into unrestricted Class A common stock and become freely transferable on the 61st day after the expiration of the transfer restriction period for Class A-2 shares.


    The certificate of incorporation of CME Holdings requires that any guided selling process must be completed no later than 60 days after the expiration date of the related transfer restriction period. However, any guided selling process undertaken in conjunction with the final release date must be completed no later than the final expiration date (I.E., 540 days after the IPO). If the guided sale process is not completed within those time frames, any shares of the class that would have been released at the expiration of the related transfer restriction period, but for the guided sale process, will automatically convert into unrestricted Class A common stock on the 61st day after the expiration of the related transfer restriction period, except with respect to the last transfer restriction period, in which case the conversion will take place on the last day of the period. In addition, any shares of any class that remain subject to transfer restrictions because a shareholder elected not to include those shares in the guided sale process when those shares were scheduled to be released also will convert on that day.

    If we elect not to guide the sale process at the time of any scheduled release date for a class of stock, the shares of that class scheduled to be released will convert into unrestricted Class A common stock at the expiration of the applicable transfer restriction period. In addition, any shares of any class that remain subject to transfer restrictions because a shareholder elected not to include those shares in the guided sale process when those shares were scheduled to be released also will convert on that date.

    CLASS B COMMON STOCK

    The shares of Class B common stock of CME Holdings you receive in the merger also will be subject to transfer restrictions contained in our certificate of incorporation. These transfer restrictions prohibit the sale or transfer of any shares of our Class B common stock separate from the sale of the associated membership interest in our exchange. No membership in our exchange may be sold unless the purchaser also acquires the associated share of Class B common stock.

VOTING RIGHTS

    With the exception of the matters reserved to holders of our Class B common stock, holders of common stock of CME Holdings will vote together on all matters for which a vote of common shareholders is required. In these votes, each holder of shares of our Class A or Class B common stock will have one vote per share. For a detailed discussion of voting rights and matters reserved to the holders of Class B common stock and the voting power of the series of Class B stock for those matters, see the section of this proxy statement/prospectus entitled "Description of Capital Stock, Certificate of Incorporation and Bylaws of CME Holdings."


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES



    The following is a summary of the material U.S. federal income tax consequences to holders of CME Class A and Class B common stock who exchange such stock for CME Holdings Class A and Class B common stock in the merger. The discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to persons who hold their CME shares as capital assets for federal income tax purposes (generally, assets held for investment). The discussion does not address all of the tax consequences that may be relevant to a particular holder of CME shares or to shareholders who are subject to special treatment under federal income tax laws. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split and the merger (whether or not such transactions are in connection with the reverse stock split and the merger), including transactions in which CME shares were or are acquired or in which CME Holdings shares are disposed. We cannot assure you that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. YOU MUST CONSULT YOUR OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.



    Our obligation to effect the merger is conditioned on the delivery of an opinion to CME from Skadden, Arps, Slate, Meagher & Flom (Illinois), our special counsel, dated as of the effective date of the merger, based on certain customary representations and assumptions set forth therein, that the merger constitutes a transaction described in Section 351 of the Code. An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the tax treatment of the merger. We are not currently aware of any facts or circumstances that would cause the representations that we have made to counsel to be untrue or incorrect in any material respect. The opinion of counsel assumes that the statements and facts concerning the merger set forth in the merger agreement and in this proxy statement/prospectus are accurate; that the merger is consummated in the manner contemplated by, and in accordance with, the terms of the merger agreement and this proxy statement/prospectus; and that representations made by us set forth in a certificate delivered to counsel are accurate.



    Our obligation to effect the merger also is conditioned on the receipt of a ruling from the IRS confirming that holders of Class B shares of CME will not recognize any gain or loss attributable to trading rights associated with those shares on the exchange of their CME Class B shares for CME

Holdings Class A shares and CME Holdings Class B shares or, if the IRS does not provide a ruling, on a legal opinion to that effect, satisfactory to our board. We have applied to the IRS for a ruling that trading rights incorporated in the CME Class B shares are property separate from the equity interests represented by those shares and that, because the holders of those Class B shares will retain and not exchange the trading rights in the merger, such shareholders will recognize no gain or loss attributable to the trading rights on the exchange of their CME Class B shares for CME Holdings Class A shares and CME Holdings
Class B shares. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively. We are not currently aware of any facts or circumstances that would cause the IRS to revoke or modify the IRS ruling, if we were to obtain such a ruling.



    As a transaction described in Section 351 of the Code, the federal income tax consequences of the merger can be generally summarized as follows:



    - no gain or loss will be recognized by holders of CME shares solely as a result of the exchange of all of their CME Class A shares and CME Class B shares solely for CME Holdings Class A shares and CME Holdings Class B shares in the merger;



    - the aggregate tax basis of the CME Holdings Class A shares and the CME Holdings Class B shares received in the merger and the retained CME trading rights will be the same as the shareholder's aggregate tax basis in the CME Class A and the CME Class B shares surrendered in the exchange. You should consult your own tax advisor regarding the allocation of such aggregate tax basis among the CME Holdings Class A shares, the CME Holdings Class B shares and the retained CME trading rights;



    - the holding period of the CME Holdings Class A shares and the CME Holdings Class B shares received in the merger by a CME shareholder will include the holding period applicable, respectively, to the CME Class A shares and the CME Class B shares surrendered in exchange, so long as the CME shares are held as a capital asset at the time of the merger; and



    - none of CME Holdings, CME Merger Subsidiary Inc. or CME will recognize gain or loss solely as a result of the merger.


ANTICIPATED ACCOUNTING TREATMENT

    For accounting purposes, our reorganization into a holding company structure will be treated as a recapitalization. The financial position and results of operations of CME will be included in the consolidated financial statements of CME Holdings on a historical cost basis.

CONDITIONS TO MERGER

    We will cause the merger to become effective only if each of the following conditions is satisfied or waived:


    - the merger agreement must be duly adopted by a majority of the outstanding shares of Class A and Class B common stock of CME entitled to vote at the special meeting, voting together as a single class;


    - the amendment to the certificate of incorporation to reflect the reverse stock split must be duly approved by a majority of the outstanding shares of Class A and Class B common stock of CME entitled to vote at the special meeting, voting together as a single class;


    - we must have received a ruling from the IRS confirming that holders of Class B shares of CME will not recognize any gain or loss attributable to trading rights associated with those shares on the exchange of their Class B shares of CME for Class A and Class B shares of CME Holdings or, if the IRS does not provide a ruling, receipt of a legal opinion to that effect satisfactory to our board;

    - we must have received a legal opinion to the effect that the merger will constitute a tax-free transaction under Section 351 of the Code;

    - no temporary restraining order, preliminary or permanent injunction, writ or other order shall be issued by any court or governmental agency which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;


    - no stop order suspending the effectiveness of the registration statement relating to the shares of CME Holdings to be issued in the merger is in existence; and



    - we must have received the approval of the CFTC to make the rule changes we need to recognize the change in our structure that will occur as a part of the merger.


EFFECTIVENESS OF MERGER

    The merger will become effective on the date we file a certificate of merger with the Secretary of State of the State of Delaware. We will file the certificate when the conditions to the merger described above have been satisfied or waived. We expect that we will file the certificate as soon as practicable following the special meeting.

TERMINATION OF MERGER AGREEMENT


    The merger agreement may be terminated at any time prior to its effective date (even after adoption by our shareholders) by a majority of our board of directors.


AMENDMENT OF MERGER AGREEMENT

    The merger agreement may be amended at any time prior to its effective date (even after adoption by our shareholders) by our board of directors, so long as any amendment does not change the amount or kind of shares of CME Holdings common stock that you will receive or otherwise change any terms of the proposed merger to the detriment of our shareholders.

EXCHANGE OF STOCK CERTIFICATES NOT REQUIRED

    In the merger, your shares of CME common stock will be converted automatically into shares of common stock of CME Holdings, and no action with regard to stock certificates will be required on your part. We will continue our practice of issuing shares in uncertificated form. You will receive a statement of the shares you own after the merger from the transfer agent.

CME HOLDINGS CERTIFICATE OF INCORPORATION

    The CME Holdings certificate of incorporation will be different from our current certificate of incorporation, principally in that it imposes extended transfer restrictions on shares of our Class A common stock and eliminates the Class A common stock share equivalents embedded in the Class B shares of CME and the provisions designed to protect it. The share equivalents provisions are no longer required because the Class A shares that they represented are being issued to holders of Class B shares of CME in the merger.


    There are additional, more minor changes in the CME Holdings certificate of incorporation. You should read the section of this proxy statement/prospectus entitled "Description of Capital Stock, Certificate of Incorporation and Bylaws of CME Holdings" and the form of CME Holdings certificate of incorporation, which is included as Annex B to this proxy statement/prospectus.

RIGHTS OF DISSENTING SHAREHOLDERS

    Under Section 262 of the Delaware General Corporation Law, any holder of any class or series of CME common stock who does not wish to accept the shares of Class A and Class B common stock of CME Holdings may dissent from the merger and elect to have the fair value of the shareholder's shares of CME common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the shareholder in cash, together with a fair rate of interest, if any, provided that the shareholder complies with the provisions of Section 262 of the Delaware General Corporation Law. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex D to this proxy statement/prospectus. All references in Section 262 to "stockholders" and in this summary to a "shareholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights.

    Under Section 262, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that the appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus shall constitute the notice to the holders of CME common stock, and the applicable Delaware law provisions are attached to this proxy statement/prospectus as Annex D. Any shareholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex D to this proxy statement/prospectus because failure to comply with the procedures specified in
Section 262 in a timely and proper manner will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of CME shares, we believe that shareholders who consider exercising these rights should seek the advice of counsel.

    Any holder of any class or series of CME common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 262 must satisfy each of the following conditions:

    - the shareholder must deliver to us a written demand for appraisal of the shareholder's shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs us of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the holder's shares specifying the class or series;

    - the shareholder must not vote his or her shares of common stock in favor of the merger agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

    - the shareholder must continuously hold the shares from the date of making the demand through the effective time. Accordingly, a shareholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares prior to the effective time, will lose any right to appraisal in respect of that shareholder's shares.

    Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

    Only a holder of record of shares of CME common stock issued and outstanding immediately prior to the effective time is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the shareholder of record, fully and correctly, as that shareholder's name appears in our records, should specify the shareholder's name and mailing address, the number of shares of common stock owned, including class or series, and that the shareholder intends thereby to demand appraisal of the shareholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising these rights with respect to the shares held for other beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by a nominee.

    A shareholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: Chicago Mercantile Exchange Inc., 30 South Wacker, Chicago, Illinois 60606, Attention: Ms. Ann Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services.

    Within 10 days after the effective time, the surviving corporation must send a notice as to the effectiveness of the merger to each former shareholder of CME who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any dissenting shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the shares of common stock held by all dissenting shareholders. We are under no obligation to and have no present intent to file a petition for appraisal. Shareholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods in the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a shareholder to do so within the period specified could nullify that shareholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time (or at any time thereafter with the written consent of CME), any shareholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration. Under the merger agreement, we have agreed to give CME Holdings prompt notice of any demands for appraisal received by us, withdrawals of these demands, and any other instruments served in accordance with Delaware law and received by us and relating thereto. CME Holdings shall direct all negotiations and proceedings with respect to demands for appraisal under Delaware law. We shall not, except with the prior written consent of CME Holdings, make any payment with respect to any demands for appraisal, offer to settle, or settle any such demands.

    Within 120 days after the effective time, any shareholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. The surviving corporation must mail the statement to the shareholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

    A shareholder filing a timely petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all shareholders who have demanded appraisal of their shares. After notice to these shareholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which shareholders are entitled to appraisal rights.

    After determining the shareholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting shareholder, the Delaware Chancery Court also may order that all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. SHAREHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER
SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Any shareholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time).

    Any shareholder may withdraw his or her demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the shareholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any shareholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon terms as deemed just by the Delaware Chancery Court. If the surviving corporation does not approve a shareholder's request to withdraw a demand for appraisal when such approval is required, or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the shareholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

    FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN
SECTION 262 WILL RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY SHAREHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

REGULATORY REQUIREMENTS

    Many of the terms of the merger agreement and the related transactions relating to board composition and elections, shareholder privileges and voting rights, and trading rights and access will require either new exchange rules or amendments to existing exchange rules, or will be required to comply with provisions of the CEA or the regulations issued by the CFTC. We intend to make any necessary submissions to the CFTC prior to the special meeting of shareholders.

    In addition, the registration statement that CME Holdings filed with the SEC, which contains this document, must be declared effective by the SEC.

FEDERAL SECURITIES LAW CONSEQUENCES

    The shares of CME Holdings common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act. Subject to the transfer restrictions described above, these shares will be freely transferable under the Securities Act, except for CME Holdings common stock issued to any person who is deemed to be an "affiliate" of CME or CME Holdings after the merger.

    Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with us and include our officers and directors. Our affiliates may not sell their CME Holdings common stock acquired in the merger even after the transfer restrictions expire except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

                       PROPOSAL TWO: REVERSE STOCK SPLIT

BACKGROUND OF AND REASONS FOR THE REVERSE STOCK SPLIT

    At our July 31, 2001 board meeting, our board considered various ways to effect the extended transfer restrictions in a way that could be administered easily and enforced by our transfer agent and our Shareholder Relations and Membership Services Department. Based on the advice of our management and legal advisors, the board determined that the best way to identify the shares that could be transferred during any period was to create separate classes of Class A common stock that coincided with the length of the transfer restriction periods. Our board also determined that the reverse stock split was the most efficient way to create the four classes of Class A common stock that were required without increasing the number of shares of Class A common stock of CME Holdings issued to holders of Class A common stock of CME in the merger, and thereby changing the capitalization of CME Holdings. The CME board formally approved the amendment to the certificate of incorporation to effect the reverse stock split at a meeting of the CME board held on August 2, 2001.

EFFECTS OF REVERSE STOCK SPLIT

    In the proposed reverse stock split, immediately prior and as a condition to the merger, and without any action on your part, every four shares of Class A common stock of CME you own immediately prior to the merger will be converted into one share of Class A common stock of CME. If your shares of Class A common stock of CME are not evenly divisible by four, you will receive a fractional share of Class A common stock. The economic value and percentage ownership of your shares of Class A common stock of CME will be identical before and after the reverse stock split. After the reverse stock split, if you own a fraction of a share of Class A common stock of CME, in the merger you will receive for that fractional interest, additional shares of Class A common stock of CME Holdings equal to the fraction multiplied by four. The class of Class A shares that you receive will depend on the total number of Class A shares you receive for your fraction. If you receive one share it will be a Class A-1 share; two shares, one will be a Class A-1 share and the other will be a Class A-2 share; or three shares, one will be a Class A-1 share, one will be a Class A-2 share and one will be a Class A-3 share.


    There were 1,902 holders of CME Class A common stock and 509, 682, 1,038 and 363 holders of Series B-1, B-2, B-3 and B-4 common stock of CME, respectively, as of September 25, 2001. The reverse stock split will not cause the number of shareholders of record to fall below that number, as each shareholder will receive at least one new share of CME Holdings.


    After shareholder approval of the reverse stock split and the merger, the reverse stock split will become effective, without any further action on the part of CME or our shareholders.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES



    The following is a summary of the material U.S. federal income tax consequences to holders of CME Class A common stock who exchange such stock for post-split CME Class A common stock in the reverse stock split. The discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to persons who hold their CME shares as capital assets for federal income tax purposes (generally, assets held for investment). The discussion does not address all of the tax consequences that may be relevant to a particular holder of CME shares or to shareholders who are subject to special treatment under federal income tax laws. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split and the merger (whether or not such transactions are in connection with the reverse stock split and the merger), including transactions in which CME shares were or are acquired or disposed of. We cannot assure you that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. YOU MUST CONSULT YOUR OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.


    We believe that the reverse stock split will constitute a "recapitalization" under Section 368(a)(1)(E) of the Code. Provided that is the case, for federal income tax purposes, CME will recognize no gain or loss as a result of the reverse stock split, and holders of CME Class A common stock will recognize no gain or loss when they exchange that stock for post-split CME Class A common stock. Therefore, the aggregate federal income tax basis of the post-split CME Class A common stock received by each shareholder will be the same as the aggregate federal income tax basis of the CME Class A common stock surrendered in exchange therefor; and the holding period of the post-split CME Class A common stock received by each shareholder will include the holding period applicable to the CME Class A common stock surrendered in exchange therefor, provided that the CME Class A common stock surrendered was held as a capital asset by the shareholder on the date of the exchange.

RECOMMENDATION OF OUR BOARD

    AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT IS ADVISABLE AND IN THE BEST INTEREST OF OUR SHAREHOLDERS AND HAS APPROVED THE AMENDMENT. OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. ALL OF OUR DIRECTORS WHO CONSIDERED THE AMENDMENT CONCUR IN THE FOREGOING DETERMINATION AND RECOMMENDATION.

RECORD DATE FOR VOTING; REQUIRED VOTES FOR THE REVERSE STOCK SPLIT PROPOSAL


    Each holder of record of CME common stock as of September 25, 2001 is entitled to vote on the reverse stock split proposal. A holder of Class A shares has one vote per share, and a holder of Class B shares has a number of votes equal to the number of Class A shares represented by the Class B share as follows: Series B-1 common stock has 1,800 votes per share, Series B-2 common stock has 1,200 votes per share, Series B-3 common stock has 600 votes per share and Series B-4 common stock has 100 votes per share. The affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of Class A and Class B common stock as of the record date, voting together, is required to approve the amendment to the certificate of incorporation required to effect the reverse stock split.

           DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION
                           AND BYLAWS OF CME HOLDINGS

    The following is a description of the terms of the certificate of incorporation and bylaws of CME Holdings as each will be in effect following the merger, copies of the forms of which are attached as Annex B and Annex C, respectively.

    AUTHORIZED CAPITALIZATION

    CME Holdings' capital structure consists of:


    - 100,000,000 authorized shares of Class A common stock;



    - 9,500,000 authorized shares of Class A-1 common stock;



    - 9,500,000 authorized shares of Class A-2 common stock;



    - 9,500,000 authorized shares of Class A-3 common stock;



    - 9,500,000 authorized shares of Class A-4 common stock;


    - 625 authorized shares of Class B-1 common stock;

    - 813 authorized shares of Class B-2 common stock;

    - 1,287 authorized shares of Class B-3 common stock;

    - 413 authorized shares of Class B-4 common stock; and


    - 10 million authorized shares of preferred stock, including 140,000 authorized shares of Series A Junior Participating Preferred Stock.



    Upon the effectiveness of the merger, based on the shares of CME outstanding as of the record date, 7,193,675 shares of Class A-1, 7,193,675 shares of Class A-2, 7,193,675 shares of Class A-3 and 7,190,537 shares of Class A-4 will be issued and outstanding and 625 shares of Class B-1, 813 shares of Class B-2, 1,287 shares of Class B-3 and 413 shares of Class B-4 will be issued and outstanding.


    COMMON STOCK


    With the exception of the matters reserved to holders of CME Holdings
Class B common stock, holders of common stock vote together on all matters for which a vote of common shareholders is required. In these votes, each holder of shares of CME Holdings common stock will have one vote per share. Matters reserved to the holders of Class B common stock, votes applicable to each class of Class B common stock in these matters and certain voting restrictions on holders of Class B common stock are described below under "Additional Provisions of Class B Common Stock."


    Holders of CME Holdings common stock are entitled to receive proportionately such dividends, if any, as may be declared by the CME Holdings board of directors, subject to any preferential dividend rights of outstanding preferred stock. Holders of common stock have no conversion, preemptive or subscription rights. All outstanding shares of CME Holdings common stock are validly issued, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of CME Holdings' affairs, and subject to the rights of any outstanding series of CME Holdings preferred stock, holders of CME Holdings Class A and Class B common stock are entitled to receive a distribution of the remaining assets on a pro rata basis.

    PREFERRED STOCK

    CME Holdings is authorized to issue up to 10 million shares of preferred stock. The certificate of incorporation of CME Holdings authorizes its board to issue these shares in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. CME Holdings' board may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by CME Holdings' shareholders. CME Holdings' board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of CME Holdings common stock. CME Holdings currently has no plans to issue any shares of preferred stock other than pursuant to the rights plan described below.

    ADDITIONAL PROVISIONS OF CLASS B COMMON STOCK

    The authorized shares of CME Holdings Class B common stock are divided into four classes, with the following characteristics:

                                                                                            NUMBER OF      NUMBER OF VOTES
                        MAXIMUM NUMBER                                                   DIRECTORS CLASS    PER SHARE ON
        CLASS             OF SHARES              ASSOCIATED EXCHANGE MEMBERSHIP             CAN ELECT       "CORE RIGHTS"
---------------------   --------------   ----------------------------------------------  ---------------   ---------------
                  B-1         625        Chicago Mercantile Exchange ("CME") Division           3               6

                  B-2         813        International Monetary Market ("IMM") Division         2               2

                  B-3       1,287        Index and Option Market ("IOM") Division               1               1

                  B-4         413        Growth and Emerging Markets ("GEM") Division           0             1/6


    ASSOCIATED EXCHANGE MEMBERSHIP. Each series of CME Class B common stock was issued in conjunction with a membership in a specific division of the exchange. CME's rules provide exchange members with access to the trading floor of the exchange and the GLOBEX2 system for the contracts assigned to that membership and the ability to use or lease their trading privileges. In CME's demutualization, shares of Class B common stock were issued to members of the exchange in order to provide those members with representation on CME's board of directors and provide for an orderly transition to a for-profit company. The class of Class B common stock of CME Holdings that will be issued in the merger corresponds directly to the equity component (non-trading privilege) of the series of Class B common stock of CME issued in the demutualization. Membership interests will be maintained at CME and will not be part of or evidenced by the Class B common stock of CME Holdings. The Class B common stock of CME Holdings is intended only to ensure that the former Class B shareholders of CME retain board representation rights and approval rights with respect to Core Rights.


    COMMITMENT TO OPEN OUTCRY. The CME Holdings certificate of incorporation includes a commitment to maintain open outcry floor trading on the part of CME for a particular traded product as long as the open outcry market is "liquid." The commitment requires us to maintain a facility for conducting business, for disseminating price information, for clearing and delivery and to provide reasonable financial support for technology, marketing and research for open outcry markets. An open outcry market will be deemed liquid for these purposes if it meets any of the following tests on a quarterly basis:


    - if a comparable exchange-traded product exists, CME's open outcry market has maintained at least 30% of the average daily volume of the comparable product (including, for calculation purposes, volume from EFPs in the open outcry market);


    - if a comparable exchange-traded product exists and CME's product trades exclusively by open outcry, CME's open outcry market has maintained at least 30% of the open interest of the comparable product;

    - if no comparable exchange-traded product exists, CME's open outcry market has maintained at least 40% of the average quarterly volume in that market in 1999 (including, for calculation purposes, volume from EFPs in the open outcry market); or


    - if no comparable exchange-traded product exists and CME's product trades exclusively by open outcry, CME's open outcry market has maintained at least 40% of the average open interest in that market in 1999.

    If a market is deemed illiquid as a result of a failure to meet any of the foregoing tests, CME Holdings' management will make commercial decisions consistent with the best interest of CME Holdings' shareholders.

    VOTING ON CORE RIGHTS. Holders of shares of CME Holdings Class B common stock have the right to approve changes to specified "rights" relating to the trading privileges associated with those shares. These "Core Rights" consist of:

    - the allocation of products which a membership class is permitted to trade on the exchange facilities;

    - the trading floor access rights and privileges which a member has, including the circumstances under which CME can determine that an existing open outcry-traded product will no longer be traded by means of open outcry;

    - the number of memberships in each membership class and the number of authorized and issued shares of Class B common stock of CME Holdings associated with that class; and

    - the eligibility requirements to exercise trading rights or privileges.

    Votes on changes to Core Rights are weighted by class. Each class of CME Holdings Class B common stock will have the following number of votes on matters relating to "Core Rights": Class B-1, six votes per share; Class B-2, two votes per share; Class B-3, one vote per share, and Class B-4, 1/6th of one vote per share. The approval of a majority of the votes cast by the holders of shares of Class B common stock is required in order to approve any changes to Core Rights. Holders of shares of Class A common stock do not have the right to vote on changes to Core Rights.

    Under Delaware law, changes to the number of authorized shares of a class also require the approval of the holders of a majority of the outstanding shares of that class. Otherwise, changes may be effected upon the approval of a majority of the votes cast by the holders of shares of CME Holdings Class B common stock. This means that, because of CME Holdings' weighted voting mechanism, a change to Core Rights may be effected by the approval of the holders of the Class B-1 shares, even though the holders of the other classes voted against the change.

    ELECTION OF DIRECTORS. The certificate of incorporation of CME Holdings provides for a board composed of 30 members. CME currently has 29 directors, including two non-voting directors. As a result, immediately after the merger, CME Holdings' board will have 29 members. At the annual meeting of shareholders of CME Holdings expected to be held in April 2002, the number of directors will be reduced to 19. The reduction will be effected by reducing the number of nominees who stand for election at that meeting. Holders of CME Holdings
Class B-1, Class B-2 and Class B-3 common stock will have the right to elect six directors to CME Holdings' board, of which three will be elected by Class B-1 shareholders, two will be elected by Class B-2 shareholders and one will be elected by Class B-3 shareholders. The remaining 13 directors will be elected by the holders of the Class A and Class B common stock, voting together as a class. The nominating committee, composed of members of CME Holdings' board of directors, will nominate the slate of candidates to be elected by the holders of the Class A and Class B common stock, voting together. This committee will be responsible for assessing the qualifications of candidates, as well as ensuring that any regulatory requirements for the composition of CME Holdings' board are met. The holders of the Class B-1, Class B-2 and Class B-3 common stock will have the right to elect members of nominating committees for their respective class, which are responsible for nominating candidates for election by their class. Each committee is responsible for assessing the qualifications of candidates to serve as directors to be elected by that class. CME Holdings' certificate of incorporation requires that director candidates for election by a class of Class B common stock own, or be recognized under CME Holdings' rules as a permitted transferee of, at least one share of that class.


    VOTING RESTRICTIONS. The certificate of incorporation of CME Holdings provides that, with respect to any election of directors or Core Rights, any person or group that beneficially owns 15% or more of any class of Class B common stock of CME Holdings may, for so long as such person or group owns such percentage, vote only the number of shares of that class of Class B common stock for which it owns an equivalent percentage of Class A common stock.


    TRANSFER RESTRICTIONS. The shares of Class A common stock and Class B common stock of CME Holdings issued in the merger are subject to significant transfer restrictions, which are described in the section of this proxy statement/prospectus entitled "Proposal One: The Merger--Transfer Restrictions on the Shares You Will Receive in the Merger."

    INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
     LIABILITY

    Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

    As permitted by Delaware law, CME Holdings' certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to CME Holdings or its shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

    As permitted by Delaware law, CME Holdings' certificate of incorporation and CME Holdings' bylaws provide that (1) CME Holdings is permitted to indemnify its directors, officers and other employees to the fullest extent permitted by Delaware law; (2) CME Holdings is permitted to advance expenses, as incurred, to its directors, officers and other employees in connection with defending a legal proceeding if it has received an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by CME Holdings; and (3) the rights conferred in the certificate of incorporation are not exclusive.

    OTHER CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

    CME Holdings' certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with CME Holdings' board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

    CLASSIFIED BOARD OF DIRECTORS; REMOVAL FOR CAUSE; FILLING VACANCIES. CME Holdings' certificate of incorporation provides for a board of directors divided into two classes, with one class to be elected each year to serve for a two-year term. The terms of the classes of directors will terminate on the date of the annual meetings of shareholders in April 2002 and 2003. As a result, two annual meetings of shareholders could be required for the shareholders to change a majority of CME Holdings' board. Directors elected by Class A and Class B shareholders may be removed for cause only by the affirmative vote of the holders of not less than two-thirds of the outstanding votes entitled to vote in the election of the director to be removed. Vacancies resulting from that removal or for any other reason shall be filled by CME Holdings' board of directors, but any Class B vacancies must be filled from the candidates who ran in the previous election for the directorship with the candidates being selected to fill the vacancy in the order of the aggregate number of votes received in the previous election. The classification of directors and the inability of shareholders to remove directors without cause and to fill vacancies on CME Holdings' board will make it more difficult to change the composition of CME Holdings' board, but will promote a continuity of existing management.

    ADVANCE NOTICE REQUIREMENTS. CME Holdings' bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders. These procedures provide that notice of shareholder proposals must be timely and given in writing to the Secretary of CME Holdings prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at CME Holdings' principal executive offices not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

    SPECIAL MEETINGS OF SHAREHOLDERS. CME Holdings' certificate of incorporation and bylaws deny shareholders the right to call a special meeting of shareholders. CME Holdings' certificate of incorporation and bylaws provide that only the chairman of CME Holdings' board or a majority of CME Holdings' board of directors may call special meetings of the shareholders.

    NO WRITTEN CONSENT OF SHAREHOLDERS. CME Holdings' certificate of incorporation requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting and does not permit the shareholders to act by written consent, without a meeting.

    AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION. CME Holdings' certificate of incorporation generally requires the approval of not less than two-thirds of the voting power of all outstanding shares of common stock entitled to vote to amend any bylaws by shareholder action or the certificate of incorporation provisions described in this section. Only holders of CME Holdings Class B common stock may amend provisions of CME Holdings' certificate of incorporation relating to the Core Rights described above.


    RIGHTS PLAN PROVISIONS. CME Holdings' certificate of incorporation authorizes CME Holdings' board of directors to create and issue rights entitling CME Holdings' shareholders to purchase shares of CME Holdings stock or other securities. Those rights might be used to affect the ability of a third party to initiate a transaction designed to take over CME Holdings. CME Holdings' board has adopted a plan creating these rights.



    From and after the effective date of the merger, one right will be attached to each share of common stock of CME Holdings issued in the merger and, except in some circumstances, after the merger. Each right entitles the registered holder to purchase from CME Holdings a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of CME Holdings at a purchase price of $105 per unit, subject to adjustment. The description and terms of the rights are set forth in the form of our rights agreement to be entered into with Mellon Investor Services LLC.



    Initially, the rights will be attached to all outstanding shares of CME Holdings common stock, and no separate rights certificates will be distributed. The rights will separate from the CME Holdings common stock upon the earlier of
(i) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of either (a) the common stock of CME Holdings or (b) the Class A common stock of CME Holdings (this date is referred to as the stock acquisition date) or (ii) 10 business days following the commencement of a tender offer or exchange offer for the common stock of CME Holdings that would result in a person or group becoming an acquiring person (the earlier of (i) and (ii) is referred to as the distribution date). Until the distribution date, (i) the rights will be evidenced by the shares of common stock of CME Holdings and will be transferred with and only with our shares of common stock, (ii) new shares of common stock of CME Holdings issued in the merger or after the effective date of the merger will contain a notation incorporating the rights agreement by reference and (iii) the surrender for transfer of any outstanding shares of CME Holdings common stock will also constitute the transfer of the rights associated with the common stock.



    The rights are not exercisable until the distribution date and will expire at the close of business on November 15, 2011 unless earlier redeemed or exchanged by CME Holdings as described below. At no time will the rights have any voting power.



    As soon as practicable after the distribution date, our rights agent will adjust the book-entry accounts of each holder of record of the common stock as of the close of business on the distribution date and, thereafter, the rights will be independently evidenced. Except as otherwise determined by the board of directors, only shares of common stock outstanding prior to the distribution date will be issued with rights.



    In the event that a person becomes an acquiring person (unless such acquisition is made pursuant to a tender or exchange offer for all outstanding shares of CME Holdings, at a price and on terms determined by a majority of the independent directors of CME Holdings who are not representatives, nominees, affiliates or associates of an acquiring person, with advice from one or more investment banking firms, determined to be fair to and otherwise in the best interests of CME Holdings and its shareholders, which is referred to as a qualifying offer), each holder of a right will thereafter have the right to receive, upon exercise, Class A common stock (or, in certain circumstances, cash, property or other securities of CME Holdings), having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of Class A common stock associated with each right (initially, one). Notwithstanding this, following the occurrence of any of the events set forth in this paragraph, referred to as the flip-in events, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of any of the flip-in events set forth above until such time as the rights are no longer redeemable by CME Holdings as set forth below.



    In the event that following the stock acquisition date, (i) CME Holdings engages in a merger or business combination transaction in which CME Holdings is not the surviving corporation, (ii) CME Holdings engages in a merger or business combination transaction in which CME Holdings is the surviving corporation and the common stock of CME Holdings is changed or exchanged, or (iii) 50% or more of CME Holdings' assets or earning power is sold or transferred ((i), (ii) and (iii) are referred to as flip-over events), each holder of a right (except rights which have previously been voided as set described above) shall thereafter have the right to receive, upon exercise of the right, Class A common stock of the acquiring company having a value equal to two times the exercise price of the right. A flip-over event will not be deemed to have occurred if the transaction is consummated pursuant to a qualifying offer, the price offered in the transaction is not less than that paid in the tender or exchange offer and the type of consideration paid in the transaction is the same as in the tender or exchange offer.



    The purchase price payable, and the number of units of preferred stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, (ii) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock, or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).



    With certain exceptions, no adjustments in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.



    At any time until 10 days following the stock acquisition date, CME Holdings may redeem the rights in whole, but not in part, at a price of $.01 per right. Immediately upon the action of the board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.



    Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of CME Holdings, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to CME Holdings, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Class A common stock (or other consideration) of CME Holdings as set forth above.



    Any of the provisions of the rights agreement may be amended by our board of directors prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, to correct or supplement any defective or inconsistent provision, to make changes which do not adversely affect the interests of holders of rights (excluding the interest of any acquiring person), or to shorten or lengthen any time period under the rights agreement; provided, however, among other things, that no amendment to adjust the time period governing redemption may be made when the rights are not redeemable.



    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire CME Holdings in some circumstances. Accordingly, the existence of the rights may deter some acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the board of directors to negotiate with a potential acquiror on behalf of all of the shareholders.


TRANSFER AGENT

    The Transfer Agent and Registrar for CME Holdings Class A common stock will be Mellon Investor Services LLC, CME's current transfer agent and registrar.

                        COMPARISON OF SHAREHOLDER RIGHTS

    Upon completion of the merger, you will become shareholders of CME Holdings. Your rights will continue to be governed by Delaware law and will be governed by CME Holdings' certificate of incorporation and bylaws. Because both CME and CME Holdings are organized under the laws of Delaware, differences in your rights arise from differences in the certificate of incorporation and bylaws of CME and CME Holdings.


    The following is a summary of the material differences between the companies' certificates of incorporation and bylaws. The summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to the governing corporate instruments of CME and CME Holdings, which you should read. Copies of the governing corporate instruments of CME are filed as exhibits to this Form S-4, and a form of the governing corporate documents of CME Holdings are included as annexes to this proxy statement/prospectus. To find out where you can get copies of these documents, see the section of this proxy statement/prospectus entitled "Where You Can Find More Information" on page 10.



                     CME                                       CME HOLDINGS
---------------------------------------------  ---------------------------------------------
                                     AUTHORIZED CAPITAL
                                    CLASS A COMMON STOCK
100 million shares of Class A common stock,    100,000,000 shares of Class A common stock,
$.01 par value per share, of which 25,860,600  par value $.01 per share, 9,500,000 shares of
shares of common stock were issued and         Class A-1 common stock, 9,500,000 shares of
outstanding as of September 25, 2001, the      Class A-2 common stock, 9,500,000 shares of
record date (not including 118,000 shares of   Class A-3 common stock and 9,500,000 shares
Restricted Stock outstanding and eligible to   of Class A-4 common stock.
vote as of the record date).
                                    CLASS B COMMON STOCK
4,892 shares of Class B common stock, $.01     3,138 shares of Class B common stock, $.01
par value per share, of which 625 shares were  par value per share, of which 625 shares are
designated as Series B-1, 813 shares were      designated as Class B-1, 813 shares are
designated as Series B-2, 1,287 shares were    designated as Class B-2, 1,287 shares are
designated as Series B-3 and 467 shares were   designated as Class B-3 and 413 shares are
designated as Series B-4. 3,138 total shares   designated as Class B-4.
of Class B common stock were issued and
outstanding as of September 25, 2001. Of the
issued and outstanding shares, 625 shares
were Series B-1, 813 shares were Series B-2,
1,287 shares were Series B-3 and 413 shares
were Series B-4.
                                      PREFERRED STOCK
10 million shares of preferred stock, $.01     Same.
par value per share, none of which were
issued and outstanding as of September 25,
2001.

                     CME                                       CME HOLDINGS
---------------------------------------------  ---------------------------------------------
                                           VOTING
                                          GENERAL
A quorum is the presence in person or by       Same.
proxy of the holders of stock having not less
than one-third of the votes which could be
cast by the holders of all outstanding stock
entitled to vote at the meeting. In matters
other than director elections and except as
required by law, a majority vote of the votes
present is the act of the shareholders.
                                      EQUITY DIRECTORS
The CME certificate of incorporation provides  The CME Holdings certificate of incorporation
for a board composed of 30 members. The CME    provides for a board composed of 30 members.
board currently has 29 members, including two  Because CME currently has 29 board members,
non-voting members. The number of directors    following the merger, the CME Holdings board
will be reduced to 19 at the annual meeting    will have 29 members, including two
of shareholders expected to be held in April   non-voting members. The number of directors
2002.                                          will be reduced to 19 at the annual meeting
                                               of shareholders expected to be held in April
                                               2002.
Class A and B shareholders will vote together  Class A and B shareholders will vote together
as a class for the election of 13 directors    as a class for the election of 13 directors.
with the following votes: Class A              Each share will be entitled to one vote.
shareholders will have one vote per share,     After the merger, the CME Holdings and the
Series B-1 shareholders will have 1,800 votes  CME boards will be the same.
per share, Series B-2 shareholders will have
1,200 votes per share, Series B-3
shareholders will have 600 votes per share
and Series B-4 shareholders will have 100
votes per share.
                                     SERIES B DIRECTORS
Holders of Series B-1 common stock have the    Same.
right to elect three Series B-1 directors,
and have one vote per share. Holders of
Series B-2 common stock have the right to
elect two Series B-2 directors, and have one
vote per share. Holders of Series B-3 common
stock have the right to elect one Series B-3
director, and have one vote per share.
                                   CHANGES TO CORE RIGHTS
For changes to the Core Rights described in    Same.
this proxy statement/prospectus (the product
allocation rules applicable to each series of
Class B common stock; trading floor access
rights and privileges granted to each series
of Class B common stock; number of authorized
and issued shares of any series of Class B
common stock; and eligibility requirements to
exercise trading floor rights), a majority
vote of the Class B common stock present and
voting is required. Series B-1 common stock
has six votes per share. Series B-2 common
stock has two votes per share. Series B-3
common stock has one vote per share.
Series B-4 common stock has 1/6 vote per
share.

                     CME                                       CME HOLDINGS
---------------------------------------------  ---------------------------------------------
                                   TRANSFER RESTRICTIONS
                                    CLASS A COMMON STOCK
From November 13, 2000 until May 11, 2001,     If we close an IPO on or prior to
Class A shares could only be transferred with  December 15, 2002, the transfer restriction
the related Class B shares.                    periods will expire:
From May 12, 2001 until August 9, 2001, up to  - 180 days after we close an IPO for
25% of the Class A shares may be transferred   Class A-1 common stock;
and are free of restrictions.
From August 10, 2001 until November 7, 2001,   - 360 days after we close an IPO for
up to 50% of the Class A shares may be         Class A-2 common stock; and
transferred and are free of restrictions.
From November 8, 2001 until February 5, 2002,  - 540 days after we close an IPO for
up to 75% of the Class A shares may be         Class A-3 and Class A-4 common stock.
transferred and are free of restrictions.
From February 6, 2002 and thereafter, there    Shares subject to a transfer restriction
will be no restrictions on the Class A common  period may be transferred in permitted
stock.                                         transfers.
The CME board may remove these restrictions.   If we do not close an IPO on or prior to
                                               December 15, 2002, the transfer restriction
                                               periods will expire on:

                                                   - December 16, 2002 for Class A-1 common
                                                     stock;

                                                   - March 16, 2003 for Class A-2 common
                                                     stock;

                                                   - June 16, 2003 for Class A-3 common
                                                   stock; and

                                                   - September 16, 2003 for Class A-4 common
                                                     stock.
                                               The certificate of incorporation of CME
                                               Holdings defines an IPO as a public offering
                                               of shares of Class A common stock that has
                                               been underwritten by one or more nationally
                                               recognized underwriting firms, following
                                               which shares of the Class A common stock are
                                               listed on a securities exchange such as the
                                               New York Stock Exchange.
                                               The CME Holdings board may remove these
                                               restrictions.
                                       GUIDED SELLING
None.                                          CME Holdings has the right, following an IPO
                                               that is closed on or prior to December 15,
                                               2002, to guide secondary sales of each class
                                               of Class A common stock in connection with
                                               the expiration of the transfer restriction
                                               period for that class. If you do not elect to
                                               include all of your shares of that class in
                                               the guided sale process, any shares you do
                                               not include will remain subject to the
                                               transfer restrictions. If we elect to guide a
                                               selling process, you will not be allowed to
                                               sell or transfer restricted shares during
                                               that selling process, except as part of that
                                               process or in a permitted transfer.

                     CME                                       CME HOLDINGS
---------------------------------------------  ---------------------------------------------
                                    CLASS B COMMON STOCK
Transfers are subject to the rules of our      Class B shares may not be transferred
exchange.                                      separately from the associated memberships in
                                               our exchange. Transfers of exchange
                                               memberships are subject to the rules of our
                                               exchange. See the section of this proxy
                                               statement/prospectus entitled "Changes to the
                                               Exchange Rules After the Merger" for a
                                               description of changes to our exchange rules
                                               that will be made after the merger.

               MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
                          RELATED SHAREHOLDER MATTERS

    The information contained below pertains to CME and not CME Holdings.

OUTSTANDING SHARES AND HOLDERS


    CME has 100 million authorized shares of Class A common stock, $.01 par value per share, of which 25,860,600 shares were issued and outstanding as of June 30, 2001 (not including 110,000 shares of Restricted Stock outstanding and eligible to vote as of June 30, 2001). CME has 4,892 authorized shares of Class B common stock, $.01 par value per share, of which 625 shares are designated as Series B-1, 813 shares are designated as Series B-2, 1,287 shares are designated as Series B-3 and 467 shares are designated as Series B-4. A total of 3,138 shares of Class B common stock were issued and outstanding as of June 30, 2001. Of the issued and outstanding shares, 625 shares were Series B-1, 813 shares were Series B-2, 1,287 shares were Series B-3 and 413 shares were Series B-4. As of June 30, 2001, there were 1,902 holders of the Class A shares and 509, 679, 1,035 and 363 holders of the Series B-1, B-2, B-3 and B-4 shares, respectively.


CURRENT TRANSFER RESTRICTIONS APPLICABLE TO CLASS A SHARES OF CME

    CME's certificate of incorporation currently provides for restrictions on the transfer of Class A shares that expire in stages over a 15-month period that began on November 13, 2000, and ends on February 5, 2002, as illustrated in the following chart. Class A shares subject to these restrictions may be transferred only with an associated Class B share. Your Class A shares may be transferred as shown below:

                         CURRENT TRANSFER RESTRICTIONS

                                                      PERCENTAGE OF YOUR
                                                      CLASS A SHARES THAT
                                                      BECOME TRANSFERABLE
                                                     WITHOUT AN ASSOCIATED
RELEASE DATE                                             CLASS B SHARE
------------                                       -------------------------
May 12, 2001.....................................          Up to 25%
August 10, 2001..................................          Up to 50%
November 8, 2001.................................          Up to 75%
February 6, 2002.................................            100%

MARKET FOR SHARES

    Shares of CME common stock are traded through facilities maintained by CME, and there presently is no independent established public trading market. Due to the absence of an established public trading market and the limited number and disparity of bids made for various shares through year-end 2000, bid prices for shares tend to be unrepresentative of the sales prices realized upon the sale of shares. The table below shows the range of high and low sales prices of the indicated shares from November 13, 2000 to June 30, 2001 (source: CME records):

TYPE OF STOCK                                               HIGH       LOW
-------------                                             --------   --------
Class A share...........................................      None       None
Series B-1 share bundled with 16,200 Class A shares.....  $750,000   $500,000
Series B-2 share bundled with 10,800 Class A shares.....   570,000    360,000
Series B-3 share bundled with 5,400 Class A shares......   395,000    245,000
Series B-1 share........................................   375,000    188,000
Series B-2 share........................................   367,000    180,000
Series B-3 share........................................   291,500    112,000
Series B-4 share........................................    24,500     10,000
Series B-5* share.......................................     2,000        900

------------------------

*   Note: Shares of Series B-5 common stock were converted into either
    Series B-4 common stock or Class A common stock on or before April 18, 2001.

    DIVIDENDS

    CME has not paid any dividends on its common stock and does not anticipate paying dividends in the foreseeable future.

                 CHANGES TO THE EXCHANGE RULES AFTER THE MERGER

    CME's rules will remain substantially the same after the merger. Rules that are affected in a substantive manner as a result of the merger are discussed below. Trading privileges on our exchange will no longer be included in shares of Class B common stock. However, each share of Class B common stock of CME Holdings will be linked to a membership interest in CME. The membership interest will contain trading privileges in CME, which can be exercised upon the satisfaction of CME's membership and eligibility requirements.

    The shares of Class B common stock and their associated membership interests are detailed below:

CLASS B SHARE IN CME HOLDINGS                         MEMBERSHIP INTEREST IN CME
-----------------------------                         --------------------------
Class B-1...........................................         CME Division
Class B-2...........................................         IMM Division
Class B-3...........................................         IOM Division
Class B-4...........................................         GEM Division

    No transfers of Class B common stock will be permitted, except in connection with the sale of the associated membership in our exchange. No membership in our exchange may be transferred without the simultaneous sale of the associated Class B share.

    APPLICATION FOR TRADING PRIVILEGES. CME's current membership and eligibility requirements for exercising trading privileges will remain the same after the merger. Trading privileges will also remain the same. These privileges include the right to appear on the exchange floor and to be qualified to act as a floor broker/floor trader.

    SECURITY INTEREST/LIEN/CONTROL AGREEMENT ISSUES. Consistent with current practice, certain business arrangements at our exchange will permit an individual or entity to obtain a security interest in a Class A or Class B share or a membership interest of a member. This could include an entity financing the purchase of a membership interest on the exchange or an individual using his/her membership interest or Class A or Class B shares as collateral for a debt owed to another member. For purposes of obtaining a security interest in Class A or Class B shares or a membership interest, a control agreement similar to the one that is currently used by our Shareholder Relations and Membership Services Department will continue to be utilized. A control agreement allows a party to obtain a security interest in uncertificated shares of stock by obtaining "control" over such shares as required by the Uniform Commercial Code, or UCC.

    In addition, CME Rule 110 currently allows an individual or entity to place a lien on the Class B share of another individual to satisfy an outstanding debt related to a variety of exchange-related matters. Such matters could include satisfying a trading debt, paying a fine owed to CME or securing the purchase of the membership. After the merger, individuals or entities will still be able to file a Rule 110 claim against a Class B share (I.E., use it to satisfy a debt owed) and the associated membership interest.

    FACILITATING/BOOKING PURCHASES AND SALES OF SHARES/MEMBERSHIPS. The Shareholder Relations and Membership Services Department will continue to facilitate, through an auction market process, the purchase and sale of membership interests with the corresponding attached shares of Class B common stock of CME Holdings. The Shareholder Relations and Membership Services Department will also continue to facilitate the purchase and sale of membership interests bundled with Class A common stock and Class B common stock of CME Holdings that are "permitted transfers" under the CME Holdings certificate of incorporation.

    LEASING OF MEMBERSHIP PRIVILEGES. The merger will not affect the right to lease trading privileges. Consistent with current rules, only the trading privileges are leased. Equity rights associated with the Class B share, including the voting rights and Core Rights, remain with the owner of the Class B share.

    ANTI-SPECULATION RULE. CME currently maintains an anti-speculation rule. This rule provides that the seller of a share of Class B common stock of CME may not purchase another CME Class B share in the same series for a period of six months. After the merger, this rule will provide that the seller of a CME membership interest cannot purchase another CME membership interest in the same division within a six-month period.


    CLEARING MEMBER SHARE OWNERSHIP AND ASSIGNMENT REQUIREMENTS. Current CME rules require that each clearing member of the exchange have at least two CME Class B Shares, Series B-1, at least two CME Class B Shares, Series B-2 and at least two CME Class B Shares, Series B-3. In addition, a clearing member must have at least one CME Class B Share, Series B-4 and at least 64,800 CME Class A Shares (CME Rule 902). To satisfy these requirements, one CME Class B Share, Series B-1 may be substituted for any other series; one CME Class B Share, Series B-2 may be substituted for Series B-3 or B-4; and one CME Class B Share, Series B-3, may be substituted for Series B-4.


    Upon consummation of the merger, CME will continue to require collateral from clearing member firms in the same amounts of clearing member collateral/shares that it did prior to the merger. Accordingly, clearing members must have at least two shares of CME Holdings Class B-1, Class B-2, Class B-3 and at least one share of CME Holdings Class B-4 common stock. In addition, a clearing member must have the associated membership interests. Further, a clearing member must also have at least 72,093 shares of Class A common stock of CME Holdings.

    ASSIGNMENT PROCESS. Currently, in order to permit a clearing member to satisfy the share assignment requirement set forth above, an individual member may assign his Class B share to a clearing member by completing an exchange approved form. A share of Class B common stock may be assigned to only one clearing member and may not be subject to any Rule 110 claims at the time it is assigned. After the merger, an individual member who assigns his Class B share to a clearing member must also assign Class A shares in the following amounts:
17,999 Class A shares for each B-1 share; 11,999 Class A shares for each B-2 share; 5,999 Class A shares for each B-3 share; and 99 Class A shares for each B-4 share.

                                   MANAGEMENT

    On August 2, 2001, CME, as the sole shareholder of CME Holdings, elected and appointed each of its directors to serve as the directors of CME Holdings. Subsequently, the board of directors of CME Holdings appointed some of CME's executive officers to serve as the executive officers of CME Holdings. Upon the effective time of the proposed merger, these directors and executive officers will continue to serve as the directors and executive officers of CME Holdings. The boards of directors of CME Holdings and CME will be the same.

    DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth CME's directors and executive officers and their ages and positions as of July 25, 2001:


NAME                                     AGE                              POSITION
-------------------------------------  --------   --------------------------------------------------------
James J. McNulty(1)..................     50      President, Chief Executive Officer
Scott Gordon(2)......................     49      Director, Chairman of the Board
Scott L. Johnston....................     36      Managing Director, Chief Information Officer
Phupinder Gill.......................     40      Managing Director, President, Clearing House Division
Craig S. Donohue.....................     39      Managing Director, Chief Administrative Officer
Satish Nandapurkar...................     37      Managing Director, Products and Services
David G. Gomach......................     43      Managing Director, Chief Financial Officer
James R. Krause......................     52      Managing Director, Operations and Enterprise Computing
Donald D. Serpico....................     55      Managing Director, Operations
Lewis C. Ting........................     49      Managing Director, Organizational Development
Nancy W. Goble.......................     48      Director and Controller
H. Jack Bouroudjian..................     40      Director
Timothy R. Brennan...................     60      Director
Leslie Henner Burns..................     45      Director
John W. Croghan(3)...................     71      Director
Terrence A. Duffy(2).................     42      Director, Vice Chairman of the Board
Martin J. Gepsman....................     48      Director
Daniel R. Glickman...................     56      Director
Yra G. Harris........................     48      Director
Robert L. Haworth(2)(3)..............     53      Director
Bruce F. Johnson.....................     59      Director
Gary M. Katler.......................     55      Director
Paul Kimball(2)(3)...................     49      Director
Patrick B. Lynch.....................     35      Director
Leo Melamed(1).......................     69      Chairman Emeritus, Senior Policy Advisor
William P. Miller II(3)..............     45      Director
Patrick J. Mulchrone.................     43      Director
John D. Newhouse.....................     55      Director
James E. Oliff.......................     53      Director, Second Vice Chairman of the Board
Mark G. Papadopoulos.................     29      Director
Robert J. Prosi......................     53      Director
William G. Salatich, Jr..............     49      Director

NAME                                     AGE                              POSITION
-------------------------------------  --------   --------------------------------------------------------
John F. Sandner......................     59      Director, Special Policy Advisor
Myron S. Scholes.....................     60      Director
Verne O. Sedlacek(2)(3)..............     47      Director
William R. Shepard...................     54      Director
Howard J. Siegel.....................     45      Director
Jeffrey L. Silverman.................     55      Director

------------------------

(1) Non-voting director.

(2) Member of the compensation committee.

(3) Member of the audit committee.

    JAMES J. MCNULTY has served as President and Chief Executive Officer and non-voting member of the board of CME since February 2000 and of CME Holdings since its formation on August 2, 2001. Mr. McNulty has over 26 years of experience in global financial markets. Prior to joining us, he served as Managing Director and Co-Head of the Corporate Analysis and Structuring Team in the Corporate Finance Division at Warburg Dillon Read, an investment banking firm now known as UBS Warburg. He was a General Partner with O'Connor and Associates, a futures and options trading organization and a pioneer in sophisticated risk management technology, from 1987 to 1992. From 1984 to 1987 he was the founder and President of Hayes & Griffith Futures, Inc. He is currently on the boards of directors of the National Futures Association and World Business Chicago. Mr. McNulty's terms on the CME Holdings and CME boards expire in April 2002.


    SCOTT GORDON has served as Chairman of CME Holdings' board since its formation on August 2, 2001. He has served as Chairman of CME since 1998 and as a director since 1982 and has been a member of our exchange for more than 23 years. Mr. Gordon served as Vice Chairman of CME from 1995 to 1997 and Secretary from 1984 to 1985 and 1988 to 1994. He has been President, Chief Operating Officer and director since 1999 of Tokyo-Mitsubishi Futures
(USA), Inc., a clearing member firm of our exchange, wholly owned by The Bank of Tokyo-Mitsubishi, Ltd. He previously served as that firm's Executive Vice President and director. He is also a member of the CFTC's Global Markets Advisory Committee and the Advisory Committee to the Illinois Institute of Technology Center for the Study of Law and Financial Markets. Mr. Gordon is a director of the National Futures Association and of the Futures Industry Institute. Mr. Gordon's terms on the CME Holdings and CME boards expire in April 2002.


    SCOTT L. JOHNSTON has served as Managing Director and Chief Information Officer of CME since April 2000. Prior to joining us, he served as Managing Director in the Information Technology Division at UBS Warburg, an investment banking firm, from 1998 to 2000. Mr. Johnston also served as that firm's Executive Director in the Foreign Exchange/Interest Rate Technology Division from 1996 to 1997 and as Director in the Foreign Exchange Division from 1994 to 1996.

    PHUPINDER GILL has served as Managing Director and President of CME's Clearing House Division and GFX since 1998. Prior to that, he served as Senior Vice President of the Clearing House Division from May 1997 to July 1998 and Vice President from May 1994 to May 1997. Mr. Gill has held numerous other positions with us since 1988.

    CRAIG S. DONOHUE has served as Managing Director and Chief Administrative Officer of CME Holdings since its formation on August 2, 2001 and of CME since April 2001, when his title was changed from Managing Director, Business Development and Corporate/Legal Affairs of CME, which he had held since
March 2000. He also previously served as Senior Vice President and General Counsel from October 1998 to March 2000. Prior to that, Mr. Donohue served as Vice President of the

Division of Market Regulation from 1997 to 1998 and Vice President and Associate General Counsel from 1995 to 1997.

    SATISH NANDAPURKAR has served as Managing Director, Products and Services of CME since April 2001, when his title was changed from Managing Director, e-Business of CME, which he had held since March 2000. Prior to joining us, Mr. Nandapurkar served as Head of Strategic Solutions for OptiMark Technologies. He also served as Managing Director and Global Head of Foreign Exchange Options for the Bank of America in Chicago from 1997 to 1999, Managing Director and Head of Structured Equity Products Trading at Deutsche Bank Morgan Grenfell from 1996 to 1997, and Managing Director and Global Head of Exotic Options and Quantitative Methodologies for Swiss Bank Corporation in London from 1994 to 1996.

    DAVID G. GOMACH has served as Managing Director and Chief Financial Officer of CME Holdings since its formation on August 2, 2001 and of CME since
March 2000. He previously served as Senior Vice President and Chief Financial Officer of CME from December 1997 to March 2000, as Vice President, Administration and Finance and Chief Financial Officer of CME from June 1997 to December 1997 and as Vice President, Administration and Finance of CME from December 1996 to June 1997. Mr. Gomach is a certified public accountant.

    JAMES R. KRAUSE has served as Managing Director, Operations and Enterprise Computing of CME since April 2001. He previously served as Managing Director, Enterprise Computing from March 2000 to April 2001. Prior to that, he served as Senior Vice President, Enterprise Computing from January 1999 to March 2000, Senior Vice President, Systems Development from May 1998 to January 1999 and Vice President, Systems Development from August 1990 to May 1998.

    DONALD D. SERPICO has served as Managing Director, Operations of CME since March 2000. He previously served as Executive Vice President, Operations of CME from July 1994 to March 2000. Prior to that, he served as our Senior Vice President, Operations, Senior Vice President of the Clearing House and Vice President of Management Information Systems.

    LEWIS C. TING has served as Managing Director, Organizational Development of CME since March 2000. Prior to joining us, he owned a consulting business specializing in human resources, employee development and organizational change from 1996 to 2000. Prior to that, he served as a Senior Vice President for Talegen, an insurance subsidiary of Xerox's Financial Services Division.

    NANCY W. GOBLE has served as Director and Controller of CME since July 2000. Ms. Goble previously served as Associate Director and Assistant Controller of CME from October 1997 to July 2000. Prior to that, she served as Senior Vice President and Chief Financial Officer with Richard Ellis Inc., a commercial real estate firm, from 1993 until 1997. Ms. Goble is a certified public accountant.

    H. JACK BOUROUDJIAN has served as a director of CME Holdings since its formation on August 2, 2001, a director of CME since 1996 and has been a member of our exchange for more than 13 years. Mr. Bouroudjian is President and a director with Commerz Futures LLC, and previously, he served as Senior Vice President of Futures for Commerz Futures from 1999 to 2000, Vice President of Equity Futures for Nikko Securities from 1997 to 1999 and Vice President for Credit Agricole Futures, Inc. from 1995 to 1997. Mr. Bouroudjian's terms on the CME Holdings and CME boards expire in April 2002.

    TIMOTHY R. BRENNAN has served as a director of CME Holdings since its formation on August 2, 2001, a director of CME since 1990 and has been a member of our exchange for more than 25 years. Mr. Brennan has been a floor broker and trader since 1974 and has also served as Executive Vice President of RB&H Financial Services, L.P., one of our clearing member firms, for more than five years. Mr. Brennan's terms on the CME Holdings and CME boards expire in April 2002.

    LESLIE HENNER BURNS has served as a director of CME Holdings since its formation on August 2, 2001, a director of CME since 2000 and has been a member of our exchange for more than 23 years. Ms. Burns has been a self-employed floor trader since 1978 and has also served as President of Leslie A. Henner, Inc., a floor brokerage business, from 1981 until 1999. Ms. Burns' terms on the CME Holdings and CME boards expire in April 2002.

    JOHN W. CROGHAN has served as a director of CME Holdings since its formation on August 2, 2001, a director of CME since 2001 and has been a member of our exchange for more than one year. He is also a director of Lindsay Manufacturing Co., Republic Services, Inc. and Schwarz Paper Co. Previously, Mr. Croghan served as Chairman of Lincoln Capital Management and President of Lincoln Partners. Mr. Croghan's terms on the CME Holdings and CME boards expire in April 2003.


    TERRENCE A. DUFFY has served as Vice Chairman of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1998, has served as a director of CME since 1994 and has been a member of our exchange for more than 18 years. Mr. Duffy has served as President of T.D.A. Trading, Inc. since 1981. Mr. Duffy's terms on the CME Holdings and CME boards expire in April 2003.


    MARTIN J. GEPSMAN has served as Secretary of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1998, has served as a director of CME since 1993 and has been a member of our exchange for more than 16 years. Mr. Gepsman has also been an independent floor broker and trader since 1985. Mr. Gepsman's terms on the CME Holdings and CME boards expire in April 2002.

    DANIEL R. GLICKMAN has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2001. He has been a Partner in the law firm of Akin, Gump, Strauss, Hauer & Feld since February 2001.
Mr. Glickman previously served as U.S. Secretary of Agriculture from March 1995 through January 2001 and as a member of the U.S. Congress, representing a district in Kansas, from January 1977 through January 1995. Mr. Glickman's terms on the CME Holdings and CME boards expire in April 2003.

    YRA G. HARRIS has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1997 and has been a member of our exchange for more than 23 years. Mr. Harris has been an independent floor trader since 1977. Mr. Harris' terms on the CME Holdings and CME boards expire in April 2003.

    ROBERT L. HAWORTH has served as Treasurer of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2001, has been a director of CME since 1998 and has been a member of our exchange for more than 21 years. He previously served as Treasurer in 1998 and Assistant Vice President of the CME Audit Department from 1978 to 1979. Mr. Haworth has been a self-employed floor trader since 1979. He is also a certified public accountant and a member of both the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Haworth's terms on the CME Holdings and CME boards expire in April 2002.

    BRUCE F. JOHNSON has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1998 and has been a member of our exchange for more than 30 years. Mr. Johnson has served as President, Director and part owner of Packers Trading Company, Inc., a futures commission merchant and former clearing member firm, since 1969. He is also a director of Eco Technology Inc., Nettle Creek Standard Bred Farm, Inc. and Smoke Rise Ranch Co. Mr. Johnson's terms on the CME Holdings and CME boards expire in April 2002.

    GARY M. KATLER has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1992 and has been Head of the Professional Trading Group of Fimat USA since November 2000. Previously, Mr. Katler served as Senior Vice President of ING Barings

Futures and Options Inc. Mr. Katler's terms on the CME Holdings and CME boards expire in April 2003.

    PAUL KIMBALL has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1999. Mr. Kimball is Managing Director and Head of Senior Client Relationship and was Managing Director and Global Co-Head of the Global Foreign Exchange Department of Morgan Stanley & Co. Incorporated, an investment banking firm, from 1993 to 2001. He is a director of 2Medics. Mr. Kimball's terms on the CME Holdings and CME boards expire in April 2002.

    PATRICK B. LYNCH has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000, has been a member of our exchange for more than 11 years and has been an independent floor trader since 1990. Mr. Lynch's terms on the CME Holdings and CME boards expire in April 2002.

    LEO MELAMED has served as a non-voting director and Senior Policy Advisor of CME Holdings' board since its formation on August 2, 2001. Mr. Melamed is currently Chairman Emeritus, Senior Policy Advisor and a non-voting director of CME. Mr. Melamed previously served as an elected and appointed board member for 26 years. He served as Chairman of CME from 1969 until 1972 and founding Chairman of the International Monetary Market from 1972 until its merger with our exchange in 1977. Mr. Melamed served as Special Counsel to CME's board from 1977 until 1991 and Chairman of our exchange's Executive Committee from 1985 until 1991. He has been a member of our exchange for more than 45 years. From 1993 to 2001, he served as Chairman and CEO of Sakura Dellsher, Inc., a clearing member of our exchange, and he currently serves as Chairman and CEO of Melamed & Associates, a global consulting group. Mr. Melamed's terms on the CME Holdings and CME boards expire in April 2002.

    WILLIAM P. MILLER II has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1999. Mr. Miller has been Senior Vice President and Independent Risk Oversight Officer for Commonfund Group, an investment management firm for educational institutions, since September 1996. He previously served as Director, Trading Operations and Asset Mix Management with General Motors Investment Management Corp. He is Director of the Association for Financial Professionals and Chairman of the Executive Committee of the End-Users of Derivatives Council. Mr. Miller is also a Chartered Financial Analyst and member of the Association of Investment Management and Research. Mr. Miller's terms on the CME Holdings and CME boards expire in April 2002.

    PATRICK J. MULCHRONE has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1998 and has been a member of our exchange for more than 21 years. Mr. Mulchrone previously served as a director of CME's board from 1991 to 1997 and as CME's Second Vice Chairman from 1993 to 1997. He is currently President and owner of P.J. Mulchrone Co., and he has been a floor broker and trader since 1979. He is also a director of Standard Bank & Trust of Hickory Hills, Illinois. Mr. Mulchrone's terms on the CME Holdings and CME boards expire in April 2002.

    JOHN D. NEWHOUSE has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1995 and also previously served as a director of CME from 1979 to 1984 and 1987 to 1988. Mr. Newhouse has been a member of our exchange for more than 25 years and a floor broker and trader since 1975. He is currently President of John F. Newhouse & Company, and he also served as President of Euro Spread Brokers, a broker association filling orders in Eurodollars, from 1981 to 2000. He currently trades for his own account. He is a director of John F. Newhouse & Company and Gator Trading Company. Mr. Newhouse's terms on the CME Holdings and CME boards expire in April 2002.

    JAMES E. OLIFF has served as Second Vice Chairman of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1996, a director of CME since 1994 and has been a member of our exchange for more than 23 years. He previously served on CME's board from 1982 to 1992. Mr. Oliff has served as Executive Director of International Futures and Options Associates since 1996 and President of FILO Corp., a floor brokerage business, since 1982. He has also been President of LST Commodities, LLC (an introducing broker) since 1999.
Mr. Oliff is a visiting lecturer in financial market ethics at the Lemberg School of International Finance and Economics at Brandeis University, Waltham, Massachusetts. Mr. Oliff's terms on the CME Holdings and CME boards expire in April 2003.

    MARK G. PAPADOPOULOS has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000 and has been a member of our exchange for more than five years. Mr. Papadopoulos has been an independent floor trader since 1996. Previously, Mr. Papadopoulos served as an arbitrage clerk with several independent floor traders from 1994 to 1996.
Mr. Papadopoulos' terms on the CME Holdings and CME boards expire in April 2002.

    ROBERT J. PROSI has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1988 and has been a member of our exchange for more than 25 years. He is President of Operations and Strategy at Vertical Forum, a firm focusing on business-to-business derivatives and market making. He is also President of Operations and Strategy at FuturesiNet, a retail online futures brokerage. Mr. Prosi previously served as First Vice President for Salomon Smith Barney Inc., an investment banking firm, for more than five years. Mr. Prosi is also a member of the Chicago Council on Foreign Relations. Mr. Prosi's terms on the CME Holdings and CME boards expire in April 2002.

    WILLIAM G. SALATICH, JR. has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1996 and has been a member of our exchange for more than 25 years. Mr. Salatich has been an independent floor broker and trader since 1975. Mr. Salatich's terms on the CME Holdings and CME boards expire in April 2003.

    JOHN F. SANDNER has served as Special Policy Advisor and as a director of CME Holdings' board since its formation on August 2, 2001. Mr. Sandner has been Special Policy Advisor to CME since 1998, a member of CME's board since 1977 and a member of our exchange for more than 28 years. Previously, he served as Chairman of CME's board for 13 years. Mr. Sandner has served as President and CEO of RB&H Financial Services, L.P., a futures commission merchant and one of our clearing member firms since 1985. He was also Chairman and CEO of FreeDrive, Inc., an Internet business, from 1998 until 2001. Mr. Sandner's terms on the CME Holdings and CME boards expire in April 2003.

    MYRON S. SCHOLES has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000. He is Chairman of Oak Hill Platinum Partners and managing partner of Oak Hill Capital Management.
Mr. Scholes is the Frank E. Buck Professor of Finance, Emeritus, at Stanford University's Graduate School of Business and a 1997 Nobel Laureate in Economics. Currently, Mr. Scholes is also a director of Dimensional Fund Advisors Mutual Funds, the American Century Mutual Funds and Intelligent Markets. Mr. Scholes' terms on the CME Holdings and CME boards expire in April 2002.

    VERNE O. SEDLACEK has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1997. Mr. Sedlacek also has been President and Chief Operating Officer of John W. Henry & Company, Inc., a commodity trading advisor, since 1998. He served as Executive Vice President and Chief Financial Officer of the Harvard Management Company, Inc., a 501(c)(3) investment advisor and a wholly owned subsidiary of Harvard University from 1992 to 1998. He is currently a director of the National Futures Association, the Futures Industry Association, Common Fund Capital Inc. and The Advent School. He is also a member of the Global

Markets Advisory Committee of the CFTC. Mr. Sedlacek's terms on the CME Holdings and CME boards expire in April 2003.

    WILLIAM R. SHEPARD has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1997 and has been a member of our exchange for more than 27 years. Mr. Shepard is founder and President of Shepard International, Inc., a futures commission merchant. Mr. Shepard's terms on the CME Holdings and CME boards expire in April 2002.

    HOWARD J. SIEGEL has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000 and has been a member of our exchange for more than 23 years. Mr. Siegel has been a floor trader since 1977. Mr. Siegel's terms on the CME Holdings and CME boards expire in April 2002.

    JEFFREY L. SILVERMAN has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1994, served as Secretary of our exchange in 1995 and has been a member of our exchange for more than 21 years. He has been a floor trader since 1979. Mr. Silverman's terms on the CME Holdings and CME boards expire in April 2002.

    ELECTION OF DIRECTORS

    CME's certificate of incorporation provides that CME's board of directors will be composed of 30 members until the annual shareholders' meeting in April 2002, after which time CME's board will be reduced to a total of 19 directors. This reduction will be effected by electing fewer directors than the number of directors whose terms expire. The board of directors is divided into two classes, each of whose members serve for a staggered two-year term.
Ms. Burns and Messrs. Bouroudjian, Brennan, Gepsman, Gordon, Haworth, Johnson, Kimball, Lynch, McNulty, Melamed, Miller, Mulchrone, Newhouse, Papadopoulos, Prosi, Scholes, Shepard, Siegel and Silverman serve in the class whose term expires at the annual meeting of shareholders in 2002 and Messrs. Duffy, Croghan, Glickman, Harris, Katler, Oliff, Salatich, Sandner and Sedlacek serve in the class whose term expires at the annual meeting of shareholders in 2003. Upon the expiration of the term of a class of directors, directors in that class will be elected for two-year terms at the annual meeting of shareholders in the year in which that term expires.

    Holders of CME Series B-1, B-2 and B-3 common stock have the right to elect six directors to CME's board. The remaining directors are elected by the holders of the Class A and Class B common stock, voting together as a class on a share equivalents basis. The nominating committee, composed of members of CME's board of directors, nominates the slate of candidates to be elected by the holders of the Class A common stock and Class B common stock, voting together. This committee is responsible for assessing the qualifications of candidates as well as ensuring that regulatory requirements with respect to the composition of CME's board are met. The holders of the Series B-1, B-2 and B-3 common stock have the right to elect members of nominating committees for their respective series, which are responsible for nominating candidates for election by their series. Each committee is responsible for assessing the qualifications of candidates to serve as directors to be elected by that series. CME's certificate of incorporation requires that director candidates for election by a series of Class B common stock own, or be recognized under CME's rules as a permitted transferee of, at least one share of that series.


    CME Holdings will have the same board members and terms, and CME Holdings' method of electing directors and nominating committee policies will be the same with the exception that the non-Class B directors will be elected by the Class A and Class B shares, voting as a class, with one vote per share for both classes. The board of CME will be the same as the board of CME Holdings. The certificate of incorporation of CME will provide that no member may serve on the board of CME unless that person is a director of CME Holdings. At the time of the merger, CME Holdings also will enter into a voting agreement with CME that will provide that CME Holdings, as the sole shareholder of CME, will elect to the board of directors of CME the members of the board of CME Holdings. The certificate of incorporation of CME Holdings will provide that this agreement cannot be amended or terminated without a vote of the shareholders of CME Holdings.


    BOARD COMMITTEES

    AUDIT COMMITTEE. The audit committee of CME's board consists of Messrs. Croghan, Haworth, Kimball, Miller and Sedlacek. The audit committee's primary responsibilities include engaging independent accountants; appointing the chief internal auditor; approving independent audit fees; reviewing quarterly and annual financial statements; reviewing audit results and reports, including management comments and recommendations; reviewing CME's system of controls and policies, including those covering conflicts of interest and business ethics; evaluating reports of actual or threatened litigation; considering significant changes in accounting practices and examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts. Mr. Haworth is Chairman of the audit committee. The audit committee of CME Holdings will contain the same members, chairman, responsibilities and authority.


    COMPENSATION COMMITTEE. The compensation committee of CME's board consists of Messrs. Gordon, Duffy, Haworth, Kimball and Sedlacek. The compensation committee's primary responsibilities include making recommendations to CME's board concerning salaries and incentive compensation for CME's officers, determining employee compensation policy and administering CME's employee benefit plans. Mr. Sedlacek is Chairman of the compensation committee. The compensation committee of CME Holdings will contain the same members, chairman, responsibilities and authority.


    EXECUTIVE COMMITTEE. This committee has and may exercise the authority of the board of directors, when the board is not in session, except in cases where action of the entire board is required by the charter, the bylaws or applicable law. The executive committee of CME Holdings will contain the same members, chairman, responsibilities and authority.


    NOMINATING COMMITTEE. This committee will review the qualifications of potential candidates and will propose nominees for the 13 positions on the board of directors that are nominated by the board. This committee will be composed of five directors selected by the board. The board strives to have a nominating committee that reflects the diversity of the board. This committee will consider nominees recommended by shareholders if the recommendations are submitted in writing and accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. The recommendations should be addressed to the nominating committee, in care of the Corporate Secretary. Under CME's bylaws, nominations may not be made at the annual meeting. The nominating committee of CME Holdings will contain the same members, chairman, responsibilities and authority.

    DIRECTOR COMPENSATION


    Each CME director receives an annual stipend of $20,000, plus a meeting attendance fee of $1,000 for each regular meeting of CME's board that he or she attends, excluding special administrative meetings. Directors also receive an attendance fee of $1,000 for each meeting of the audit, board nominating, clearing house risk, compensation, executive and strategic planning committees. In addition, directors receive an attendance fee of $1,000 for each meeting of special board hearing committees which are appointed as needed. Directors also receive a $1,000 fee for attendance to each functional committee meeting, including the arbitration, business conduct, market regulation oversight, membership, probable cause, pit supervision and trading floor operations committees. Directors also receive reimbursement of expenses for travel to board meetings. CME's Chairman, Mr. Gordon, receives an annual stipend of $350,000, plus reimbursement of other board-related expenses. The four additional board officers, Messrs. Duffy, Oliff, Gepsman and Haworth, each receive an annual stipend of $50,000 plus reimbursement of other board-related expenses. CME's Chairman Emeritus and Senior Policy Advisor, Mr. Melamed, and CME's Special Policy Advisor, Mr. Sandner, each receive an annual stipend of $200,000, plus reimbursement of other board-related expenses. Messrs. Gordon, Melamed and Sandner do not receive any meeting attendance fees. CME Holdings will have the same compensation policies for its directors, but directors will not be separately compensated as directors of CME.


    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of CME's compensation committee is an executive officer or employee of CME. With the exception of Mr. McNulty, who is a non-voting member of the CME board, none of CME's executive officers serves as a member of CME's board of directors or compensation committee of any entity that has one or more executive officers serving on CME's compensation committee. This will continue to be true of CME Holdings immediately following the merger.

    COMPENSATION OF EXECUTIVE OFFICERS OF CME

    The following table sets forth information on compensation earned by Messrs. McNulty and Gordon, each of whom served as CME's Chief Executive Officer during CME's 2000 fiscal year, and each of the next four most highly compensated executive officers during the year ended December 31, 2000.

                         CME SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                  ANNUAL COMPENSATION        OTHER        SECURITIES
                                                 ---------------------      ANNUAL        UNDERLYING        ALL OTHER
                                        YEAR      SALARY      BONUS      COMPENSATION    OPTIONS/SARS    COMPENSATION(1)
                                      --------   --------   ----------   -------------   -------------   ----------------
James J. McNulty ...................    2000     $865,385   $1,000,000     $      0       $1,293,016        $2,100,500(2)
  President and Chief Executive         1999           --           --           --               --                --
  Officer

Scott Gordon .......................    2000            0            0      350,000                0                 0
  Chairman of the Board of              1999            0            0      350,000                0                 0
  Directors(3)

Scott L. Johnston ..................    2000      162,185      800,000(4)          0               0            16,904
  Managing Director and Chief           1999           --           --           --               --                --
  Information Officer

Phupinder S. Gill ..................    2000      416,923      200,000            0                0           101,616
  Managing Director and President of    1999      400,000      160,000            0                0            80,914
  the Clearing House Division

Craig S. Donohue ...................    2000      249,654      350,000            0                0            67,473
  Managing Director and Chief           1999      210,622      175,000            0                0            43,938
  Administrative Officer

Satish Nandapurkar .................    2000      195,192      200,000(4)          0               0            25,375
  Managing Director, Products and       1999           --           --           --               --                --
  Services

------------------------------

(1) All Other Compensation details for 2000:


                                          401 (K)        PENSION      SUPPLEMENTAL       SERP
                                        CONTRIBUTION   CONTRIBUTION     PLAN(5)      CONTRIBUTION    TOTAL
                                        ------------   ------------   ------------   ------------   --------
Mr. McNulty...........................     $8,500        $     0        $22,769        $69,231      $100,500

Mr. Gordon............................          0              0              0              0             0

Mr. Johnston..........................      3,231              0            750         12,923        16,904

Mr. Gill..............................      8,500         10,200         36,762         46,154       101,616

Mr. Donohue...........................      8,500          8,500         16,596         33,877        67,473

Mr. Nandapurkar.......................      8,500              0          1,260         15,615        25,375


(2) Includes a $2.0 million bonus paid in connection with the commencement of Mr. McNulty's employment.

(3) Mr. Gordon has served as Chairman of CME's board of directors since 1998 and receives an annual stipend of $350,000 for these services. In addition, Mr. Gordon served as CME's Chief Executive Officer beginning in April 1999 until Mr. McNulty began his employment in February 2000.

(4) Messrs. Johnston and Nandapurkar were guaranteed the bonus identified above pursuant to their respective employment agreements.

(5) Supplemental Plan includes 401(k) make-whole, pension make-whole, and trading volume bonus make-whole.

                  CME OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                                            POTENTIAL REALIZABLE
                                                                                                              VALUE AT ASSUMED
                                                                                                            RATES OF STOCK PRICE
                                       NUMBER OF        PERCENT OF                                            APPRECIATION FOR
                                      SECURITIES      TOTAL OPTIONS/                                            OPTION TERM
                                      UNDERLYING       SARS GRANTED     EXERCISE OR                            (10 YEARS)(2)
                                     OPTIONS/SARS     TO EMPLOYEES IN   BASE PRICE       EXPIRATION       ------------------------
NAME                                 (GRANTED(#))     FISCAL YEAR (%)    ($/SHARE)          DATE            5% ($)       10% ($)
----                                ---------------   ---------------   -----------   -----------------   ----------   -----------
James J. McNulty(3) ...  Tranche A  719,289 Class A         100%         $  18.47      February 7, 2010   $8,355,031   $21,175,870
                                         78 Class B                      $109,054                         $5,380,369   $13,634,911
                         Tranche B  719,289 Class A                      $  27.71      February 7, 2010   $1,708,801   $14,529,638
                                         78 Class B                      $163,535                         $1,106,364   $ 9,360,906

------------------------------

(1) Gives effect to the CME reorganization as if it occurred on December 31, 2000.

(2) These amounts represent assumed rates of appreciation required to be shown under SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of CME's stock and the value of membership interests in our exchange. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise.

(3) Mr. McNulty's stock option is divided into two tranches. Each tranche of the option entitles Mr. McNulty to purchase up to 2.5% of all classes and series of outstanding CME common stock. There are four series of CME Class B common stock. For purposes of this presentation, all series of CME Class B common stock have been combined and the number of shares has been rounded to the nearest whole number. Therefore, the exercise price of CME Class B common stock is the average of all series of stock included in the Class B portion of the option. For more information regarding the terms of Mr. McNulty's stock options, please see the section of this proxy statement/prospectus entitled "Management--Employment Agreements--McNulty Employment Agreement." This option will be assumed by CME Holdings after the merger.

                          YEAR-END OPTION VALUES(1)(2)

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                                                      AT FISCAL YEAR END                 AT FISCAL YEAR END
                                               EXERCISABLE/UNEXERCISABLE (#)(3)   EXERCISABLE/UNEXERCISABLE ($)(3)
                                               --------------------------------   --------------------------------
James J. McNulty................    Class A               0/1,438,578                      $  0/$654,553
                                    Class B                     0/157                      $0/$1,887,485

------------------------

(1) Gives effect to the reorganization of CME as if it occurred on December 31, 2000.

(2) No options were exercised during 2000.

(3) Mr. McNulty's option was not exercisable at December 31, 2000. On
    February 7, 2001, Mr. McNulty's option vested with respect to 40% of the shares covered by the option. On the anniversary of that date in each of the three subsequent years, Mr. McNulty's option will vest with respect to an additional 20% of the shares covered by the option, subject to the acceleration or termination in certain circumstances.

    EMPLOYMENT AGREEMENTS

    The following are employment agreements with CME. Upon effectiveness of the merger, CME Holdings will assume the employment and option agreements of CME.


    MCNULTY EMPLOYMENT AGREEMENT. CME entered into an employment agreement with Mr. McNulty to serve as CME's President and Chief Executive Officer through December 31, 2003, subject to renewal by mutual agreement of the parties. Under the agreement, Mr. McNulty will receive a minimum annual base salary of $1.0 million. He is also eligible for an annual incentive bonus based upon the achievement of goals set by CME's board of directors, which bonus may not exceed the lesser of $1.5 million or 10% of CME's net income. The agreement provides that Mr. McNulty will be eligible to participate in the benefit plans available generally to CME's senior officers. Mr. McNulty received a lump-sum payment of $2.0 million in connection with his commencement of employment with CME, intended to compensate him for lost compensation opportunities with his previous employer.


    Mr. McNulty also has been granted a non-transferable, non-qualified stock option, which is designed to reward him for increasing CME's value. If CME's total value increases, exercise of the option would generally enable
Mr. McNulty to realize 2.5% of the increase above CME's valuation on February 7, 2000, and 2.5% of any increase in excess of 150% of CME's valuation on February 7, 2000. CME may elect to issue solely shares of CME common stock or cash upon any exercise of the option by Mr. McNulty. The option will expire in 10 years. It may be exercised only as to the portion of the option that has vested. The option vests with respect to 40% of the shares subject thereto on the first anniversary of the date of grant and with respect to an additional 20% on each of the succeeding three anniversaries, subject to acceleration in the event of Mr. McNulty's termination without cause or forfeiture in the event of his termination for cause. The option remains exercisable in full for its remaining term following (i) a termination by CME of the employment agreement without cause or due to Mr. McNulty's disability, (ii) a termination by CME of the employment agreement by Mr. McNulty for "good reason" (as defined below) or
(iii) upon the expiration of the original term of the employment agreement. Any vested portion of the option is exercisable for a period of 180 days following a termination of the agreement by Mr. McNulty. The option will be assumed by CME Holdings following the merger and will become the right to purchase shares of the Class A and Class B common stock of CME Holdings.

    CME may terminate the agreement pursuant to its terms due to Mr. McNulty's death or disability, or with or without cause. In addition, Mr. McNulty may terminate the agreement at any time after one year upon 90 days written notice. He may also terminate the agreement for "good reason" if CME's principal place of business is relocated outside of the Chicago metropolitan area, if CME fails, after notice, to pay the agreed-upon compensation or benefits or if he is demoted or his responsibilities are significantly diminished. The agreement provides that, in the event of a termination without cause by CME, Mr. McNulty shall be entitled to receive his base salary for the remainder of the original term plus one-third of the maximum annual incentive bonus he would have received during such time. The agreement also provides that, in the event that Mr. McNulty terminates his employment after the first year on less than 90 days written notice, other than following one of the matters previously described as "good reason," CME may set off against any amounts otherwise owed to him a sum equal to his daily salary for each day his notice of termination is less than 90 days. If Mr. McNulty's employment is terminated because of his death or disability, he or his beneficiary will continue to receive the base salary for six months following that termination. In the event of his death or disability, his option will vest and, in the event of his death, be paid in cash.

    The agreement also provides that, if within two years of a "change in control" (as defined in the agreement), Mr. McNulty is terminated by CME or he terminates the agreement as a result of the occurrence of one of the matters described previously as "good reason," he shall be entitled to a payment equal to two times his base salary plus one and one-third times the maximum incentive bonus for which he would have been eligible for the remaining term of the agreement, provided that the severance payments may not exceed $8 million. The payments due to Mr. McNulty would be subject to reduction to the extent that a reduction would increase the net, after tax amount of the payment retained by Mr. McNulty giving effect to the application of the excess parachute excise tax imposed by Section 4999 of the Code. Any unvested portion of his non-qualified stock option would immediately vest and generally become exercisable for a one-year period following termination of employment.


    NANDAPURKAR EMPLOYMENT AGREEMENT. We have an employment agreement with Mr. Nandapurkar. The agreement is for an initial period of approximately two years, with the term ending March 7, 2002.

    The agreement provides for a minimum annual base salary of $250,000.
Mr. Nandapurkar is also entitled to participate in a discretionary bonus program and in other benefit plans available generally to CME's employees and officers.



    If Mr. Nandapurkar's employment is terminated due to death or disability, he will receive his base salary for a period of six months following the termination.


    BENEFIT PLANS WITH CHANGE IN CONTROL PROVISIONS

    OMNIBUS STOCK PLAN

    CME has adopted an Omnibus Stock Plan under which awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and other equity-based awards may be made to CME's employees and those of its affiliates. Upon effectiveness of the merger, CME Holdings will assume the obligations related to the Omnibus Stock Plan.

    A total of 2.6 million shares of CME common stock are authorized for issuance under the Omnibus Stock Plan (subject to adjustment in the event of a merger, reorganization or similar corporate event involving us) of which
2.6 million are subject to outstanding options or restricted share awards. The plan is administered by a committee of CME's board of directors, which has the responsibility for selecting recipients of awards under the plan, determining the terms and conditions of these awards and interpreting the provisions of the plan.

    The Omnibus Stock Plan contains a change in control provision. A change of control generally occurs under the plan upon the occurrence of the following events:

    - any person acquires more than 50% of the then outstanding shares of CME Class A common stock or more than 50% of the combined voting power of the then outstanding shares of common stock of CME;

    - individuals who comprised CME's board of directors on February 7, 2000 (generally including any person becoming a director who was nominated or approved by those persons), cease to constitute at least a majority of CME's board of directors;

    - a reorganization, merger, consolidation, or sale of all or substantially all of CME's assets under circumstances where (i) CME's shareholders prior to the transaction own less than 50% of the then outstanding shares or less than 50% of the combined voting power of the surviving or resulting corporation, (ii) the members of CME's board of directors immediately prior to the transaction do not constitute a majority of CME's board of directors of the resulting or surviving corporation or (iii) an individual or entity acquires 50% or more of the common stock or combined voting power of the surviving or resulting entity; or

    - the approval by CME's shareholders of a complete liquidation or dissolution of CME.

    The Omnibus Stock Plan generally provides that, in the event of a change in control as a result of which CME's shareholders receive registered common stock, all unvested options issued under the plan shall become vested and exercisable, restrictions shall lapse with respect to any restricted stock issued under the plan and performance goals applicable to outstanding awards shall be deemed to have been achieved. If the consideration to be received by CME's shareholders pursuant to the change in control is not registered common stock, outstanding awards will be cancelled in exchange for a cash payment equal to the value of such award (as defined in the Omnibus Stock Plan). The reorganization will not constitute a change of control for purposes of the Omnibus Stock Plan.

    PENSION PLAN



    CME maintains a non-contributory defined benefit cash balance pension plan for eligible employees. Upon effectiveness of the merger, CME Holdings will assume the obligations related to the pension plan.


    To be eligible, an employee must have completed a continuous 12-month period of employment with us and have reached the age of 21. Effective January 15, 1995, the pension plan was amended to provide for an age-based contribution to a cash balance account, and to include cash bonuses in the definition of considered earnings. CME's policy is to fund currently required pension costs. Participants become vested in their accounts after five years of service. An individual pension account is maintained for each plan participant. During employment, each individual pension account is credited with an amount equal to an age-based percentage of that individual's considered earnings plus interest at the one-year U.S. Treasury bill rate. The pension account is portable, and vested balances may be paid out when participants end their employment with CME. Alternatively, a participant may elect to receive the balance in the account in the form of one of various monthly annuities. The following is the schedule of the employer contributions based on age:

                                                                EMPLOYER
                                                              CONTRIBUTION
AGE                                                            PERCENTAGE
---                                                           ------------
Under 30....................................................       3%
30-34.......................................................       4
35-39.......................................................       5
40-44.......................................................       6
45-49.......................................................       7
50-54.......................................................       8
Over 54.....................................................       9


    The individuals named below have projected annual retirement benefits, based on current accumulated balances, an annual interest credit rate of 6% and future service to age 65 at current salary levels, as follows: Mr. McNulty, $38,507; Mr. Gordon, none; Mr. Johnston, $91,539; Mr. Gill, $97,337; Mr. Donohue, $102,518; and Mr. Nandapurkar, $86,802.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. To our knowledge, our directors and executive officers complied during 2000 with all applicable Section 16(a) filing requirements.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



    UBS Warburg LLC has provided financial advisory services to us. Prior to becoming President and Chief Executive Officer of CME, Mr. McNulty was an executive at Warburg Dillon Read, predecessor of UBS Warburg LLC.



    Several of our directors serve as officers or directors of clearing member firms. These clearing member firms pay substantial fees to our clearing house in connection with services we provide. We believe that the services provided to these clearing firms are on terms no more favorable to those firms than terms given to unaffiliated persons.

                                STOCK OWNERSHIP

    The following table sets forth information regarding beneficial ownership of CME common stock as of June 30, 2001 by:

    - each of our directors;

    - each of our named executive officers; and

    - all directors and officers as a group.

    Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more shareholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.


    This table lists applicable percentage ownership based on 25,860,600 shares of Class A common stock (not including 110,000 shares of Restricted Stock outstanding as of June 30, 2001) and 3,138 shares of Class B common stock outstanding as of June 30, 2001. Options to purchase shares of CME Class A common stock that are exercisable within 60 days of June 30, 2001, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.


    Unless otherwise indicated, the principal address of each shareholder listed below is: c/o Chicago Mercantile Exchange Inc., 30 South Wacker Drive, Chicago, Illinois 60606.

                           BENEFICIAL OWNERSHIP TABLE


                                                      COMMON STOCK
                                 -------------------------------------------------------
                                       CLASS A                      CLASS B                   TOTAL EQUITY
                                 --------------------   --------------------------------      EXPRESSED IN       PERCENT OF
                                  NUMBER     PERCENT     NUMBER                 PERCENT        EQUIVALENT        VOTE AS A
BENEFICIAL OWNER                 OF SHARES   OF CLASS   OF SHARES    SERIES    OF SERIES   CLASS A SHARES(1)    SINGLE CLASS
----------------                 ---------   --------   ---------   --------   ---------   ------------------   ------------
James J. McNulty(2)............   517,212      1.96%       13         B-1        1.96%            576,212           1.96%
                                                           16         B-2        1.96
                                                           26         B-3        1.96
                                                            8         B-4        1.96

Scott Gordon(3)................    75,600         *         2         B-1           *              84,100              *
                                                            3         B-2           *
                                                            2         B-3           *
                                                            1         B-4           *

H. Jack Bouroudjian............     5,400         *         1         B-3           *               6,000              *

Timothy R. Brennan(4)..........    21,600         *         1         B-1           *              24,100              *
                                                            1         B-3           *
                                                            1         B-4           *

Leslie Henner Burns(5).........    32,400         *         2         B-1           *              36,000              *

John W. Croghan................    16,200         *         1         B-1           *              18,000              *

Terrence A. Duffy(6)...........    16,200         *         1         B-1           *              18,100              *
                                                            1         B-4           *

Martin J. Gepsman(7)...........     5,400         *         1         B-3           *               6,100              *
                                                            1         B-4           *

Daniel R. Glickman.............         0                   0

Yra G. Harris(8)...............    27,000         *         2         B-2           *              30,000              *
                                                            1         B-3           *

(continued on following page)

                                                      COMMON STOCK
                                 -------------------------------------------------------
                                       CLASS A                      CLASS B                   TOTAL EQUITY
                                 --------------------   --------------------------------      EXPRESSED IN       PERCENT OF
                                  NUMBER     PERCENT     NUMBER                 PERCENT        EQUIVALENT        VOTE AS A
BENEFICIAL OWNER                 OF SHARES   OF CLASS   OF SHARES    SERIES    OF SERIES   CLASS A SHARES(1)    SINGLE CLASS
----------------                 ---------   --------   ---------   --------   ---------   ------------------   ------------
Robert L. Haworth..............    16,200         *         1         B-1           *              18,100              *
                                                            1         B-4           *

Bruce F. Johnson...............    16,200         *         1         B-1           *              18,100              *
                                                            1         B-4           *

Gary M. Katler(9)..............     5,400         *         1         B-3           *               6,000              *

Paul Kimball...................         0                   0

Patrick B. Lynch...............    10,800         *         1         B-2           *              12,000              *

Leo Melamed....................    10,800         *         1         B-2           *              12,000              *

William P. Miller II...........         0                   0

Patrick J. Mulchrone...........    32,400         *         1         B-1           *              36,100              *
                                                            1         B-2           *
                                                            1         B-3           *
                                                            1         B-4           *

John D. Newhouse(10)...........    37,800         *         3         B-2           *              42,100              *
                                                            1         B-3           *
                                                            1         B-4           *

James E. Oliff(11).............    10,800         *         1         B-2           *              12,100              *
                                                            1         B-4           *

Mark G. Papadopoulos...........         0                   2         B-4           *                 200              *

Robert J. Prosi(12)............    21,600         *         1         B-1           *              24,000              *
                                                            1         B-3           *

William G.
  Salatich, Jr.(13)............    16,200         *         1         B-1           *              18,100              *
                                                            1         B-4           *

John F. Sandner................    91,800         *         3         B-1           *             102,100              *
                                                            2         B-2           *
                                                            4         B-3           *
                                                            1         B-4           *

Myron S. Scholes...............         0                   0

Verne O. Sedlacek..............         0                   0

William R. Shepard(14).........    32,400         *         1         B-1           *              36,100              *
                                                            1         B-2           *
                                                            1         B-3           *
                                                            1         B-4           *

Howard J. Siegel...............    37,800         *         2         B-1           *              42,000              *
                                                            1         B-3           *

Jeffrey L. Silverman(15).......    21,600         *         1         B-1           *              24,100              *
                                                            1         B-3           *
                                                            1         B-4           *

Scott L. Johnston..............         0                   0

Phupinder Gill.................         0                   0

Craig S. Donohue...............         0                   0

Satish Nandapurkar.............         0                   0

Directors and Executive
  Officers as a group
  (38 persons)(16).............  1,078,812     4.09%       32         B-1        5.02%          1,201,712           4.09%
                                                           31         B-2        3.74
                                                           43         B-3        3.27
                                                           23         B-4        5.46

------------------------------

   * Less than 1%.

 (1) Class A equivalent shares are based on the number of Class A shares that each series of Class B shares owned is considered to represent under CME's certificate of incorporation.

 (2) Mr. McNulty's total represents shares that Mr. McNulty could acquire if he exercised the vested portion of an option he received in February 2000. The number of shares is presented to the nearest whole number that could be exercised. The option vested with respect to 40% of the shares subject thereto in February 2001. The option vests with respect to an additional 20% on each of the succeeding three anniversaries. The terms of the option are described in the section of this proxy statement/prospectus entitled "Management--Employment Agreements." As of June 30, 2001, Mr. McNulty had not exercised the option.

 (3) Includes 10,800 Class A shares and one Series B-2 share held in a trust over which Mr. Gordon has investment and voting power. Also includes 64,800 Class A shares, two Series B-1 shares, two Series B-2 shares, two
     Series B-3 shares and one Series B-4 share which are owned by Tokyo-Mitsubishi Futures (USA), Inc. over which he exercises voting power. Mr. Gordon disclaims beneficial ownership of the shares owned by Tokyo-Mitsubishi Futures (USA), Inc.

 (4) Includes 5,400 Class A shares and one Series B-3 share held through Brennan Enterprises, an S Corporation of which Mr. Brennan is the owner. Also includes one Series B-4 share as to which Mr. Brennan shares joint ownership, but over which he does not have voting power.

 (5) Includes 16,200 Class A shares and one Series B-1 share held in a trust over which Ms. Burns exercises voting and investment power.

 (6) Includes one Series B-4 share as to which Mr. Duffy shares joint ownership and has voting power.

 (7) Includes one Series B-4 share as to which Mr. Gepsman shares joint ownership and has voting power.

 (8) Includes one Series B-2 share which is not owned by Mr. Harris, but which is held in his name and over which he exercises voting power.

 (9) Includes 5,400 Class A shares and one Series B-3 share owned by Fimat USA as to which Mr. Katler has voting power. Mr. Katler disclaims beneficial ownership of the shares owned by Fimat USA.

 (10) Includes one Series B-4 share as to which Mr. Newhouse shares joint ownership and has voting power. Also includes 37,800 Class A shares, three Series B-2 shares and one Series B-3 share owned by John F. Newhouse & Company, which is owned by Mr. Newhouse.

 (11) Includes one Series B-4 share as to which Mr. Oliff shares joint ownership, but over which he does not have voting power. Excludes 16,200 Class A shares and one Series B-1 share and 10,800 Class A shares and one Series B-2 share held through two trusts in the names of each of his parents. Mr. Oliff has no voting or ownership power over these trusts, and he disclaims beneficial ownership for the shares held in trust.

 (12) Includes 16,200 Class A shares and one Series B-1 share owned by Futuresinet as to which Mr. Prosi has voting power. Mr. Prosi disclaims beneficial ownership of the shares owned by Futuresinet.

 (13) Includes one Series B-4 share as to which Mr. Salatich shares joint ownership, but over which he does not have voting power.

 (14) Includes one Series B-4 share as to which Mr. Shepard shares joint ownership and has voting power.

 (15) Includes 5,400 Class A shares and one Series B-3 share owned by Mr. Silverman's wife as to which he disclaims beneficial ownership. Also includes one Series B-4 share as to which Mr. Silverman shares joint ownership and has voting power.


 (16) Includes options exercisable by Mr. McNulty as explained in footnote (2).


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
                               INDUSTRY OVERVIEW

    INTRODUCTION

    A futures contract is a derivative product that facilitates the purchase or sale of a financial instrument or commodity at some future date at a set price. Futures contracts provide the means for hedging, risk management, asset allocation and speculation and are used in nearly all sectors of the global economy. The customer base includes professional traders, financial institutions, institutional and individual investors, as well as major corporations, manufacturers, producers, supranational entities and governments.

    INDUSTRY GROWTH

    According to the Futures Industry Association, the total number of futures contracts traded worldwide on reporting futures exchanges grew from approximately 475 million in 1990 to approximately 1.4 billion in 2000, representing a compound annual growth rate of approximately 12%. In the United States, the total number of futures contracts traded on futures exchanges increased from approximately 277 million in 1990 to approximately 491 million in 2000. In Europe, the total number of futures contracts traded on futures exchanges grew from approximately 76 million in 1990 to approximately
612 million in 2000, and in Asia this number grew from 109 million in 1990 to 238 million in 2000.


    The substantial recent growth in global futures trading volume is attributable to a number of factors. Increasing awareness of the importance of risk management has significantly expanded the demand for risk management tools in all economic sectors. Greater price volatility in key market sectors, such as in the fixed income sector, has increased the need for these tools. Greater access to futures markets through technological innovation and the relaxation of regulatory barriers has also expanded the market reach of futures exchanges and the customer base for these products. Growing awareness of the opportunities to obtain or hedge market exposure through the use of futures contracts at lower cost than the cost of obtaining or hedging comparable market exposure by purchasing or selling the underlying financial instrument or commodity has also contributed to increased customer interest in the use of futures contracts.



    Today there are 51 futures exchanges located in 27 countries, including nine futures exchanges in the United States. Major futures exchanges in the United States include us, CBOT, NYMEX and the New York Board of Trade. Major futures exchanges outside the United States include Eurex, which is a part of Deutsche Borse Group, London International Financial Futures and Options Exchange, or LIFFE, Mercado Oficial de Futuros y Opciones Financieros in Spain, or MEFF, Euronext N.V., or Euronext, Singapore Derivatives Exchange Ltd., or SGX, and the Tokyo Stock Exchange, or TSE.


    METHODS OF TRADING


    Trading in futures products at futures exchanges has traditionally occurred primarily on physical trading floors in arenas called pits through an auction process known as open outcry. Only members owning or leasing a seat on the exchange may trade in the pit, and orders from individual and institutional traders are sent to these members on the trading floor, usually through a broker. The rules of many exchanges also permit block trading, which involves the private negotiation of large purchases and sales away from the trading floor, but which are settled and cleared through the exchange's clearing facilities. Futures exchanges also offer privately negotiated exchange-for-physical, or EFP, transactions, which involve exchanges of futures contracts for cash positions or other qualified instruments.



    In order to expand access to their markets, most futures exchanges, either exclusively or in combination with open outcry trading facilities, provide electronic trading platforms that allow subscribing customers to obtain real-time information about bid and ask prices and trading volumes and enter orders directly into the platform's centralized order book, subject to the agreement of a clearing member to accept responsibility for clearing resulting transactions on behalf of the customer. The emergence of electronic trading has been enabled by the ongoing development of sophisticated electronic order routing and matching systems, as well as advances in communications networks and protocols. Examples of electronic trading platforms include the GLOBEX2 system, the a/c/e platform, which is provided jointly by CBOT and Eurex, LIFFE Connect-TM- and the Cantor Exchange, or CX, which is provided by Cantor Fitzgerald, L.P.


    LIQUIDITY OF MARKETS


    Liquidity of markets, namely, the ability of the market to quickly and efficiently absorb the execution of large purchases and sales, is a key component to attracting customers and ensuring the success of a market. Liquidity is a function of the number of participants making a market or otherwise trading in a contract, the size, or notional value, of the positions participants are willing to accommodate and the prevailing spread between the levels at which bids and offers are quoted for the relevant contract. As a result, the volume of contracts or transactions executed on an exchange is a widely recognized indicator of liquidity on the exchange. Volume is stated in round turn trades, which represent matched buy and sell orders. In addition, the daily total of positions outstanding on an exchange, or open interest, and notional values of contracts traded are widely recognized indicators of the level of customer interest in a specific contract.


    A neutral, transparent and relatively anonymous trading environment, as well as a reputation for market integrity, are critical to the establishment and maintenance of a liquid market. In addition, a successful exchange must provide cost-effective execution and have access to an advanced technology infrastructure that enables reliable and efficient trade execution as well as dependable clearing and settlement capabilities.

    CLEARING AND SETTLEMENT

    Transactions executed on futures exchanges are settled through an entity called a clearing house that acts as a central counterparty to the clearing member on each side of the transaction. When a futures transaction has been executed in the pit or on an electronic platform and matched, the clearing house facilitates the consummation of the transaction by substituting itself as the counterparty to both the clearing member that is or represents the buyer and the clearing member that is or represents the seller in the transaction. A clearing house also can provide clearing services for transactions that occur outside the pit or electronic platform, such as block trades and EFPs.

    The measures used to evaluate the strength and efficiency of a clearing house include the number of transactions that are processed per day, the amount of settlement payments that are handled per day and the amount of collateral deposits managed by the clearing house. The major clearing houses for futures products include the CME Clearing House, which we own, the Board of Trade Clearing Corporation, the London Clearing House, Singapore Exchange Derivatives Clearing Limited and Clearnet.

    TRENDS IN THE INDUSTRY

    Globalization, deregulation and recent advances in technology are changing the way both the futures and broader commodities and financial exchange markets operate.

    GLOBALIZATION

    In recent years, the world's financial markets, as well as the exchanges and marketplaces that serve them, have experienced an accelerating pace of globalization. The emphasis on greater geographic

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
diversification of investments, investment opportunities in emerging markets and expanded cross-border commercial activities are leading to increasing levels of cross-border trading and capital movements. In response to these trends, financial exchanges within particular geographic regions, notably in Europe, are both expanding access to their markets across borders and consolidating. As described below, exchanges in different regions are also forming global alliances to link the electronic platforms for trading their financial products.

    DEREGULATION

    Deregulation of the financial services industry in the United States, Europe and Asia has increased customer access to products and markets, reduced regulatory barriers to product innovation and encouraged consolidation.

    UNITED STATES. Many regulatory barriers to product development were largely repealed by the recent enactment of the CFMA in the United States. The adoption of the CFMA creates a more flexible regulatory framework for exchanges, clearing houses and other financial institutions. Among other developments, the CFMA authorized the trading of new products, such as futures contracts on individual stocks and narrow-based stock indexes, which were prohibited under prior law. The CFMA also enabled regulated exchanges to self-certify new contracts and rules, without the delays occasioned by regulatory review and approval, permitting quicker product launch and modification.

    EUROPE AND ASIA. We believe deregulation and competition will continue to pressure European exchanges to consolidate across borders to gain operating efficiencies necessary to compete for customers and intermediaries. We also believe there will be continued efforts in Europe and Asia to consolidate cash markets (or markets that directly trade financial instruments, such as securities, or commodities on a current or forward basis) and derivatives markets on single exchange platforms. SGX, TSE and Euronext, which resulted from the merger of the Amsterdam Exchanges N.V., ParisBourse(SBF)S.A., or SBF, and Societe de la Bourse de Valeurs Mobilieres de Bruxelles S.A., which is the Brussels Exchange, are major securities exchanges in addition to being futures exchanges, highlighting the growing convergence between cash and derivatives markets.

    TECHNOLOGICAL ADVANCES

    Technological advances have led both to the decentralization of exchanges and the introduction of alternative trading systems, or ATSs.

    DECENTRALIZATION. Exchanges are no longer required to operate in specific geographic locations, and customers no longer need to act through local financial services intermediaries in some markets. Market participants around the world are now able to trade certain products nearly 24 hours a day through electronic platforms. In addition, futures exchanges have formed cross-border alliances that enable their members to trade products offered by other exchanges in the alliance. For example, under the GLOBEX Alliance, which includes us, Euronext, SGX, MEFF, The Montreal Exchange and Bolsa de Mercadorias & Futuros in Sao Paolo, Brazil, we intend to provide members of each exchange with cross-exchange access and trading privileges in all of the markets in the alliance.

    ATSS. Advances in electronic trading technology have also led to the emergence of ATSs. These systems bring together the orders of buyers and sellers of financial instruments and have the capacity both to route orders to exchanges as well as to internalize customer order flow within their own order book. ATSs have not yet emerged, however, in the U.S. futures markets, although a number of successful electronic trading systems offering financial derivatives that are economically similar to futures contracts operate today, particularly in the foreign exchange and fixed income markets. It is not yet clear how these trading systems will continue to evolve in and outside the United States.

                                    BUSINESS

    OVERVIEW


    We are one of the world's leading exchanges for the trading of futures and options on futures. Futures contracts with a notional dollar value of $155 trillion were traded through our exchange in 2000, making us the world's largest exchange by this measure. We also have the largest futures and options on futures open interest of any exchange in the world, with 12.2 million contracts open as of June 30, 2001. We bring together buyers and sellers of derivative products on our open outcry trading floors, on the GLOBEX2 electronic trading system and through privately negotiated transactions that we clear. We offer market participants the opportunity to trade futures contracts and options on futures on interest rates, stock indexes, foreign exchange and commodities. We believe several of our key products, including our Eurodollar futures, S&P 500 Index futures and Nasdaq-100 Index futures, maintain global benchmark status.


    We own our clearing house and are able to guarantee, clear and settle every contract traded through our exchange. On average, we process more than 400,000 transactions per day, with the capacity to clear more than one million transactions per day. We also act as custodian for approximately $28.4 billion in collateral and move an average of $1.5 billion of settlement funds through our clearing system each day. In addition, our Standard Portfolio Analysis of Risk, or SPAN, risk evaluation system has been adopted by 36 exchanges and clearing organizations worldwide, and CLEARING 21, our state-of-the-art clearing system, is used by NYMEX and Euronext.


    Founded in 1898 as a not-for-profit corporation, in November 2000 we became the first U.S. financial exchange to demutualize and become a shareholder-owned corporation. As a consequence, we have adopted a for-profit approach to our business. During 2000, we posted record trading volume of more than
231.1 million contracts. In the first six months of 2001, we posted trading volume of more than 191.1 million contracts, an increase of 59% over the same period in 2000. For the first six months of 2001, our total revenues were $186.9 million, an increase of 70% from the $109.9 million recorded during the same period in 2000. Our net income for the first half of 2001 was $34.2 million, compared to a net loss of $6.9 million during the first half of 2000.


    Currently, we have strategic alliances with the leading derivative exchanges and clearing organizations in France, Spain, London and Singapore, and are developing an alliance with the Tokyo Stock Exchange, to extend the market reach of our global derivatives business. We are also a member of the GLOBEX Alliance, which was created to expand our customer base by allowing participants from other exchanges to trade our products and provide our existing customers with access to a broader range of products offered on other exchanges.

    COMPETITIVE STRENGTHS

    Since our exchange was organized in 1898, we have established ourselves as a premier global marketplace for financial risk management. We believe our principal competitive strengths are:

    - highly liquid markets;

    - global benchmark products;

    - diverse portfolio of products and services;

    - wholly owned clearing house;

    - proven and scalable technology; and

    - global reach.

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
    HIGHLY LIQUID MARKETS. The liquidity in our markets is a key factor in attracting and retaining customers. We have the largest futures and options on futures open interest of any exchange in the world, with 12.2 million contracts open as of June 30, 2001. During 2000, we posted record trading volume of more than 231.1 million contracts, making us the third most active futures exchange in the world. In the first six months of 2001, we posted trading volumes of more than 191.1 million contracts, an increase of 59% over the same period in 2000. By notional value, we are the largest futures exchange in the world, with $155 trillion traded in 2000. Our deep and liquid markets tend to attract additional customers, which in turn further enhances our liquidity.

    GLOBAL BENCHMARK PRODUCTS. We believe our key products serve as global benchmarks for valuing and pricing risk. Our Eurodollar contract is increasingly referenced as the global benchmark for measuring the relative value of U.S. dollar-denominated short-term fixed-income securities. Similarly, the S&P 500 and Nasdaq-100 indexes are considered primary tools for benchmarking investment performance against U.S. equity market exposure. Our Eurodollar, S&P 500 and Nasdaq-100 contracts, which are based on these benchmarks, are increasingly recognized by our customers as efficient tools for managing and hedging their interest rate and equity market risks.

    DIVERSE PORTFOLIO OF PRODUCTS AND SERVICES. We differentiate ourselves from our competitors by developing and offering to our customers a diverse array of products, as well as a broad range of trade execution and clearing services. We have a long history of developing innovative interest rate, stock index, foreign exchange and commodity products designed to appeal to institutional and individual customers. We offer both open outcry auction trading and electronic order-matching services, and we provide facilities to clear privately negotiated transactions. Our markets provide important risk management tools to our customers, which include leading global and financial institutions around the world. We work closely with our customers to create markets and products that meet their needs. These relationships help us to anticipate and lead industry changes.

    WHOLLY OWNED CLEARING HOUSE. We own our clearing house, which guarantees, clears and settles every contract traded through our exchange. On average, we process more than 400,000 transactions per day, with the capacity to clear more than one million transactions per day. We also act as custodian for approximately $28.4 billion in collateral and move an average of $1.5 billion of settlement funds through our clearing system each day. We believe our performance guarantee is a major attraction of our markets, particularly compared to OTC markets, because it substantially reduces counterparty risk. Our clearing system permits more efficient use of capital for our customers by allowing netting of long and short positions in a single type of contract and providing risk offset and cross-margining arrangements with several other leading clearing houses. In addition, ownership of our clearing house enables us to more quickly and efficiently bring new products to market through coordination of our clearing functions with our product development, technology, market regulation, other risk management and additional activities. Our current capacity ensures that we are able to service peak volumes, introduce new products with high volume potential and provide clearing services to other exchanges in the future.

    PROVEN AND SCALABLE TECHNOLOGY. We believe our ability to use technology effectively has been a key factor in the successful development of our business. As a result of significant investments in our technology asset base, we possess fast, reliable and fully integrated trading and clearing systems. Our highly scalable systems are designed to accommodate additional products with relatively limited modifications and low incremental costs. The core components of our system infrastructure for trading, clearing and risk management are becoming widely adopted throughout the futures industry, resulting in common interfaces and efficiencies for intermediaries and customers. For example, our SPAN risk evaluation system, which is used to determine the appropriate performance bond requirements for trading portfolios, has been adopted by 36 exchanges and clearing organizations worldwide. In addition, CLEARING 21, our state-of-the-art clearing system, is being used by NYMEX and Euronext.

    GLOBAL REACH. Globalization of financial markets is expanding the customer base for futures products beyond traditional boundaries. Our electronic trading services, which are available approximately 23 hours a day and five days per week, position us to take advantage of this development. We have established strategic relationships with other exchanges and clearing houses around the world in order to enable our customers to gain further capital and execution efficiencies. Currently, we have strategic alliances with the leading exchanges and clearing houses in Singapore, London, France and Spain, and are developing an alliance with the Tokyo Stock Exchange, to extend the market reach of our global derivatives business. We are also a member of the GLOBEX Alliance, which was created to expand our customer base by allowing participants from other exchanges to trade our products and provide our existing customers with access to a broader range of products offered on other exchanges.

    GROWTH STRATEGY

    Globalization, deregulation and advances in technology offer significant opportunities for expanding futures markets, and exchange markets generally. We intend to increase our revenues and profitability by capitalizing on these opportunities through implementation of the following four strategies:

    - expand our current core business;

    - add new products;

    - provide transaction processing services to third parties; and

    - pursue select alliances and acquisitions.

    EXPAND OUR CURRENT CORE BUSINESS. We intend to advance our position as a leader in the futures industry by continually expanding customer access to our markets and services, offering additional trade execution choices and enhancing our market data and information products.

    - EXPAND CUSTOMER ACCESS. We continue to expand our customer base and trading volume by broadening the access, order routing, trading and clearing solutions we offer to existing and prospective customers. We were the first U.S. exchange to allow all customers to view the book of prices, where they can see the five best bids and offers in the central limit order book and directly execute transactions in our electronically traded products. This expanded access further increases the transparency of our markets by giving our customers valuable trading information. We provide our customers with flexibility to access our markets in the most cost-effective manner for them. Our customers can use their own proprietary trading software, third party software or software that we provide for a fee. These front-end trading terminal software solutions are connected to our trading environment through a suite of application programming interfaces, or APIs, that we have developed. We also offer a cost-efficient Web-based virtual private network, or VPN, solution for our lower volume customers. In addition to our standard marketing activities, we have implemented two programs to increase our customer base. We are offering promotional pricing to European users to expand our presence in Europe. We are also actively seeking to increase the number of independent software vendors that offer interfaces to our systems. Increasing the number of these vendor relationships enables us to access a broader network of customers.


    - EXPAND ELECTRONIC AND OTHER TRADE EXECUTION CHOICES. Our strategy is to offer our customers a broad range of trade execution choices, including increased electronic trading, enhanced facilities for privately negotiated transactions and new links with exchanges around the world. We believe offering multiple execution alternatives will enable us to attract new customers and increase our overall volume. We offer daytime electronic trading in most of our major product lines. We traded more than
      34.5 million contracts electronically in 2000 and more than 36.0 million contracts in the first six months of 2001, an increase of approximately 143% over the first six months of 2000. We introduced daytime electronic trading in our Eurodollar contracts on a limited basis during 1999. We are developing new electronic functionality to accommodate complex trading strategies that are utilized in trading Eurodollar contracts to facilitate the expanded use of this market. In addition, we intend to capture further volume through enhancements to our privately negotiated block trading facilities in our Eurodollar, S&P 500 and Nasdaq-100 futures contracts. Our block trading facilities enable institutional customers to trade large positions efficiently and economically and gain the benefits of our clearing house guarantee and capital efficiencies. We are working with other leading exchanges, such as Euronext, SGX and MEFF, to allow our customers to trade products that we do not list and expand internationally the range of customers who have access to our products.


    - ENHANCE OUR MARKET DATA AND INFORMATION PRODUCTS. Our markets and trading activities generate valuable information regarding prices and trading activity in our products. We intend to increase our revenues by leveraging our market data and information capabilities and developing enhancements to our existing information products. Revenues from the sale of our market data represented approximately 16% of our revenues during 2000. We sell our market data, which include information about bids, offers and trade size, to banks, broker-dealers, pension funds, investment companies, mutual funds, insurance companies, other financial services companies and individual investors. We believe we can enhance our market data and information product offerings by packaging the basic data we have traditionally offered with advanced, analytical data and information, and developing partnerships with other content and service providers to create information products with value-added services.


    ADD NEW PRODUCTS. We develop new products and product line extensions based on research and development in collaboration with our customers and financial services firms. We have created modified versions of some of our existing products in order to attract new types of customers. For example, in 1997 and 1999, respectively, we introduced E-mini versions of our larger open outcry-traded S&P 500 and Nasdaq-100 futures contracts. By creating smaller-sized products and offering electronic trading services in them, we have successfully expanded our customer base and overall volume. We intend to continue expanding our derivatives product lines by introducing contracts based on new markets or securities, such as single-stock futures and futures on narrow-based stock indexes. We believe these products offer significant opportunities to generate new business and capture business from other markets. We believe our recently announced joint venture with CBOE and CBOT to trade single-stock futures will position us to take advantage of these opportunities. In addition, we intend to continue working with emerging cash market trading platforms to jointly develop innovative futures products. One example of this is our agreement with CheMatch.com, an Internet based exchange for the chemicals industry, to develop a suite of co-branded chemical futures contracts.


    PROVIDE TRANSACTION PROCESSING AND OTHER BUSINESS SERVICES TO THIRD PARTIES. We intend to leverage our existing capacity and scalable technology and business processes to provide a broad range of services to other exchanges, clearing organizations and e-marketplaces. We intend to offer services, including clearing and settlement processing and risk management, market structuring, product structuring and trade execution platforms. We believe we can differentiate ourselves from our competitors by offering some or all of these services on a cost-effective basis in combination with the potential to access our broad distribution and customer base and to access our experienced liquidity providers. Users of our clearing services also have the potential to gain substantial capital and collateral efficiencies for their member firms.

    PURSUE SELECT ALLIANCES AND ACQUISITIONS. We plan to supplement our internal growth through the formation of joint ventures or alliances and select acquisitions of businesses or technologies. We will seek alliances and acquisitions that help us to enter new markets, provide services that we currently do not offer, open access to our markets or advance our technology. For example, we intend to enter into a joint venture with CBOE and CBOT to create a new exchange to trade single-stock futures contracts on stocks trading worldwide. We believe we can achieve significant potential economies of scale through the consolidation of exchange transaction processing services, either directly through acquisition, or indirectly through the provision of these services to others.

    PRODUCTS

    Our broad range of products includes futures contracts and options on futures contracts based on interest rates, stock indexes, foreign exchange and commodities. Our products are traded through our open outcry auction markets, through the GLOBEX2 electronic trading system or in privately negotiated transactions. For the year ended December 31, 2000, we derived $156.6 million, or approximately 69% of our total revenues, from fees associated with trading and clearing products on or through our exchange. For the six months ended
June 30, 2001 we derived $139.2 million, or approximately 74% of our total revenues, from such fees. In addition, our markets generate valuable data and information regarding pricing and trading activity in our markets. Revenues from market data products totaled $36.3 million, or approximately 16% of our total revenues, in 2000 and $23.8 million, or approximately 13% of total revenues, in the six months ended June 30, 2001. The following charts depict the percentage of our total transaction-related revenues generated from each product group and the percentage of our total volume represented by each product group, in each case for the year ended December 31, 2000.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

2000 Transaction-Related Revenue
by Product Group

Commodity Products          4%
Interest Rate Products     38%
Equity Products            34%
Foreign Exchange Products  24%

2000 Volume by Product Group

Commodity Products          3%
Interest Rate Products     61%
Equity Products            28%
Foreign Exchange Products   8%

    We identify new products by monitoring economic trends and their impact on the risk management and speculative needs of our existing and prospective customers. Historically, we have successfully introduced a variety of new futures products. We pioneered the trading of foreign exchange futures in 1972 and Eurodollar futures, the first cash-settled futures contracts listed for trading, in 1981. In 1982, we were the first to introduce a successful stock index futures contract, the S&P 500 Index futures contract, and in 1996 we introduced the Nasdaq-100 Index futures contract. We believe the S&P 500 Index and the Nasdaq-100 Index are the global benchmarks for managing exposure to the U.S. equity market, and our futures contracts based on them are among the most successful products in our industry. The smaller, electronically traded versions of these contracts, the E-mini S&P 500 Index futures and the E-mini Nasdaq-100 futures, were introduced in 1997 and 1999, respectively, and are the fastest growing futures contracts in the history of our exchange.

    The following table shows the total notional value and average daily volume of contracts traded from our four principal product sectors for 2000 and the first six months of 2000 and 2001.


                                                                                                          AVERAGE DAILY
                                                                                                         CONTRACT VOLUME
                                                                      TOTAL NOTIONAL VALUE                (IN THOUSANDS)
                                                                         (IN BILLIONS)            ------------------------------
                                                                 ------------------------------                  SIX MONTHS
                                                                             SIX MONTHS ENDED                       ENDED
                                                                                 JUNE 30,                         JUNE 30,
                                                                            -------------------              -------------------
PRODUCT SECTOR              PRINCIPAL UNDERLYING INSTRUMENTS       2000       2000       2001       2000       2000       2001
--------------           --------------------------------------  --------   --------   --------   --------   --------   --------
Interest Rate.........   Eurodollar, LIBOR, Euroyen              $141,000   $75,100    $128,000     551        590       1,012

Equity................   S&P 500, Nasdaq-100, S&P MidCap 400,    $ 12,000   $ 7,500    $  6,600     258        248         396
                         S&P 500/BARRA Growth and Value
                         Indexes, Nikkei Stock Average

Foreign Exchange......   Euro, Japanese yen, British pound,      $  1,800   $ 1,000    $  1,000      77         83          86
                         Swiss franc, Canadian dollar

Commodity.............   Cattle, hogs, pork bellies, lumber,     $    200   $   100    $    100      31         33          35
                         dairy



    INTEREST RATE PRODUCTS. Our interest rate products include our global benchmark Eurodollar futures contracts. Eurodollars are U.S. dollar bank deposits outside the United States. Eurodollar futures contracts are a short-term interest rate product and constitute one of the most successful products in our industry and the most actively traded futures contract in the world for the first six months of 2001. Open interest on Eurodollar futures and options on futures contracts traded on our exchange was 9.1 million contracts on June 30, 2001, representing a notional value of $9.1 trillion. We also trade contracts based on other short-term interest rates, such as one-month LIBOR, which stands for the London Interbank Offered Rate, and Euroyen. Interest rate products represented approximately 61% of our trading volume during 2000, an average of approximately 551,000 contracts per day, and approximately 66% of our trading volume during the first six months of 2001, an average of approximately
1.0 million contracts per day.


    The growth of our Eurodollar futures market has been driven by the general acceptance of the U.S. dollar as the principal reserve currency for financial institutions throughout the world. As a result, Eurodollar deposits have important significance in the international capital markets. Participants in our Eurodollar futures market are generally major domestic and international banks and other financial institutions that face interest rate risks from their lending and borrowing activities, their activities as dealers in OTC interest rate swaps and structured derivative products and their proprietary trading activities. Many of these participants use our Eurodollar and other interest rate contracts to hedge or arbitrage their money market swaps or convert their interest rate exposure from a fixed rate to a floating rate or a floating rate to a fixed rate. Asset managers also use our interest rate products to lengthen the effective maturity of short-term investment assets by buying futures contracts, or shorten the effective maturity by selling futures. Our contracts are an attractive alternative when physical restructuring of a portfolio is not possible or when futures transaction costs are lower than the cash market transaction costs. In 1999, we initiated simultaneous, side-by-side electronic trading in our Eurodollar contracts. Trading in our Eurodollar contracts often involves complex trading strategies that we believe cannot be fully accommodated by existing electronic trading platforms. Accordingly, electronic trading in our Eurodollar contracts has achieved only limited market acceptance. We are developing new electronic functionality to accommodate trading strategies required for electronic trading of Eurodollar contracts to accelerate.

    As shown below, our interest rate product trading volumes have fluctuated over the last five years and the first six months of 2001. The fluctuations primarily reflect the volatility of short-term interest rates and monetary policy of the U.S. Federal Reserve Board, rather than competition from other exchanges or increased use of alternative products or markets. More recently, our trading volume has been positively affected by these factors and by the decline in the issuance of U.S. Treasury securities. With less availability of U.S. Treasury securities, swap dealers, who represent a significant group of our customers, have increasingly turned to our Eurodollar contract as a benchmark for valuing fixed-income obligations and as a tool for managing dollar-denominated interest rate exposure.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Interest Rate Average Daily Volume

1996            443,721
1997            522,835
1998            574,829
1999            475,023
2000            550,810
1/01 to 6/01  1,011,721

    We intend to increase our revenues from our interest rate product sector by increasing trading volume, optimizing pricing of existing products and introducing new products. We have been active in adopting new policies and practices that are closely aligned with customer demand and designed to promote enhanced market penetration. We also increased institutional trading of Eurodollar futures by expanding privately negotiated transaction alternatives. Privately negotiated transactions include both block trades and EFP transactions and are executed apart from the public auction market. See the section of this proxy statement/prospectus entitled "Business--Execution" for a description of types of trading alternatives. These trading opportunities are particularly attractive to large-scale institutional traders. We have recently extended EFP trading to all Eurodollar futures contracts. Block trading was originally introduced in late 2000 in a limited number of Eurodollar futures contracts. As of July 2001, block trading has been extended to all Eurodollar futures contracts using a revised and more competitive fee schedule.

    EQUITY PRODUCTS. We have been a leader in stock index futures since we began offering these products in 1982 and remain the largest exchange in the world for trading stock index futures. Stock index futures products permit investors to obtain exposure, for hedging or speculative purposes, to a change in the weighting of one or more equity market sectors more efficiently than by buying or selling the underlying securities. We offer trading in futures contracts based upon the S&P 500 and Nasdaq-100 stock indexes, as well as other small, medium and large capitalization indexes based on both domestic and foreign equity markets. We currently have approximately a 95% market share in all U.S. listed stock index futures and options on futures, based on the number of contracts traded.

    Trading in stock index futures products represented approximately 28% of our trading volume during 2000, an average of more than 258,000 contracts per day, and approximately 26% of our trading volume during the first six months of 2001, an average of approximately 396,000 contracts per day. Over 98% of our stock index product trading volume during 2000 was based on the S&P 500 Index and the Nasdaq-100 Index. In 2000, the total notional value of S&P 500 futures contracts traded on our exchange was approximately $9.0 trillion, compared to the approximately $11.1 trillion value of stock traded on the New York Stock Exchange.

    Standard & Poor's designed and maintains the S&P 500 Index to be a proxy for a diversified equity portfolio representing a broad cross-section of the U.S. equity market. The index is based on the stock prices of 500 large capitalization companies. We have an exclusive license with Standard & Poor's Corporation until 2008. The Nasdaq-100 Index is based on the 100 largest non-financial stocks listed on the Nasdaq National Market. We have a license with Nasdaq that allows us to offer the Nasdaq-100 Index contract exclusively, other than as to Nasdaq and some of its affiliates, until 2006. For a more detailed discussion of these license agreements, see the section of this proxy statement/prospectus entitled "Business--Licensing Agreements." Our standard S&P and Nasdaq products are traded through our open outcry facilities during regular trading hours and on the GLOBEX2 system after the close of open outcry trading.


    We also offer futures on the S&P Midcap 400, the S&P/BARRA Growth and Value Indexes, which are based on data compiled by S&P and BARRA, Inc., the Nikkei Stock Average, the Russell 2000 Stock Price Index and the FORTUNE e-50 Index. We believe the variety of our stock index futures products appeals to a broad group of equity investors. These investors include public and private pension funds, investment companies, mutual funds, insurance companies and other financial services companies that benchmark their investment performance to different segments of the equity markets.

    In 1997, we launched our E-mini S&P 500 futures contracts. We followed this highly successful new product offering with the introduction of E-mini Nasdaq-100 futures contracts in 1999. E-mini contracts are traded exclusively on our electronic GLOBEX2 system and are one-fifth the size of our standard size S&P 500 and Nasdaq-100 futures contracts. These products are designed to address the growing demand for stock index derivatives from individual traders and small institutions. Since their introduction, trading volumes in these products have grown rapidly, achieving new volume and open interest records on a regular basis during the first six months of 2001. This growth is attributable to the benefits of equity index futures, electronic market access and significant volatility in the U.S. equity markets.

    The following charts depict the average trading volume in our S&P 500 and Nasdaq-100 products during the five-year period ending in 2000 and for the six months ended June 2001.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

S&P 500 Product Volume

              E-MINI S&P 500  STANDARD S&P 500
1996                       0            97,447
1997                  11,181           103,292
1998                  17,804           144,513
1999                  43,683           125,426
2000                  76,310           106,429
1/01 to 6/01         132,503           109,211

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Nasdaq-100 Product Volume

              E-MINI NASDAQ-100  STANDARD NASDAQ-100
1996                          0                1,737
1997                          0                3,637
1998                          0                4,726
1999                      2,707               10,266
2000                     42,926               45,701
1/01 to 6/01            121,120               24,846

    Our equity index product trading volumes have increased substantially, more than doubling over the last two years. Trading volumes for the last five years are shown below. Volumes have been significantly affected by the volatility of the U.S. equity markets, particularly during the last two years. We believe our leading market position in equity products is a result of the liquidity of our markets, the status of the S&P 500 Index and the Nasdaq-100 Index as two of the principal U.S. financial standards for benchmarking stock market returns and the appeal to investors and traders of our E-mini products and GLOBEX2 trading system. We believe future growth in our equity index products will come from expanding customer access to our electronic markets, as well as further educating the marketplace as to the benefits of these products.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stock Index Average Daily Volume

1996          103,208
1997          116,801
1998          174,840
1999          189,984
2000          258,120
1/01 to 6/01  396,208


    Other equity product growth opportunities are expected to come from the introduction of single-stock futures and futures on narrow-based stock indexes. Recent industry deregulation will permit futures and securities exchanges to offer single-stock futures and futures contracts on narrow-based stock indexes. Single-stock futures allow investors to obtain exposure, for hedging or speculative purposes, that is economically equivalent to owning or shorting an individual stock without actually buying or selling the stock. They are designed to offer leverage, ease of trading and less expensive, more customized risk management strategies than equity options, equity swaps and stock lending transactions. In August 2001, we entered into an operating agreement governing our joint venture with CBOE and CBOT, created to trade single-stock futures contracts on stocks trading worldwide as well as futures on narrow-based stock indexes. Under the terms of our operating agreement, CBOE and CME together own a significant majority interest in the joint venture, and CBOT owns a minority interest. We believe the joint venture will reduce the costs and risks associated with the start-up of trading in a new futures product and increase our chances of success by combining the customer bases and resources of our exchanges. In particular, we believe the collective marketing and distribution channels of CME, CBOE and CBOT will create significant liquidity that will allow the joint venture to become a market leader in single-stock futures.



    The operation of the joint venture is subject to a number of contingencies, including, among others, registration with the CFTC and SEC and the negotiation and implementation of key operating features of the venture, including match engine selection. The framework for regulatory oversight of single-stock futures is in the process of being adopted. Under the terms of our operating agreement, until the earlier of the third anniversary of the first date our joint venture begins trading single-stock futures or May 31, 2005, we are restricted from in any way, directly or indirectly, engaging in the business of trading, marketing, regulating, selling, purchasing, clearing or settling transactions in single-stock futures. This restriction on our ability to compete applies whether or not we remain part of the joint venture. This non-compete does not apply to futures based on narrow-based stock indexes.



    FOREIGN EXCHANGE PRODUCTS. We became the first exchange to introduce financial futures when we launched foreign exchange futures in 1972. Since that time we have built a strong presence in foreign exchange futures. Institutions such as banks, hedge funds, commodity trading advisors, corporations and individual customers use these products to manage their risks associated with, or speculate on, fluctuations in foreign exchange rates. Foreign exchange products represented approximately 8% of our trading volume in 2000, an average of approximately 77,000 contracts per day, and approximately 6% of our trading volume during the first six months of 2001, an average of approximately 86,000 contracts per day. We offer futures and options on futures contracts on major currencies, including the Euro, Japanese yen, British pound, Swiss franc, Canadian dollar, Mexican peso, Australian dollar, Brazilian real, New Zealand dollar and South African rand.



    As shown below, our trading volumes for foreign exchange futures products have declined during the past five years while overall industry-wide foreign exchange trading volumes have been flat. During the first six months of this year, our trading volumes have increased 4% over levels in the first six months of 2000. Our volumes have been impacted by the introduction of the Euro and subsequent phasing out of many of the major European currencies, the continuing consolidation in the financial institutions sector, increased use of internal netting mechanisms by our customers and wide use of electronic trading for foreign exchange transactions by competing markets. We intend to improve the performance of this product sector by expanding electronic trading in our foreign exchange products and permitting wider use of block trading and EFPs through our markets. The growth in privately negotiated transactions that we accept, settle and guarantee through our clearing house has offset a portion of the revenue impact from the lower trading volumes. Our per transaction revenues for these trades are higher than other means of trade execution.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Foreign Exchange Average Daily Volume

1996          113,180
1997          119,429
1998          113,948
1999           94,748
2000           76,615
1/01 to 6/01   85,687

    We expect the potential for growth in our foreign exchange product line will come from further transitioning to electronic trading in this market that will allow us to compete more effectively for electronic volume. The foreign exchange spot market is heavily reliant on electronic trading, with the majority of trades estimated to be brokered online. We are in discussions to add electronic interfaces with OTC market electronic trading platforms in our foreign exchange product lines and believe these interfaces will position us to attract a portion of the trading volume that is currently executed in the foreign exchange OTC market.


    COMMODITY PRODUCTS. Commodity products were our only products when our exchange first opened for business. We have maintained a strong franchise in our commodity products, including futures contracts based on cattle, hogs, pork bellies, lumber and dairy products. Commodity products accounted for approximately 3% of our trading volume during 2000, an average of approximately 32,000 contracts per day, and approximately 2% of our trading volume in the first six months of 2001, an average of approximately 35,000 contracts per day. These products provide hedging tools for our customers who deal in tangible physical commodities, including agricultural producers of commodities and food processors. Our commodity products are traded through our open outcry execution facilities. In 2000, we began to offer E-mini versions of our lean hog and feeder cattle contracts.


    As shown below, trading volumes for our commodity products have been relatively stable in recent years. We believe continuing consolidation and restructuring in the agricultural sector, coupled with the reduction or elimination of government subsidies and the resulting increase in demand for risk management in this sector, could create growth in our commodity markets as more producers and processors adopt formal hedging and risk management programs. We believe our E-mini commodity contracts may also contribute to increased growth in this product sector.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Commodity Average Daily Volume

1996          34,173
1997          34,382
1998          35,664
1999          33,672
2000          31,575
1/01 to 6/01  35,479

    We intend to leverage our experience in trading futures on physical commodities to jointly develop new commodity products with operators of electronic, cash and derivative trading platforms. For example, in the third quarter of 2000, we entered into an agreement with CheMatch.com to develop a suite of co-branded chemical contracts.

    MARKET DATA AND INFORMATION PRODUCTS. Our markets generate valuable information regarding prices and trading activity in our products. The market data we supply are central to trading activity in our products and to trading activity in related cash and derivatives markets. We sell our market data, which include information about bids, offers, trades and trade size, to banks, broker-dealers, pension funds, investment companies, mutual funds, insurance companies, individual investors and other financial services companies or organizations that use our markets or monitor general economic conditions. We sell our market data directly to our electronic trading customers as part of their access to our markets through our electronic facilities. We also sell market data via dedicated networks to approximately 160 worldwide quote vendors who consolidate our market data with that from other exchanges, other third party data providers and news services, and then resell their consolidated data. As of December 31, 2000, over 46,000 of their subscribers displayed our data on over 200,000 screens. Revenues from market data products totaled $36.3 million, or approximately 16% of our total revenues, in 2000 and $23.8 million, or approximately 13% of our total revenues, in the six months ended June 30, 2001.

    We intend to enhance our current market data and information product offerings by packaging the basic data we have traditionally offered with advanced analytical data and information. We have created marketing programs to increase the use of our market data, and we are beginning to explore new business relationships with companies that develop value-added computer-based applications that process our market data to provide specific insights into the dynamics of trading activity in our products.

    EXECUTION

    Our trade execution facilities consist of our open outcry trading pits and our GLOBEX2 electronic trading system. Both of these execution facilities offer our customers immediate trade execution, anonymity and price transparency and are state-of-the-art trading environments supported by substantial infrastructure and technology for order routing, trade reporting, market data dissemination and market surveillance and regulation. In addition, trades can be executed through privately negotiated transactions that are cleared and settled through our clearing house. The chart below shows the range of trade execution choices we provide our customers in some of our key products.

                                                              PRIVATELY
                                      GLOBEX2     GLOBEX2     NEGOTIATED
PRODUCT                OPEN OUTCRY    DAYTIME    NIGHTTIME   TRANSACTIONS
-------                -----------   ---------   ---------   ------------
Eurodollar                   X            X           X            X
Standard S&P 500             X           --           X            X
Standard Nasdaq-100          X           --           X            X
E-mini S&P 500              --            X           X           --
E-mini Nasdaq-100           --            X           X           --
Foreign Exchange             X            X           X            X
Commodity                    X            X          --            X

    OPEN OUTCRY TRADING. Open outcry trading represented approximately 85% of our total trading volume in 2000, and over 81% of our trading volume in the first six months of 2001. The pits are the centralized meeting place for floor traders and floor brokers representing customer orders to trade contracts. The trading floors, covering approximately 70,000 square feet, have tiered booths surrounding the pits from which clearing member firm personnel can communicate with customers regarding current market activity and prices and receive orders either electronically or by telephone. In addition, our trading floors display current market information and news on electronic wallboards hung above the pits.

    GLOBEX2 ELECTRONIC TRADING. We began electronic trading in 1992 using a system developed in partnership with Reuters. Our second generation electronic trading system, GLOBEX2, was introduced in 1998, and is based on the Nouveau Systeme de Cotation, or NSC, owned and licensed to us by Euronext-Paris, a subsidiary of our GLOBEX2 partner, Euronext. GLOBEX2 maintains an electronic, centralized order book and trade execution algorithm for futures contracts and options on futures contracts and allows users to enter orders directly into the order book. Initially, these systems were used to offer our products to customers after the close of our regular daytime trading sessions. Today, however, we trade some of our most successful products on the GLOBEX2 system nearly 23 hours a day, five days a week. Approximately 15% of our 2000 trading volume was traded on GLOBEX2, compared to approximately 8% in 1999. During the first six months of 2001, GLOBEX2 accounted for approximately 19% of our total trading volume, compared to approximately 12% during the first six months of 2000. Our yearly electronic volume has grown rapidly during the last five years. Electronic trading volume has increased from more than 1.3 million contracts in 1995 to more than 34.5 million contracts in 2000 and more than 36.0 million contracts for the first six months of 2001.

    The following chart depicts the average daily volume for electronic trading for the last five years and for the first six months of 2001.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

GLOBEX Average Daily Volume

1996            7,976
1997           17,412
1998           38,668
1999           63,783
2000          136,928
1/01 to 6/01  288,167

    PRIVATELY NEGOTIATED TRANSACTIONS. In addition to offering traditional open outcry and electronic trading through the GLOBEX2 system, we permit qualified customers to trade our products by entering into privately negotiated EFP transactions and block trades, which are reported and included in the market data we distribute. We also guarantee, clear and settle these transactions through our clearing house. Some market participants value privately negotiated transactions as a way to ensure that large transactions can be completed at a single price or in a single transaction while preserving their ability to effectively complete a hedging, risk management or other trading strategy. Approximately 12% and 11% of our clearing and transaction fee revenues were derived from this type of trading during 2000 and the first six months of 2001, respectively.

    An EFP involves a privately negotiated exchange of a futures contract for a cash position or other qualified instrument. While EFP capabilities have been available for many years, and constitute a significant and profitable segment of our foreign exchange futures trading, EFPs have been offered on a restricted basis in other CME markets. Recently, we have taken steps to liberalize our EFP trading policies, including extending EFP capabilities to all Eurodollar futures contracts.

    A block trade is the privately negotiated purchase and sale of futures contracts. Block trading was recently introduced on our exchange in late 2000, and volumes have been limited to date. We believe block trading provides an important new source of access designed to appeal to large scale institutional traders. Originally these transactions were limited to a certain number of contracts and required high minimum quantity thresholds along with a block surcharge. More recently, we implemented new pricing and trading rules designed to increase customer participation.

    The following chart depicts the average daily volume for privately negotiated transactions for the last five years and for the first six months of 2001.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Privately Negotiated Transactions
Average Daily Volume

1996          15,336
1997          24,011
1998          29,926
1999          31,632
2000          26,403
1/01 to 6/01  30,120

    We intend to continue to enhance the utility of EFP and block transactions while maintaining an appropriate balance with the transactions conducted within the open outcry or electronic trading environments.

    CLEARING

    We operate our own clearing house that clears, settles and guarantees the performance of all transactions matched through our execution facilities. By contrast, many derivatives exchanges, including CBOT, CBOE and LIFFE, do not provide clearing services for trades conducted on their execution facilities, relying instead on outside clearing houses to provide these services. Ownership and control of our own clearing house enables us to capture the revenue associated with both the trading and clearing of our products. This is particularly important for trade execution alternatives such as block trades, where we can derive a higher per trade clearing fee compared to other trades. By owning our clearing house, we also control the cost structure and the technology development cycle for our clearing services. We believe having an integrated clearing function provides significant competitive advantages. It helps us manage our new product initiatives without being dependent on an outside entity.


    We process an average of approximately 400,000 transactions per day, with an average transaction size of 8.1 contracts. We maintain the largest futures and options on futures open interest at approximately 12.2 million contracts, as of June 30, 2001. We currently act as custodian for approximately $28.4 billion in performance bond assets contributed by our clearing members and move an average of approximately $1.5 billion a day in settlement funds through our clearing system. In addition, our clearing house guarantees the performance of our contracts with a financial safeguards package of approximately $2.9 billion. Currently the exchange is in the process of obtaining default insurance in order to further strengthen its financial safeguards package.

    The clearing function provides three primary benefits to our markets: efficient, high-volume transaction processing; cost and capital efficiencies; and a reliable credit guarantee. The services we provide can be broadly categorized as follows:

    - transaction processing and position management;

    - cross-margining;

    - market protection and risk management;

    - settlement, collateral and delivery; and

    - investment.

    TRANSACTION PROCESSING AND POSITION MANAGEMENT. We developed a state-of-the-art clearing system, CLEARING 21, in conjunction with NYMEX to provide high quality clearing services. This system processes reported trades and positions on a real-time basis, providing users with instantaneous information on trades, positions and risk exposure. CLEARING 21 is able to process trades in futures and options products, securities and cash instruments. CLEARING 21 can also support complex new product types including combinations, options on combinations, options on options, swaps, repurchase and reverse repurchase agreements, and other instruments. Through CLEARING 21 user interfaces, our clearing members can electronically manage their positions, exercise options, enter transactions related to foreign exchange deliveries, manage collateral posted to meet performance bond requirements and access all of our other online applications. Together with our order routing and trade matching services, we offer straight-through electronic processing of transactions in which an order is electronically routed, matched, cleared and made available to the clearing member's back-office systems for further processing.

    CROSS-MARGINING SERVICES. We have led the derivatives industry in establishing cross-margining agreements with other leading clearing houses. Cross-margining arrangements reduce capital costs for clearing members and our customers. These agreements permit an individual clearing house to recognize a clearing member's open positions at other participating clearing houses, and clearing members are able to offset risks of positions held at one clearing house against those held at other participating clearing houses. This reduces the need for collateral deposits by the clearing member. For example, our cross-margining program with the Options Clearing Corporation reduces performance bond requirements for our members by approximately $539 million a day. We have implemented, or are in the process of implementing, cross-margining arrangements with the Government Securities Clearing Corporation, the Board of Trade Clearing Corporation and the London Clearing House.

    MARKET PROTECTION AND RISK MANAGEMENT. Our clearing house guarantee of performance is a significant attraction, and an important part of the functioning, of our exchange. Because of this guarantee, our customers do not need to evaluate the credit of each potential counterparty or limit themselves to a selected set of counterparties. This flexibility increases the potential liquidity available for each trade. Additionally, the substitution of our clearing house as the counterparty to every transaction allows our customers to establish a position with one party and then to offset the position with another party. This contract netting process provides our customers with significant flexibility in establishing and adjusting positions.

    In order to ensure performance, we establish and monitor financial requirements for our clearing members. We also set minimum performance bond requirements for our traded products. Our clearing house uses our proprietary SPAN software, which determines the appropriate performance bond requirements by simulating the gains and losses of complex portfolios. We typically hold performance bond collateral to cover at least 95% of price changes within a given historical period, as determined by SPAN, in each product.

    At each settlement cycle, our clearing house values at the market price prevailing at the time, or marks to market, all open positions and requires payments from clearing members whose positions have lost value and makes payment to clearing members whose positions have gained value. Our clearing house marks to market all open positions at least twice a day, and more often if market volatility warrants. Marking-to-market provides both participants in a transaction with an accounting of their financial obligations under the contract.


    Conducting a mark-to-market a minimum of two times a day helps protect the financial integrity of our clearing house, our clearing members and market participants. This allows our clearing house to identify quickly any clearing members that may not be able to satisfy the financial obligations resulting from changes in the prices of their open contracts before those financial obligations become exceptionally large and jeopardize the ability of our clearing house to ensure performance of their open positions.


    In the unlikely event of a payment default by a clearing member, we would first apply assets of the clearing member to cover its payment obligation. These assets include security deposits, performance bonds and any other available assets, such as the proceeds from the sale of Class A and Class B common stock and membership licenses of the clearing member at our exchange owned by or assigned to the clearing member. Thereafter, if the payment default remains unsatisfied, we would use our surplus funds, security deposits of other clearing members, and funds collected through an assessment against all other solvent clearing member firms to satisfy the deficit. We have an unsecured, committed $350 million line of credit agreement with a consortium of banks in order to provide additional liquidity to deal with a clearing member payment default. This line of credit may also be utilized if there is a temporary problem with the domestic payments system that would delay settlement payments between our clearing house and clearing members.

    The following shows the available assets of our clearing house at June 30, 2001 in the event of a payment default by a clearing member:

                      CME CLEARING HOUSE AVAILABLE ASSETS
                                 (IN MILLIONS)

Aggregate Performance Bond Deposits by all Clearing Member
  Firms.....................................................  $28,392.5
                                                              =========
Market Value of Pledged Memberships (per firm)..............  $     3.4
CME Surplus Funds...........................................       79.9
Security Deposits of Clearing Members.......................      550.4
Limited Assessment Powers...................................    2,276.7
                                                              ---------
  MINIMUM TOTAL ASSETS AVAILABLE FOR DEFAULT................  $ 2,910.4
                                                              =========

    SETTLEMENT, COLLATERAL AND DELIVERY SERVICES. We manage final settlement in all of our contracts, including cash settlement, physical delivery of selected commodities, and option exercises and assignments. Because some initial and maintenance performance bonds from clearing members, as well as mark-to-market obligations on some of our contracts, are denominated in various foreign currencies, we offer multi-currency margin and settlement services. We also offer a Moneychanger Service to our clearing members. This service provides members with access to overnight funds in various foreign currencies at competitive bid/ask spreads free of charge to satisfy the terms of a foreign currency denominated futures contract.

    Although more than 95% of all futures contracts are liquidated before the expiration of the contract, the underlying financial instruments or commodities for the remainder of the contracts must be delivered. We act as the delivery agent for all contracts, ensuring timely delivery by the seller of the exact quality and quantity specified in a contract and full and timely payment by the buyer.

    In order to efficiently administer its system of financial safeguards, our clearing house has developed banking relationships with a network of major U.S. banks and banking industry infrastructure providers, such as the Society for Worldwide Interbank Financial Telecommunications, or SWIFT. Among the key services provided to our clearing house by these banks and service providers are a variety of custody, credit and payment services that support the substantial financial commitments and processes backing the guarantee of our clearing house to market participants.


    INVESTMENT SERVICES. In order to achieve collateral efficiencies for our clearing member firms, we have also established our Interest Earning Facility, a private money market fund managed by third party investment managers, to allow clearing member firms to enhance the yields they receive on their performance bond collateral deposited with our clearing house. As of June 30, 2001, clearing members had approximately $2.0 billion in balances in these funds, which are benchmarked against the 90-day U.S. Treasury bill average yield. Our clearing house earns fee income in return for providing this value-added service to our clearing members. We recently implemented an addition to our Interest Earning Facility program, called IEF2, which allows clearing firms to invest directly in public money market mutual funds through a special facility provided by CME.



    Our clearing house also recently launched a securities lending program using a portion of the non-segregated U.S. Treasury collateral deposited by our clearing membership. Securities lending enables our clearing house to generate a new stream of revenue.


    TECHNOLOGY

    Our operation of both trading facilities and a clearing house has influenced the design and implementation of the technologies that support our operations.

    TRADING TECHNOLOGY. We have a proven track record of operating successful open outcry and electronic markets by developing and integrating multiple, evolving technologies that support a growing and substantial trading volume. The integrated suite of technologies we employ to accomplish this has been designed to support a significant expansion of our current business and provides us with an opportunity to leverage our technology base into new markets, products and services.

    As electronic trading activity expands, we continue to provide greater match engine functionality unique to various markets, market models and product types. We have adopted a modular approach to technology development and engineered an integrated set of solutions that support multiple specialized markets. We continually monitor and upgrade our capacity requirements and have designed our systems to handle at least twice our peak transactions in our highest volume products. Significant investments in production planning, quality assurance and certification processes have enhanced our ability to expedite the delivery of the system enhancements that we develop for our customers.


    Speed, reliability, scalability, capacity and functionality are critical performance criteria for electronic trading platforms. A substantial portion of our operating budget is dedicated to system design, development and operations in order to achieve high levels of overall system performance. For example, to enhance the capacity and reliability of our systems, we are in the process of implementing an additional data center and distribution points in London to serve our European clients. These data centers support our customer interfaces, trading and execution systems, as well as clearing and settlement operations.

    The technology systems supporting our trading operations can be divided into four major categories:

DISTRIBUTION.........................  Technologies that support the ability of customers to access our trading
                                       systems from terminals through
                                       network access to our trading floor
                                       and/or electronic trading
                                       environments.

ORDER ROUTING/ORDER MANAGEMENT.......  Technologies that control the flow of orders to the trading floor or
                                       electronic trading systems and that
                                       monitor the status of and modify
                                       submitted orders.

TRADE MATCHING (ELECTRONIC MARKET)...  Technologies that aggregate submitted orders and electronically match buy
                                       and sell orders when their trade
                                       conditions are met.

TRADING FLOOR OPERATIONS.............  Technologies that maximize market participants' ability to capitalize
                                       on opportunities present in both the
                                       trading floor and electronic markets
                                       that we operate.


    The GLOBEX2 electronic trading platform includes distribution, order routing, order management and trade matching technology. The modularity and functionality of GLOBEX2 enable us to selectively add products with unique trading characteristics onto the trading platform with minimal additional investment.


    The distribution technologies we offer differentiate our platform and bring liquidity and trade volume to our execution facilities. Over 1,500 customers connect directly with us, and more connect with us through 15 independent software vendors and 16 member firms that have interfaces with our systems. Many of these customers connect through a dedicated private frame-relay network that is readily available, has wide distribution and provides fast connections in the Americas, Europe and Asia. Over the past year, we initiated efforts to provide additional access choices to customers, and in early 2001, implemented a Web-based, virtual private network solution for our lower-volume customers. This added a low-cost alternative that was the first of its kind among major exchanges. In the short time this solution has been available, we have attracted 160 users.

    In order routing and management, we offer a range of mechanisms, and were among the first U.S. derivatives exchanges to fully implement the FIX 4.2 protocol--the standard order routing protocol used within the securities industry. In addition, our order routing and order management systems are capable of supporting multiple electronic trading match engines. This functionality gives us great latitude in the types of markets that we choose to serve.

    Several key technology platforms and standards are used to support these activities, including fault-tolerant Tandem and IBM mainframes, Sun Microsystems servers, Compaq and Dell PCs, Oracle and DB2 databases, Unix, Windows NT, Novell, Unicenter TNG software systems, TIBCO middleware, and multi-vendor frame relay and VPN solutions.


    Our match engine is based upon the computerized trading and match software known as the NSC. We have a long-term license from Euronext-Paris, under which we have the ability to modify and upgrade the performance of the basic NSC system to optimize its performance to suit our needs. We have a fully trained development team working to maintain, upgrade and customize our version of the

NSC system. The customized enhancements that we have developed address the unique trading demands of each marketplace that we serve. We continue to focus on performance features of the match engine and presently have multiple enhancements under development.


    CLEARING TECHNOLOGY. CLEARING 21, our clearing and settlement software, and SPAN, our margining and risk management software, form the core of our clearing technology.

    CLEARING 21 is a system for high-volume, high-capacity clearing and settlement of exchange-based transactions that we developed jointly with NYMEX. The system offers clearing members improved efficiency and reduced costs. CLEARING 21's modular design gives us the ability to rapidly introduce new products. The software can be customized to meet the unique needs of specialized markets.

    SPAN is our sophisticated margining and risk management software. SPAN has now been adopted by 36 exchanges and clearing organizations worldwide. This software simulates the effects of changing market conditions on a complex portfolio and uses standard options pricing models to determine a portfolio's overall risk. SPAN then generates a performance bond requirement that typically covers 95% of price changes within a given historical period.

    INTERNATIONAL ALLIANCES

    GLOBEX ALLIANCE. We created the GLOBEX Alliance in 1999 to expand our customer base by allowing participants from other exchanges to trade our products and provide our existing customers with access to a broader range of products offered on other exchanges. Our alliance partners include the derivatives markets operated by Euronext, SGX, the Bolsa de Mercadorias y Futuros in Brazil, the Montreal Exchange and MEFF, giving us a presence in six countries and all of the world's major time zones. Market participants of each exchange are granted cross-access trading privileges at other alliance exchanges for electronically traded products. We are working to facilitate these cross-access trading privileges via inter-exchange order routing technology and a global data network.

    TOKYO STOCK EXCHANGE. In addition, in October 2000, we signed a non-binding letter of intent to pursue a global alliance with TSE, with the goal of further developing our respective fixed-income and equity derivatives markets.

    MEFF. In 2000, we established an alliance with MEFF in an effort to expand our successful equity index franchise globally. Through this partnership, derivatives on the European S&P index products are listed for trading on MEFF's electronic trading platform and cleared at our clearing house. By allowing MEFF to join our clearing house as a clearing member, both CME and MEFF market participants can leverage their existing clearing relationships through participation in this product market.

    MARKETING PROGRAMS AND ADVERTISING

    Our marketing programs primarily target institutional customers and, to a lesser extent, individual traders. Our marketing programs for institutional customers aim to inform traders, portfolio managers, corporate treasurers and other market professionals about novel uses of our products, such as new hedging and risk management strategies. We also strive to educate these users about changes in product design, margin requirements and new clearing services. We participate in major domestic and international trade shows and seminars regarding futures and options and other derivatives products. In addition, we sponsor educational workshops and marketing events designed to educate market users about our new products. Through these relationships and programs, we attempt to understand the needs of our customer base and use information provided by them to drive our product development efforts.

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
    We advertise our products and our brand name to increase our trading volumes. Our advertising strategy is twofold: to maintain awareness and familiarity among our institutional target customers and to generate awareness among our growing retail audience. Our primary method of advertising is through print media, using both monthly trade magazines and daily business publications.

    COMPETITION

    Until the passage of the CFMA, futures trading was generally required to take place on or subject to the rules of a federally designated contract market. The costs and difficulty of obtaining contract market designation, complying with applicable regulatory requirements, establishing efficient execution facilities and liquidity pools and attracting customers created significant barriers to entry. The CFMA has eroded the historical dominance by the exchanges of futures trading in the United States by, among other things, permitting private transactions in most futures contracts and authorizing the use of electronic trading systems to conduct both private and public futures transactions. For a more detailed description of the regulation of our industry and the regulatory changes brought on by the CFMA, see the section of this proxy statement/prospectus entitled "Business--Regulatory Matters."

    These changing market dynamics have led to increasing competition in all aspects of our business and from a number of different domestic and international sources of varied size, business objectives and resources. We now face competition from, among others, other futures, securities and securities option exchanges, OTC markets, consortia formed by our members and large market participants, alternative trade execution facilities and technology firms, including market data distributors and electronic trading system developers.


    There are 51 futures exchanges located in 27 countries, including nine futures exchanges in the United States. Because equity futures contracts are alternatives to underlying stocks and a variety of equity option and other contracts for obtaining exposure to the equity markets, we also compete with securities and option exchanges, including the New York Stock Exchange and CBOE, dealer markets such as Nasdaq and alternative trading systems such as Instinet.



    OTC markets for foreign exchange and fixed-income derivative products also compete with us. The largest foreign exchange markets are operated primarily as electronic trading systems. Two of the largest of these, operated by Electronic Broking Services and Reuters plc, respectively, serve primarily professional foreign exchange trading firms. Additional electronic platforms designed to serve corporate foreign exchange users are beginning to emerge. Two of these are operated by consortia of interdealer and interbank market participants. A third is a proprietary trading system. These systems present significant potential competitive challenges to the growth of our foreign exchange futures markets.


    The OTC fixed-income derivatives market is by far the largest fixed-income derivatives marketplace. The OTC market consists primarily of interbank and interdealer market participants. There is currently no single liquidity pool in the OTC fixed-income derivatives market that is comparable to our Eurodollar markets. The OTC market for fixed-income derivatives products has traditionally been limited to more customized products, and the large credit exposures created in this market and the absence of clearing facilities have limited participation to the most creditworthy institutional participants. However, the size of this market and technology driven developments in electronic trading and clearing facilities, as well as regulatory changes implemented by the CFMA, increase the likelihood that one or more substantial liquidity pools will emerge in the future in the OTC fixed-income derivatives market.

    Other emerging competitors include consortia owned by firms that are members of our exchange, and large market participants also may become our competitors. For example, BrokerTec Global LLC, or BrokerTec, an electronic interdealer fixed-income broker whose members include Citigroup, Credit Suisse First Boston, Deutsche Bank AG, Goldman Sachs Group, J.P. Morgan Chase, Lehman Brothers, Merrill Lynch & Co., Morgan Stanley and UBS Warburg, recently began electronically trading

U.S. Treasury securities, has announced an intended launch of futures contracts in the fall of 2001 and may develop markets for Euro-denominated sovereign debt and other fixed-income securities and other futures-related products. All of the members of BrokerTec are currently our member firms or affiliates of our member firms and include many of the most significant participants in our Eurodollar and S&P 500 futures markets.

    Alternative trade execution facilities that currently specialize in the trading of equity securities have electronic trade execution and routing systems that also can be used to trade products that compete with our products. While these firms generally may lack overall market liquidity and distribution capability, typically, they have advanced electronic and Internet technology, significant capitalization and competitive pricing. In addition, while there is currently relatively little electronic trading of OTC equity derivatives and the greatest portion of this market is conducted through privately negotiated transactions, it is likely that one or more OTC equity derivatives markets will emerge in the future.

    Technology companies, market data and information vendors and front-end software vendors also represent potential competitors because, as purveyors of market data, these firms typically have substantial distribution capabilities. As technology firms, they also have access to trading engines that can be connected to their data and information networks. Additionally, technology and software firms that develop trading systems, hardware and networks that are otherwise outside of the financial services industry may be attracted to enter our markets.

    We also face a threat of trading volume loss if a significant number of our traditional participants decide to trade futures among themselves without using any exchange or specific trading system. The CFMA allows nearly all of our largest customers to transact futures directly with each other. While those transactions raise liquidity and credit concerns, they may be attractive based on execution costs, flexibility of terms, negotiability of margin or collateral deposits, or other considerations. Additionally, changes in the CFMA permitting the establishment of stand-alone clearing facilities for futures and OTC derivatives transactions will facilitate the mitigation of credit-risk concentrations arising from such transactions, as well as from other off-exchange futures and derivatives transactions.

    We believe competition in the derivatives and securities businesses is based on a number of factors, including, among others:

    - depth and liquidity of markets and related benefits;

    - transaction costs;

    - breadth of product offerings and rate and quality of new product development;

    - transparency, reliability and anonymity in transaction processing;

    - connectivity;

    - technological capability and innovation;

    - efficient and secure settlement, clearing and support services; and

    - reputation.

    We expect competition in our businesses to intensify as potential competitors expand into our markets, particularly as a result of technological advances and the recently enacted CFMA and other changes introduced by the CFTC that have reduced the regulatory requirements for the development and entry of products and markets that are competitive with our own. Additional factors that may intensify competition in the future include: an increase in the number of for-profit exchanges; the consolidation of our customer base or intermediary base; an increased acceptance of electronic trading and electronic order routing by our customer base; and the increasing ease and falling cost of other exchanges leveraging their technology investment and electronic distribution to enter new markets and list the products of other exchanges.

    In addition to the competition we face in our derivatives business, we face a number of competitors in our business services and transaction processing business, including:

    - other exchanges and clearing houses seeking to leverage their infrastructure; and

    - technology firms including front-end developers, back-office processing systems firms and match engine developers.

    We believe competition in the business service and transaction processing market is based on, among other things, the cost of the services provided, quality and reliability of the services, timely delivery of the services, reputation and value of linking with existing products, markets and distribution.

    REGULATORY MATTERS

    The CEA, the scope of which was significantly expanded in 1974, subjected us to comprehensive regulation by the CFTC. Under the 1974 amendments, the CFTC was granted exclusive jurisdiction over futures contracts (and options on such contracts) and on commodities. Such contracts were generally required to be traded on regulated exchanges known as contract markets. The CEA placed our business in a heavily regulated environment, but imposed significant barriers to unregulated competition.

    Between 1974 and December 2000, the barriers against unregulated competitors were eroded. The CEA's exchange trading requirement was modified by CFTC regulations and interpretations to permit privately negotiated swap contracts meeting specified requirements to be transacted in the OTC market. At the end of 2000, according to data from the Bank for International Settlements, the total estimated notional amount of outstanding OTC derivative contracts was $95.2 trillion compared to $14.3 trillion for exchange-traded futures and options contracts. The CFTC exemption and interpretations under which the OTC derivative market operated precluded the OTC market from using exchange-like electronic transaction systems and clearing facilities.


    The CFMA, which became effective on December 21, 2000, significantly altered the regulatory landscape and may have important competitive consequences. This legislation greatly expanded the freedom of regulated markets, like ours, to innovate and respond to competition. It will also permit us to offer a previously prohibited set of products--single-stock futures and futures based on narrow-based indexes of securities. The provisions that permit us to trade these security futures products require a novel sharing of jurisdiction between the CFTC and the SEC. Those agencies and certain self-regulatory organizations will be required to promulgate new regulations and registration schemes before trading commences. We expect exchange trading of these security futures products to be subject to more burdensome regulation than our other futures products. For example, we will be required to "notice register" with the SEC as a special purpose national securities exchange solely for the purpose of trading security futures products, and the SEC will be authorized to review some of our rules relating to these security futures products. Our members trading those products will be subject to registration requirements duties and obligations to customers under the securities laws that do not pertain to their other futures business.



    The CFMA excluded or exempted many of the activities of our non-exchange competitors from regulation under the CEA. The CFMA created broad exclusions and exemptions from the CEA that permit derivative contracts, which may serve the same or similar functions as the contracts we offer, to be sold in the largely unregulated OTC market, including electronic trading facilities.



    Additionally, the CFMA permits SEC-regulated and bank clearing organizations to clear a broad array of derivative products in addition to the products that such clearing organizations have traditionally cleared. The CFMA also permits banks and broker-dealers, and their affiliates, to offer and sell foreign exchange futures to retail customers without being subject to regulation under the CEA.


    The CFMA created a new flexible regulatory framework for us in our capacity as a CFTC registrant, and eliminated many prescriptive requirements of the CEA and CFTC in favor of more flexible core principles. For instance, CFTC regulated exchanges may now list new contracts and adopt new rules without prior CFTC approval under self-certification procedures, permitting more timely product launch and modification.


    For regulated markets, the CFMA creates a new three-tiered regulatory structure. The degree of regulation is related to the characteristics of the product and the type of customer that has direct or indirect access to the market, with retail customer markets being subject to greater regulation. The new three-tiered regulatory structure is as follows:


    - Designated contract markets with retail customer participation are subject to the highest level of regulation;

    - Derivatives transaction execution facilities with access limited to institutional traders and others trading through members that meet specified capital and other requirements and products limited to contracts that are less susceptible to manipulation (including single-stock futures) will be subject to a lesser degree of regulation; and


    - Exempt boards of trade subject to the least regulation are characterized by products without cash markets or that are highly unlikely to be susceptible to manipulation and by the participation only of institutional traders and others that meet specified asset requirements.


    Our existing market, which trades a broad range of products and permits intermediaries to represent unsophisticated customers, is subject to the most thorough oversight as a designated contract market. The CFMA permits us to organize markets that are subject to lesser regulation depending on the types of products traded and the types of traders. Markets can be organized that trade only products that are unlikely to be susceptible to manipulation and permit direct trading only among institutional participants in order to achieve a less intrusive degree of oversight.

    The CFMA also provides for regulation of derivative clearing organizations
(DCOs), like our clearing house, separately from the exchanges for which they clear contracts. The CFMA requires a DCO that clears for a registered futures exchange to register with the CFTC. However, our clearing house was deemed to be registered by reason of its activities prior to enactment of the CFMA. A DCO may accept for clearing any new contract or may adopt any new rule or rule amendment by providing to the CFTC a written certification that the new contract, rule or rule amendment complies with the CEA. Alternatively, the DCO may request that the CFTC grant prior approval to any contract, rule or rule amendment, and the CFTC must grant approval within 90 days unless the CFTC finds that the proposed contract, rule or rule amendment would violate the CEA.

    OUR SHAREHOLDERS AND MEMBERS

    As a result of our conversion into a for-profit corporation in the fall of 2000, individuals and entities who, at the time, owned trading privileges on our exchange became the owners of all of the outstanding equity of CME. Our members continue to own substantially all of our outstanding common stock. Our members can execute trades for their own accounts or for the accounts of customers of clearing member firms. Members, and those who lease trading privileges from them, and who trade for their own account qualify for lower transaction fees in recognition of the market liquidity that their trading activity provides. These members also benefit from market information advantages that may accrue from their proximity to activity on the trading floors. The four divisions of membership at our exchange, CME, IMM, IOM and GEM, have different trading privileges. Membership applicants are subject to a review and approval process prior to obtaining trading privileges. We also have individual members and clearing members. For a more detailed discussion of our exchange membership interests, see the section of this proxy statement/prospectus entitled "Description of Capital Stock, Certificate of Incorporation and Bylaws of CME Holdings."

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
    OTHER BUSINESS RELATIONSHIPS AND SUBSIDIARIES

    GFX CORPORATION. GFX Corporation is a wholly owned subsidiary established in 1997 for the purpose of maintaining and creating liquidity in our foreign exchange futures contracts. GFX accounted for 2.4% and 1.4% of our consolidated revenues in 2000 and the first six months of 2001, respectively. Experienced foreign exchange traders employed by GFX buy and sell our foreign exchange futures contracts using our GLOBEX2 system. They limit risk from these transactions through offsetting transactions using futures contracts or spot foreign exchange transactions with approved counterparties in the interbank market.

    CME TRUST. The Chicago Mercantile Exchange Trust, or the CME Trust, was established in 1969 to provide financial assistance, on a discretionary basis, to customers of any clearing member that becomes insolvent. We funded the trust through tax-deductible contributions until June 1996. The trust had approximately $53.7 million and $52.0 million in net assets as of June 30, 2001 and December 31, 2000, respectively, as the result of contributions, investment income, and the absence of any distributions. Trustees of the fund, who are also members of our board of directors, have discretion to use the CME Trust to satisfy customer losses in the event a clearing member fails or is in such severe financial condition that it cannot meet a customer's obligations, provided that the customer's losses are related to transactions in our contracts. Neither we nor our members have any residual interest in the assets of the CME Trust.

    LICENSING AGREEMENTS


    STANDARD & POOR'S. We have had a licensing arrangement with Standard & Poor's Corporation since 1980. In 1997, all of our previous licensing agreements with Standard & Poor's were consolidated into one agreement that terminates on December 31, 2013 and includes a clause to renegotiate potential extensions in good faith. Under the terms of the agreement, S&P granted us a license to use certain S&P stock indexes and the related trade names, trademarks and service marks in connection with the creation, marketing, trading, clearing and promoting of futures and/or options contracts that are indexed to certain S&P stock indexes. The license is exclusive until December 31, 2008 for S&P stock indexes licensed to us and listed by us prior to September 24, 1997. For contracts granted before September 24, 1997 but not listed before September 24, 1997, the licenses are exclusive for one year with possible extensions, and, once listed, the license will be exclusive upon meeting a certain minimum average trading volume or payment of a fee by us. For contracts granted and listed after September 24, 1997, and upon which we have listed indexed contracts for trading within one year of the grant date, the licenses are exclusive for two years after listing, after which they may be made exclusive for the remainder of the term of the agreement upon meeting a certain minimum average trading volume or payment of a fee by us. These licenses become non-exclusive in the event we and S&P do not agree on an extension or we list certain competitive contracts. We have a right of first refusal for stock indexes not licensed under the license agreement as of September 24, 1997 and that are developed solely by S&P before and during the term of the license agreement. We pay S&P a per trade fee and have made certain lump sum payments in accordance with the terms of our agreement. If S&P discontinues compilation and publication of any license or index, we may license, on a non-exclusive and royalty-free basis, the information regarding the list of companies, shares outstanding and divisors for that index or terminate the obligations regarding the index.



    NASDAQ.  We have had a licensing arrangement with The Nasdaq Stock
Market, Inc. since 1996 to license the Nasdaq-100 Index and related trade names, trademarks and service marks. The license was exclusive for the first three-and-a-half years after trading of the Nasdaq-100 futures contracts began on April 10, 1996, and remains exclusive subject to the maintenance of certain trading volumes in the Nasdaq-100 futures contracts and options on those contracts. The exclusivity of the license means that Nasdaq will not grant a license to use the Nasdaq-100 Index in connection with the trading, marketing and promotion of futures contracts and options on those contracts that would be traded on any commodity exchange between 9:30 a.m. and 4:15 p.m. Eastern Standard Time or any time during the day on a commodity exchange located in the Western Hemisphere. The exclusivity is also subject to the ability of Nasdaq to allow Nasdaq-100 futures contracts to be traded on any markets that they own or operate. We have paid a lump sum fee to Nasdaq and pay per trade fees as well. Our Nasdaq-100 license agreement will continue until April 10, 2006, with five-year extensions unless either party gives notice of termination at least 120 days prior to the end of the current period.


    NSC. Our license agreement for the NSC software was signed with SBF in 1997 and it continues until 2022. The agreement was assigned by SBF to Euronext in 1997. Under the terms of the agreement, Euronext granted us a nonexclusive license to use the NSC software for the trading of our products and the products of certain other exchanges. The agreement also allows us to specify modifications and enhancements to the NSC software prior to delivery to be made by SBF. In addition, we have the right to use our GLOBEX trademark in conjunction with our operation of the electronic trading system based on NSC software. In consideration for the license of the NSC software, we granted Euronext a license to use and modify CLEARING 21. We also have a maintenance and development agreement with Euronext under which we pay annual amounts and per day fees for certain services.

    INTELLECTUAL PROPERTY

    We regard substantial elements of our brand name, marketing elements and logos, products, market data, software and technology as proprietary. We attempt to protect these elements by relying on trademark, service mark, copyright and trade secret laws, restrictions on disclosure and other methods. For example, with respect to trademarks, we have registered marks in more than 20 countries. We have not filed any patent applications to protect our technology. Our rights to stock indexes for our futures products principally derive from license agreements that we have obtained from Standard & Poor's, Nasdaq, and other exchanges and institutions. For a more detailed discussion of these licenses, see the section of this proxy statement/prospectus entitled "Business--Licensing Agreements."

    We regularly review our intellectual property to identify property that should be protected, the extent of current protection for that property and the availability of additional protection. We believe our various trademarks and service marks have been registered or applied for where needed. We also seek to protect our software and databases as trade secrets and under copyright law. We have copyright registrations for certain of our software, user manuals, and databases. Recent legal developments allowing patent protection for methods of doing business hold the possibility of additional protection, which we are examining.

    Patents of third parties may have an important bearing on our ability to offer certain of our products and services. It is possible that, from time to time, we may face claims of infringement that could interfere with our ability to use technology or other intellectual property that is material to our business. See the section of this proxy statement/prospectus entitled "Business--Legal Proceedings" for a summary of ongoing litigation relating to the NSC software.

    LEGAL PROCEEDINGS

    From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this proxy statement/prospectus, except as described below, we are not a party to or threatened with any litigation or other legal proceeding that, in our opinion, could have a material adverse effect on our business, operating results or financial condition.

    In May 1999, Victor Niederhoffer, Niederhoffer Investments, Inc., and several commodities pools controlled by Victor Niederhoffer filed a complaint against us and a number of unidentified employees, officials and members in federal district court in Chicago, under the Commodity Exchange Act. (NIEDERHOFFER INTERMARKET FUND, L.P., ET AL. V. CHICAGO MERCANTILE EXCHANGE, No. 99 C 3223 (N.D. Ill.))

The complaint charges we failed to enforce our rules relating to the establishment of settlement prices on October 27, 1997, and other specified dates and that as a consequence Niederhoffer, the pools, and their futures commission merchant suffered aggregate damages of at least $105 million.


    The complaint against the unidentified employees, officials and members was not amended to name any individuals within the time limits prescribed by statute. As a result, the claims against the individuals have been dismissed. The district court issued an order on March 8, 2000 staying the entire litigation pending arbitration of the part of the case based on the claims of Niederhoffer's clearing member, who is a member of our exchange and subject to mandatory arbitration of any claim it may have against us. An interlocutory appeal of that order was rejected by the Court of Appeals for the Seventh Circuit on May 12, 2001. On June, 12, 2001, counsel for plaintiffs informed the District Court that an arbitration claim will be filed.


    Based on pre-complaint investigation, discovery conducted to date, and advice from legal counsel, we believe the lawsuit is without merit, and we will defend the claim vigorously.

    On May 5, 1999, we, CBOT, NYMEX and Cantor Fitzgerald, L.P. were sued by Electronic Trading Systems, Inc., in the U.S. District Court for the Northern District of Texas (Dallas Division) for alleged infringement of Wagner U.S. patent 4,903,201, entitled "Automated Futures Trade Exchange." The patent relates to a system and method for implementing a computer-automated futures exchange. We informed Euronext-Paris, our licensor of the NSC software, in conformity with the indemnification provision of the license agreement, of the receipt of a summons in that proceeding. Euronext-Paris hired and has to date paid the fees and expenses of a law firm to defend and contest this litigation. Euronext-Paris reserved its rights under that agreement in the event that any modifications to the licensed system made by us result in liability. On
June 25, 2001, Euronext-Paris wrote to disclaim responsibility for defense of this litigation and requested that we reimburse it for all legal expenses and other costs incurred to date. It asked that we take over full responsibility for defense of this litigation and assume all costs associated with our defense. We have rejected this demand.

    The case against NYMEX was transferred to the Southern District of New York and is pending. Cantor Fitzgerald, L.P. settled with the plaintiff for undisclosed consideration. On March 29, 2001, eSpeed, Inc., an affiliate of Cantor Fitzgerald, L.P., acquired certain rights to the '201 patent. An amended complaint was filed on June 5, 2001, adding eSpeed, Inc. as an additional party plaintiff. The amended complaint seeks treble damages, attorneys' fees and preliminary and permanent injunctions against the remaining defendants.

    On June 4, 2001, a hearing was conducted before Judge Barbara M.G. Lynn to interpret the claims of the '201 patent. On July 24, 2001, Judge Lynn distributed a proposed Claim Construction Order. That proposed order rejects certain arguments that we had made with respect to the scope of plaintiffs' patent claims and proposes to interpret the patent claims more broadly. If the court's proposed order is adopted as the final order of the court, the broad scope of the claims, as interpreted by the court, may reduce the number of arguments we have as to non-infringement.


    If the plaintiffs are ultimately successful before the district court, we may be required to obtain a license to develop, market and use our computer automated trading system; to cease developing, marketing or using that system; or to redesign the system to avoid infringement. We cannot assure you that we would be able to obtain such a license or that we would be able to obtain it at commercially reasonable rates--particularly because the licensor and some of its affiliates are competitors--or, if we are unable to obtain a license, that we would be able to redesign our system to avoid infringement. As a result, this litigation could have a material adverse affect on our business, financial condition and operating results, including our ability to offer electronic trading in the future.

    PROPERTIES AND FACILITIES

    Our trading facilities and corporate headquarters are located at 30 South Wacker Drive in Chicago, Illinois. We occupy approximately 430,000 square feet of office space under two leases that both expire in 2003 and 70,000 square feet of trading floor space under a lease with the CME Trust that expires in 2005. We have an option under each of the office space leases that will allow us to renew those leases until November 2013. On November 1, 1998, we entered into an extension of our lease with the CME Trust, and we have an option on three additional extensions that will allow us to continue to occupy this trading facility until October 2026. We maintain backup facilities for our electronic systems in separate office towers at 10 and 30 South Wacker Drive. We also lease administrative office space in Washington, D.C., London, England and Tokyo, Japan. We believe our facilities are adequate for our current operations and that additional space can be obtained if needed.

    EMPLOYEES

    As of June 30, 2001, we had 1,041 full-time equivalent employees. We consider relations with our employees to be good. We have never experienced a work stoppage. None of our employees are represented by a collective bargaining agreement. However, since 1982, we have had an understanding with the International Union of Operating Engineers, Local 399, AFL-CIO, relating to building engineers at our corporate headquarters building. Currently, there are seven employees to whom this understanding applies.

          SELECTED FINANCIAL DATA OF CHICAGO MERCANTILE EXCHANGE INC.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                                             SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                    ----------------------------------------------------   ---------------------
                                                      1996       1997       1998       1999       2000       2000        2001
                                                    --------   --------   --------   --------   --------   --------   ----------
                                                                                                                (UNAUDITED)
INCOME STATEMENT DATA:
Revenues
Clearing and transaction fees.....................  $109,006   $116,917   $126,524   $140,305   $156,649   $ 75,689   $  139,204
Quotation data fees...............................    36,486     37,719     40,079     43,005     36,285     18,451       23,807
Communication fees................................     7,637      7,885      8,128      8,165      9,391      4,645        4,606
Investment income.................................     5,593      8,178     10,117      9,091      9,736      4,384        5,105
Other operating revenue...........................     5,490      6,945     12,317     10,036     14,491      6,748       14,146
                                                    --------   --------   --------   --------   --------   --------   ----------
    Total revenues................................   164,212    177,644    197,165    210,602    226,552    109,917      186,868
                                                    --------   --------   --------   --------   --------   --------   ----------
Expenses
Salaries and benefits.............................    63,547     66,873     72,386     80,957     94,067     48,877       50,206
Stock-based compensation..........................        --         --         --         --      1,032      2,478       12,030
Occupancy.........................................    20,138     19,779     19,702     17,773     19,629     10,128       10,053
Professional fees, outside services and
  licenses........................................    16,693     16,913     28,038     28,319     23,131     10,560       11,556
Communications and computer and software
  maintenance.....................................    17,352     17,197     22,731     28,443     41,920     20,092       20,129
Depreciation and amortization.....................    16,038     16,689     17,943     25,274     33,489     16,596       18,034
Public relations and promotion....................     9,220     11,175      9,586      7,702      5,219      2,062        1,369
Other operating expense...........................     8,815      9,960     12,586     15,490     16,148      9,509        6,621
                                                    --------   --------   --------   --------   --------   --------   ----------
    Total expenses................................   151,803    158,586    182,972    203,958    234,635    120,302      129,998
                                                    --------   --------   --------   --------   --------   --------   ----------
Income (loss) from continuing operations before
  limited partners' interest in PMT and income
  taxes...........................................    12,409     19,058     14,193      6,644     (8,083)   (10,385)      56,870
Other income--return of contributions from CME
  Trust(1)........................................    15,717         --         --         --         --         --           --
Limited partners' interest in earnings of PMT
  Limited Partnership.............................        --         --     (2,849)    (2,126)    (1,165)    (1,182)          --
Income tax (provision) benefit....................   (12,035)    (6,963)    (4,315)    (1,855)     3,339      4,627      (22,650)
                                                    --------   --------   --------   --------   --------   --------   ----------
Income from continuing operations.................    16,091     12,095      7,029      2,663     (5,909)    (6,940)      34,220
Discontinued operations, net of tax...............    (1,023)    (3,428)        --         --         --         --           --
                                                    --------   --------   --------   --------   --------   --------   ----------
Net income (loss).................................  $ 15,068   $  8,667   $  7,029   $  2,663   $ (5,909)  $ (6,940)  $   34,220
                                                    ========   ========   ========   ========   ========   ========   ==========
Earnings (loss) per share:(2)
  Basic...........................................        --         --         --         --       (.21)      (.24)        1.19
  Diluted.........................................        --         --         --         --         --         --         1.18

BALANCE SHEET DATA:
Total assets......................................  $241,554   $346,732   $295,090   $303,318   $380,643   $702,761   $2,532,164
Current assets....................................   158,941    268,081    205,186    178,252    266,631    582,724    2,417,337
Current liabilities...............................    81,384    178,210    112,555    111,568    197,493    515,890    2,306,802
Long-term obligations and limited partners'
  interest in PMT.................................     9,539      8,968     15,638     23,087     19,479     23,790       14,806
Shareholders' equity..............................   150,631    159,554    166,897    168,663    163,671    163,081      210,556

OTHER DATA:
Total trading volume (round turn trades)..........   177,042    200,742    226,619    200,737    231,110    120,155      191,137
GLOBEX trading volume (round turn trades).........     2,018      4,388      9,744     16,135     34,506     14,810       36,022
Open interest at period-end (contracts)...........     5,361      6,479      7,282      6,412      8,021      7,067       12,202
Notional value of trading volume (in trillions)...  $  144.8   $  184.6   $  161.7   $  138.3   $  155.0   $   83.7   $    135.7


------------------------------


(1) Consists of a 1996 return of contributions and interest from the CME Trust resulting from an agreement reached with the Internal Revenue Service over the deductibility of contributions made by CME.



(2) CME first issued shares on November 13, 2000, the date of demutualization. Calculation of 2000 earnings per share is presented as if the common stock issued on November 13, 2000 had been outstanding for the entire year 2000.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN FORWARD-LOOKING STATEMENTS FOR MANY REASONS, INCLUDING THE RISKS DESCRIBED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE FOLLOWING DISCUSSION WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

CORPORATE STRUCTURE


    We are one of the world's leading exchanges for the trading of futures and options on futures. Our international marketplace brings together buyers and sellers on our trading floors and the GLOBEX2 electronic trading system. We offer market participants the opportunity to trade futures contracts and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities.



    Our exchange was organized in 1898 as a not-for-profit membership organization. As a not-for-profit organization, our business strategy and fee structure were designed to provide profit opportunities for our members. On November 13, 2000, we became the first U.S. financial exchange to become a for-profit corporation by converting membership interests into shares of common stock that can trade separately from exchange trading privileges. As part of our demutualization, we also purchased all of the assets and liabilities of P-M-T Limited Partnership, or PMT, an Illinois limited partnership that operated the GLOBEX2 electronic trading system.


    In conjunction with our demutualization, we adopted a new for-profit business strategy that is being integrated into our operations. As part of this integration process, we have examined and will continue to examine the fees we charge for our products in order to increase revenues and profitability, while providing incentives for members and non-members to use our markets. In the fourth quarter of 2000 and first quarter of 2001, we implemented changes to our fee structure, which included some fee increases, new fees for services previously provided to members at minimal or no charge and volume discounts to liquidity providers. This new approach to fees contrasts with our historical practices as a not-for-profit organization, which included reductions in fees and payment of rebates when we recorded substantial net income. For example, in 1998 we paid a rebate of $17.9 million to our clearing firms and member brokers. In addition, expenses are now also examined in relation to the related revenues they support, rather than primarily as a means to provide services to members.

OVERVIEW

    Growth in our revenues is driven primarily by the growth in the volume of trades executed on our exchange. Our average daily trading volume increased at a compound annual rate of 7.2% from 1996 to 2000, and increased 60.3% for the six months ended June 30, 2001 compared to the same period in 2000. Volume increased as a result of economic factors, enhancements to our product and service offerings and expansion of our electronic and other trade execution choices. Global and national economic uncertainty generally results in increased trading activity as our customers seek to hedge or manage the risks associated with fluctuations in interest rates, equities, foreign exchange and commodities. In recent periods, our trading volumes have been positively affected by the increased volatility in the markets for equity and fixed-income securities. Products and services offered also have a significant effect on volume. We built on earlier successes in our standard S&P 500 and Nasdaq-100 contracts by introducing E-mini versions of the S&P 500 Index contract in 1997 and the Nasdaq-100 contract in 1999, which are one-fifth the size of the standard contract. These E-mini contracts are traded only through our electronic trading system. In addition, we significantly upgraded our GLOBEX2 electronic trading system in 1998 and, in November 2000, we modified GLOBEX2 policies to give more users direct access to our markets. Electronic trading represented 14.9% of total trading volume in 2000 compared to 1.1% in 1996. The volume of privately negotiated transactions increased from 3.9 million contracts in 1996 to 6.7 million contracts in 2000.

    In addition to increases in trading volume, revenues have also been positively impacted by increases to some of our clearing and transaction fees that became effective in the fourth quarter of 2000 and in the first quarter of 2001. In addition, the growth in electronic trading volume has a compound effect on our revenue because trades executed through GLOBEX2 are charged fees for using the electronic trading system in addition to the clearing fees assessed on all transactions executed on our exchange.

    The majority of our expenses fall into three categories: salaries and benefits; communications and computer and software maintenance; and depreciation and amortization. With the exception of license fees paid for our equity contracts traded and a component of our trading facility rent that is related to trading volume, expenses do not change substantially with changes in trading volume. The number of transactions processed rather than the number of contracts traded tends to impact expenses. Revenues, however, can fluctuate significantly with volume changes, and thus our profitability is directly tied to how much trading volume is generated in excess of the minimum trading volume required to cover our relatively fixed expenses.


    Expenses have increased at a greater rate than revenues during the five-year period from 1996 to 2000. In particular, in 2000 we incurred $9.8 million of one-time expenses associated with restructuring of our management, our demutualization and the write-off of certain internally developed software that could not be utilized as intended. Other increases in our expenses have been driven primarily by our growing emphasis on technology. In addition, expenses are likely to vary in the future as a result of the stock-based compensation expense we are required to record.



    Net operating results for 1998 through 2000 were adversely affected by the limited partners' interest in the earnings of PMT. Prior to our demutualization, PMT owned all rights to electronic trading of our products and received the revenue generated from electronic trading. We provided services to support electronic trading and charged PMT for these services. We were the sole general partner and also a limited partner in PMT. The remaining limited partners were entitled to a portion of the income of PMT, thus reducing net income to us. We purchased PMT's net assets as part of our demutualization. As a result, there has been no reduction in our earnings for the limited partners' interests since that date. The purchase price we paid, which was determined by an independent appraisal, was equal to the book value of PMT's net assets.


REVENUES

    Over the past five years, our revenues have grown from $164.2 million in 1996 to $226.6 million in 2000. During the first six months of 2001, our revenues were $186.9 million, a 70.0% increase over the first six months of 2000.

    Our revenues consist of clearing and transaction fees, quotation data fees, communication fees, investment income and other operating revenue. The revenues derived from clearing and transaction fees are determined by three factors: volume, rates and the mix of trades.


    Our clearing and transaction fee revenues are tied directly to volume and underlying market uncertainty. We attempt to mitigate the downside of unpredictable volume swings through various means, such as increasing clearing fees, creating volume incentives, opening access to new markets and further diversifying the range of products we offer.



    Similar to volume, the rate structure for clearing and transaction fees has a significant impact on revenue. We implemented rate increases in the fourth quarter of 2000 and in the first quarter of 2001 which have positively impacted our revenues. The pricing changes in the first quarter of 2001 retained some of the increases from the fourth quarter of 2000; implemented charges for some services previously provided at no charge, such as order routing; altered the pricing structure for access to GLOBEX2; and reduced certain fees to stimulate activity in targeted areas. These fee changes are in contrast to the fee rebate of $17.9 million in 1998 that had a negative impact on profitability, as did other fee reductions implemented prior to our demutualization.


    The mix of trades reflects the types of products traded, the method by which trades are executed and the percentage of transactions executed by members compared to non-members. All transactions are charged a clearing fee that differs by type of contract traded. Additional fees from trades executed through GLOBEX2 and privately negotiated transactions have become an increasing source of revenue as the percentage of trades executed electronically and the volume of privately negotiated transactions have increased. Finally, the percentage of trades attributed to non-members impacts revenue as higher fees are charged to non-member customers than to members.


    The historical average rate per contract is illustrated in the table below:



                                                                                       SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                       JUNE 30,
                               ----------------------------------------------------   -------------------
                                 1996       1997       1998       1999       2000       2000       2001
                               --------   --------   --------   --------   --------   --------   --------
                                              (IN THOUSANDS, EXCEPT PER CONTRACT AMOUNTS)
Transaction Revenues.........  $109,006   $116,917   $126,524   $140,305   $156,649   $75,689    $139,204
Total Contracts Traded.......   177,042    200,742    226,619    200,737    231,110   120,155     191,137
Average Rate per Contract....  $  0.616   $  0.582   $  0.558   $  0.699   $  0.678   $ 0.630    $  0.728



    The trend in the average rate per contract is influenced by a variety of factors. As the percentage of trades executed electronically has grown, the average rate per contract has increased. The average rate per contract decreased in 1997 and 1998 as a result of fee reductions and rebates. The decline in the average rate per contract from 1999 to 2000 resulted primarily from three factors: a larger percentage of trades were executed by members, who are charged lower rates; there was a decline in demand for some of our product delivery services; and there was an increase in adjustments approved to clearing and transaction fees that were charged in the previous year. The average rate per contract increased to 72.8 CENTS in the first half of 2001 primarily as a result of the fee changes implemented in the first quarter of 2001.



    Our second largest source of revenue is quotation data fees, which we receive from the sale of our market data. We have contractual arrangements with more than 160 vendors who resell our market data to more than 46,000 subscribers. Revenues from quotation data fees have grown steadily over the past five years with the exception of 2000. In 2000, a lower-priced, non-professional service was offered that increased the number of subscribers but adversely affected revenue as some of our existing customers switched to this lower-priced service. In addition, one of our major vendors declared bankruptcy resulting in a reserve against our 2000 revenue. The pricing of quotation data services was increased, effective March 1, 2001, as part of the pricing changes implemented in 2001.



    Investment income represents earnings from our general investment portfolio as well as income generated by the short-term investment of clearing members' cash performance bonds and security deposits. Investment income has fluctuated with operating results. Investment income is also affected by changes in the levels of cash performance bonds deposited by clearing firms, which in turn is a function of the type of collateral used to meet performance bond requirements, the number of open positions held by clearing members and volatility in our markets. As a result, the amount of cash deposited by clearing firms is subject to significant fluctuation. For example, cash performance bonds and security deposits amounted to $1.4 billion as of June 30, 2001, compared to $156.0 million as of December 31, 2000. Also, late in the second quarter of 2001, additional investment income was generated as we began to enter into securities lending transactions utilizing a portion of the securities that clearing members had deposited to satisfy their proprietary performance bond requirements.

    Communication fees consist of charges to members and firms that utilize our various telecommunications networks and communications services. Revenue from communication fees is dependent on open outcry trading as a significant portion relates to telecommunications on the trading floor. There is a corresponding variable expense associated with providing these services.

    Other revenue is composed of trading revenue generated by GFX, our wholly owned subsidiary that trades in foreign exchange futures contracts to enhance liquidity in our markets for these products, GLOBEX2 access charges, fees for trade order routing and various services to members.

EXPENSES

    Salaries and benefits expense is our most significant expense and includes employee wages, bonuses, related benefits and employer taxes. Changes in this expense are driven by increases in wages as a result of inflation or labor market conditions, the number of employees, rates for employer taxes and price increases affecting benefit plans. Annual bonus payments also vary from year to year and have a significant impact on total salaries and benefits expense. The number of employees was relatively unchanged from 1996 to 2000, although our technology staff, as a percentage of total employees, has grown during this period.

    Stock-based compensation is the expense for stock options and restricted stock grants. The most significant portion of this expense relates to our CEO's stock option, which was granted in February 2000, for 5% of all classes of our outstanding common stock. The option was treated as a stock appreciation right prior to our demutualization. At the date of demutualization, fixed accounting treatment was adopted for the Class A shares included in this option. Variable accounting treatment was required for the Class B shares included in the option beginning in the second quarter of 2001. As a result, this expense will fluctuate based on the change in the value of the associated Class B shares. In the second quarter of 2001, restricted stock grants were awarded to certain employees and comprises the balance of our stock-based compensation expense.

    Occupancy costs consist primarily of rent, maintenance and utilities for our offices and trading facilities. Our office space is primarily in Chicago, although smaller offices are located in Washington, D.C., London and Tokyo. Occupancy costs are relatively stable, although our trading floor rent fluctuates to a limited extent based on open outcry trading volume.

    Professional fees, outside services and licenses expense consists primarily of consulting services provided for major technology initiatives, license fees paid as a result of trading volume in equity index products, and legal and accounting fees. This expense fluctuates primarily as a result of changes in requirements for consultants to complete technology initiatives, equity index product trading volume changes that impact license fees, and other major undertakings by us, such as the demutualization, that require the use of professional services.


    Communications and computer and software maintenance expense consists primarily of costs for network connections with our GLOBEX2 customers and for maintenance of the hardware and software required to support our technology, telecommunications costs of our exchange and fees paid for access to market data. This expense is primarily affected by the growth of electronic trading. Our computer and software maintenance costs are driven by the number of transactions processed, not the volume of contracts traded. Currently, we process approximately 70% of total transactions electronically, which represent approximately 19% of total contracts traded.


    Depreciation and amortization expense results from the depreciation of fixed assets purchased, as well as amortization of purchased and internally developed software. This expense increased as a result of significant technology investments in equipment and software that began in late 1998 and led to increased depreciation and amortization in the following years. The level of capital expenditures has decreased since 1999.

    Public relations and promotion expense consists primarily of media, print and other advertising expenses, as well as product promotion expenses incurred to promote our services and introduce new products. Also included are seminar, conference and convention expenses for attending trade shows.


    Other operating expense consists primarily of travel, staff training, fees incurred in providing product delivery services to customers, stipends for the board of directors, interest for equipment purchased under capital leases, meals and entertainment, fees for our credit facility and various state and local taxes. Other operating expense fluctuates, in part, due to changes in demand for certain product delivery services and decisions regarding the manner in which to purchase capital equipment. Certain expenses, such as those for travel and entertainment, are more discretionary in nature and can fluctuate from year to year as a result of management decisions.

KEY STATISTICAL INFORMATION


    The following table presents key information on volume of contracts traded, expressed in round turn trades, as well as information on open interest and notional value of contracts traded.



                                                        YEAR ENDED DECEMBER 31,
                                ------------------------------------------------------------------------
                                    1996           1997           1998           1999           2000
                                ------------   ------------   ------------   ------------   ------------
Average Daily Volume:
Product area:
  Interest Rate...............       443,721        522,835        574,829        475,023        550,810
  Equity......................       103,208        116,801        174,840        189,984        258,120
  Foreign Exchange............       113,180        119,429        113,948         94,747         76,615
  Commodity...................        34,173         34,562         35,664         33,671         31,575
                                ------------   ------------   ------------   ------------   ------------
Total average daily volume....       694,282        793,627        899,281        793,425        917,120

Method of Trade:
  Open Outcry.................       671,033        752,273        830,687        698,011        754,049
  GLOBEX2.....................         7,913         17,343         38,668         63,782        136,928
  EFP.........................        15,336         24,011         29,926         31,632         26,122
  Block Trade.................            --             --             --             --             21
                                ------------   ------------   ------------   ------------   ------------
Total average daily volume....       694,282        793,627        899,281        793,425        917,120

Total Volume..................   177,041,967    200,742,154    226,618,831    200,736,847    231,109,976

Largest Open Interest
  (contracts).................     7,251,018      8,305,804     10,174,734      8,799,641      9,324,154

Notional Value (in
  trillions)..................        $144.8         $184.6         $161.7         $138.3         $155.0

                                     SIX MONTHS ENDED
                                         JUNE 30,
                                ---------------------------
                                    2000           2001
                                ------------   ------------
Average Daily Volume:
Product area:
  Interest Rate...............       589,944      1,011,721
  Equity......................       248,043        396,207
  Foreign Exchange............        82,689         85,687
  Commodity...................        32,936         35.480
                                ------------   ------------
Total average daily volume....       953,612      1,529,095
Method of Trade:
  Open Outcry.................       805,103      1,210,808
  GLOBEX2.....................       117,504        288,167
  EFP.........................        31,005         28,506
  Block Trade.................            --          1,614
                                ------------   ------------
Total average daily volume....       953,612      1,529,095
Total Volume..................   120,155,160    191,136,876
Largest Open Interest
  (contracts).................     8,618,159     14,145,550
Notional Value (in
  trillions)..................         $83.7         $135.7

RESULTS OF OPERATIONS


    The following table sets forth our consolidated statements of income for the periods presented as a percentage of total revenues.


                                                                                                SIX MONTHS
                                                              YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                           ------------------------------   -------------------
                                                             1998       1999       2000       2000       2001
                                                           --------   --------   --------   --------   --------
Revenues:
Clearing and transaction fees............................    64.2%      66.6%      69.1%      68.9%      74.5%
Quotation data fees......................................    20.3       20.4       16.0       16.8       12.7
Communication fees.......................................     4.1        3.9        4.2        4.2        2.5
Investment income........................................     5.1        4.3        4.3        4.0        2.7
Other operating revenue..................................     6.3        4.8        6.4        6.1        7.6
                                                            -----      -----      -----      -----      -----
  Total revenues.........................................   100.0      100.0      100.0      100.0      100.0
                                                            -----      -----      -----      -----      -----
Expenses:
Salaries and benefits....................................    36.7       38.4       41.5       44.5       26.9
Stock-based compensation.................................     0.0        0.0        0.5        2.2        6.4
Occupancy................................................    10.0        8.4        8.7        9.2        5.4
Professional fees, outside services and licenses.........    14.2       13.4       10.2        9.6        6.2
Communications and computer and software maintenance.....    11.5       13.5       18.5       18.3       10.8
Depreciation and amortization............................     9.1       12.0       14.8       15.1        9.7
Public relations and promotion...........................     4.9        3.7        2.3        1.9        0.7
Other operating expense..................................     6.4        7.4        7.1        8.6        3.5
                                                            -----      -----      -----      -----      -----
  Total expenses.........................................    92.8       96.8      103.6      109.4       69.6
                                                            -----      -----      -----      -----      -----
Income (loss) from continuing operations before limited
  partners' interest in PMT and income taxes.............     7.2        3.2       (3.6)      (9.4)      30.4
Limited partners' interest in earnings of PMT............    (1.4)      (1.0)      (0.5)      (1.1)        --
Income tax (provision) benefit...........................    (2.2)      (0.9)       1.5        4.2      (12.1)
                                                            -----      -----      -----      -----      -----
  Net income (loss)......................................     3.6%       1.3%      (2.6)%     (6.3)%     18.3%
                                                            =====      =====      =====      =====      =====

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

    OVERVIEW


    Our operations for the six months ended June 30, 2001 resulted in net income of $34.2 million compared to a net loss of $6.9 million for the six months ended June 30, 2000. Our improved operating results were driven by a $77.0 million, or 70.0%, increase in revenues that was partially offset by a $9.7 million, or 8.1%, increase in expenses in the six months ended June 30, 2001 compared to the six months ended June 30, 2000. Excluding the impact of a non-cash stock-based compensation expense, our net income in the first six months of 2001 would have been $41.5 million compared to a loss of $5.5 million for the first six months of 2000.


    During the first half of 2001, the U.S. Federal Reserve Board lowered the Fed funds rate on six occasions, resulting in a total reduction of 2.75%. Volume in our Eurodollar contracts benefited from two factors, the increased need for risk management instruments resulting from the interest rate volatility and our Eurodollar contract having become a benchmark for the industry. In addition, opening access to our electronic trading system and improved performance of that system, coupled with uncertainty over the economy and interest rates, resulted in increased trading volume in our equity index products.

    REVENUES

    Total revenues increased $77.0 million, or 70.0%, from $109.9 million for the six months ended June 30, 2000 to $186.9 million for the six months ended June 30, 2001. The increase in revenues is primarily attributable to a 59.1% increase in total trading volume. In the first half of 2001, record levels of electronic trading resulted in total GLOBEX2 volume of 36.0 million contracts, representing 18.8% of our total trading volume and an increase of 143.3% compared to the first half of 2000. These increased volume levels resulted from uncertainty over interest rates and volatility in the U.S. equities market, a diverse product offering, our new open access policy for GLOBEX2 and volume discounts available to customers using our markets to manage their financial risk. Finally, a new pricing framework announced in December 2000 that took effect in the first quarter of 2001 resulted in additional revenue.

    CLEARING AND TRANSACTION FEES. Clearing and transaction fees and other volume-related charges increased $63.5 million, or 83.9%, from $75.7 million for the six months ended June 30, 2000 to $139.2 million for the six months ended June 30, 2001. Total trading volume increased 59.1%, from 120.2 million contracts for the six months ended June 30, 2000 to 191.1 million contracts for the six months ended June 30, 2001. This growth in total volume was compounded by additional GLOBEX2 transaction fees resulting from an increase in electronic trading volume of 21.2 million contracts from the same period in 2000. In addition to increased volume, revenue was favorably impacted by the change to our pricing structure that was implemented in the first quarter of 2001.

    The following table shows the average daily trading volume in our four product areas and the portion that was traded electronically through the GLOBEX2 system:


                                                  SIX MONTHS ENDED
                                                      JUNE 30,
                                                --------------------   PERCENTAGE
PRODUCT AREA                                      2001        2000      INCREASE
------------                                    ---------   --------   ----------
Interest Rate.................................  1,011,721   589,944        71.5%
Equity........................................    396,207   248,043        59.7
Foreign Exchange..............................     85,687    82,689         3.6
Commodity.....................................     35,480    32,936         7.7
                                                ---------   -------
Total Volume..................................  1,529,095   953,612        60.3
                                                =========   =======

GLOBEX2 Volume................................    288,167   117,504       145.2
GLOBEX2 Volume as a Percent of Total Volume...       18.8%     12.3%


    While we experienced increased volume in all products, the most significant increases were experienced in interest rate and equity products. Interest rate and equity volume in the first half of 2001 reflects continued growth in our Eurodollar and E-mini equity index products resulting primarily from increased access to our electronic trading platform and volume discounts to stimulate activity in a time of volatility in interest rates and the U.S. equities markets.


    QUOTATION DATA FEES. Quotation data fees increased $5.3 million, or 29.0%, from $18.5 million for the six months ended June 30, 2000 to $23.8 million for the six months ended June 30, 2001. On March 1, 2001, we implemented a fee increase for professional subscribers. In addition, while we maintained our non-professional market data offering, the service was changed from real-time streaming to one-minute snapshots of market data. This resulted in some of our subscribers converting to the higher-priced professional service. Partially offsetting the effect of this pricing change was the adverse revenue impact created by the bankruptcy filing in February 2001 of one of our larger vendors. As a result, we increased the reserve against revenue by approximately
$0.5 million during the first half of 2001.

    COMMUNICATION FEES. Communication fees were $4.6 million for the six months ended June 30, 2001. These fees were relatively constant from the same period in 2000.


    INVESTMENT INCOME. Investment income increased $0.7 million, or 16.4%, from $4.4 million for the six months ended June 30, 2000 to $5.1 million for the six months ended June 30, 2001. This increase was directly related to our improved financial performance during the first half of 2001 that resulted in additional funds available for investment as well as increased cash performance bonds deposited by clearing firms. Also, a securities lending program was implemented late in the second quarter of 2001 and provided additional investment income. Our securities lending activity is limited to a portion of the securities that members deposit to satisfy their proprietary performance bond requirements.


    OTHER OPERATING REVENUE. Other operating revenue increased $7.4 million, or 109.6%, from $6.7 million for the six months ended June 30, 2000 to $14.1 million for the six months ended June 30, 2001. The majority of this increase, or $4.3 million, is attributable to increased revenue from access charges for GLOBEX2. In addition to an increase in the number of individuals and sites utilizing GLOBEX2, our comprehensive pricing changes included a number of changes in fees charged for access to GLOBEX2 and expansion of the number of access choices. Revenue generated by fees associated with managing our Interest Earning Facility, or IEF, increased by $0.9 million from $0.4 million for the six months ended June 30, 2000 to $1.3 million for the six months ended
June 30, 2001. Fees earned are directly related to amounts deposited in the IEF. Finally, sales of our SPAN software increased by $0.4 million in the first six months of 2001 compared to the first six months of 2000. In the first half of 2001, a substantial portion of this revenue represented one transaction to license the software to another exchange.


    EXPENSES


    Total operating expenses increased $9.7 million, or 8.1%, from $120.3 million for the six months ended June 30, 2000 to $130.0 million for the six months ended June 30, 2001. This increase was primarily attributable to additional stock-based compensation expense recognized in the second quarter of 2001. Excluding stock-based compensation expense, total expenses increased $0.1 million, or 0.1%, in the first half of 2001 compared to the first half of 2000.


    SALARIES AND BENEFITS EXPENSE.  Salaries and benefits expense increased
$1.3 million, or 2.7%, from $48.9 million for the six months ended June 30, 2000 to $50.2 million for the six months ended June 30, 2001. Included in this expense for the first half of 2000 was $4.0 million of one-time expenses relating to the restructuring of management that included a sign-on bonus for our new President and CEO hired in February 2000 and expenses related to severance payments to departing executives with employment contracts. Excluding these one-time charges, salaries and benefits increased $5.3 million, or 11.9%, in the first half of 2001, as a result of an increase in employee bonus expense, a greater pension expense and an overall increase in compensation levels, coupled with the related employment taxes and employee benefits costs.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation expense increased $9.5 million from $2.5 million for the six months ended June 30, 2000 to $12.0 million for the six months ended June 30, 2001. This increase was primarily the result of the increase in value of the Class B shares included in the stock option granted to our CEO in 2000. The Class B portion of the option represented $11.7 million of our stock-based compensation expense in the first half of 2001. Prior to our demutualization in November 2000, the expense relating to this option was recognized as a stock appreciation right using variable accounting as prescribed under Accounting Principles Board (APB) Opinion No. 25 and related pronouncements. Since demutualization, fixed accounting treatment has been adopted for the Class A shares included in the option. However, variable accounting has been required for the Class B shares beginning in the second quarter of 2001.

    OCCUPANCY EXPENSE. Occupancy expense was constant at $10.1 million for the six months ended June 30, 2000 and June 30, 2001. This is primarily the result of a one-time reduction in operating expenses relating to our office space in 2001 that was offset by an increase in rent expense related to our trading floor, as a portion of this rent is directly related to increased open outcry trading volume.


    PROFESSIONAL FEES, OUTSIDE SERVICES AND LICENSES EXPENSE. Professional fees, outside services and licenses increased $1.0 million, or 9.4%, from $10.6 million for the six months ended June 30, 2000 to $11.6 million for the six months ended June 30, 2001. This increase is primarily due to a $1.1 million increase in professional fees related to major technology initiatives and a $0.5 million increase in license fees resulting from increased equity index product trading volume, offset in part by a $0.9 million decrease in legal costs and professional fees.

    COMMUNICATIONS AND COMPUTER AND SOFTWARE MAINTENANCE
EXPENSE. Communications and computer and software maintenance expense remained constant at $20.1 million for the six months ended June 30, 2000 and June 30, 2001. Communication expenses related to GLOBEX2 connections increased
$0.7 million due to the increased number of customers utilizing our electronic trading platform. Offsetting this increase was a reduction in software maintenance expense as a result of contract re-negotiation efforts.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased $1.4 million, or 8.7%, from $16.6 million for the six months ended June 30, 2000 to $18.0 million for the six months ended June 30, 2001. This increase was primarily attributable to depreciation of the cost of equipment and software purchased in late 2000 as well as amortization on internally developed software completed in the second half of 2000 and the first half of 2001.


    PUBLIC RELATIONS AND PROMOTIONS EXPENSE. Public relations and promotions expense decreased $0.7 million, or 33.6%, from $2.1 million for the six months ended June 30, 2000 to $1.4 million for the six months ended June 30, 2001. Of this decrease, $0.3 million resulted from a change in our strategy for the timing of advertising expenditures in 2001. In addition, an incentive program for foreign exchange products that was in effect in the first quarter of 2000 was terminated, resulting in no similar expenditure in 2001.



    OTHER OPERATING EXPENSE. Other operating expense decreased $2.9 million, or 30.4%, from $9.5 million for the six months ended June 30, 2000 to $6.6 million for the six months ended June 30, 2001. This decrease was primarily due to a $2.7 million write-off of previously capitalized software development costs during the second quarter of 2000. It was determined that the software would not be utilized as intended. A similar write-off of only $0.3 million occurred in the second quarter of 2001. Also contributing to the decrease was a decline in currency delivery fees of $0.3 million and $0.2 million of reduced travel expenses.


    During the six months ended June 30, 2000, the limited partners' interest in the earnings of PMT was $1.2 million. We purchased the net assets of PMT on November 13, 2000 as part of our demutualization. Therefore, there was no reduction in earnings during the first half of 2001 as a result of the sharing of profits with the limited partners of this entity.

    INCOME TAX PROVISION

    We recorded a tax provision of $22.7 million for the six months ended
June 30, 2001 compared to a tax benefit of $4.6 million for the same period in 2000. The effective tax rate remained relatively constant at 39.8% for the first half of 2001 and 40.0% for the first half of 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    OVERVIEW

    We experienced a net loss of $5.9 million in 2000 compared to net income of $2.7 million in 1999. The change was primarily due to several one-time expenses in 2000 and increased technology-related expenses. As a result, overall expense increases outpaced the growth in revenue.

    REVENUES

    Total revenues increased $16.0 million, or 7.6%, from $210.6 million in 1999 to $226.6 million in 2000.

    CLEARING AND TRANSACTION FEES. Clearing and transaction fees accounted for 69.1% of total revenues in 2000. Clearing and transaction fee revenues increased $16.3 million, or 11.6%, from $140.3 million in 1999 to $156.6 million in 2000. This increase was due primarily to a 15.1% increase in total trading volume in 2000 over 1999, setting a new annual volume record for us of 231.1 million contracts. The increase in trading volume was due primarily to uncertainty over interest rates and the U.S. presidential election that resulted in strong volume in our interest rate and stock index products as a way to help manage financial risk. Total electronic trading volume on our GLOBEX2 system in 2000 rose 113.8% to 34.5 million contracts and accounted for 14.9% of total volume.

    The following table shows the average daily trading volume for the periods presented in our four product areas and the portion that was traded electronically through the GLOBEX2 system:


                                                YEAR ENDED
                                               DECEMBER 31,
                                            -------------------       PERCENTAGE
PRODUCT AREA                                  2000       1999     INCREASE/(DECREASE)
------------                                --------   --------   -------------------
Interest Rate.............................  550,810    475,023            16.0%
Equity....................................  258,120    189,984            35.9
Foreign Exchange..........................   76,615     94,747           (19.1)
Commodity.................................   31,575     33,671            (6.2)
                                            -------    -------
Total Volume..............................  917,120    793,425            15.6
                                            =======    =======

GLOBEX2 Volume............................  136,928     63,782           114.7
GLOBEX2 Volume as a Percent of Total
  Volume..................................     14.9%       8.0%


    In addition to the increase in trading volume, clearing and transaction fee revenue rose as a result of a fee increase that went into effect on October 1, 2000. The fee increase was replaced with a new, strategically designed fee structure that went into effect primarily on January 1, 2001. The new pricing structure reflects our new business strategy as a for-profit corporation.

    QUOTATION DATA FEES. Quotation data fees decreased $6.7 million, or 15.6%, from $43.0 million in 1999 to $36.3 million in 2000. The decrease was a result of lower promotional fees charged to non-professional subscribers. This special promotional fee for non-professional subscribers was eliminated in 2001. While the total number of subscribers increased from 1999 to 2000, a portion of our existing subscribers switched to the new non-professional service at a lower monthly fee. In addition, the likelihood of collecting certain receivables outstanding at December 31, 2000 appeared questionable. The resulting reserve against receivables reduced revenue in 2000 by $1.4 million.

    COMMUNICATION FEES. Communication revenue increased $1.2 million, or 15.0%, from $8.2 million in 1999 to $9.4 million in 2000. The increase was a result of rate increases to users of our telecommunications system.

    INVESTMENT INCOME. Investment income increased $0.6 million, or 7.1%, from $9.1 million in 1999 to $9.7 million in 2000. Investment income generated by increased cash performance bonds was partially offset by net sales of financial assets in the general investment portfolio.

    OTHER OPERATING REVENUE. Other operating revenue increased $4.5 million, or 44.4%, from $10.0 million in 1999 to $14.5 million in 2000. The increase was due primarily to a $2.1 million increase in GLOBEX2 terminal service fees and installation charges. The total number of installed GLOBEX2 terminals increased more than 30% during 2000. In addition, the trading gains of GFX increased by $2.0 million in 2000 compared to 1999.

    EXPENSES

    Total operating expenses increased $30.6 million, or 15.0%, from $204.0 million in 1999 to $234.6 million in 2000. Excluding approximately
$9.8 million of one-time expenses in 2000, the increase was $20.8 million, or 10.2%. Technology-related expenses of $100.1 million increased $23.2 million as we continued to invest in trading and clearing systems. In electronic trading, we made significant capacity and performance enhancements to GLOBEX2 to support our new open access policy approved in 2000. We continued to upgrade our clearing technology and made advances in furthering alliances with other exchanges. Clearing infrastructure enhancements enabled us to launch the world's first cross-border, cross-margining program with the London Clearing House. Other enhancements include an upgraded real-time mutual offset system with SGX, improved asset management capabilities for exchange customers and a more flexible and streamlined clearing process. Seeking new growth opportunities by leveraging our established clearing house expertise, we explored opportunities in the e-business market in 2000 and incurred $0.9 million in related expenses.

    SALARIES AND BENEFITS EXPENSE. Salaries and benefits expense increased $13.1 million, or 16.2%, from $81.0 million in 1999 to $94.1 million in 2000. In January 2000, we entered into an employment agreement with our new President and CEO that stipulated payment of a sign-on bonus. In addition, three executives with employment contracts resigned during the first quarter of 2000. The payments required by these contracts, a rise in overall compensation levels, and the related effect on employment taxes and employee benefit costs accounted for the remainder of the increase in salaries and benefits.


    STOCK-BASED COMPENSATION EXPENSE.  Stock-based compensation expense of
$1.0 million resulted from the expense relating to the stock option granted to our CEO in 2000. We adopted fixed accounting treatment for the shares of Class A common stock included in the option under APB Opinion 25, "Accounting for Stock Issued to Employees," as of the date of demutualization. As of December 31, 2000, we had not measured compensation expense relating to the shares of Class B common stock included in the option as there are insufficient authorized Class B shares.


    OCCUPANCY EXPENSE. Occupancy costs increased $1.8 million, or 10.4%, from $17.8 million in 1999 to $19.6 million in 2000. In 1999, reductions in real estate taxes, combined with credits from the landlord for operating expenses, resulted in one-time savings and represented the majority of the variance between 1999 and 2000.

    PROFESSIONAL FEES, OUTSIDE SERVICES AND LICENSES EXPENSE. Professional fees, outside services and licenses decreased $5.2 million, or 18.3%, from $28.3 million in 1999 to $23.1 million in 2000. The decrease resulted primarily from a $3.7 million decline in expenditures relating to major technology initiatives that were substantially completed in 1999. Additional savings resulted from a $0.8 million reduction in recruiting costs, a $0.4 million reduction in ongoing legal and accounting fees and a decrease in the use of temporary employees. Also, in 1999, certain professional fees were incurred for projects that were concluded the same year, including $0.9 million in professional fees relating to the development of our strategic plan, $0.9 million for services associated with the launch of side-by-side electronic trading of our Eurodollar products and $0.7 million in professional fees for certain enhancements to GLOBEX2. These savings were partially offset by a $1.3 million increase in legal costs and professional fees associated with our demutualization and a $0.9 million increase in license fees incurred as a result of increased trading volume in our equity products in 2000 when compared to 1999.


    COMMUNICATION AND COMPUTER AND SOFTWARE MAINTENANCE EXPENSE. Communication and computer and software maintenance expense increased $13.5 million, or 47.4%, from $28.4 million in 1999 to $41.9 million in 2000. Communication costs rose $9.1 million, or 38.9%, as a result of additional GLOBEX2 electronic trading subscribers. The number of GLOBEX2 terminals increased more than 30.0% in 2000. In addition, software and related maintenance costs increased by $3.3 million in 2000 compared to 1999 as a result of technology initiatives.


    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization increased $8.2 million, or 32.5%, from $25.3 million in 1999 to $33.5 million in 2000. The increase was due to the amortization of completed capitalized software development, additional depreciation expense resulting from software and computer equipment purchases made in 2000 and late in 1999 and the change in depreciable lives of such software and computer equipment from five years to four years.


    PUBLIC RELATIONS AND PROMOTION EXPENSE. Public relations and promotion expense decreased $2.5 million, or 32.2%, from $7.7 million in 1999 to $5.2 million in 2000, due primarily to the elimination or reduction of certain incentive programs related to specific contracts offered on our exchange.



    OTHER OPERATING EXPENSE. Other operating expense increased $0.6 million, or 4.2%, from $15.5 million in 1999 to $16.1 million in 2000. The increase resulted from a $2.7 million write-off during the second quarter of 2000 of previously capitalized software development costs. It was determined that the software would not be utilized as intended. Partially offsetting this were decreases in travel and entertainment expenses as well as in various state and local taxes.


    The limited partners' interest in the earnings of PMT was $1.2 million for the period January 1, 2000 through November 13, 2000, the date of the sale of PMT's net assets to us as part of our demutualization, compared to $2.1 million in 1999. A decline in the operating results of PMT, and the corresponding decline in the limited partners' interest in the earnings of PMT in 2000, was due to higher operating costs associated with electronic trading. The fact that PMT operated for less than a full year also reduced its profitability compared to 1999. The impact of these factors was partially offset by an increase in the net income of GFX in 2000, a portion of which was allocated to PMT.

    INCOME TAX PROVISION

    A benefit for income taxes of $3.3 million was recorded for the twelve months ended December 31, 2000 as a result of operating losses during this period. The effective income tax rate for the period was 36.1%. The benefit will be realized through a tax loss carryback to offset a prior year's taxable income.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    OVERVIEW

    Net income was $2.7 million in 1999 compared to $7.0 million in 1998. The decrease was primarily due to increased communications and computer and software maintenance expense as well as depreciation and amortization expense resulting from investment in technology advancements in the GLOBEX2 electronic trading system and improvements to the open outcry trading operations.

    REVENUES

    Total revenues increased $13.4 million, or 6.8%, from $197.2 million in 1998 to $210.6 million in 1999.

    CLEARING AND TRANSACTION FEES. Clearing and transaction fees increased $13.8 million, or 10.9%, from $126.5 million in 1998 to $140.3 million in 1999. This increase is primarily attributable to the effect of a rebate which reduced clearing and transaction fees by approximately $17.9 million in the fourth quarter of 1998, offset by an 11.4% decrease in volume from 226.6 million contracts in 1998 to 200.7 million contracts in 1999. There was no similar rebate program during 1999. The decrease in volume was primarily due to reduced volatility, continued consolidation of institutional customers and a slowdown in business as customers prepared for the year 2000. Low inflation and stable economic conditions contributed to reduced volatility and decreased volume in interest rate products in 1999.

    The following table shows the average daily trading volume for the periods presented in our four product areas and the portion that was traded electronically through the GLOBEX2 system:


                                                YEAR ENDED
                                               DECEMBER 31,
                                            -------------------       PERCENTAGE
PRODUCT AREA                                  1999       1998     INCREASE/(DECREASE)
------------                                --------   --------   -------------------
Interest Rate.............................  475,023    574,829           (17.4)%
Equity....................................  189,984    174,840             8.7
Foreign Exchange..........................   94,747    113,948           (16.9)
Commodity.................................   33,671     35,664            (5.6)
                                            -------    -------
Total Volume..............................  793,425    899,281           (11.8)
                                            =======    =======

GLOBEX2 Volume............................   63,782     38,668            64.9
GLOBEX2 Volume as a Percent of Total
  Volume..................................      8.0%       4.3%


    QUOTATION DATA FEES. Quotation data fees increased $2.9 million, or 7.3%, from $40.1 million in 1998 to $43.0 million in 1999. The increase resulted solely from an increase in the number of subscribers.

    INVESTMENT INCOME. Investment income decreased $1.0 million, or 10.2%, from $10.1 million in 1998 to $9.1 million in 1999. The decrease was due to a decline in average invested balances as well as a decline in the yield of the portfolio.

    OTHER OPERATING REVENUE. Other operating revenue decreased $2.3 million, or 18.5%, from $12.3 million in 1998 to $10.0 million in 1999. The decrease was a result of reduced trading revenues from GFX and a lower level of member fines. These reductions were partially offset by $1.7 million in revenues from GLOBEX2 terminal charges, for which there was only nominal revenue in 1998.

    EXPENSES

    Total operating expenses increased $21.0 million, or 11.5%, from $183.0 million in 1998 to $204.0 million in 1999. Expenses increased as a result of technology advancements in the areas of GLOBEX2, trade order processing systems, hand-held trading devices, infrastructure improvements and the support of both open outcry and electronic trading systems.

    SALARIES AND BENEFITS EXPENSE.  Salaries and benefits expense increased
$8.6 million, or 11.8%, from $72.4 million in 1998 to $81.0 million in 1999. The increase reflected additional technology staff and increases in merit-based pay.

    OCCUPANCY EXPENSE. Occupancy expense decreased $1.9 million, or 9.8%, from $19.7 million in 1998 to $17.8 million in 1999. The change was due primarily to a reduction in rent expense for the trading floor as part of a lease extension. In addition, real estate taxes and certain operating expenses paid in connection with the leased office space were reduced in 1999.


    PROFESSIONAL FEES, OUTSIDE SERVICES AND LICENSES EXPENSE. Professional fees, outside services and licenses were relatively stable at $28.3 million in 1999, compared with $28.0 million in 1998. This expense category includes significant expenditures for GLOBEX2, Year 2000 compliance, trading floor systems, recruiting, legal services and license fees related to trading volume in our equity index products. The increase in 1999 was relatively modest as a result of capitalizing certain professional fees relating to software development as discussed below.


    COMMUNICATIONS AND COMPUTER AND SOFTWARE MAINTENANCE
EXPENSE. Communications and computer and software maintenance expense increased $5.7 million, or 25.1%, from $22.7 million in 1998 to $28.4 million in 1999. The increase was due primarily to the expansion of the GLOBEX2 electronic trading network.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased $7.4 million, or 40.9%, from $17.9 million in 1998 to $25.3 million in 1999. The increase was a result of computer equipment additions and the amortization of software development capitalized and completed in 1999.

    PUBLIC RELATIONS AND PROMOTION EXPENSE. Public relations and promotion expense decreased $1.9 million, or 19.7%, from $9.6 million in 1998 to $7.7 million in 1999. The decrease reflected a reduction in advertising and new product promotions.

    OTHER OPERATING EXPENSE. Other operating expense increased $2.9 million, or 23.1%, from $12.6 million in 1998 to $15.5 million in 1999. This increase was due to increases in interest on capital asset leases, travel, board of directors' stipends, department supplies, staff training and state and local sales and use taxes.

    We adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), effective
January 1, 1999. Accordingly, we commenced capitalizing certain costs of developing internal use software which otherwise would have been expensed under previous accounting policies. Costs capitalized during 1999 totaled
$15.3 million, and consisted primarily of staff salaries and outside consulting costs. Amortization of capitalized software development costs totaled
$0.9 million in 1999.

    Income from continuing operations, before a deduction for limited partners' interest in the earnings of PMT and a provision for income taxes, was $6.6 million in 1999, representing a decrease of $7.6 million compared to 1998. The limited partners' interest in the earnings of PMT was $2.1 million in 1999, $0.7 million less than 1998, due to a decrease in PMT's income.

    INCOME TAX PROVISION

    The provision for income taxes decreased in 1999 to $1.9 million, compared to $4.3 million in 1998, as a result of lower pre-tax income in 1999. The increase in the effective income tax rate from 38.0% in 1998 to 41.1% in 1999 was due primarily to greater nondeductible expenses, including costs associated with our demutualization, which was completed in late 2000.

QUARTERLY RESULTS OF OPERATIONS

    Quarterly results have varied significantly as a result of the following:

    - trading volume;

    - one-time expenses relating to demutualization;

    - amount and timing of capital expenditures; and

    - growth in GLOBEX2.

    The following tables set forth certain unaudited consolidated quarterly statement of income data, both in dollar amounts and as a percentage of total revenues for the 10 quarters ended June 30, 2001. In our opinion, this unaudited information has been prepared on substantially the same basis as the financial statements appearing elsewhere in this prospectus and includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the unaudited quarterly data. The unaudited quarterly data should be read together with the financial statements and related notes included elsewhere in this prospectus. The results for any quarter are not necessarily indicative of results for any future period.

                                                                  QUARTER ENDED
                             ---------------------------------------------------------------------------------------
                             MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                               1999       1999       1999        1999       2000       2000       2000        2000
                             --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                 (IN THOUSANDS)
REVENUES:
Clearing and transaction
  fees.....................  $34,920    $35,974     $36,962    $32,449    $40,046    $35,643     $32,282    $48,678
Quotation data fees........   10,664     10,566      10,816     10,959      9,883      8,568       9,028      8,806
Communication fees.........    2,081      2,123       2,022      1,939      2,242      2,403       2,442      2,304
Investment income..........    2,291      2,319       1,826      2,655      2,148      2,236       2,296      3,056
Other operating revenue....    2,124      2,314       2,963      2,635      3,270      3,478       3,433      4,310
                             -------    -------     -------    -------    -------    -------     -------    -------
    Total revenues.........   52,080     53,296      54,589     50,637     57,589     52,328      49,481     67,154
                             -------    -------     -------    -------    -------    -------     -------    -------
EXPENSES:
Salaries and benefits......   19,997     19,709      19,900     21,351     26,724     22,153      22,290     22,899
Stock-based compensation...       --         --          --         --      1,521        957        (370)    (1,075)
Occupancy..................    4,730      4,809       4,529      3,705      5,022      5,106       4,874      4,627
Professional fees, outside
  services and licenses....    8,525      6,344       7,664      5,786      5,858      4,702       4,823      7,748
Communications and computer
  and software
  maintenance..............    6,088      6,940       6,566      8,849      9,417     10,675      11,147     10,681
Depreciation and
  amortization.............    5,223      5,653       7,155      7,243      8,302      8,294       8,622      8,271
Public relations and
  promotion................    1,502      1,436       1,384      3,380      1,120        942       1,397      1,760
Other operating expense....    2,935      3,676       4,343      4,536      3,445      6,064       2,815      3,824
                             -------    -------     -------    -------    -------    -------     -------    -------
Total expenses.............   49,000     48,567      51,541     54,850     61,409     58,893      55,598     58,735
                             -------    -------     -------    -------    -------    -------     -------    -------
Income (loss) from
  continuing operations
  before limited partners'
  interest in PMT and
  income taxes.............    3,080      4,729       3,048     (4,213)    (3,820)    (6,565)     (6,117)     8,419
Limited partners' interest
  in earnings of PMT.......     (154)       549      (1,596)      (925)      (988)      (194)         21         (4)
Income tax (provision)
  benefit..................   (1,171)    (2,111)       (580)     2,007      1,924      2,703       2,438     (3,726)
                             -------    -------     -------    -------    -------    -------     -------    -------
    NET INCOME (LOSS)......  $ 1,755    $ 3,167     $   872    $(3,131)   $(2,884)   $(4,056)    $(3,658)   $ 4,689
                             =======    =======     =======    =======    =======    =======     =======    =======

                                QUARTER ENDED
                             -------------------
                             MAR. 31,   JUNE 30,
                               2001       2001
                             --------   --------
                               (IN THOUSANDS)
REVENUES:
Clearing and transaction
  fees.....................  $70,938    $68,266
Quotation data fees........   10,225     13,582
Communication fees.........    2,256      2,350
Investment income..........    2,573      2,532
Other operating revenue....    6,178      7,968
                             -------    -------
    Total revenues.........   92,170     94,698
                             -------    -------
EXPENSES:
Salaries and benefits......   25,059     25,147
Stock-based compensation...       42     11,988
Occupancy..................    5,257      4,796
Professional fees, outside
  services and licenses....    6,018      5,538
Communications and computer
  and software
  maintenance..............    9,988     10,141
Depreciation and
  amortization.............    8,888      9,146
Public relations and
  promotion................      581        788
Other operating expense....    2,990      3,631
                             -------    -------
Total expenses.............   58,823     71,175
                             -------    -------
Income (loss) from
  continuing operations
  before limited partners'
  interest in PMT and
  income taxes.............   33,347     23,523
Limited partners' interest
  in earnings of PMT.......       --         --
Income tax (provision)
  benefit..................  (13,357)    (9,293)
                             -------    -------
    NET INCOME (LOSS)......  $19,990    $14,230
                             =======    =======

                                                      QUARTER ENDED
                             ----------------------------------------------------------------
                             MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                               1999       1999       1999        1999       2000       2000
                             --------   --------   ---------   --------   --------   --------
                                           (AS A PERCENTAGE OF TOTAL REVENUES)
REVENUES:
Clearing and transaction
  fees.....................    67.0%      67.5%       67.7%      64.1%      69.5%      68.1%
Quotation data fees........    20.5       19.8        19.8       21.6       17.2       16.4
Communication fees.........     4.0        4.0         3.7        3.8        3.9        4.6
Investment income..........     4.4        4.4         3.4        5.3        3.7        4.3
Other operating revenue....     4.1        4.3         5.4        5.2        5.7        6.6
                              -----      -----       -----      -----      -----      -----
Total revenues.............   100.0      100.0       100.0      100.0      100.0      100.0

EXPENSES:
Salaries and benefits......    38.4       37.0        36.5       42.2       46.4       42.3
Stock-based compensation...      --         --          --         --        2.6        1.8
Occupancy..................     9.1        9.0         8.3        7.3        8.7        9.8
Professional fees, outside
  services and licenses....    16.4       11.9        14.0       11.4       10.2        9.0
Communications and computer
  and software
  maintenance..............    11.7       13.0        12.0       17.5       16.4       20.4
Depreciation and
  amortization.............    10.0       10.6        13.1       14.3       14.4       15.8
Public relations and
  promotion................     2.9        2.7         2.5        6.7        1.9        1.8
Other operating expense....     5.6        6.9         8.0        8.9        6.0       11.6
                              -----      -----       -----      -----      -----      -----
Total expenses.............    94.1       91.1        94.4      108.3      106.6      112.5
                              -----      -----       -----      -----      -----      -----
Income (loss) from
  continuing operations
  before limited partners'
  interest in PMT and
  income taxes.............     5.9        8.9         5.6       (8.3)      (6.6)     (12.5)
Limited partners' interest
  in earnings of PMT.......    (0.3)       1.0        (2.9)      (1.8)      (1.7)      (0.4)
Income tax (provision)
  benefit..................    (2.2)      (4.0)       (1.1)       4.0        3.3        5.2
                              -----      -----       -----      -----      -----      -----
  NET INCOME (LOSS)........     3.4%       5.9%        1.6%      (6.1)%     (5.0)%     (7.7)%
                              =====      =====       =====      =====      =====      =====

                                           QUARTER ENDED
                             ------------------------------------------
                             SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                               2000        2000       2001       2001
                             ---------   --------   --------   --------
                                (AS A PERCENTAGE OF TOTAL REVENUES)
REVENUES:
Clearing and transaction
  fees.....................     65.3%      72.5%      77.0%      72.1%
Quotation data fees........     18.3       13.1       11.1       14.3
Communication fees.........      4.9        3.4        2.4        2.5
Investment income..........      4.6        4.6        2.8        2.7
Other operating revenue....      6.9        6.4        6.7        8.4
                               -----      -----      -----      -----
Total revenues.............    100.0      100.0      100.0      100.0
EXPENSES:
Salaries and benefits......     45.0       34.1       27.2       26.6
Stock-based compensation...     (0.7)      (1.6)        --       12.7
Occupancy..................      9.9        6.9        5.7        5.1
Professional fees, outside
  services and licenses....      9.8       11.6        6.5        5.8
Communications and computer
  and software
  maintenance..............     22.5       15.9       10.8       10.7
Depreciation and
  amortization.............     17.4       12.3        9.7        9.7
Public relations and
  promotion................      2.8        2.6        0.6        0.8
Other operating expense....      5.7        5.7        3.3        3.8
                               -----      -----      -----      -----
Total expenses.............    112.4       87.5       63.8       75.2
                               -----      -----      -----      -----
Income (loss) from
  continuing operations
  before limited partners'
  interest in PMT and
  income taxes.............    (12.4)      12.5       36.2       24.8
Limited partners' interest
  in earnings of PMT.......       --         --         --         --
Income tax (provision)
  benefit..................      4.9       (5.5)     (14.5)      (9.8)
                               -----      -----      -----      -----
  NET INCOME (LOSS)........     (7.5)%      7.0%      21.7%      15.0%
                               =====      =====      =====      =====


    Although individual expense categories may vary, our total ongoing expenses, with the exception of stock-based compensation, have proven to be relatively fixed in nature. We expect that salaries and benefits expense will continue to account for the largest portion of our expenses. In addition, we expect that communications and computer and software maintenance expense will continue to increase in absolute dollars as our electronic trading volume increases. We expect that occupancy expense; professional fees, outside services and licenses; and public relations and promotions expense will remain relatively fixed.


    We believe that our gross margins will be affected by several factors including trading volume, the mix of fees generated from the trading of different products, changes in our pricing policies, migration from open outcry to electronic trading, our ability to leverage capital expenses related to our electronic infrastructure and new product introductions. Our trading volumes are directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions, broad trends in industry and finance, changes in levels of trading activity, price levels and price volatility in the derivatives markets and in underlying fixed-income, equity, foreign exchange and commodity markets, legislative and regulatory changes, competition, changes in government monetary policies, foreign exchange rates, consolidation in our customer base or within our industry and inflation. Our business is also subject to seasonality. During the last three years, we have experienced relatively higher volume during the first and second quarters, and we generally expect that the third quarter will have lower trading volume.

    Due to all of the foregoing factors, period-to-period comparisons of our revenues, expenses and operating results are not necessarily meaningful, and these comparisons cannot be relied upon as indicators of future performance. Also, with the exception of the most recent three quarters, all of our results reflect operating as a mutual not-for-profit corporation.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents totaled $30.7 and $14.2 million at December 31, 2000 and 1999, respectively. At June 30, 2001, cash and cash equivalents were $37.9 million. The increase is due to two factors. At December 31, 2000, a larger portion of the total investments were held in short-term instruments compared to December 31, 1999. This change resulted from anticipated short-term cash needs, prevailing interest rates and alternative investment choices. The additional increase in cash and cash equivalents at June 30, 2001 is a result of improved operating results.


    Other current assets readily convertible into cash include investments as well as accounts receivable. When combined with cash and cash equivalents, these assets comprised 52.6% of our total assets, excluding investment of securities lending proceeds and cash performance bonds and security deposits, at June 30, 2001, compared to 45.7% at December 31, 2000 and 41.6% at December 31, 1999. Investment of securities lending proceeds as well as cash performance bonds and security deposits are excluded from total assets for purposes of this comparison due to the volatile nature of these assets and the fact that there are equal and offsetting current liabilities for these assets. The improvement as of June 30, 2001 was due to improved operating performance that resulted in cash, receivables and investments increasing from their levels at December 31, 2000.


    Historically, we have met our funding requirements from operations. Net cash provided by operating activities was $34.5 million for the six months ended
June 30, 2001 compared to net cash used in operating activities of $1.6 million for the six months ended June 30, 2000. This $36.1 million increase in cash provided by operating activities was the result of our improved operating performance during the first six months of 2001. Net cash provided from operating activities was $19.0 million for 2000 and $13.3 million for 1999. The cash provided by operations increased in 2000 despite the operating loss for the period, primarily as a result of increased depreciation and amortization, which is a non-cash expense. Other expenses, such as stock-based compensation, the write-off of certain internally developed software and pension expense, also did not require the use of funds in 2000 and had a favorable impact on cash provided by operating activities.


    Cash used in investing activities was $25.5 million for the six months ended June 30, 2001 compared to cash provided by investing activities of $8.0 million for the six months ended June 30, 2000. This increase in cash used in investing activities resulted from purchases made for our investment portfolio and fixed asset additions during the first half of 2001. Conversely, in the first half of 2000, proceeds from the sale of investment assets were used to fund the acquisition of capital assets and provide cash required to fund operations.



    For the year ended December 31, 2000, net cash provided by investing activities was $1.0 million compared to net cash used in investing activities of $11.3 million for 1999. This increase of $12.3 million was due primarily to a $26.3 million reduction in equipment purchases and property improvements in 2000 compared to 1999, thus reducing cash used in investing activities. Partially offsetting this reduction was a decrease in cash from investment sales and an additional cash requirement to complete the purchase of the assets and business of PMT. Net sales of financial assets from the investment portfolio declined to $16.4 million in 2000 from $26.2 million in 1999. Payment to the limited partners of PMT to complete the purchase of PMT in 2000 totaled $4.2 million.



    Cash used in financing activities was relatively constant at $1.8 million for both the first six months of 2000 and the first six months of 2001, representing payments on long-term debt. The current portion of long-term debt was approximately the same at June 30, 2000 and June 30, 2001. It is expected that the principal use of funds in the foreseeable future will be to fund operations, capital expenditures and working capital.



    Net cash used in financing activities was $3.6 million for 2000 and $2.7 million for 1999, representing scheduled payments on capital leases. The increase was the result of new capital lease transactions in 2000 and late 1999.



    Capital expenditures, which includes expenditures for purchased and internally developed software, have varied significantly from 1998 through the first half of 2001, as demonstrated in the table below:



                                                                                SIX MONTHS
                                              YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                           ------------------------------   -------------------
                                             1998       1999       2000       2000       2001
                                           --------   --------   --------   --------   --------
                                                    (IN MILLIONS, EXCEPT PERCENTAGES)
Total Capital Expenditures...............   $24.2      $69.2      $24.5      $11.7      $14.8
Technology...............................    19.0       52.2       19.2        8.8       13.3
Percent for Technology...................    78.3%      75.5%      78.2%      75.1%      89.4%



    This highlights our commitment to continued enhancements to the technology we employ. The significant expenditures in 1999 included $31.9 million for additional equipment and upgrades to our data center, expenditures for hardware and software required for year 2000 compliance and an improvement to our back-up recovery capabilities. Capital expenditures in 1999 were also made in connection with an upgrade to GLOBEX2, which also accounted for a significant portion of the $15.3 million of capitalized cost for staff and consultants who completed work on internally developed software. We anticipate continued capital expenditures for technology as we expand our electronic trading facility.



    Other than technology, significant expenditures in 1999 include an upgrade to our telecommunications systems at a cost of $2.4 million and exchange-wide purchases that were required in anticipation of the new millennium. Each year we also incur capital expenditures relating to improvements on our trading floors. These expenditures were $3.6 million in 1998, $4.1 million in 1999, $2.4 million in 2000 and $0.2 million in the six months ended June 30, 2001. In addition, expenditures are required to improve our offices, telecommunications capabilities and other operating equipment.


    If operations do not provide sufficient funds to complete capital expenditures, the general investment portfolio is reduced to provide the needed funds or assets are acquired through capital leases.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risk represents interest rate risk relating to the investments held by us as well as derivative trading risk associated with GFX. With respect to interest rate risk, a change in market interest rates would impact interest income from temporary cash investments, cash performance bonds and security deposits, variable rate investment securities and new purchases of investment securities. Changes in market interest rates would also have an effect on the fair value of investment securities held. GFX engages in the purchase and sale of our foreign exchange futures contracts to promote liquidity in our products and subsequently enters into offsetting transactions using futures contracts or spot foreign exchange transactions to limit market risk. Net position limits are established for each trader and currently amount to $6.0 million in aggregate notional value.

    INTEREST RATE RISK

    Interest income from investment securities, temporary cash investments, securities lending, cash performance bonds and security deposits was $5.1 million in the first six months of 2001. At June 30, 2001, our investment portfolio consisted primarily of U.S. government agency, corporate and state and municipal securities, including approximately $7.6 million in variable rate securities. Our investment portfolio recorded realized and unrealized gains of $0.4 million in the six months ended June 30, 2001 compared to realized and unrealized losses of $0.1 million in the six months ended June 30, 2000. Interest income from investment securities, temporary cash investments and cash performance bonds and security deposits was $9.7 million in 2000. Realized and unrealized gains (losses) in the investment portfolio totaled $0.6 million in 2000, ($1.4) million in 1999 and $0.6 million in 1998. Contractual maturities and interest coupon rates for fixed rate investment securities at June 30, 2001 were as follows:

                                                       PRINCIPAL         AVERAGE
YEAR                                                     AMOUNT       INTEREST RATE
----                                                 --------------   -------------
                                                     (IN THOUSANDS)
2001...............................................     $ 7,100            6.7%
2002...............................................       6,270            6.7
2003...............................................       9,370            4.7
2004...............................................       8,855            6.0
2005...............................................       4,695            5.0
2006...............................................      16,205            5.6
2007...............................................       1,000            7.8
                                                        -------            ---
Total..............................................     $53,495            5.8%

    DERIVATIVE TRADING RISK


    At June 30, 2001, GFX held futures positions with a notional value of $58.0 million, offset by a similar amount of spot foreign exchange positions. All positions are marked to market through a charge or credit to income on a daily basis. Net trading gains were $2.6 million for the six months ended June 30, 2001 and $2.5 million for the six months ended June 30, 2000.



    At December 31, 2000, futures positions held by GFX had a notional value of $81.9 million and were offset by a similar amount of spot foreign exchange positions. Net trading gains were $4.4 million in 2000, $2.4 million in 1999 and $4.8 million in 1998.


RECENT ACCOUNTING PRONOUNCEMENTS

    At this time, we do not believe that any recently issued accounting standards will require adoption by us, and therefore will not have a material impact on our financial condition and operating results.

                      SUBMISSION OF SHAREHOLDER PROPOSALS


    CME Holdings expects to hold its 2002 Annual Meeting in April 2002. If you intend to submit a proposal for inclusion in our proxy materials for CME Holdings' 2002 Annual Meeting, you must submit the proposal to our Secretary by November 27, 2001.


    SEC rules set forth standards as to what shareholder proposals we are required to include in our proxy statement for an annual meeting.

                                    EXPERTS

    The audited financial statements of Chicago Mercantile Exchange Inc. as of December 31, 1999 and December 31, 2000, and for each of the three years in the period ended December 31, 2000, included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing in this proxy statement/prospectus, and have been included in reliance on their report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the common stock of CME Holdings issued in the merger, and certain tax consequences of the merger, will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (Illinois), our special counsel.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS:
  INDEPENDENT AUDITOR'S REPORT..............................     F-2
  CONSOLIDATED BALANCE SHEETS...............................     F-3
  CONSOLIDATED STATEMENTS OF INCOME.........................     F-4
  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND
    COMPREHENSIVE INCOME....................................     F-5
  CONSOLIDATED STATEMENTS OF CASH FLOWS.....................     F-6
  NOTES TO AUDITED ANNUAL CONSOLIDATED FINANCIAL
    STATEMENTS..............................................     F-7
UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
  UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS.............    F-23
  UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME.......    F-24
  UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
    EQUITY AND COMPREHENSIVE INCOME.........................    F-25
  UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS...    F-26
  NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL
    STATEMENTS..............................................    F-27

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CHICAGO MERCANTILE EXCHANGE INC.:

    We have audited the accompanying consolidated balance sheets of Chicago Mercantile Exchange Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Exchange's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chicago Mercantile Exchange Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/S/ ARTHUR ANDERSEN LLP

Chicago, Illinois
February 8, 2001, except with respect to the matter discussed in Note 21, as to which the date is August 1, 2001

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 30,655   $ 14,249
  Investments (note 3)......................................    44,326     60,156
  Accounts receivable, net of allowance of $1,700 and
    $350....................................................    27,725     21,420
  Other current assets (note 4).............................     7,877      9,293
  Cash performance bonds and security deposits (note 5).....   156,048     73,134
                                                              --------   --------
Total current assets........................................   266,631    178,252
Property, net of accumulated depreciation and amortization
  (note 6)..................................................    80,393     93,531
Other assets (notes 3, 7 and 8).............................    33,619     31,535
                                                              --------   --------
TOTAL ASSETS................................................  $380,643   $303,318
                                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 11,096   $ 15,569
  Other current liabilities (note 9)........................    30,349     22,865
  Cash performance bonds and security deposits (note 5).....   156,048     73,134
                                                              --------   --------
Total current liabilities...................................   197,493    111,568
Limited partners' interest in net assets of PMT
  (note 10).................................................        --      3,018
Long-term debt (notes 11 and 12)............................     6,063      8,132
Other liabilities (notes 13 and 15).........................    13,416     11,937
                                                              --------   --------
Total liabilities...........................................   216,972    134,655

Shareholders' Equity: (note 14)
  Preferred stock, $0.01 par value, 10,000,000 shares
    authorized, none issued and outstanding.................        --         --
  Class A common stock, $0.01 par value, 100,000,000 shares
    authorized, 25,855,200 shares issued and outstanding....       259        259
  Class B common stock, $0.01 par value, 4,892 shares
    authorized, 4,722 shares issued and outstanding.........        --         --
  Additional paid-in capital................................    43,911     43,346
  Retained earnings.........................................   119,512    125,421
  Accumulated unrealized losses on securities...............       (11)      (363)
                                                              --------   --------
Total shareholders' equity..................................   163,671    168,663
                                                              --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $380,643   $303,318
                                                              ========   ========


  See accompanying notes to audited annual consolidated financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
REVENUES
Clearing and transaction fees...............................  $156,649   $140,305   $126,524
Quotation data fees.........................................    36,285     43,005     40,079
Communication fees..........................................     9,391      8,165      8,128
Investment income...........................................     9,736      9,091     10,117
Other operating revenue.....................................    14,491     10,036     12,317
                                                              --------   --------   --------
  TOTAL REVENUES............................................   226,552    210,602    197,165
                                                              --------   --------   --------
EXPENSES
Salaries and benefits (note 13).............................    94,067     80,957     72,386
Stock-based compensation (note 15)..........................     1,032         --         --
Occupancy...................................................    19,629     17,773     19,702
Professional fees, outside services and licenses............    23,131     28,319     28,038
Communications and computer and software maintenance........    41,920     28,443     22,731
Depreciation and amortization...............................    33,489     25,274     17,943
Public relations and promotion..............................     5,219      7,702      9,586
Other operating expense.....................................    16,148     15,490     12,586
                                                              --------   --------   --------
  TOTAL EXPENSES............................................   234,635    203,958    182,972
                                                              --------   --------   --------
  Income (loss) before limited partners' interest in PMT and
    income taxes............................................    (8,083)     6,644     14,193
  Limited partners' interest in earnings of PMT
    (note 10)...............................................    (1,165)    (2,126)    (2,849)
  Income tax (provision) benefit (note 8)...................     3,339     (1,855)    (4,315)
                                                              --------   --------   --------
  NET INCOME (LOSS).........................................  $ (5,909)  $  2,663   $  7,029
                                                              ========   ========   ========



  See accompanying notes to audited annual consolidated financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)

                                                                 COMMON
                                                               STOCK AND
                                        CLASS A     CLASS B    ADDITIONAL
                                         COMMON      COMMON     PAID-IN                UNREALIZED
                                         STOCK       STOCK      CAPITAL                SECURITIES       TOTAL
                                       ----------   --------   ----------   RETAINED     GAINS      SHAREHOLDERS'
                                         SHARES      SHARES      AMOUNT     EARNINGS    (LOSSES)       EQUITY
                                       ----------   --------   ----------   --------   ----------   -------------
BALANCE, DECEMBER 31, 1997...........          --        --     $43,605     $115,729      $ 220       $159,554

Comprehensive income:
  Net income.........................                                          7,029                     7,029
  Change in unrealized net gain on
    securities, net of tax of $209...                                                       314            314
                                                                                                      --------
  TOTAL COMPREHENSIVE INCOME.........                                                                    7,343
                                       ----------    ------     -------     --------      -----       --------
BALANCE, DECEMBER 31, 1998...........          --        --     $43,605     $122,758      $ 534       $166,897

Comprehensive income:
  Net income.........................                                          2,663                     2,663
  Change in unrealized net loss on
    securities, net of tax of $597...                                                      (897)          (897)
                                                                                                      --------
  TOTAL COMPREHENSIVE INCOME.........                                                                    1,766
                                       ----------    ------     -------     --------      -----       --------
BALANCE, DECEMBER 31, 1999...........          --        --     $43,605     $125,421      $(363)      $168,663

Comprehensive income:
  Net loss...........................                                         (5,909)                   (5,909)
  Change in unrealized net gain on
    securities, net of tax of $234...                                                       352            352
                                                                                                      --------
  TOTAL COMPREHENSIVE INCOME.........                                                                   (5,557)
Other: Stock-based compensation......                               565                                    565
                                       ----------    ------     -------     --------      -----       --------
Issuance of Class A common stock.....  25,855,200
Issuance of Class B common stock.....                 4,722
                                       ----------    ------     -------     --------      -----       --------
BALANCE, DECEMBER 31, 2000...........  25,855,200     4,722     $44,170     $119,512      $ (11)      $163,671
                                       ==========    ======     =======     ========      =====       ========


  See accompanying notes to audited annual consolidated financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $ (5,909)  $  2,663   $  7,029
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Limited partners' interest in earnings of PMT.............     1,165      2,126      2,849
  Deferred income tax provision (benefit)...................       811      5,087     (1,311)
  Depreciation and amortization.............................    33,489     25,274     17,943
  Loss (gain) on sale of investments........................        14       (135)       (57)
  Loss on disposal of fixed assets..........................        --          7        125
  Increase in allowance for doubtful accounts...............     1,350        215         --
  Decrease (increase) in accounts receivable................    (7,655)     2,986     (5,167)
  Decrease (increase) in other current assets...............     1,416     (3,227)    (3,981)
  Increase in other assets..................................   (10,403)   (19,378)      (870)
  Increase (decrease) in accounts payable...................    (4,473)    (3,501)     2,524
  Increase (decrease) in other current liabilities..........     7,120       (931)     5,513
  Increase in other liabilities.............................     1,478      2,160        896
  Other adjustments for non-cash items......................       565         --         --
                                                              --------   --------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................    18,968     13,346     25,493
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, net................................   (11,170)   (37,480)   (18,817)
  Purchases of investments..................................   (43,116)   (41,938)   (99,332)
  Proceeds from sales and maturities of investments.........    59,518     68,144     98,284
  Purchase of limited partners' interest in PMT.............    (4,183)        --         --
                                                              --------   --------   --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........     1,049    (11,274)   (19,865)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on long-term debt................................    (3,611)    (2,664)        --
  Distribution to limited partners of PMT...................        --         --     (1,957)
                                                              --------   --------   --------
NET CASH USED IN FINANCING ACTIVITIES.......................    (3,611)    (2,664)    (1,957)
                                                              --------   --------   --------

Net increase (decrease) in cash and cash equivalents........    16,406       (592)     3,671
Cash and cash equivalents, beginning of year................    14,249     14,841     11,170
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 30,655   $ 14,249   $ 14,841
                                                              ========   ========   ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.............................................  $    892   $    705   $      2
                                                              ========   ========   ========
  Income taxes paid (refunded)..............................  $ (5,471)  $   (265)  $  9,042
                                                              ========   ========   ========
  Leased asset additions and related obligations............  $  1,907   $  7,940   $  6,118
                                                              ========   ========   ========


  See accompanying notes to audited annual consolidated financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES


           NOTES TO AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS


1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    Chicago Mercantile Exchange Inc. (CME) is a Delaware stock corporation. CME is a designated contract market for the trading of futures and options on futures contracts. Trades are executed through both open outcry and electronic trading systems. Through its in-house Clearing House Division, CME clears, settles, nets and guarantees performance of all matched transactions in its products.

    The consolidated financial statements include the results of CME and its controlled subsidiaries, which include P-M-T Limited Partnership and GFX Corporation (collectively, the "exchange"). All inter-company transactions and accounts have been eliminated in consolidation.

    Chicago Mercantile Exchange Inc. resulted from the completion of a demutualization process whereby the Chicago Mercantile Exchange, an Illinois not-for-profit membership organization, became a for-profit stock corporation. The transaction resulted in the conversion of membership interests in the Illinois corporation into stock ownership in the Delaware corporation.

    The proposal to demutualize was approved by the membership of the exchange on June 6, 2000, at which time the holders of the units of P-M-T Limited Partnership (PMT) also approved the cash purchase of the assets and business of PMT by the exchange (note 10). The process also required the approval of certain rule changes by the Commodity Futures Trading Commission and a ruling from the Internal Revenue Service regarding the tax consequences of the transaction. These were obtained, and the demutualization process was completed on November 13, 2000.

    The demutualization process was effected through a three-step process. First, the Illinois not-for-profit corporation was merged into a Delaware nonstock corporation, CME Transitory Co., for the purpose of reincorporating in Delaware. Each membership interest in the Illinois not-for-profit corporation was converted into an equivalent membership interest in CME Transitory Co. In the second step, CME Transitory Co. merged into the Delaware for-profit stock corporation, and membership interests were converted into five classes of common stock based on the type of membership previously owned. In the final step, the Delaware for-profit stock corporation was recapitalized, and Class A and B shares of common stock were issued (note 14).

    The Class A shares represent pure equity rights and were issued to individuals who previously owned certain types of memberships. Class B shares confer the trading privileges previously associated with membership in the Illinois not-for-profit corporation. These shares were issued in five series that correspond to the five classes of membership in the Illinois not-for-profit corporation.

    The merger of the CME not-for-profit corporation into the Delaware stock corporation was accounted for as a pooling of interests because of the common owners before and after the transaction.

    As a result of the demutualization transaction, in the ordinary course of business, a significant portion of accounts receivable will be from shareholders of CME.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS. Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

    INVESTMENTS. Investment securities generally have been classified as available for sale and are carried at fair value, with unrealized gains and losses reported net of tax as a component of

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shareholders' equity and comprehensive income. Interest on investment securities is recognized as income when earned and includes accreted discount less amortized premium. Realized gains and losses are calculated using specific identification.

    Additional securities held in connection with non-qualified deferred compensation plans have been classified as trading securities. These securities are included in other assets in the accompanying consolidated balance sheets at fair value, and unrealized gains and losses are reflected in investment income.


    PERFORMANCE BONDS AND SECURITY DEPOSITS. Performance bonds and security deposits held by the exchange for the account of clearing members may be in the form of cash or securities. Cash performance bonds and security deposits are reflected in the accompanying consolidated balance sheets. Cash received may be invested, usually on an overnight basis, and any interest received accrues to the exchange. Securities consist primarily of short-term U.S. Treasury securities or investments in the exchange's Interest Earning Facility (note 5) and are not reflected in the accompanying consolidated balance sheets. These securities are held in safekeeping, and interest and gain or loss on such securities accrues to the clearing member.


    PROPERTY. Property is stated at cost less accumulated depreciation and amortization. Depreciation on furniture, fixtures and equipment is provided on the straight-line method over the estimated useful lives of the assets, generally three to seven years. In 2000, the exchange reduced the depreciable lives of newly purchased equipment from five years to four years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining term of the applicable leases. Maintenance and repair items are charged to expense as incurred; renewals and betterments are capitalized.

    SOFTWARE. During 1998 and prior years, the exchange expensed all internal and external costs associated with the development of software for internal use. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). This pronouncement identifies the characteristics of internal use software and provides guidance on new cost recognition principles. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The exchange adopted SOP 98-1 effective January 1, 1999, and accordingly, began capitalizing certain costs of developing internal use software, which would otherwise have been expensed under its previous accounting policy. Capitalized costs are generally amortized over three years, commencing with the completion of the project.

    In 2000, the exchange reduced the depreciable lives of newly purchased software from five years to four years.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments. The carrying values of financial instruments included in assets and liabilities in the accompanying consolidated balance sheets are reasonable estimates of their fair values.

    IMPAIRMENT OF ASSETS. The exchange reviews its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

    STOCK-BASED COMPENSATION. As permitted by SFAS No. 123, "Accounting for Stock Based Compensation," the exchange accounts for its stock-based compensation on the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." CME provides pro forma disclosures of net income (loss) as required under SFAS No. 123.


    CLEARING AND TRANSACTION FEES. Clearing and transaction fees include per contract charges for trade execution and clearing and GLOBEX2 electronic system fees. Fees are charged at various rates based on the product traded and the account owner's exchange trading privileges and are included in revenue when trades are cleared. An accrual is established for fee adjustments to reflect corrections in account owner information. In the past, rates have been adjusted or waived.



    QUOTATION DATA FEES. These fees represent charges for the dissemination of market information.


    REVENUE RECOGNITION. The Securities and Exchange Commission has issued Staff Accounting Bulletin No. 101 on revenue recognition. CME's revenue recognition policies comply with the requirements of this Bulletin.

    DERIVATIVE TRANSACTIONS. As required by SFAS No. 133, "Accounting for Derivatives and Similar Financial Instruments and for Hedging Activities," the realized and unrealized gains and losses relating to GFX trading transactions are reflected in the operating results of the exchange.

    INCOME TAXES. Deferred income taxes are determined in accordance with SFAS No. 109, "Accounting for Income Taxes," and arise from temporary differences between amounts reported for income tax and financial statement purposes.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS. Certain reclassifications have been made to the 1999 and 1998 consolidated financial statements to conform to the presentation in 2000. In addition, in 1999 the exchange adopted a new balance sheet presentation for performance bonds and security deposits as described above, and the accompanying balance sheets reflect this new presentation. The exchange previously included performance bonds and security deposits received from its clearing members in the form of securities as both an asset and a liability in its consolidated balance sheets.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

3.  INVESTMENT SECURITIES


    Investment securities included in current assets have been classified as available for sale. The amortized cost and fair value of these investment securities at December 31, 2000 and 1999 were as follows (DOLLARS IN THOUSANDS):


                                                                 2000                   1999
                                                         --------------------   --------------------
                                                         AMORTIZED     FAIR     AMORTIZED     FAIR
                                                           COST       VALUE       COST       VALUE
                                                         ---------   --------   ---------   --------
U.S. Treasury..........................................   $   109    $   109     $    64    $    64
U.S. Government agency.................................    13,284     13,286      16,563     16,191
State and municipal....................................    30,952     30,931      44,135     43,901
                                                          -------    -------     -------    -------
TOTAL INVESTMENT SECURITIES............................   $44,345    $44,326     $60,762    $60,156
                                                          =======    =======     =======    =======

    Unrealized gains (losses) on investment securities classified as available for sale, included in the accompanying consolidated statements of changes in shareholders' equity, are reported as a component of comprehensive income. The amortized cost and fair value of these investment securities at December 31, 2000, by contractual maturity, were as follows (DOLLARS IN THOUSANDS):

                                                              AMORTIZED     FAIR
                                                                COST       VALUE
                                                              ---------   --------
Maturity of one year or less................................   $18,279    $18,287
Maturity between one and five years.........................    23,901     23,874
Maturity greater than five years............................     2,165      2,165
                                                               -------    -------
TOTAL.......................................................   $44,345    $44,326
                                                               =======    =======

    Trading securities held in connection with non-qualified deferred compensation plans are included in other assets and amounted to approximately $5.9 million at December 31, 2000 and $6.9 million at December 31, 1999. Investment income includes unrealized gains (losses) relating to the non-qualified deferred compensation plans' trading securities of $(723,000), $469,000 and $407,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

4.  OTHER CURRENT ASSETS

    Other current assets consisted of the following at December 31 (DOLLARS IN THOUSANDS):

                                                                2000       1999
                                                              --------   --------
Refundable income taxes.....................................   $4,568     $5,913
Prepaid expenses............................................    1,806      2,640
Accrued interest receivable.................................    1,503        740
                                                               ------     ------
TOTAL.......................................................   $7,877     $9,293
                                                               ======     ======

5.  PERFORMANCE BONDS AND SECURITY DEPOSITS

    The exchange is a designated contract market for futures and options on futures, and clears and guarantees the settlement of all futures and options contracts traded in its markets. In its guarantor role, the exchange has precisely equal and offsetting claims to and from clearing firms on opposite

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

5. PERFORMANCE BONDS AND SECURITY DEPOSITS (CONTINUED) sides of each contract. CME bears counterparty credit risk in the event that future market movements create conditions which could lead to clearing firms failing to meet their obligations to the exchange. CME reduces its exposure through a risk management program which includes rigorous initial and ongoing financial standards for designation as a clearing firm, initial and maintenance performance bond requirements and mandatory security deposits. In addition, the exchange maintains an unsecured committed line of credit with a consortium of banks (note 16) in the amount of $350.0 million to provide liquidity and capacity to pay settlement variation to all clearing firms, even if a clearing firm may have failed to meet its financial obligations to CME, or in the event of a temporary problem with the domestic payments system that would delay payments of settlement variation between the exchange and its clearing firms.


    Each clearing firm is required to deposit and maintain specified margin in the form of cash, U.S. Government securities or bank letter of credit. These performance bonds are available to meet only the financial obligations of that clearing firm to the exchange. All obligations and non-cash margin deposits are marked to market on a daily basis, and haircuts are applied for margin and risk management purposes. Cash performance bonds and security deposits may fluctuate due to the investment choices available to clearing firms and the change in the amount of deposits required. As a result, these assets are subject to volatility. Cash deposited with the exchange may be invested, usually on an overnight basis, and any interest received accrues to the exchange.


    The exchange is required under the Commodity Exchange Act to segregate cash and securities deposited by clearing firms on behalf of their customers. In addition, exchange rules require a segregation of all funds deposited by clearing firms from operating funds.

    Clearing firms, at their option, may instruct the exchange to invest cash on deposit for performance bond purposes in a portfolio of securities in the exchange's Interest Earning Facility (IEF). The IEF was organized in 1997 as two limited liability companies, and interest earned, net of expenses, is passed on to participating member firms. IEF principal is guaranteed by the exchange. The IEF investment portfolio is managed by two of the exchange's approved settlement banks, and eligible investments include U.S. Treasury bills and notes, U.S. Treasury strips and reverse repurchase agreements. Repurchase agreements also are permitted. The maximum average portfolio maturity is 90 days, and the maximum maturity for an individual security is 13 months. IEF principal amounted to approximately $1.8 billion and $761.9 million at December 31, 2000 and 1999, respectively. Management believes that the market risk exposure relating to its guarantee is not material to the financial statements taken as a whole. The exchange earned fees under the IEF program in the amount of $946,000, $932,000 and $428,000 during 2000, 1999 and 1998, respectively.

    Under an agreement between CME and the Board of Trade Clearing Corporation (BOTCC), firms that are clearing members of both CME and BOTCC may place required performance bonds in one common bank account and designate the portion allocable to each clearing organization. The exchange and the Options Clearing Corporation (OCC) have a cross-margin arrangement, whereby a common clearing firm may maintain a cross-margin account in which the clearing firm's positions in certain futures and options on futures are combined with certain OCC-cleared option positions for purposes of calculating performance bond requirements. The performance bond deposits are held jointly by the exchange and the OCC. In addition, a cross-margin agreement with the London Clearing House (LCH) became effective in March 2000, whereby offsetting positions with CME and LCH are subject to reduced margin requirements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

5.  PERFORMANCE BONDS AND SECURITY DEPOSITS (CONTINUED)
    Each clearing firm also is required to deposit and maintain specified security deposits in the form of cash or securities. In the event that performance bonds and security deposits of a defaulting clearing firm are inadequate to fulfill that clearing firm's outstanding financial obligation, the entire security deposit fund is available to cover potential losses after first utilizing surplus operating funds of the exchange.

    Cash and securities held as performance bonds and security deposits at December 31 were as follows (DOLLARS IN THOUSANDS):

                                                            2000                        1999
                                                  -------------------------   -------------------------
                                                             SECURITIES AND              SECURITIES AND
                                                    CASH       IEF FUNDS        CASH       IEF FUNDS
                                                  --------   --------------   --------   --------------
Performance bonds...............................  $150,051    $25,271,341     $68,738     $17,841,859
Security deposits...............................     5,997        398,786       4,396         351,897
Cross-margin securities, held jointly with
  OCC...........................................        --      1,012,515          --       1,056,709
                                                  --------    -----------     -------     -----------
TOTAL...........................................  $156,048    $26,682,642     $73,134     $19,250,465
                                                  ========    ===========     =======     ===========

    In addition, irrevocable letters of credit held as performance bond deposits, which are not included in the accompanying consolidated balance sheets, at December 31 were as follows (DOLLARS IN THOUSANDS):

                                                                 2000         1999
                                                              ----------   ----------
Performance bonds...........................................  $1,335,000   $1,000,350
Cross-margin accounts.......................................     151,700       77,010
                                                              ----------   ----------
TOTAL LETTERS OF CREDIT.....................................  $1,486,700   $1,077,360
                                                              ==========   ==========

6.  PROPERTY

    A summary of the property accounts as of December 31 is presented below (DOLLARS IN THOUSANDS):

                                                                2000        1999
                                                              ---------   ---------
Furniture, fixtures and equipment...........................  $ 148,846   $ 140,836
Leasehold improvements......................................     88,530      83,461
Total property..............................................    237,376     224,297
Less accumulated depreciation and amortization..............   (156,983)   (130,766)
                                                              ---------   ---------
NET PROPERTY................................................  $  80,393   $  93,531
                                                              =========   =========

    Included in property are assets that were acquired through capital leases in the amount of $16.0 million and $14.1 million (net of accumulated amortization of $4.9 million and $2.0 million) at December 31, 2000 and 1999, respectively. Depreciation of these assets is included in depreciation and amortization expense.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

7.  OTHER ASSETS

    Other assets consisted of the following at December 31 (DOLLARS IN
THOUSANDS):

                                                                2000       1999
                                                              --------   --------
Software development costs..................................  $22,598    $15,326
Less accumulated amortization...............................   (5,933)      (935)
Software....................................................   13,290      9,300
Less accumulated amortization...............................   (7,722)    (5,469)
Deferred compensation assets................................    5,910      6,934
Net deferred tax asset......................................    4,823      5,868
Other.......................................................      653        511
                                                              -------    -------
TOTAL.......................................................  $33,619    $31,535
                                                              =======    =======

8.  INCOME TAXES

    The provision (benefit) for income taxes from continuing operations is composed of the following (DOLLARS IN THOUSANDS):

                                                                2000       1999       1998
                                                              --------   --------   --------
Current:
Federal.....................................................  $(3,544)   $(2,721)   $ 4,613
State.......................................................     (606)      (511)     1,013
                                                              -------    -------    -------
  TOTAL.....................................................   (4,150)    (3,232)     5,626
                                                              -------    -------    -------
Deferred:
Federal.....................................................      784      4,166     (1,075)
State.......................................................       27        921       (236)
                                                              -------    -------    -------
  TOTAL.....................................................      811      5,087     (1,311)
                                                              -------    -------    -------
TOTAL PROVISION (BENEFIT) FOR INCOME TAXES..................  $(3,339)   $ 1,855    $ 4,315
                                                              =======    =======    =======

    Reconciliation of the statutory U.S. federal income tax rate to the effective tax rate on income (loss) from continuing operations is as follows:

                                                                2000          1999          1998
                                                              --------      --------      --------
Statutory U.S. federal tax rate.............................   (35.0)%        35.0%         35.0%
State taxes, net of federal benefit.........................    (3.8)          5.9           3.8
Tax-exempt interest income..................................    (5.3)        (15.0)         (6.6)
Nondeductible expenses......................................    12.1          21.1           3.7
Other, net..................................................    (4.1)         (5.9)          2.1
                                                               -----         -----          ----
EFFECTIVE TAX RATE-PROVISION (BENEFIT)......................   (36.1)%        41.1%         38.0%
                                                               =====         =====          ====

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

8.  INCOME TAXES (CONTINUED)
    At December 31, the components of deferred tax assets (liabilities) were as follows

    (DOLLARS IN THOUSANDS):

                                                                2000       1999
                                                              --------   --------
Deferred tax assets:
  Depreciation and amortization.............................  $ 5,724    $ 6,085
  Deferred compensation.....................................    2,331      2,452
  Accrued expenses..........................................    4,032      2,929
  Unrealized losses on securities...........................        7        242
                                                              -------    -------
    Subtotal................................................   12,094     11,708
    Valuation allowance.....................................       --         --
                                                              -------    -------
    Deferred tax assets.....................................   12,094     11,708
                                                              -------    -------
Deferred tax liabilities:
    Software development costs..............................   (6,593)    (5,709)
    Other...................................................     (678)      (131)
                                                              -------    -------
    Deferred tax liabilities................................   (7,271)    (5,840)
                                                              -------    -------
NET DEFERRED TAX ASSET......................................  $ 4,823    $ 5,868
                                                              =======    =======

9.  OTHER CURRENT LIABILITIES

    Other current liabilities consisted of the following at December 31 (DOLLARS IN THOUSANDS):

                                                                2000       1999
                                                              --------   --------
Accrued salaries and benefits...............................  $16,550    $12,966
Accrued fee adjustments.....................................    5,215      1,615
Current portion of long-term debt...........................    3,627      3,262
Accrued operating expenses..................................    2,526      2,548
Other.......................................................    2,431      2,474
                                                              -------    -------
TOTAL.......................................................  $30,349    $22,865
                                                              =======    =======

10.  P-M-T LIMITED PARTNERSHIP


    The exchange was the general partner, and members and clearing firms of the exchange were limited partners, in P-M-T Limited Partnership, an Illinois Limited Partnership. PMT was formed in 1987 to initiate the development of the GLOBEX global electronic trading system (GLOBEX). Since December 1998, the current version of this system, GLOBEX2, has been operated by the exchange using electronic trading software licensed from ParisBourse(SBF)SA. The exchange charged PMT for services provided.


    The limited partners of PMT approved the sale of all of the assets and business of PMT to the exchange as part of the demutualization process. The sale was effective November 13, 2000. The purchase price was $5.1 million and was based on an independent appraisal of PMT. Total distribution to the partners of PMT was the purchase price plus interest of 1% over prime from the date of sale to the date of distribution, and included a payment to CME as general partner of $1.1 million. The

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

10.  P-M-T LIMITED PARTNERSHIP (CONTINUED)
transaction was recorded using the purchase method of accounting and was effected at an amount approximately equal to the net assets of PMT. As a result, no goodwill or adjustment to the carrying value of assets was required.

    PMT reported net income of $1.4 million for the period from January 1, 2000 to November 13, 2000 and $2.6 million and $3.5 million for the years ended December 31, 1999 and 1998, respectively. An income distribution of $2.4 million was made to the partners in 1998. If the assets and business of PMT had been purchased by the exchange as of January 1, 2000, the net operating loss of CME for 2000 would have been reduced by approximately $615,000.

11.  LEASE COMMITMENTS

    The exchange has commitments under operating and capital leases for certain facilities and equipment. Lease commitments for office space expire in the year 2003, with annual minimum rentals of approximately $7.9 million. The exchange leases trading facilities from the Chicago Mercantile Exchange Trust through October 2005, with annual minimum rentals of approximately $1.3 million, and has an option to extend the term of the lease thereafter. Total rental expense was approximately $17.4 million in 2000, $15.1 million in 1999 and $18.0 million in 1998.

    Future minimum obligations under lease commitments in effect at December 31, 2000 were as follows (DOLLARS IN THOUSANDS):

                                                              CAPITALIZED   OPERATING
                                                                LEASES       LEASES
                                                              -----------   ---------
2001........................................................    $ 4,200      $10,324
2002........................................................      3,636       10,206
2003........................................................      2,543        9,214
2004........................................................        344        1,575
2005........................................................         --        1,124
                                                                -------      -------
Total minimum lease payments................................     10,723       32,443
Less sublease commitments...................................         --       (1,101)
Less amount representing interest...........................     (1,033)          --
                                                                -------      -------
TOTAL.......................................................    $ 9,690      $31,342
                                                                =======      =======

12.  LONG-TERM DEBT

    Long-term debt consists of the long-term portion of capitalized lease obligations.

13.  EMPLOYEE BENEFIT PLANS

    PENSION PLAN. The exchange maintains a noncontributory defined benefit cash balance pension plan (Plan) for eligible employees. Employees who have completed a continuous twelve-month period of employment and have reached the age of 21 are eligible to participate. The Plan provides for an age-based contribution to the cash balance account and includes cash bonuses in the definition of considered earnings. Participant cash balance accounts receive an interest credit at the one-year U.S. Treasury bill rate. Participants become vested in their accounts after five years. The exchange's

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

13.  EMPLOYEE BENEFIT PLANS (CONTINUED)
policy is to currently fund required pension costs by the due dates specified under the Employee Retirement Income Security Act (ERISA).

    A reconciliation of beginning and ending balances of the benefit obligation and fair value of Plan assets, the funded status of the Plan, certain actuarial assumptions and the components of pension cost are indicated below (DOLLARS IN THOUSANDS):

                                                                2000       1999
                                                              --------   --------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year...................  $13,468    $11,826
  Service cost..............................................    2,235      2,052
  Interest cost.............................................    1,207        988
  Actuarial loss (gain).....................................      748       (303)
  Benefits paid.............................................   (1,557)    (1,095)
                                                              -------    -------
  BENEFIT OBLIGATION AT END OF YEAR.........................  $16,101    $13,468
                                                              -------    -------
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year............  $15,168    $13,522
  Actual return on plan assets..............................      357      1,741
  Employer contribution.....................................       --      1,000
  Benefits paid.............................................   (1,557)    (1,095)
                                                              -------    -------
  FAIR VALUE OF PLAN ASSETS AT END OF YEAR..................  $13,968    $15,168
                                                              -------    -------
FUNDED STATUS AT DECEMBER 31
  Plan assets in excess of (less than) benefit obligation...  $(2,133)   $ 1,700
  Unrecognized transition asset.............................     (261)      (335)
  Unrecognized prior service cost (credit)..................     (176)      (227)
  Unrecognized net actuarial gain...........................   (1,674)    (3,082)
                                                              -------    -------
  ACCRUED BENEFIT COST......................................  $(4,244)   $(1,944)
                                                              =======    =======

                                                                2000       1999       1998
                                                              --------   --------   --------
ACTUARIAL ASSUMPTIONS AS OF DECEMBER 31
  Discount rate.............................................     7.50%      7.75%      6.75%
  Rate of compensation increase.............................     5.00%      5.00%      5.00%
  Expected return on plan assets............................     8.00%      8.00%      8.00%

COMPONENTS OF PENSION COST
  Service cost..............................................  $ 2,235     $2,052     $1,774
  Interest cost.............................................    1,207        988        850
  Expected return on plan assets............................   (1,017)      (925)      (803)
  Amortization of prior service cost........................      (51)       (51)       (51)
  Amortization of transition asset..........................      (74)       (74)       (74)
                                                              -------     ------     ------
  NET PENSION COST..........................................  $ 2,300     $1,990     $1,696
                                                              =======     ======     ======

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

13.  EMPLOYEE BENEFIT PLANS (CONTINUED)

    SAVINGS PLAN.  The exchange maintains a savings plan pursuant to
Section 401(k) of the Internal Revenue Code, whereby all employees are participants and have the option to contribute to the plan. The exchange matches employee contributions up to 3% of the employee's base salary and makes an additional contribution of up to 2% of salary based on annual trading volume. Total expense for the savings plan amounted to $2.1 million, $1.3 million and $1.8 million in 2000, 1999 and 1998, respectively.


    NON-QUALIFIED PLANS. The exchange maintains the following non-qualified plans, under which participants may make assumed investment choices with respect to amounts contributed on their behalf. Although not required to do so, the exchange invests such contributions in assets which mirror the assumed investment choices. The balances in these plans are subject to the claims of general creditors of the exchange, and amounted to approximately $5.9 million and $6.9 million at December 31, 2000 and 1999, respectively.

        Supplemental Plan--The exchange maintains a non-qualified supplemental plan to provide benefits for certain officers who have been impacted by statutory limits under the provisions of the qualified pension and savings plans. Total expense for the supplemental plan amounted to $267,000, $319,000 and $260,000 in 2000, 1999 and 1998, respectively.

        Deferred Compensation Plan--The exchange maintains a deferred compensation plan, under which eligible officers and board members may contribute a percentage of their compensation and defer income taxes thereon until the time of distribution.


        Supplemental Executive Retirement Plan--The exchange maintains a non-qualified, defined contribution plan for senior officers. Under the plan, the exchange contributes an amount equal to 8% of salary and bonus of eligible employees annually. Post-1996 contributions are subject to a vesting schedule, under which each annual contribution begins to vest after three years and is fully vested after five years. Unvested contributions are returned to the exchange if a participant leaves the employment of CME. Total expense for the plan, net of any forfeitures, totaled $42,000, $461,000 and $213,000 in 2000, 1999 and 1998, respectively.


14.  CAPITAL STOCK

    Memberships owned in the Illinois not-for-profit corporation were converted into Class A and Class B common stock as part of the demutualization to a Delaware for-profit corporation. Class A common stock represents equity interest in the exchange. Class B common stock, issued in five series, represents the trading rights previously associated with membership in the exchange. For purposes of dividends, liquidation and voting rights (except "core rights" as described below), each series of Class B common stock is treated as an equivalent number of shares of Class A common stock, as indicated in the table below.


    As part of the demutualization of CME, the board of directors will be reduced from the current composition of 39 directors to 19 over a two-year period. While provisions have been made for the transition period, once the reduction has been completed, the holders of Class A and B shares will have the right to vote in the election of 13 directors to CME's 19-member board of directors. The remaining six directors will be selected by the holders of shares of B-1, B-2 and B-3 common stock.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

14.  CAPITAL STOCK (CONTINUED)

    The following table reflects stock issued at the date of demutualization, the equivalent number of Class A shares for each series of Class B common stock, and other information relating to the rights assigned to each class of stock:

                                                     NUMBER OF SHARES
                                                        ISSUED PER
                                                   MEMBERSHIP INTEREST
                                              ------------------------------     EQUIVALENT     NUMBER OF       NUMBER OF
                                 NUMBER OF                 CLASS B SHARES      CLASS A SHARES   DIRECTORS    VOTES OF "CORE
                                 MEMBERSHIP   CLASS A    -------------------    REPRESENTED     SERIES CAN     RIGHTS" PER
MEMBERSHIP DIVISION              INTERESTS     SHARES     SERIES     NUMBER      BY SERIES        ELECT           SHARE
-------------------              ----------   --------   --------   --------   --------------   ----------   ---------------
CME............................      625       16,200      B-1         1           1,800                3    6
IMM............................      813       10,800      B-2         1           1,200                2    2
IOM............................    1,287        5,400      B-3         1             600                1    1
GEM............................      297           --      B-4         1             100               --    1/6
GEM Fractions..................    1,700           --      B-5         1              10               --    1/60

    CORE RIGHTS. Holders of Class B shares have the right to approve changes in specified rights associated with the trading privileges conferred by those shares. These core rights include allocation of products which a holder of a series of Class B shares is permitted to trade through the exchange; the circumstances under which CME can determine that an existing open outcry product will no longer be traded by means of open outcry; the number of authorized and issued shares of any series of Class B shares; and eligibility requirements to exercise trading rights associated with Class B shares. Votes on changes to these core rights are weighted by series, as indicated in the table above. Holders of Class A shares do not have the right to vote on changes to these core rights.

    TRANSFER RESTRICTIONS. Class A shares are subject to transfer restrictions which will expire over time. Until May 12, 2001, Class A shares may only be transferred with the associated Class B shares. As of that date and every three months thereafter, a portion of the Class A shares (in 25% increments) will become transferable independently of any associated Class B share. After February 5, 2002, the Class A shares are not subject to transfer restrictions.

    Class B shareholders wishing to exercise the trading privileges associated with the class B stock purchased must meet the criteria relating to business experience and financial resources established by the exchange.

    SHAREHOLDER RIGHTS PROVISIONS.  The charter of Chicago Mercantile
Exchange Inc. authorizes the board of directors to create and issue rights entitling their holders to purchase shares of CME stock or other securities. A rights plan would be intended to encourage persons seeking to acquire control of the exchange to engage in arms-length negotiations with the board of directors and management. No formal plan has yet been adopted by the board of directors with respect to the issuing of these rights.

    OMNIBUS STOCK PLAN. The exchange has adopted an Omnibus Stock Plan under which stock-based awards may be made to employees. An aggregate of 2.6 million Class A shares have been reserved for awards under the plan. Other than the award made during 2000 to the President and Chief Executive Officer (note 15), no awards have been made under the Plan.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

15.  STOCK OPTION

    On February 7, 2000, the exchange granted an option to its President and Chief Executive Officer, James J. McNulty, to purchase 5% of the common stock of the exchange, as represented by an equivalent percentage of all Class A and Class B common stock issued. Pursuant to SFAS Statement No. 123, "Accounting for Stock Based Compensation," the exchange has elected to account for the stock option under APB Opinion No. 25, "Accounting for Stock Issued to Employees." One-half of the option, or 2.5% of all common stock, has an aggregate exercise price of $21.8 million, which was estimated to be 2.5% of the fair value of the exchange at the grant date. Since demutualization had not been completed at the grant date, the fair value of CME was calculated based on the average value of all exchange memberships. The option on the remaining 2.5% of all common stock has an aggregate exercise price of $32.8 million, or 3.75% of the fair value of the exchange at the grant date. The option vests over a four-year period, with 40% vesting one year after the grant date and 20% vesting on that same date in each of the following three years. The term of the option is 10 years. As of December 31, 2000, all of the option remains outstanding.

    From the grant date until the date of demutualization of the exchange, or November 13, 2000, CME accounted for the option in a manner similar to a stock appreciation right in accordance with SFAS Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (An Interpretation of APB Opinions No. 15 and 25)." On and after the demutualization date, CME accounted for the option under APB Opinion No. 25 and related interpretations. The measurement of compensation expense for the option on Class A common shares has been fixed. As of December 31, 2000, the exchange has not measured compensation expense relating to the option on Class B shares because there are insufficient authorized Class B shares. However, under certain circumstances in the future, there may be additional compensation expense in the income statement. Expense relating to the stock option for the twelve months ended December 31, 2000 totaled $1.0 million.

    The fair value of the option on Class A shares, measured at the demutualization date under the minimum value method, is $7.4 million. Significant assumptions used to calculate fair value include: risk-free interest rate of 5.11%, expected life equal to the maximum term of the option, and no expected dividends. For the reasons discussed above, the fair value of the option on Class B shares has not been measured as of December 31, 2000. Had compensation cost for the stock option been recognized using the fair value method prescribed by SFAS Statement No. 123, the net loss for the year ended December 31, 2000 would have increased by approximately $133,000.

16.  CREDIT FACILITY

    At December 31, 2000 and 1999, the exchange had an unsecured committed line of credit with a consortium of banks in the amount of $350 million. Interest on amounts borrowed is calculated at the then-prevailing prime rate. The facility, which originated in 1988 and has never been used, may be utilized if there is a temporary problem with the domestic payments system that would delay payments of settlement variation between the exchange and its clearing members, or in the event of a clearing member default. Under the terms of CME's credit agreement, there are a number of covenants with which CME must comply. Among these covenants, CME is required to submit quarterly reports to the participating banks and maintain at all times a tangible net worth of not less than $90 million and a ratio of current assets to current liabilities of not less than 1.0 to 1.0. Furthermore, the allowable indebtedness of CME and its subsidiaries is limited to specific threshold amounts in certain defined

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

16.  CREDIT FACILITY (CONTINUED)
circumstances. Commitment fees for this facility were $519,000, $516,000 and $570,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

17.  CONTINGENCIES

    At December 31, 2000, the exchange was contingently liable on irrevocable letters of credit totaling $29 million in connection with its mutual offset system with the Singapore Exchange Derivatives Trading Ltd. (SGX) and also contingently liable in the amount of $2.5 million in connection with activities of GFX Corporation.

    The exchange is a defendant in, and is threatened with, various legal proceedings arising from its regular business activities. While the ultimate results of such proceedings against the exchange cannot be predicted with certainty, management of the exchange believes that the resolution of these matters will not have a material adverse effect on its consolidated financial position or results of operations. See note 21.

    EMPLOYMENT-RELATED AGREEMENT. The exchange has an employment agreement with James J. McNulty, as its President and Chief Executive Officer, through
December 31, 2003, subject to renewal by mutual agreement of the parties. In the event of a termination without cause by the exchange, Mr. McNulty shall be entitled to receive his base salary for the remainder of the original term plus one-third of the maximum annual incentive bonus. Mr. McNulty's base salary for the year ended December 31, 2000 was $1.0 million. The bonus may not exceed the lesser of $1.5 million or 10% of CME's net income.

    If, within two years of a "change in control" of the exchange, Mr. McNulty is terminated by the exchange or he terminates the agreement as a result of the occurrence of one of the matters defined in the agreement as "good reason," he shall be entitled to two times his base salary plus one and one-third times the maximum annual incentive bonus for which he would have been eligible, provided that the severance payments do not exceed $8.0 million. The payment would be subject to reduction to the extent that it would otherwise result in the payment of tax under Section 4999 of the Internal Revenue Code.

18.  GFX DERIVATIVE TRANSACTIONS

    GFX Corporation engages in the purchase and sale of CME foreign currency futures contracts. GFX posts bids and offers in these products on the GLOBEX2 electronic trading system to maintain a market and promote liquidity in CME's currency futures products. It limits risk from these transactions through offsetting transactions using futures contracts or spot foreign exchange transactions with approved counterparties in the interbank market. Formal trading limits have been established. Futures transactions are cleared by an independent clearing member. Any residual open positions are marked to market on a daily basis, and all realized and unrealized gains (losses) are included in other operating revenue in the accompanying consolidated statements of income. Net trading gains amounted to $4.4 million in 2000, $2.4 million in 1999 and $4.8 million in 1998.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

19.  SEGMENT REPORTING

    The exchange has two reportable operating segments: Chicago Mercantile Exchange (CME, a designated contract market and clearing house), and GFX Corporation (GFX, a wholly owned trading subsidiary). A summary by business segment follows (DOLLARS IN THOUSANDS):

                                                       CME        GFX      ELIMINATIONS     TOTAL
                                                    ---------   --------   ------------   ---------
Year Ended December 31, 2000:
Total revenues from external customers............  $ 212,385   $ 4,431      $    --      $ 216,816
Intersegment revenues.............................         57       700         (757)            --
Investment income.................................      9,540       196           --          9,736
Depreciation and amortization.....................     33,338       151           --         33,489
Operating profit (loss)...........................     (8,110)      608         (581)        (8,083)
Total assets......................................    380,125     5,734       (5,216)       380,643
Capital expenditures..............................     11,137        33           --         11,170

Year Ended December 31, 1999:
Total revenues from external customers............  $ 199,119   $ 2,392      $    --      $ 201,511
Intersegment revenues.............................        139     1,190       (1,329)            --
Investment income.................................      8,781       310           --          9,091
Depreciation and amortization.....................     25,141       133           --         25,274
Operating profit (loss)...........................      6,674      (675)         645          6,644
Total assets......................................    302,814     7,990       (7,486)       303,318
Capital expenditures..............................     37,438        42           --         37,480

Year Ended December 31, 1998:
Total revenues from external customers............  $ 182,262   $ 4,786      $    --      $ 187,048
Intersegment revenues.............................        169        --         (169)            --
Investment income.................................      9,803       314           --         10,117
Depreciation and amortization.....................     17,849        94           --         17,943
Operating profit (loss)...........................     13,194     1,620         (621)        14,193
Total assets......................................    294,664     8,663       (8,237)       295,090
Capital expenditures..............................     18,809         8           --         18,817


    The exchange considers and manages its open outcry and electronic trading of its various products as a single reportable segment. P-M-T Limited Partnership was previously reported as a segment for the years ending December 31, 1999 and 1998. As a result of the purchase of PMT in 2000, PMT is no longer a reportable operating segment. Prior years have been reclassified to include PMT in the CME segment.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

20.  QUARTERLY INFORMATION (UNAUDITED)

                                                 FIRST      SECOND     THIRD      FOURTH
                                                QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                                --------   --------   --------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
YEAR ENDED DECEMBER 31, 2000
  Revenues....................................  $57,589    $52,328    $49,481    $67,154    $226,552
  Income (loss) before income taxes...........   (4,808)    (6,759)    (6,096)     8,415      (9,248)
  Net income (loss)...........................   (2,884)    (4,056)    (3,658)     4,689      (5,909)

YEAR ENDED DECEMBER 31, 1999
  Revenues....................................  $52,080    $53,296    $54,589    $50,637    $210,602
  Income (loss) before income taxes...........    2,926      5,278      1,452     (5,138)      4,518
  Net income (loss)...........................    1,755      3,167        872     (3,131)      2,663

21.  SUBSEQUENT EVENTS

    In May 1999 a suit for infringement of Wagner patent 4,903,201 entitled "Automated Futures Trade Exchange" was brought by Electronic Trading Systems, Inc. The patent relates to a system and method for implementing a computer-automated futures exchange. CME informed Euronext-Paris, the licensor of the software utilized in the Globex electronic trading system, in conformity with the indemnification provision of the license agreement, of the receipt of a summons in that proceeding. Euronext-Paris hired and has to date paid the fees and expenses of a law firm to defend and contest this litigation. Euronext-Paris reserved its rights under that agreement in the event that any modifications to the licensed system made by the exchange result in liability. On June 25, 2001, Euronext-Paris wrote to disclaim responsibility for defense of this litigation and requested that CME reimburse it for all legal expenses and other costs incurred to date. It asked that the exchange take over full responsibility for defense of this litigation and assume all costs associated with CME's defense. The exchange rejected this demand.

    The case against NYMEX was transferred to the Southern District of New York and is pending. Cantor Fitzgerald, L.P. settled with the plaintiff for undisclosed consideration. On March 29, 2001, eSpeed, Inc., an affiliate of Cantor Fitzgerald, L.P., acquired certain rights to the '201 patent. An amended complaint was filed on June 5, 2001, adding eSpeed, Inc. as an additional party plaintiff. The amended complaint seeks treble damages, attorneys' fees and preliminary and permanent injunctions against the remaining defendants.

    On July 24, 2001, the judge in the patent infringement suit brought against the CME, CBOT, NYMEX and Cantor Fitzgerald LP rejected certain arguments that the CME and other defendants had made and proposed to interpret the patent claims more broadly. If the court's proposed order is adopted as the final order of the court, the broad scope of the claims, as interpreted by the court, may reduce the number of arguments CME has as to non-infringement.

    If the plaintiffs are ultimately successful before the district court, CME may be required to obtain a license to develop, market and use its computer automated trading system; to cease developing, marketing or using that system; or to redesign the system to avoid infringement. As a result, this litigation could have a material adverse affect on CME's business, financial condition and operating results, including the ability to offer electronic trading in the future.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              JUNE 30, 2001   DECEMBER 31, 2000
                                                              -------------   -----------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $   37,862         $ 30,655
  Investment of securities lending proceeds (note 2)........      859,013               --
  Investments...............................................       62,410           44,326
  Accounts receivable, net of allowance of $3,166 and
    $1,700..................................................       40,267           27,725
  Other current assets......................................       11,657            7,877
  Cash performance bonds and security deposits (note 3).....    1,406,128          156,048
                                                               ----------         --------
Total current assets........................................    2,417,337          266,631
Property, net of accumulated depreciation and
  amortization..............................................       74,902           80,393
Other assets................................................       39,925           33,619
                                                               ----------         --------
TOTAL ASSETS................................................   $2,532,164         $380,643
                                                               ==========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................   $   12,683         $ 11,096
  Payable under securities lending agreements (note 2)......      859,013               --
  Other current liabilities.................................       28,978           30,349
  Cash performance bonds and security deposits (note 3).....    1,406,128          156,048
                                                               ----------         --------
Total current liabilities...................................    2,306,802          197,493
Long-term debt..............................................        4,237            6,063
Other liabilities...........................................       10,569           13,416
                                                               ----------         --------
Total liabilities...........................................    2,321,608          216,972

Shareholders' Equity:
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized, none issued and outstanding.................           --               --
  Class A common stock, $.01 par value, 100,000,000 shares
    authorized, 25,860,600 and 25,855,200 shares issued and
    outstanding at June 30, 2001 and December 31, 2000
    respectively............................................          259              259
  Class B common stock, $.01 par value, 4,892 shares
    authorized, 3,138 and 4,722 shares issued and
    outstanding at June 30, 2001 and December 31, 2000,
    respectively............................................           --               --
  Additional paid-in capital................................       58,436           43,911
  Unearned restricted stock compensation....................       (2,027)              --
  Retained earnings.........................................      153,732          119,512
  Accumulated unrealized gains (losses) on securities.......          156              (11)
                                                               ----------         --------
Total shareholders' equity..................................      210,556          163,671
                                                               ----------         --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $2,532,164         $380,643
                                                               ==========         ========


 See accompanying notes to unaudited interim consolidated financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                 2001             2000
                                                              -----------      -----------
REVENUES
Clearing and transaction fees...............................  $   139,204      $    75,689
Quotation data fees.........................................       23,807           18,451
Communication fees..........................................        4,606            4,645
Investment income, net of securities lending expenses of
  $568 in 2001 (note 2).....................................        5,105            4,384
Other operating revenue.....................................       14,146            6,748
                                                              -----------      -----------
  TOTAL REVENUES............................................      186,868          109,917
                                                              -----------      -----------

EXPENSES
Salaries and benefits.......................................       50,206           48,877
Stock-based compensation (note 4)...........................       12,030            2,478
Occupancy...................................................       10,053           10,128
Professional fees, outside services and licenses............       11,556           10,560
Communications and computer and software maintenance........       20,129           20,092
Depreciation and amortization...............................       18,034           16,596
Public relations and promotion..............................        1,369            2,062
Other operating expense.....................................        6,621            9,509
                                                              -----------      -----------
  TOTAL EXPENSES............................................      129,998          120,302
                                                              -----------      -----------
  Income (loss) before limited partners' interest in PMT and
    income taxes............................................       56,870          (10,385)
  Limited partners' interest in earnings of PMT.............           --           (1,182)
  Income tax (provision) benefit............................      (22,650)           4,627
                                                              -----------      -----------
  NET INCOME (LOSS).........................................  $    34,220      $    (6,940)
                                                              ===========      ===========

EARNINGS (LOSS) PER CLASS A EQUIVALENT SHARE: (note 5)
  Basic.....................................................  $      1.19      $     (0.24)
  Diluted...................................................  $      1.18      $        --
  Weighted average number of Class A equivalent shares
    outstanding--basic......................................   28,774,700       28,774,700
  Weighted average number of Class A equivalent shares
    outstanding--diluted....................................   29,121,640               --



 See accompanying notes to unaudited interim consolidated financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                             COMMON
                                                             STOCK
                                                              AND
                                    CLASS A     CLASS B    ADDITIONAL
                                     COMMON      COMMON     PAID-IN       UNEARNED                UNREALIZED
                                     STOCK       STOCK      CAPITAL      RESTRICTED               SECURITIES       TOTAL
                                   ----------   --------   ----------      STOCK       RETAINED     GAINS      SHAREHOLDERS'
                                     SHARES      SHARES      AMOUNT     COMPENSATION   EARNINGS    (LOSSES)       EQUITY
                                   ----------   --------   ----------   ------------   --------   ----------   -------------
BALANCE, DECEMBER 31, 2000.......  25,855,200     4,722     $44,170       $    --      $119,512       (11)       $163,671
Comprehensive income:
  Net income.....................                                                        34,220                    34,220
  Change in unrealized net gain
    on securities, net of tax of
    $111.........................                                                                     167             167
                                                                                                                 --------
  Total comprehensive income.....                                                                                  34,387
  Stock-based compensation.......                            12,265                                                12,265
  Grant of 110,000 shares of
    restricted Class A common
    stock........................                             2,260        (2,260)                                      0
  Amortization of unearned
    restricted stock
    compensation.................                                             233                                     233
                                   ----------    ------     -------       -------      --------     -----        --------
Conversion of Series B-5 common
  stock..........................       5,400    (1,584)
                                   ----------    ------     -------       -------      --------     -----        --------
BALANCE, JUNE 30, 2001...........  25,860,600     3,138     $58,695       $(2,027)     $153,732     $ 156        $210,556
                                   ==========    ======     =======       =======      ========     =====        ========

BALANCE, DECEMBER 31, 1999.......          --        --     $43,605       $    --      $125,421     $(363)       $168,663
Comprehensive income:
  Net loss.......................                                                        (6,940)                   (6,940)
  Change in unrealized net gain
    on securities, net of tax of
    $2...........................                                                                       3               3
                                                                                                                 --------
  Total comprehensive income.....                                                                                  (6,937)
  Stock-based compensation.......                             1,355                                                 1,355
                                   ----------    ------     -------       -------      --------     -----        --------
BALANCE, JUNE 30, 2000...........          --        --     $44,960       $    --      $118,481     $(360)       $163,081
                                   ==========    ======     =======       =======      ========     =====        ========



 See accompanying notes to unaudited interim consolidated financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $34,220       $(6,940)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Limited partners' interest in earnings of PMT.............       --         1,182
  Deferred income tax benefit...............................   (4,094)         (500)
  Stock-based compensation..................................   12,030         2,478
  Depreciation and amortization.............................   18,034        16,596
  Loss (gain) on sale of investments........................     (115)           30
  Increase in allowance for doubtful accounts...............    1,466            50
  Increase in accounts receivable...........................  (14,009)       (1,186)
  Decrease (increase) in other current assets...............   (3,780)          491
  Increase in other assets..................................   (7,084)       (4,847)
  Increase (decrease) in accounts payable...................    1,588        (6,796)
  Decrease in other current liabilities.....................   (1,363)       (1,942)
  Increase (decrease) in other liabilities..................   (2,379)         (263)
                                                              -------       -------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.........   34,514        (1,647)
                                                              -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, net................................   (7,782)       (5,693)
  Purchases of investments..................................  (79,035)      (12,322)
  Proceeds from sales and maturities of investments.........   61,344        26,007
                                                              -------       -------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........  (25,473)        7,992
                                                              -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on long-term debt................................   (1,834)       (1,755)
                                                              -------       -------
NET CASH USED IN FINANCING ACTIVITIES.......................   (1,834)       (1,755)
                                                              -------       -------

Net increase in cash and cash equivalents...................    7,207         4,590
Cash and Cash Equivalents, beginning of period..............   30,655        14,249
                                                              -------       -------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $37,862       $18,839
                                                              =======       =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.............................................  $   341       $   379
                                                              =======       =======
  Income taxes paid (refunded)..............................  $30,623       $(2,558)
                                                              =======       =======
  Leased asset additions and related obligations............  $    --       $   529
                                                              =======       =======



 See accompanying notes to unaudited interim consolidated financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES


          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION

    The accompanying interim financial statements have been prepared by Chicago Mercantile Exchange Inc. (CME) without audit. Certain notes and other information normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, the accompanying consolidated financial statements include all adjustments necessary to present fairly the financial position of CME as of June 30, 2001 and December 31, 2000, and the results of its operations and cash flows for the periods indicated. The accompanying financial statements should be read in connection with the financial statements and notes thereto of the Chicago Mercantile Exchange Inc. annual report dated December 31, 2000. Quarterly results are not necessarily indicative of results for any subsequent period.

2.  SECURITIES LENDING

    CME enters into secured borrowing and lending transactions utilizing a portion of the securities that clearing members have deposited to satisfy their proprietary performance bond requirements. Under this securities lending program, CME receives collateral in the form of cash. The cash is then invested on an overnight basis. Securities on loan are marked to market daily and compared to collateral received. At June 30, 2001, the fair value of securities on loan was $848.0 million.

    The securities lending activity began in June 2001 utilizing only a portion of the securities eligible for lending. The initial securities lending activity utilized some of the securities deposited by one clearing firm, which is a subsidiary of the bank used for executing this securities lending program. Proceeds from securities lending at June 30, 2001 were invested in a money market mutual fund administered by a subsidiary of that same bank.

3.  PERFORMANCE BONDS AND SECURITY DEPOSITS


    Each firm that clears futures and options on futures contracts traded on the exchange is required to deposit and maintain specified performance bonds in the form of cash, U.S. Government securities or bank letters of credit. These performance bonds are available to meet only the financial obligations of that clearing firm to the exchange. Cash performance bonds and security deposits may fluctuate due to the investment choices available to clearing firms and the change in the amount of deposits required. As a result, these assets are subject to volatility.


4.  STOCK-BASED COMPENSATION

    On February 7, 2000, CME granted an option to the President and CEO to purchase 5% of the common stock of CME, as represented by an equivalent percentage of all Class A and Class B common stock issued. CME adopted fixed accounting for the Class A portion of the option under Accounting Principles Board (APB) Opinion No. 25 and related interpretations. CME was required to adopt variable accounting for the portion of the grant related to Class B shares beginning with the second quarter of 2001. As a result, stock-based compensation expense will fluctuate with the value of the underlying Class B shares. For the six months ended June 30, 2001, non-cash expense related to the Class A and Class B portions of the option was $0.1 million and $11.7 million, respectively.

    In May 2001, CME granted stock options to various employees under the Omnibus Stock Plan. The options vest over a four-year period with 40% vesting one year after the grant date and 20% vesting on that same date in each of the following three years. The options have a 10-year term. No compensation expense has been recognized on these stock options as the exercise price exceeded the value of the stock at the date of grant. Restricted stock grants were also awarded to certain executives

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES in May 2001 that have the same vesting provisions as the stock options. Expense recognized on restricted stock was $0.2 million for the six months ended
June 30, 2001. Fixed accounting treatment has been elected under the provisions of APB Opinion No. 25 and related interpretations for all eligible stock options and awards.

5.  EARNINGS PER SHARE

    Earnings (loss) per share is presented on the basis of equivalent Class A shares by adding the total of all Class B shares outstanding, converted to their equivalent number of Class A shares, to the actual number of Class A shares outstanding. Basic earnings per share, if presented for all classes and series of stock for the six months ended June 30, 2001, would be as follows:

                                                                            BASIC EARNINGS PER
                                                               CLASS A            SHARE
                                                              EQUIVALENT   --------------------
                                                                SHARES     CLASS A     CLASS B
                                                              ----------   --------   ---------
Class A.....................................................        --      $1.19            --
Class B, Series B-1.........................................     1,800         --     $2,142.00
Class B, Series B-2.........................................     1,200         --      1,428.00
Class B, Series B-3.........................................       600         --        714.00
Class B, Series B-4.........................................       100         --        119.00


    CME first issued shares on November 13, 2000, the date of demutualization. Calculation of 2000 earnings (loss) per share is presented as if common stock issued on November 13, 2000 had been outstanding since January 1, 2000. For the six months ended June 30, 2000, diluted earnings per share is not presented since shares issuable in connection with stock options would have an antidilutive effect on earnings per share.


6.  SEGMENT REPORTING

    The exchange has two reportable operating segments: Chicago Mercantile Exchange (CME, a designated contract market and clearing house), and GFX Corporation (GFX, a wholly owned trading subsidiary). A summary by business segment follows (DOLLARS IN THOUSANDS):


                                                      CME         GFX      ELIMINATIONS      TOTAL
                                                  -----------   --------   ------------   -----------
Six Months Ended June 30, 2001:
Total revenues from external customers..........  $   179,172    $2,591     $       --    $   181,763
Intersegment revenues...........................           --        --             --             --
Investment income...............................        5,036        69             --          5,105
Depreciation and amortization...................       17,956        78             --         18,034
Operating profit (loss).........................       56,297       573             --         56,870
Total assets....................................    2,531,882     4,043         (3,761)     2,532,164
Capital expenditures............................        7,757        25             --          7,782

Six Months Ended June 30, 2000:
Total revenues from external customers..........  $   102,450    $3,083     $       --    $   105,533
Intersegment revenues...........................           57       600           (657)            --
Investment income...............................        4,272       112             --          4,384
Depreciation and amortization...................       16,521        75             --         16,596
Operating profit (loss).........................      (10,478)      750           (657)       (10,385)
Total assets....................................      704,062     5,422         (6,723)       702,761
Capital expenditures............................        5,682        11             --          5,693

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

7.  SUBSEQUENT EVENT



    In connection with the litigation instituted against CME by Electronic Trading Systems, Inc. in May 1999 described in Item 3 of CME's Annual Report on Form 10-K for the year-ended December 31, 2000, on June 4, 2001, a hearing was conducted before Judge Barbara M. G. Lynn to interpret the claims of the patent that is the subject of the litigation. On July 24, 2001, Judge Lynn distributed a proposed Claim Construction Order. That proposed order rejects certain arguments that CME and the other defendants had made with respect to the scope of plaintiffs' patent claims and proposes to interpret the patent claims more broadly. If the court's proposed order is adopted as the final order of the court, the broad scope of the claims, as interpreted by the court, may reduce the number of arguments CME has as to non-infringement.



    If the plaintiffs are ultimately successful before the district court, CME may be required to obtain a license to develop, market and use its computer automated trading system; to cease developing, marketing or using that system; or to redesign the system to avoid infringement. As a result, this litigation could have a material adverse affect on CME's business, financial condition and operating results, including the ability to offer electronic trading in the future.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                   CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.,

                        CHICAGO MERCANTILE EXCHANGE INC.

                                      AND

                           CME MERGER SUBSIDIARY INC.


                          DATED AS OF OCTOBER 1, 2001

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
ARTICLE I MERGER............................................     A-2
  Section 1.1 Merger........................................     A-2
  Section 1.2 Effective Time................................     A-2
  Section 1.3 Organizational Documents......................     A-2
  Section 1.4 Directors.....................................     A-2
  Section 1.5 Officers......................................     A-2
  Section 1.6 Conversion of Securities......................     A-2
  Section 1.7 No Exchange of Trading Rights.................     A-4
  Section 1.8 Exchange of Stock.............................     A-4
  Section 1.9 Omnibus Stock Plan............................     A-4
  Section 1.10 Dissenters' Rights...........................     A-5

ARTICLE II CONDITIONS TO MERGER.............................     A-5
  Section 2.1 Conditions Precedent..........................     A-5

ARTICLE III TERMINATION AND AMENDMENT.......................     A-6
  Section 3.1 Termination...................................     A-6
  Section 3.2 Amendment.....................................     A-6

ARTICLE IV GENERAL PROVISIONS...............................     A-6
  Section 4.1 Governing Law.................................     A-6
  Section 4.2 Notices.......................................     A-6
  Section 4.3 Entire Agreement..............................     A-7
  Section 4.4 Headings......................................     A-7
  Section 4.5 Counterparts..................................     A-7
  Section 4.6 Assignment....................................     A-7
  Section 4.7 Severability..................................     A-8

                          AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of October 1, 2001, by and among Chicago Mercantile Exchange Inc., a Delaware corporation ("CME"), Chicago Mercantile Exchange Holdings Inc., a Delaware corporation and a wholly owned subsidiary of CME ("CME HOLDINGS"), and CME Merger
Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of CME Holdings ("MERGER SUB").


                                  WITNESSETH:

    WHEREAS, the respective boards of directors of CME Holdings, CME and Merger Sub deem it advisable and in the best interest of each corporation to implement a holding company structure by merging Merger Sub with and into CME (the "MERGER"), subject to the terms and conditions hereof, and pursuant to
Section 251 of the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL"). As a result of the Merger, CME will become a wholly owned subsidiary of CME Holdings;

    WHEREAS, pursuant to the Merger, each share of Class A Common Stock, par value $.01 per share, of CME ("OLD CME CLASS A COMMON STOCK"), will be converted into the right to receive shares of Class A Common Stock, par value $.01 per share, of CME Holdings ("NEW CME HOLDINGS CLASS A COMMON STOCK"), and each share of Class B Common Stock, par value $.01 per share, of CME ("OLD CME CLASS B COMMON STOCK," and together with the Old CME Class A Common Stock, the "OLD CME COMMON STOCK"), will be converted into the right to receive shares of New CME Holdings Class A Common Stock and a single share of Class B Common Stock, par value $.01 per share, of CME Holdings ("NEW CME HOLDINGS CLASS B COMMON STOCK," and together with the New CME Holdings Class A Common Stock, the "NEW CME HOLDINGS COMMON STOCK"), in each case as provided in this Agreement;

    WHEREAS, the respective boards of directors of CME Holdings, CME and Merger Sub have each approved the Merger;

    WHEREAS, CME Holdings, in its capacity as sole shareholder of Merger Sub, has adopted this Agreement;

    WHEREAS, the consummation of the Merger requires, among other things, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Old CME Class A Common Stock and Old CME Class B Common Stock, voting together (the "CME SHAREHOLDER APPROVAL"); and


    WHEREAS, the rights providing exchange members with access to the trading floor of the exchange and the GLOBEX2 system for the contracts assigned to that membership and the ability to use or lease such trading privileges associated with the Old CME Class B Common Stock (the "Trading Rights") are a separate, non-equity right;



    WHEREAS, each owner of the Trading Rights shall retain and not exchange the Trading Rights in connection with the Merger;


    WHEREAS, it is the intention of the parties hereto that the transactions contemplated by this Agreement shall be a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the rules and regulations promulgated thereunder.

    NOW, THEREFORE, in furtherance of the foregoing, the parties agree as follows:

                                   ARTICLE I
                                     MERGER

    Section 1.  Merger.

    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into CME at the Effective Time (defined below) of the Merger. Following the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease, and CME shall continue as the surviving corporation (the "SURVIVING CORPORATION"), becoming a wholly owned subsidiary of CME Holdings and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

    Section 1.2  Effective Time.

    Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in
Section 2.1, the parties shall duly prepare, execute and file a certificate of merger (the "CERTIFICATE OF MERGER") in accordance with Section 251 of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time reflected in such Certificate of Merger as shall be agreed to by CME Holdings and CME). The date and time when the Merger shall become effective is hereinafter referred to as the "EFFECTIVE TIME."

    Section 1.3  Organizational Documents.

    The certificate of incorporation and the bylaws of Merger Sub in effect at the Effective Time shall become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL; PROVIDED, HOWEVER, that Article I of such certificate of incorporation shall provide that the name of the Surviving Corporation shall be "Chicago Mercantile Exchange Inc."

    Section 1.4  Directors.

    The directors of CME immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their resignations or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation of the Surviving Corporation, or as otherwise provided by the DGCL.

    Section 1.5  Officers.

    The officers of CME immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their resignations or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation of the Surviving Corporation, or as otherwise provided by the DGCL.

    Section 1.6  Conversion of Securities.

    At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Old CME Class A Common Stock and Old CME
Class B Common Stock:

        (a) Each whole share of Old CME Class A Common Stock, together with the associated CME Right (as defined below), issued and outstanding immediately prior to the Effective Time will convert automatically into the right to receive four validly issued, fully paid and non-assessable shares of New CME Holdings Class A Common Stock as follows: one share of Class A-1 Common

    Stock; one share of Class A-2 Common Stock; one share of Class A-3 Common Stock; and one share of Class A-4 Common Stock. For purposes of this Agreement, a "CME RIGHT" means rights issued by CME to purchase the Series A Junior Participating Preferred Stock reserved for issuance in accordance with the Rights Agreement dated as of March 7, 2001, between CME and Mellon Investor Services LLC.

        (b) Each fractional share of Old CME Class A Common Stock, together with the associated CME Right, issued and outstanding immediately prior to the Effective Time will convert automatically into that number of shares of New CME Holdings Class A Common Stock determined by multiplying that fraction by four. The class of New CME Holdings Class A Common Stock that will be distributed for each fractional interest will be as follows: if the number of shares resulting from the calculation set forth in the immediately preceding sentence is: (i) one, that share shall be a share of Class A-1 Common Stock; (ii) two, then one of those shares will be a share of Class A-1 Common Stock and one of those shares will be a share of Class A-2 Common Stock; and (iii) three, then one of those shares will be a share of Class A-1 Common Stock; one of those shares will be a share of Class A-2 Common Stock and one of those shares will be a share of Class A-3 Common Stock.

        (c) Each share of Series B-1 Common Stock of CME, together with the associated CME Right, issued and outstanding immediately prior to the Effective Time will convert automatically into the right to receive the following validly issued, fully paid and non-assessable shares of New CME Holdings Common Stock:

           (i) 450 shares of Class A-1 Common Stock;

           (ii) 450 shares of Class A-2 Common Stock;

          (iii) 450 shares of Class A-3 Common Stock;

           (iv) 449 shares of Class A-4 Common Stock; and

           (v) one share of Class B-1 Common Stock.

        (d) Each share of Series B-2 Common Stock of CME, together with the associated CME Right, issued and outstanding immediately prior to the Effective Time will convert automatically into the right to receive the following validly issued, fully paid and non-assessable shares of New CME Holdings Common Stock:

           (i) 300 shares of Class A-1 Common Stock;

           (ii) 300 shares of Class A-2 Common Stock;

          (iii) 300 shares of Class A-3 Common Stock;

           (iv) 299 shares of Class A-4 Common Stock; and

           (v) one share of Class B-2 Common Stock.

        (e) Each share of Series B-3 Common Stock of CME, together with the associated CME Right, issued and outstanding immediately prior to the Effective Time will convert automatically into the right to receive the following validly issued, fully paid and non-assessable shares of New CME Holdings Common Stock:

           (i) 150 shares of Class A-1 Common Stock;

           (ii) 150 shares of Class A-2 Common Stock;

          (iii) 150 shares of Class A-3 Common Stock;

           (iv) 149 shares of Class A-4 Common Stock; and

           (v) one share of Class B-3 Common Stock.

        (f) Each share of Series B-4 Common Stock of CME, together with the associated CME Right, issued and outstanding immediately prior to the Effective Time will convert automatically into the right to receive the following validly issued, fully paid and non-assessable shares of New CME Holdings Common Stock:

           (i) 25 shares of Class A-1 Common Stock;

           (ii) 25 shares of Class A-2 Common Stock;

          (iii) 25 shares of Class A-3 Common Stock;

           (iv) 24 shares of Class A-4 Common Stock; and

           (v) one share of Class B-4 Common Stock.


        (g) As of the Effective Time, all such converted shares of Old CME Common Stock will no longer be outstanding and automatically will be cancelled and retired and will cease to exist, and each holder of Old CME Common Stock will cease to have any rights with respect thereto, except the right to receive shares of New CME Holdings Common Stock as provided in this
    Section 1.6.



        (h) Each share of Merger Sub common stock outstanding immediately before the Effective Time will convert into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.



        (i) All references to New CME Holdings Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights to purchase shares of Series A Junior Participating Preferred Stock of CME Holdings to be reserved for issuance in accordance with the Rights Agreement to be entered into by CME Holdings and Mellon Investor Services LLC prior to the Merger.



    Section 1.7  No Exchange of Trading Rights



    From and after the Effective Time, the Trading Rights will be maintained at CME, and will not be part of or evidenced by the New CME Holdings Class B Common Stock. Immediately after the Effective Time, the Trading Rights shall be owned by the persons who own such rights immediately prior to the Merger.



    Section 1.8  Exchange of Stock.



    From and after the Effective Time, pursuant to Section 1.6 of this Agreement, holders of certificates formerly evidencing Old CME Common Stock shall cease to have any rights as shareholders of CME and, subject to
Section 1.10 of this Agreement, CME and CME Holdings' transfer agent will adjust the book-entry accounts of each shareholder of CME in accordance with the conversion amounts in Section 1.6 of this Agreement.



    Section 1.9  Omnibus Stock Plan.


    CME Holdings will assume all the rights and obligations of CME under the Omnibus Stock Plan and any other plan or agreement providing for the grant or award to employees or directors of options or other rights to purchase or receive Old CME Common Stock or any payment in respect thereof as each such plan or agreement has been or may be amended at the Effective Time of the Merger (collectively, the "INCENTIVE PLANS"). The outstanding options and other awards assumed by CME Holdings shall be exercisable or issuable upon the same terms and conditions as under the Incentive Plans and the agreements relating thereto immediately prior to the Effective Time of the Merger. The amount of New CME Holdings Common Stock issuable upon the exercise or issuance of such an option or award immediately after the Effective Time shall equal the amount of Old CME Common

Stock subject to the option prior to the Effective Time (without giving effect to the reverse stock split effected following the date hereof). Such New CME Holdings Common Stock will be allocated ratably amongst each class of Class A Common Stock in accordance with Section 1.6 of this Agreement and the option price of each such option or award shall be the option price applicable to the option prior to the Effective Time (without giving effect to any reverse stock split effected following the date hereof). All options or awards issued pursuant to the Incentive Plans after the Effective Time shall entitle the holder thereof to purchase New CME Holdings Common Stock in accordance with the terms of the Incentive Plans.


    Section 1.10  Dissenters' Rights.


    Anything contained in this Agreement to the contrary notwithstanding, if any person shall perfect dissenter's rights in respect of one or more shares of Old CME Common Stock in accordance with Section 262 of the DGCL, then all of the rights accruing from the shares of Old CME Common Stock which are outstanding immediately before the Effective Time and which are held by any shareholders who have not voted such shares in favor of the adoption of this Agreement and who shall have delivered to CME a written demand for appraisal of such shares in the manner provided in Section 262 of the DGCL shall be suspended at the Effective Time; PROVIDED, HOWEVER that (i) the holders of such shares ("DISSENTING SHARES"), upon compliance with the provisions of
Section 262 of the DGCL, shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL and (ii) the rights accruing from the Dissenting Shares shall remain suspended until the earlier of (A) the date on which such holder, upon compliance with the provisions of Section 262 of the DGCL, establishes the right to payment of the appraised value of such Dissenting Shares in accordance with the provisions of
Section 262 of the DGCL and such value is paid to such holder, at which time such Dissenting Shares shall be cancelled and extinguished in consideration and exchange for such payment; and (B) the date on which either the demand for appraisal of such Dissenting Shares is withdrawn with the consent of CME or such holder forfeits the rights of appraisal of such Dissenting Shares by failing to establish such holder's entitlement to appraisal rights in accordance with
Section 262 of the DGCL, at which time such Dissenting Shares shall be issued and outstanding.

                                   ARTICLE II
                              CONDITIONS TO MERGER

    Section 2.1   Conditions Precedent.

    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:

        (a) The CME Shareholder Approval shall have been obtained.

        (b) The amendment to the certificate of incorporation of CME to effect the reverse stock split shall have been approved by the affirmative vote of a majority of the outstanding shares of Old CME Common Stock, voting together and the reverse stock split shall have become effective.

        (c) The registration statement on Form S-4 filed with the Securities and Exchange Commission by CME Holdings in connection with the issuance of shares of New CME Holdings Common Stock in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order.


        (d) The Internal Revenue Service (the "IRS") shall have confirmed in a ruling that holders of Old CME Class B Common Stock will not recognize any gain or loss attributable to the Trading Rights on the exchange of such Old CME Class B Common Stock for New CME Holdings Class B Common Stock.


        (e) If the IRS does not provide the ruling specified in Section 2.1(d) above, CME shall have received a legal opinion covering the matters set forth therein, satisfactory to the board of directors of CME.

        (f) A legal opinion that the merger will constitute a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended, shall have been received by CME.



        (g) No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.



        (h) All required regulatory approvals shall have been obtained.


                                  ARTICLE III
                           TERMINATION AND AMENDMENT

    Section 3.1  Termination.

    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the CME Shareholder Approval, by a majority vote of the boards of directors of each of CME Holdings and CME. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of CME, Merger Sub or CME Holdings by reason of this Agreement.

    Section 3.2  Amendment.

    This Agreement may be amended, modified or supplemented at any time before or after the CME Shareholder Approval; PROVIDED, HOWEVER, that after any such approval, there shall be made no amendment that (i) alters or changes the amount or kind of shares to be received by shareholders in the Merger; (ii) alters or changes any term of the certificate of incorporation of the Surviving Corporation, except for alterations or changes that could otherwise be adopted by the directors of the Surviving Corporation; or (iii) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the holders of shares of Old CME Common Stock. This Agreement may not be amended except after approval by a majority of the board of directors of CME and evidenced by an instrument in writing signed on behalf of each of the parties.

                                   ARTICLE IV
                               GENERAL PROVISIONS

    Section 4.1  Governing Law.

    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

    Section 4.2  Notices.

    All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier or (b) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to the party for whom intended, at the address or telecopier number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice, provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt):

    If to Merger Sub, to:

       CME Merger Subsidiary Inc.
       30 South Wacker Drive
       Chicago, Illinois 60606
       Attention: Craig S. Donohue, Esq.
       Telecopy: (312) 930-3323

    If to CME, to:

       Chicago Mercantile Exchange Inc.
       30 South Wacker Drive
       Chicago, Illinois 60606
       Attention: Craig S. Donohue, Esq.
       Telecopy: (312) 930-3323

    If to CME Holdings, to:

       Chicago Mercantile Exchange Holdings Inc.
       30 South Wacker Drive
       Chicago, Illinois 60606
       Attention: Craig S. Donohue, Esq.
       Telecopy: (312) 930-3323

Copies of all notices, requests, permissions, waivers, referrals and all other communications hereunder given prior to the Effective Time shall be given to:

       Skadden, Arps, Slate, Meagher & Flom (Illinois)
       333 West Wacker Drive
       Chicago, Illinois 60606
       Attention: Rodd M. Schreiber, Esq.
       Telecopy: (312) 407-0411

    Section 4.3  Entire Agreement.

    This Agreement (including the documents and the instruments referred to herein), together with all schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and
(b) except as provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 4.4  Headings.

    Headings of the articles and sections of this Agreement, the table of contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

    Section 4.5  Counterparts.

    This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

    Section 4.6  Assignment.

    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

    Section 4.7  Severability.

    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                            CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

                                            By:        /s/ JAMES J. MCNULTY
                                                       -----------------------------------------
                                                       Name: James J. McNulty
                                                       Title: President and Chief Executive
                                                       Officer

                                            CHICAGO MERCANTILE EXCHANGE INC.

                                            By:        /s/ JAMES J. MCNULTY
                                                       -----------------------------------------
                                                       Name: James J. McNulty
                                                       Title: President and Chief Executive
                                                       Officer

                                            CME MERGER SUBSIDIARY INC.

                                            By:        /s/ CRAIG S. DONOHUE
                                                       -----------------------------------------
                                                       Name: Craig S. Donohue
                                                       Title: President, Secretary and Treasurer

                                    ANNEX B
                    FORM OF CERTIFICATE OF INCORPORATION OF
                   CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.


    ARTICLE ONE: The name of the corporation is CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

    ARTICLE TWO: The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation's registered agent at such address is The Corporation Trust Company.

    ARTICLE THREE: The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as set forth in Title 8 of the Delaware Code (the "DGCL").


    ARTICLE FOUR: The total number of shares of all classes of capital stock that the corporation is authorized to issue is 148,000,000 shares, of which:



    10,000,000 shares shall be shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), including 140,000 authorized shares of Series A Junior Participating Preferred Stock (the "Series A Junior Participating Preferred Stock");



    100,000,000 shares shall be shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock");



    9,500,000 shares shall be shares of Class A-1 Common Stock, par value $.01 per share (the "Class A-1 Common Stock");



    9,500,000 shares shall be shares of Class A-2 Common Stock, par value $.01 per share (the "Class A-2 Common Stock");



    9,500,000 shares shall be shares of Class A-3 Common Stock, par value $.01 per share (the "Class A-3 Common Stock"); and



    9,500,000 shares shall be shares of Class A-4 Common Stock, par value $.01 per share (the "Class A-4 Common Stock");


    625 shares shall be shares of Class B-1 Common Stock, par value $.01 per share (the "Class B-1 Common Stock");

    813 shares shall be shares of Class B-2 Common Stock, par value $.01 per share (the "Class B-2 Common Stock");

    1,287 shares shall be shares of Class B-3 Common Stock, par value $.01 per share (the "Class B-3 Common Stock"); and


    413 shares shall be shares of Class B-4 Common Stock, par value $.01 per share (the "Class B-4 Common Stock").



    The term "Common Stock" shall mean, collectively, the Class A Common Stock, the Class A-1 Common Stock, the Class A-2 Common Stock, the Class A-3 Common Stock, the Class A-4 Common Stock, the Class B-1 Common Stock, the Class B-2 Common Stock, the Class B-3 Common Stock and the Class B-4 Common Stock. The board of directors is expressly authorized to designate and issue any number of authorized but unissued shares of Class A Common Stock as Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock or Class A-4 Common Stock. The designations, voting powers, optional or other special rights and the qualifications, limitations or restrictions thereof, of the above classes shall be as follows:


                                   DIVISION A
                                PREFERRED STOCK

    The rights, preferences and privileges and qualifications, limitations and restrictions granted to and imposed on the shares of Preferred Stock of the corporation shall be as set forth below in this Division A.

    Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the board of directors shall determine. The board of directors is hereby authorized to fix, state and establish, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, the relative powers, rights, designations, preferences, qualifications, limitations and restrictions of such series in relation to any other series of Preferred Stock at the time outstanding. The board of directors is also expressly authorized to fix the number of shares of each such series, but not below the number of shares thereof then outstanding. The authority of the board of directors with respect to each series of Preferred Stock shall include (without limitation) the determination of the following:

        (a) the dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the rights of priority, if any, with respect to the payment of dividends on the shares of such series relative to other series of Preferred Stock or classes of stock;

        (b) whether the shares of such series shall have voting rights (other than the voting rights provided by law) and, if so, the terms and extent of such voting rights;

        (c) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon the occurrence of such events as the board of directors may prescribe;

        (d) whether the shares of such series shall be subject to redemption by the corporation or at the request of the holder(s) thereof, and, if so, the terms and conditions of any such redemption;

        (e) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the rights of priority, if any, with respect to the distribution of assets on the shares of such series relative to other series of Preferred Stock or classes of stock; and

        (f) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation, as the same may be amended from time to time.

                                    * * * *


    Pursuant to the above stated authority, the board of directors has designated the following series of Preferred Stock:



        SECTION 1.  DESIGNATION AND AMOUNT.



        The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 140,000.



        SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.



               (a) The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Class A Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Class A Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the corporation shall at any time after the date of consummation of the merger of CME Merger Subsidiary Inc. with and into the Exchange (as defined below) (the "Rights Declaration Date") (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.



               (b) The corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (a) above immediately after it declares a dividend or distribution on the Class A Common Stock (other than a dividend payable in shares of Class A Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Class A Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.



               (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The board of directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.



        SECTION 3.  VOTING RIGHTS.



        The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:



               (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding
           Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.



               (b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.



               (c) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.



                   (ii) During any default period, such voting right of the
               holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the board of directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or PARI PASSU with the Series A Junior Participating Preferred Stock.



                  (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the board of directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the President, any Managing Director or the Secretary of the corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (c)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him or her at his or her last address as the same appears on the books of the corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.



                   (iv) In any default period, the holders of Common Stock, and other classes of stock of the corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the board of directors may (except as provided in Paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (c) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.



                   (v) Immediately upon the expiration of a default period,
               (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or bylaws irrespective of any increase made pursuant to the provisions of Paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or bylaws). Any vacancies in the board of directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

               (d) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.



        SECTION 4.  CERTAIN RESTRICTIONS.



               (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the corporation shall not:



                   (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;



                   (ii) declare or pay dividends on or make any other
               distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;



                  (iii) redeem or purchase or otherwise acquire for
               consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or



                   (iv) purchase or otherwise acquire for consideration any
               shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.



               (b) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under Paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.



        SECTION 5.  REACQUIRED SHARES.



        Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

        SECTION 6.  LIQUIDATION, DISSOLUTION OR WINDING UP.



               (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to 1,000 times the Exercise Price, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of both classes of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.



               (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of both classes of Common Stock.



               (c) In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.



        SECTION 7.  CONSOLIDATION, MERGER, ETC.



        In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class A Common Stock is changed or exchanged. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.



        SECTION 8.  NO REDEMPTION.



        The shares of Series A Junior Participating Preferred Stock shall not be redeemable.



        SECTION 9.  AMENDMENT.



        The Certificate of Incorporation of the corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.



        SECTION 10.  FRACTIONAL SHARES.



        Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.



                                    * * * *


                                   DIVISION B
                                  COMMON STOCK

    SUBDIVISION 1:  GENERAL PROVISIONS

    The rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the classes of Common Stock shall be as set forth in this Division B.

        SECTION 1.  DEFINITIONS.

        In addition to the terms defined elsewhere, the following terms shall have the respective meanings set forth below:


           "Class B Common Stock" shall mean, collectively, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock.


           "Conversion Transfers" shall mean any of the following:

               (1) Transfers to the corporation;


               (2) Transfers in a Secondary Sale Process or in an IPO;


               (3) Transfers to satisfy Exchange claims or the claims of other members as permitted or required under Exchange rules; and

               (4) Transfers approved as Conversion Transfers by the board of directors of the corporation.

           "Core Rights" shall mean:

               (1) the divisional product allocation rules applicable to each membership class as set forth in the rules of the Exchange;

               (2) the trading floor access rights and privileges granted to members of the Exchange;

               (3) the number of authorized and issued shares of any class of Class B Common Stock; or

               (4) eligibility requirements for any Person to exercise any of the trading rights or privileges of members in the Exchange.


           "Effectiveness Date" shall mean the date of acceptance by the Delaware Secretary of State of the filing of this Certificate of Incorporation.


           "Exchange" shall mean Chicago Mercantile Exchange Inc., the subsidiary of the corporation conducting its exchange operations.


           "IPO" shall mean a public offering of Class A Common Stock that has been underwritten by one or more nationally recognized underwriting firms, following which shares of the Class A Common Stock are listed on a securities exchange such as the New York Stock Exchange or the Nasdaq National Market.


           "IPO Date" shall mean the date on which the corporation shall have closed an IPO.

           "Non-Conversion Transfers" shall mean any of the following:


               (1) Transfers of Restricted Class A Shares with a share of
           Class B Common Stock; provided that, in order to qualify as a Non-Conversion Transfer, a share of Class B Common Stock must be transferred (in accordance with the rules of the Exchange) as a bundle with the following shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common
           Stock: Class B-1 Common Stock--4,500 shares each of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock and 4,499 shares of Class A-4 Common Stock; Class B-2 Common Stock--3,000 shares each of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock and 2,999 shares of Class A-4 Common Stock; Class B-3 Common Stock--1,500 shares each of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock and 1,499 shares of Class A-4 Common Stock; and Class B-4 Common Stock--25 shares each of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock and 24 shares of Class A-4 Common Stock; provided further, that the Transfer of Class A-1 Common Stock, Class A-2 Common Stock,
           Class A-3 Common Stock or Class A-4 Common Stock as specified above shall not be required to be transferred with a share of Class B Common Stock, if any such shares are no longer Restricted Class A Shares;



               (2) Transfers of Restricted Class A Shares to:


                       (A) the transferor's spouse or child, provided that the
                   transferor was a holder on the Effective Date of the shares being transferred, or the transferor is a member of the Exchange;

                       (B) a trust for the sole benefit of the transferor or the
                   transferor's spouse or child, provided that the transferor was a holder on the Effective Date of the shares being transferred, or the transferor is a member of the Exchange;

                       (C) the beneficial owner of an individual retirement
                   account, provided that the transferor is such individual retirement account;

                       (D) the estate of a deceased holder of shares provided
                   that either (1) the deceased holder was a holder on the Effective Date of the shares being transferred; or (2) the deceased holder was a member of the Exchange on the date of death; and such transfer was pursuant to the deceased holder's will or the laws of descent and distribution; or

                       (E) the beneficiary of an estate referred to in
                   clause (D) above, provided that the transferor is such estate and such beneficiary is the spouse or child of the deceased holder or a trust for the sole benefit of such spouse or child;

               (3) Bona fide pledges to a commercial bank, a savings and loan institution or any other lending or financial institution or any member or clearing member as security for indebtedness of the holder incurred to acquire a membership interest in the Exchange;

               (4) Pledges as collateral to or assignment for the benefit of clearing members as permitted or required under Exchange rules; and

               (5) Transfers approved as Non-Conversion Transfers by the board of directors of the corporation.

           "Notice of Secondary Sale Opportunity" shall mean a written notice given by the corporation, at least 60 days prior to the expiration of the applicable transfer restriction period, to each then registered holder of Restricted Class A Shares to the effect that the corporation intends to guide a secondary sales opportunity, which may be a secondary offering of shares underwritten by one or more nationally recognized underwriting firms, a sale of shares to one or more purchasers in a limited offering or sales process, a repurchase of shares by the corporation or such other process or means as the board of directors may determine.

           A "Permitted Transfer" means Conversion Transfers and Non-Conversion Transfers.

           "Person" shall mean any individual, corporation, partnership, trust or other entity.

           "Restricted Class A Shares" shall mean all issued and outstanding shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock prior to the time any such shares have converted into Unrestricted Class A Shares pursuant to this Certificate of Incorporation.


           "Secondary Sale Process" shall mean a sale process guided by the corporation pursuant to Section 1(a)(ii) or (iii) of Subdivision 3 as provided in the Notice of Secondary Sale Opportunity.


           A "Transfer" (and the related term "Transferred") shall mean any sale, pledge, gift, assignment or other transfer of any ownership in any share of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class A-4 Common Stock or Class B Common Stock.

           "Unrestricted Class A Shares" shall mean shares of Class A Common Stock.

        SECTION 2.  GENERAL.

        Except as otherwise set forth in this Division B, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of Common Stock shall be identical in all respects.

        SECTION 3.  DIVIDENDS.

        Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the corporation as may be declared thereon by the board of directors from time to time out of assets or funds of the corporation legally available therefore, and shall share equally on a per share basis in all such dividends and other distributions.

        SECTION 4.  VOTING RIGHTS.

        Subject to the rights of holders of Class B Common Stock set forth in this Division B, at every meeting of the shareholders of the corporation in connection with the election of Equity Directors (as defined below) and all other matters submitted to a vote of shareholders, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock registered in his or her name on the transfer books of the corporation. Except as otherwise required by law or by this Division B, the holders of each class of Common Stock shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on all matters submitted to a vote of shareholders of the corporation.

        SECTION 5.  LIQUIDATION RIGHTS.

        Upon the liquidation, dissolution or winding up of the corporation, holders of Common Stock shall be entitled to receive any amounts available for distribution to holders of Common Stock after the payment of, or provision for, obligations of the corporation and any preferential amounts payable to holders of any outstanding shares of Preferred Stock.

        SECTION 6.  REORGANIZATION, CONSOLIDATION OR MERGER.

        In case of any reorganization or any consolidation of the corporation with one or more other corporations or a merger of the corporation with another corporation, each holder of a share of Class A Common Stock, Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock shall be entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger by a holder of a share of any of them.

    SUBDIVISION 2:  CLASS B COMMON STOCK


    The rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the shares of Class B Common Stock of the corporation shall be as set forth in Subdivision 1 and this Subdivision 2 of this Division B.



        SECTION 1.  SPECIAL VOTING RIGHTS.


        In addition to the voting rights set forth in Subdivision 1 of this Division B, the holders of shares of Class B Common Stock shall, subject to Subsection (c) below, have the following additional voting rights:


               (a)  ELECTION OF CLASS B DIRECTORS.  Holders of shares of
           Class B-1 Common Stock shall have the sole right to elect three directors to the corporation's board of directors (the "Class B-1 Directors"), and each holder of Class B-1 Common Stock shall have one vote per share in any such election. Holders of shares of Class B-2

           Common Stock shall have the sole right to elect two directors to the corporation's board of directors (the "Class B-2 Directors"), and each holder of Class B-2 Common Stock shall have one vote per share in any such election. Holders of shares of Class B-3 Common Stock shall have the sole right to elect one director to the corporation's board of directors (the "Class B-3 Director"), and each holder of Class B-3 Common Stock shall have one vote per share in any such election.



               (b) CORE RIGHTS. Any change, amendment or modification of the Core Rights or of the terms of Section 3 of this Subdivision 2 shall be submitted to a vote of the holders of the Class B Common Stock for their consideration and approval. In any such vote, holders of Class B-1 Common Stock shall be entitled to six votes for each share of Class B-1 Common Stock held, holders of Class B-2 Common Stock shall be entitled to two votes for each share of Class B-2 Common Stock held, holders of Class B-3 Common Stock shall be entitled to one vote for each share of Class B-3 Common Stock held and holders of Class B-4 Common Stock shall be entitled to one-sixth of one vote for each share of Class B-4 Common Stock held. Any such change, amendment or modification must be approved by a majority of the aggregate votes cast by the holders of the Class B Common Stock present (in person or by proxy) and voting at the meeting of holders of Class B Common Stock called for the purpose of voting on the proposed change, amendment or modification; provided that holders of at least a majority of the aggregate number of votes entitled to vote on the matter shall be present, in person or by proxy, at such meeting. The absence of a quorum of the holders of Common Stock shall not effect the exercise by the holders of Class B Common Stock of the voting rights granted pursuant to this paragraph (b).



               (c) LIMITATION ON VOTING RIGHTS. Notwithstanding anything to the contrary contained in this Section 1 of this Subdivision 2, for so long as any Person or group of Persons acting in concert beneficially own (as defined below) 15% or more of the outstanding shares of any class of Class B Common Stock, then in any election of directors elected by that class or other exercise of voting rights with respect to Core Rights or with respect to the election or removal of directors elected by that class, such Person or group shall only be entitled to vote (or otherwise exercise voting rights with respect to a number of shares of that class of Class B Common Stock that constitutes a percentage of the total number of shares of that class of Class B Common Stock then outstanding which is less than or equal to such Person or group's Entitled Voting Percentage (as defined below). For the purposes hereof, a Person or group's "Entitled Voting Percentage" at any time shall mean the percentage of the then outstanding shares of Class A Common Stock, Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock in the aggregate, beneficially owned by such Person or group at such time. For purposes of this Subsection (c), a "beneficial owner" of Common Stock includes any Person or group of Persons who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock.



        SECTION 2.  LIMITATION ON OWNERSHIP AND TRANSFER RESTRICTIONS.


               (a) Shares of Class B Common Stock may not be Transferred at any time except as follows and subject to the following limitations:

                   (i) No person may own a share of Class B-1 Common Stock
               unless that person is recognized on the books and records of the Exchange as the owner of a Chicago Mercantile Exchange Division membership ("CME Membership") in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-1 Common Stock for each CME Membership;


                   (ii) No person may own a share of Class B-2 Common Stock
               unless that person is recognized on the books and records of the Exchange as the owner of an International Monetary Market Division membership ("IMM Membership") in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-2 Common Stock for each IMM Membership;


                  (iii) No person may own a share of Class B-3 Common Stock
               unless that person is recognized on the books and records of the Exchange as the owner of an Index and Option Market Division membership ("IOM Membership") in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-3 Common Stock for each IOM Membership;

                   (iv) No person may own a share of Class B-4 Common Stock
               unless that person is recognized on the books and records of the Exchange as an owner of a Growth and Emerging Markets Division membership ("GEM Membership") as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-4 Common Stock for each GEM Membership;

               (b) No share of Class B-1 Common Stock may be Transferred other than in connection with the sale or transfer of a CME Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-1 Common Stock may be Transferred with a CME Membership;


               (c) No share of Class B-2 Common Stock may be Transferred other than in connection with the sale or transfer of an IMM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-2 Common Stock may be Transferred with an IMM Membership;



               (d) No share of Class B-3 Common Stock may be Transferred other than in connection with the sale or transfer of an IOM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-3 Common Stock may be Transferred with an IOM Membership;


               (e) No share of Class B-4 Common Stock may be Transferred other than in connection with the sale or transfer of a GEM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-4 Common Stock may be Transferred with a GEM Membership;


               (f) Every certificate for shares of Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock shall bear a legend on its face reading as follows:



                   "The shares of Common Stock represented by this certificate may not be Transferred to any person in connection with a Transfer that does not meet the rules of Chicago Mercantile Exchange Inc. or the terms of the Certificate of Incorporation of this corporation until the transfer restrictions applicable to the shares represented by this certificate expire, and no person who receives the shares represented by this certificate in connection with a Transfer that does not satisfy the rules of Chicago Mercantile Exchange Inc. or the terms of the Certificate of Incorporation of this corporation prior to such time is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing."



               (g) Except as permitted by this Section 2 of this Subdivision 2, any proposed Transfer of shares of Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock or Class B-4 Common Stock shall be void.


        SECTION 3.  COMMITMENT TO MAINTAIN FLOOR TRADING.

        The corporation shall cause the Exchange, (i) as long as an open outcry market is "liquid," to maintain for such open outcry market a facility for conducting business, for the dissemination of price information, for clearing and delivery and (ii) to provide reasonable financial support (consistent with the calendar year 1999 budget levels established by Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange) for technology, marketing and research for open outcry markets. If an open outcry market is not liquid, as determined by the board of directors, the board may determine, in its sole discretion, whether such obligations will continue, and for how long, in respect of such market. For purposes of this definition, an open outcry market will be deemed "liquid" if it meets any of the following tests on a quarterly basis:


               (a) if a comparable exchange-traded product exists, including electronic trading at the Exchange, the Exchange's open outcry market has maintained at least 30% of the average daily volume of such comparable product (including for calculation purposes, volume from exchange-for-physical transactions in such open outcry market); or



               (b) if a comparable exchange-traded product exists and the product trades exclusively by open outcry at the Exchange, the Exchange's open outcry market has maintained at least 30% of the open interest of such comparable product; or



               (c) if no comparable exchange-traded product exists, the open outcry market has maintained at least 40% of the average quarterly volume in that market during 1999 at Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange (including, for calculation purposes, volume from exchange-for-physical transactions in such open outcry market); or



               (d) if no comparable exchange-traded product exists and the product trades exclusively by open outcry, the open outcry market has maintained at least 40% of the average open interest in that market during 1999 at Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange.


    SUBDIVISION 3:  CLASS A COMMON STOCK

    The rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the shares of Class A Common Stock of the corporation shall be as set forth in Subdivision 1 and this Subdivision 3 of this Division B.

        SECTION 1.  TRANSFER RESTRICTIONS.


               (a) In the event that an IPO Date is on or prior to December 15, 2002, then, no Restricted Class A Shares may be Transferred other than in a Permitted Transfer, except as follows:


                   (i) During the period commencing on the Effectiveness Date and ending on the date occurring 180 days after the IPO Date, Restricted Class A Shares may only be Transferred in a Permitted Transfer.

                   (ii) On the 181st day after the IPO Date the restrictions on
               Transfer applicable to the Class A-1 Common Stock shall expire and all issued and outstanding Class A-1 Common Stock shall automatically convert (without any action by the holder) into Unrestricted Class A Shares; PROVIDED, HOWEVER, if the corporation shall give, on or before the 120th day after the IPO Date, a Notice of Secondary Sale Opportunity, then (x) the corporation shall have until the 240th day after the IPO Date in order to complete the Secondary Sale Process contemplated in said notice, and (y) the Class A-1 Common Stock shall not convert into Unrestricted Class A Shares on such 181st day and such shares may not be Transferred (other than in a Permitted Transfer); PROVIDED FURTHER, HOWEVER:



                       (A) if (x) the Secondary Sale Process is completed on or
                   before the 240th day after the IPO Date and (y) not less than the lesser of all of the issued and outstanding shares of Class A-1 Common Stock or the number of such shares of Class A-1 Common Stock requested to be included in such sale process are sold, no shares of Class A-1 Common Stock shall convert into Unrestricted Class A Shares and such shares may not be Transferred other than in a Permitted Transfer (other than the shares sold in such Secondary Sale Process); or



                       (B) if (x) the Secondary Sale Process is so completed on
                   or before the 240th day after the IPO Date and (y) less than the lesser of all of the issued and outstanding shares of Class A-1 Common Stock or the number of such shares of Class A-1 Common Stock requested to be included in such sale process are sold, then on the 241st day after the IPO Date the shares of Class A-1 Common Stock requested by holders to be included in the Secondary Sale Process and not sold in such sale process shall automatically convert (without any action by the holder) into Unrestricted Class A Shares. Any shares of Class A-1 Common Stock not requested to be included in such sale process shall not convert into Unrestricted Class A Shares and may not be Transferred other than in a Permitted Transfer; or



                       (C) if the Secondary Sale Process is not completed on or
                   before the 240th day after the IPO Date, then on the 241st day after the IPO Date all issued and outstanding shares of Class A-1 Common Stock shall automatically convert into Unrestricted Class A Shares.



                  (iii) On the 361st day after the IPO Date the restrictions on
               Transfer applicable to the Class A-2 Common Stock shall expire and all issued and outstanding Class A-2 Common Stock shall automatically convert (without any action by the holder) into Unrestricted Class A Shares; PROVIDED, HOWEVER, if the corporation shall give, on or before the 300th day after the IPO Date, a Notice of Secondary Sale Opportunity, then (x) the corporation shall have until the 420th day after the IPO Date in order to complete the Secondary Sale Process contemplated in said notice, and (y) the Class A-2 Common Stock shall not convert into Unrestricted Class A Shares on such 361st day and such shares may not be Transferred (other than in a Permitted Transfer); PROVIDED FURTHER, HOWEVER:



                       (A) if (x) the Secondary Sale Process is so completed on
                   or before the 420th day after the IPO Date and (y) not less than the lesser of all of the issued and outstanding shares of Class A-2 Common Stock or the number of such shares of Class A-2 Common Stock requested to be included in such sale process are sold, no shares of Class A-1 Common Stock or Class A-2 Common Stock shall convert into Unrestricted
                   Class A Shares and such shares may not be

                   Transferred other than in a Permitted Transfer (other than the shares sold in such Secondary Sale Process); or



                       (B) if (x) the Secondary Sale Process is so completed on
                   or before the 420th day after the IPO Date and (y) less than the lesser of all of the issued and outstanding shares of Class A-2 Common Stock or the number of such shares of Class A-2 Common Stock requested to be included in such sale process are sold, then on the 421st day after the IPO Date all issued and outstanding shares of Class A-1 Common Stock and all shares of Class A-2 Common Stock requested to be included in such sale and not sold in such sale shall automatically convert (without any action by the holder) into Unrestricted Class A Shares. Any shares of Class A-2 Common Stock not requested to be included in such sale process shall not convert into Unrestricted Class A Shares and may not be Transferred other than in a Permitted Transfer; or



                       (C) if the Secondary Sale Process is not completed on or
                   before the 420th day after the IPO Date, then on the 421st day after the IPO Date all issued and outstanding shares of Class A-1 Common Stock and Class A-2 Common Stock shall automatically convert (without any action by the holder) into Unrestricted Class A Shares.



                   (iv) On the 541st day after the IPO Date, all remaining
               Restricted Class A Shares shall automatically convert (without any action by the holder) into Unrestricted Class A Shares.



                   (v) Following each Notice of Secondary Sale Opportunity, each holder of Restricted Class A Shares may elect to include any or all of such holder's Restricted Class A Shares in the Secondary Sales Process contemplated by such notice by providing written notice of such election (a "Shareholder Election Notice"), including the number and class of shares elected to be included in such sale, to the secretary of the corporation within 20 days after the receipt of the Notice of Secondary Sale Opportunity. In the event that a Shareholder Election Notice is not received from a holder prior to such twentieth day, then such holder shall be deemed to have elected not to include any of such holder's shares in such Secondary Sale Process. Any Notice of Secondary Sale Opportunity shall be deemed to have been received by a holder three business days after deposited into the United States mail, if sent first class mail and addressed to the holder at such holder's address as it appears on the books and records of the corporation. Any Shareholder Election Notice shall be deemed received by the corporation when actually received by the secretary of the corporation at the principal place of business of the corporation in Chicago, Illinois or as otherwise provided in a notice by the Corporation to holders of Restricted Class A Shares. Each shareholder shall be responsible for insuring that such holder's notice has been received by the corporation within the 20-day time period specified above. In the event that holders request to include more shares in the Secondary Sale Process than the board of directors determines in its sole discretion should be included in such sale, the board of directors shall develop, in its sole discretion, a mechanism for determining the Restricted Class A Shares that may be included in such sale; provided that preference shall be given to the class of Class A Common Stock that is scheduled to convert into Unrestricted
               Class A Shares in connection with the Secondary Sale Process. Each Shareholder Election Notice shall be irrevocable. Each holder's right to participate in a Secondary Sale Process is conditioned on such holder executing such agreements, including without limitation, underwriting agreements, placement agreements, agency agreements, custody agreements and powers of attorney, and providing such information as are required to complete the Secondary Sale Process. In the event that a holder fails to deliver such agreements and provide such information by the deadline specified in the Notice of Secondary Sale Opportunity, such holder shall be deemed to have elected not to participate in the Secondary Sale Process. The corporation shall not be responsible for the fees and expenses of any holder, including without limitation, broker commissions, agency fees and underwriting discounts and commissions which shall be the sole responsibility of each holder participating in the Secondary Sale Process. Nothing contained in this Subdivision 3 shall require the corporation to complete any Secondary Sales Process described in a Notice of Secondary Sale Opportunity, it being understood that the decision at any time to proceed shall be made in the sole discretion of the board of directors and that the board of directors may abandon any such Secondary Sales Process at any time.



               (b) If, and only if, the IPO Date is not on or prior to December 15, 2002, then the provisions of paragraph (a) shall cease to apply and shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock may not be Transferred (other than in a Permitted Transfer) until such shares convert into Unrestricted Class A Shares on the following dates:



                                      DATE OF CONVERSION INTO
CLASS                               UNRESTRICTED CLASS A SHARES
-----                               ---------------------------
Class A-1 Common Stock............  December 16, 2002
Class A-2 Common Stock............  March 16, 2003
Class A-3 Common Stock............  June 16, 2003
Class A-4 Common Stock............  September 16, 2003



               (c) CONVERSION OF RESTRICTED CLASS A COMMON STOCK. Each share of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock shall automatically convert (without any action by the holder) into one Unrestricted Class A Share upon a Conversion Transfer or when the transfer restrictions applicable to such share shall expire and such share converts into an Unrestricted Class A Share as described in this Subdivision 3. Unrestricted Shares are not subject to restrictions on Transfer.



               (d) Any Person who takes shares of Class A-1 Common Stock,
           Class A-2 Common Stock, Class A-3 Common Stock or Class A-4 Common Stock in a Transfer that complies with the provisions of this
           Section 1 may treat the endorsement on the certificate representing such shares, or the instrument of Transfer accompanying such shares, or the written instrument specified in the bylaws of the corporation with respect to uncertificated shares, as authorizing such Person on behalf of the transferor to convert the shares for the purpose of registering the Transfer to such Person of the shares of Class A Common Stock issuable upon conversion, and may convert such shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock accordingly.


               (e) Every certificate for shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock shall bear a legend on its face reading as follows:


                   "The shares of Common Stock represented by this certificate may not be Transferred to any person in connection with a Transfer that does not meet the qualifications set forth in the definition of "Permitted Transfers" of the Certificate of Incorporation of this corporation until the transfer restrictions applicable to the shares represented by this certificate expire, and no person who receives the shares represented by this certificate in connection with a Transfer that does not meet the qualifications prescribed by the definition of "Permitted Transfers" of the Certificate of Incorporation of this corporation prior to such time is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing."


               (f) Upon any conversion of shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock into shares of Unrestricted Class A Shares, any dividend, for which the record date or payment date is subsequent to the conversion, that has been declared on the shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock or Class A-4 Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the Unrestricted Class A Shares into or for which the shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock or Class A-4 Common Stock are so converted, and any such dividend that is declared on the shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock payable in shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock shall be deemed to have been declared, and shall be payable, in Unrestricted Class A Shares.


               (g) Any shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock or Class A-4 Common Stock that have been converted into Unrestricted Class A Shares will be retired with no further action by the corporation, and will become authorized and unissued shares of Class A Common Stock.


               (h) The corporation at all times shall reserve and keep available, out of its authorized but unissued Class A Common Stock, at least the number of shares of Class A Common Stock that would become issuable upon the conversion of all shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock then outstanding.

               (i) In connection with any Transfer or conversion of any shares of any class of Common Stock pursuant to or as permitted by the provisions of this Section 1, or in connection with the making of any determination referred to in this Section 1, neither the corporation nor any director, officer, employee or agent of the corporation shall be liable in any manner for any action taken or omitted in good faith.

               (j) Except as permitted by this Section 1 of this Subdivision 3, any proposed Transfer of shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock or Class A-4 Common Stock shall be void.

    ARTICLE FIVE:


        (A) The initial board of directors of the corporation shall consist of 29 members, including 26 Equity Directors, one Class B-1 Director, one
    Class B-2 Director and one Class B-3 Director. The terms of 20 Equity Directors shall expire at the annual meeting of shareholders to be held in April 2002 (the "April 2002 Annual Meeting"). The terms of the remaining six Equity Directors, one Class B-1 Director, one Class B-2 Director and one Class B-3 Director shall expire at the annual meeting of shareholders to be held in April 2003.

        (B) At the April 2002 Annual Meeting, the size of the board of directors of the corporation shall be reduced to 19 members by eliminating 10 Equity Director memberships. At the 2002 Annual Meeting, 10 directors shall be elected to serve two-year terms as follows:



           (i) Seven directors shall be elected as Equity Directors;



           (ii) Two directors shall be elected as Class B-1 Directors; and



          (iii) One director shall be elected as a Class B-2 Director.



        Of the nine directors whose terms expire at the annual meeting of shareholders to be held in April 2003:



           (i) Six directors shall be elected as Equity Directors;



           (ii) One director shall be elected as a Class B-1 Director;



          (iii) One director shall be elected as a Class B-2 Director; and



           (iv) One director shall be elected as a Class B-3 Director.



        (C) At each succeeding annual meeting of shareholders, the successors of the Class B-1 Directors, the Class B-2 Directors, any Class B-3 Director and the Equity Directors whose terms expire at that meeting shall be elected by the holders of the Class B-1 Common Stock, the Class B-2 Common Stock, the Class B-3 Common Stock, and the Common Stock voting as a single class, respectively. The directors so elected shall be elected for a term expiring at the annual meeting of shareholders held in the second year following the year of their election, and until their successors are duly elected and qualified and have accepted office, subject to death, resignation or removal from office. Any vacancy occurring in a directorship may be filled by the board of directors; PROVIDED, HOWEVER, that any vacancy occurring with respect to a Class B-1 Director, a Class B-2 Director or a Class B-3 Director shall be filled from the candidates who lost for such position from the most recent election, with the candidates being selected to fill such vacancy in the order of the aggregate number of votes received in such previous election. Any persons so elected shall serve for the remaining term of his or her predecessor in office.


        (D) No person shall be eligible for election as a Class B-1 Director, a Class B-2 Director or a Class B-3 Director unless he or she shall own, or be recognized as the owner for the purposes of the Exchange of, at least one share of the class of Class B Common Stock entitled to elect such director.

        (E) Any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to elect such person as a director.


        (F) The Equity Directors shall include two non-voting members until the April 2002 Annual Meeting at which time such directorships will be eliminated.


    ARTICLE SIX: The board of directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the corporation shares of Preferred Stock, Class A Common Stock or securities of any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the board of directors and set forth in the contracts or instruments that evidence such rights. The authority of the board of directors with respect to such rights shall include, without limitation, determination of the following:

        (A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

        (B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the corporation;

        (C) Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the corporation, a change in ownership of the corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the corporation or any stock of the corporation, and provisions restricting the ability of the corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the corporation under such rights;

        (D) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

        (E) Provisions which permit the corporation to redeem or to exchange such rights; and

        (F) The appointment of a rights agent with respect to such rights.

    ARTICLE SEVEN:


        (A) In furtherance of and not in limitation of the powers conferred by law, the board of directors is expressly authorized and empowered to adopt, amend or repeal the bylaws of the corporation, PROVIDED, HOWEVER, that the bylaws may also be altered, amended or repealed by the affirmative vote of the holders of two-thirds of the voting power of the then outstanding Common Stock, voting together as a single class.


        (B) Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.


    ARTICLE EIGHT: No shareholder shall have any preemptive right to subscribe to an additional issue of any class or series of the corporation's capital stock or to any securities of the corporation convertible into such stock.



    ARTICLE NINE: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least two-thirds of the voting power of the then outstanding Common Stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with paragraph (F) of Article Five or Articles Six, Nine, Ten, Eleven, Twelve, Thirteen or Fourteen of this Certificate of Incorporation.

    ARTICLE TEN: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article by the shareholders shall not adversely affect any right or protection of a director of the corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.


    ARTICLE ELEVEN: The corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; PROVIDED, HOWEVER, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors. The right to indemnification conferred by this Article Eleven shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.



    The corporation may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article Eleven to directors and officers of the corporation.


    The rights to indemnification and to the advance of expenses conferred in this Article Eleven shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the bylaws of the corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

    Any repeal or modification of this Article Eleven by the shareholders of the corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

    ARTICLE TWELVE: In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the board of directors (and any committee of the board of directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the board of directors or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the board of directors and management of the corporation with respect to any transaction which may result in a change in control of the corporation which is proposed or initiated by such Person or (B) contest or oppose any such transaction which the board of directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the corporation and its business, assets or properties or the shareholders of the corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the corporation, which rights, options, capital stock, notes, debentures or other evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the board of directors or such committee and
(ii) may provide for the treatment of any holder or class of holders thereof designated by the board of directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

    ARTICLE THIRTEEN: No action required to, or which may, be taken at an annual or special meeting of shareholders of the corporation may be taken without a meeting, and the power of the shareholders of the corporation to act by written consent, whether pursuant to Section 228 of the DGCL or otherwise, is specifically denied.

    ARTICLE FOURTEEN: Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by this Certificate of Incorporation, may be called by the Chairman of the Board, in his discretion, and shall be called by the Chairman of the Board or the Secretary at the request in writing of a majority of the directors then holding office. Any such written request shall state the purpose or purposes of the proposed meeting.

                                    ANNEX C
                                 FORM OF BYLAWS
                                       OF
                   CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.



                                   ARTICLE I
                             SHAREHOLDERS' MEETINGS



    Section 1.1 Annual Meetings. (a) The annual meetings of shareholders shall be held on such date, at such time and at such place, either within or without the state of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Subject to paragraph (b) of this Section 1.1, any other proper business may be transacted at an annual meeting.



        (b) At the annual meetings the shareholders shall elect the Board of Directors, and transact such other business as may properly be brought before the meeting. For such business to be properly brought before the meeting, it must be: (i) authorized by the Board of Directors and specified in the notice, or a supplemental notice, of the meeting, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors or the chairman of the meeting, or (iii) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice thereof to the Secretary, delivered or mailed to and received at the principal executive offices of the Corporation (x) not less than 90 days nor more than 120 days prior to the meeting, or (y) if less than 100 days notice of the meeting or prior public disclosure of the date of the meeting is given or made to shareholders, not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or, if earlier, the day on which such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each item of business the shareholder proposes to bring before the meeting (1) a brief description of such item and the reasons for conducting such business at the meeting and a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the business specified in the notice, (2) the name and address, as they appear on the Corporation's records, of the shareholder proposing such business, (3) the class, and series if any, and number of shares of stock of the Corporation which are beneficially owned by the shareholder (for purposes of the regulations under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and (4) any material interest of the shareholder in such business. No business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b). The chairman of the meeting at which any business is proposed by a shareholder shall, if the facts warrant, determine and declare to the meeting that such business was not properly brought before the meeting in accordance with the provisions of this paragraph (b), and, in such event, the business not properly before the meeting shall not be transacted.



    Section 1.2 Special Meetings. Special meetings of shareholders for any purpose or purposes may be called at any time only by the Chairman of the Board or by a majority of the total number of authorized directors. The business transacted at a special meeting of shareholders shall be limited to the purpose or purposes for which such meeting is called.



    Section 1.3 Notice of Meetings. A written notice of each annual or special meeting of shareholders shall be given stating the place, date and time of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, such notice of meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the shareholder at such shareholder's address as it appears on the records of the Corporation. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.



    Section 1.4 Adjournments. Any annual or special meeting of shareholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting in accordance with Section 1.3 of these Bylaws.



    Section 1.5 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of stock having not less than one-third of the votes which could be cast by the holders of all outstanding stock entitled to vote at the meeting shall constitute a quorum at each meeting of shareholders. In the absence of a quorum, then either (i) the chairman of the meeting or (ii) the shareholders may, by the affirmative vote of the holders of stock having a majority of the votes which could be cast by all such holders, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum is present. If a quorum is present when a meeting is convened, the subsequent withdrawal of shareholders, even though less than a quorum remains, shall not affect the ability of the remaining shareholders lawfully to transact business.



    Section 1.6 Organization. Meetings of shareholders shall be presided over by the Chairman of the Board, the Vice Chairman of the Board, the Second Vice Chairman of the Board or the President (in that order), or in their absence, inability or unwillingness, by a chairman designated by the Board of Directors, or in the absence of such designation, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of any meeting of the shareholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.



    Section 1.7 Voting. (a) The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of
Section 1.10 of these Bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).



        (b) Except as may be otherwise provided in the Certificate of Incorporation or in these Bylaws, or as may be otherwise required by applicable law: (i) in all matters other than the election of Directors, the affirmative vote of the holders of shares representing a majority of the votes present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders;
    (ii) each Director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of such Director; and (iii) where a separate vote by a class or series is required, other than with respect to the election of Directors, the affirmative vote of the holders of shares of such class or series representing a majority of the votes present in person or represented by proxy at the meeting shall be the act of such class or series.



        (c) Voting at meetings of shareholders need not be by written ballot and need not be conducted by inspectors of election unless so required by
    Section 1.9 of these Bylaws or so
    determined by the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote which are present in person or represented by proxy at such meeting.



        (d) Stock of the Corporation belonging to the Corporation, or to another Corporation, a majority of the shares entitled to vote in the election of Directors of which are held by the Corporation, shall not be voted at any meeting of shareholders and shall not be counted in the total number of outstanding shares for the purpose of determining whether a quorum is present. Nothing in this Section 1.7 shall limit the right of the Corporation to vote shares of stock of the Corporation held by it in a fiduciary capacity.



    Section 1.8 (a) Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy filed with the Secretary before or at the time of the meeting. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.



        (b) A shareholder may authorize another person or persons to act for such shareholder as proxy (i) by executing a writing authorizing such person or persons to act as such, which execution may be accomplished by such shareholder or such shareholder's authorized officer, Director, partner, employee or agent (or, if the stock is held in a trust or estate, by a trustee, executor or administrator thereof) signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, facsimile signature, or (ii) by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission (a "Transmission") to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such Transmission; provided that any such Transmission must either set forth or be submitted with information from which it can be determined that such Transmission was authorized by such shareholder.



        (c) Any inspector or inspectors appointed pursuant to Section 1.9 of these Bylaws shall examine each Transmission to determine whether it is valid. If no inspector or inspectors are so appointed, the Secretary or such other person or persons as shall be appointed from time to time by the Board of Directors shall examine Transmissions to determine if they are valid. If it is determined a Transmission is valid, the person or persons making that determination shall specify the information upon which such person or persons relied. Any copy, facsimile telecommunication or other reliable reproduction of such a writing or Transmission may be substituted or used in lieu of the original writing or Transmission for any and all purposes for which the original writing or Transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or Transmission.



    Section 1.9 Voting Procedures and Inspectors of Elections. (a) Unless otherwise provided in the Certificate of Incorporation or required by law, the following provisions of this Section 1.9 shall apply only if and when the Corporation has a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 shareholders.



        (b) The Corporation shall, in advance of any meeting of shareholders, appoint one or more inspectors of election (individually an "inspector," and collectively the "inspectors") to act at such meeting and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at such meeting, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his ability.


        (c) The inspectors shall (i) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each, (ii) determine the number of shares of stock of the Corporation present in person or by proxy at such meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of such shares present in person or by proxy at such meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist them in the performance of their duties.


        (d) The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at such meeting. No ballots, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by any shareholder shall determine otherwise.



        (e) In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with such proxies, any information referred to in paragraphs
    (b) and (c) of Section 1.8 of these Bylaws, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by a shareholder of record to cast or more votes than such shareholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors, at the time they make their certification pursuant to paragraph (c) of this
    Section 1.9, shall specify the precise information considered by them, including the person or persons from whom such information was obtained, when and the means by which such information was obtained and the basis for the inspectors' belief that such information is accurate and reliable.



    Section 1.10 Fixing Date of Determination of Shareholders of Record. (a) In order that the Corporation may determine the shareholders entitled (i) to notice of or to vote at any meeting of shareholders or any adjournment thereof,
(ii) to receive payment of any dividend or other distribution or allotment of any rights, (iii) to exercise any rights in respect of any change, conversion or exchange of stock or (iv) to take, receive or participate in any other action, the Board of Directors may fix a record date, which shall not be earlier than the date upon which the resolution fixing the record date is adopted by the Board of Directors and which (1) in the case of a determination of shareholders entitled to notice of or to vote at any meeting of shareholders or adjournment thereof, shall, unless otherwise required by law, be not more than 60 nor less than 10 days before the date of such meeting; and (2) in the case of any other action, shall be not more than 60 days before such action.



        (b) If no record date is fixed, (i) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        (c) A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the Board of Directors may fix a new record date for the adjourned meeting.



    Section 1.11 List of Shareholders Entitled to Vote. The Secretary shall prepare, at least 10 days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any shareholder who is present. The stock ledger shall be the only evidence as to who are the shareholders entitled to examine the stock ledger or to vote in person or by proxy at any meeting of shareholders.


                                   ARTICLE II
                               BOARD OF DIRECTORS

    Section 2.1 Number; Qualifications. The Board of Directors shall consist of the number of Directors as provided in the Certificate of Incorporation, and no person shall serve as a Director unless he or she meets the requirements, if any, provided in the Certificate of Incorporation for service on the Board of Directors.


    Section 2.2 Election; Resignation; Vacancies. (a) Subject to the provisions of the Certificate of Incorporation, at each annual meeting of shareholders, the shareholders shall elect, pursuant to the terms of the Certificate of Incorporation, the successors to the Directors whose terms expire at that meeting, and each Director shall hold office until the annual meeting at which such Director's term expires and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. Any Director may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance.



        (b) Only persons who are nominated in accordance with the following procedures shall be eligible for election as Equity Directors (as defined in the Certificate of Incorporation). Nominations of persons for election as Equity Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any shareholder of the Corporation
    (A) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.2(b) and on the record date for the determination of shareholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this Section 2.2(b).



    In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.



    To be timely, a shareholder's notice to the Secretary must be delivered or mailed to and received at the principal executive offices of the Corporation
(x) not less than 90 days nor more than 120 days prior to the meeting, or
(y) if less than 100 days notice of the meeting or prior public disclosure of the date of the meeting is given or made to shareholders, not later than the close of business on the tenth day following the day on which notice of the meeting was made, or if earlier, the day on which such public disclosure was made.



    To be in proper written form, a shareholder's notice to the Secretary must set forth (1) as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person,
(C) the class and series, if any, and number of shares of stock of the Corporation which are beneficially owned by the person (for purposes of the regulations under Sections 13 and 14 of the Exchange Act) and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (2) as to the shareholder giving the notice (i) the name and address, as they appear in the Corporation's records, of the shareholder proposing such nomination,
(ii) the class and series, if any, and number of shares of stock of the Corporation which are beneficially owned by the shareholder (for purposes of the regulations under Sections 13 and 14 of the Exchange Act), (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as an Equity Director if elected.


    No person shall be eligible for election as an Equity Director of the Corporation unless nominated in accordance with the procedures set forth in this
Section 2.2(b). If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

        (c) Nominees for election as Class B-1 Directors, Class B-2 Directors and Class B-3 Directors (as such terms are defined in the Certificate of Incorporation) shall be selected by the respective Class B Nominating Committees as provided in Article IV.

        (d) A vacancy, howsoever occurring, in a directorship shall be filled in the manner specified in the Certificate of Incorporation.

    Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held without call or notice at such times and at such places, within or without the state of Delaware, as shall be fixed by resolution of the Board of Directors.


    Section 2.4 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, or a majority of the members of the Board of Directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time and place of special meetings shall be delivered personally or by telephone to each Director or sent by first-class mail or telegram, charges prepaid, addressed to each Director at that Director's address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally or by telephone or by telegram, it shall be delivered personally or by telephone or to the telegraph company at least 48 hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the Director or to a person at the office of the Director who the person giving the notice has reason to believe will promptly communicate it to the Director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the Corporation.


    Section 2.5 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, the Vice Chairman of the Board, the Second Vice Chairman of the Board or the President (in that order), or in their absence, inability or unwillingness, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting. A majority of the Directors present at a meeting, whether or not they constitute a quorum, may adjourn such meeting to any other date, time or place without notice other than announcement at the meeting.


    Section 2.6 Quorum; Vote Required for Action. (a) At all meetings of the Board of Directors, a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Unless the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.


        (b) If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.


        (c) Whenever notice is required to be given under any provision of the General Corporation Law of Delaware, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Directors, or members of a committee of Directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.


    Section 2.7 Telephonic Meetings. Directors, or any committee of Directors designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 2.8 shall constitute presence in person at such meeting.


    Section 2.8 Informal Action by Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing (which may be in counterparts), and the written consent or consents are filed with the minutes of proceedings of the Board of Directors or such committee.


    Section 2.9 Reliance Upon Records. Every Director, and every member of any committee of the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the Director or member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, including, but not limited to, such records, information, opinions, reports or statements as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation's capital stock might properly be purchased or redeemed.


    Section 2.10 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such person's or their votes are counted for such purpose if (i) the material facts as to such person's or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to such person's or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.


    Section 2.11 Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board of Directors or a committee thereof and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for services as a Director or committee member. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

    Section 2.12 Presumption of Assent. Unless otherwise provided by the laws of the State of Delaware, a Director who is present at a meeting of the Board of Directors or of a committee thereof at which action is taken on any matter shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of such meeting or unless he or she shall file his or her written dissent to such action with the person acting as secretary of such meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary immediately after the adjournment of such meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

                                  ARTICLE III
                      COMMITTEES OF THE BOARD OF DIRECTORS


    Section 3.1 Committees. The Board of Directors shall have an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and any additional committees it may designate from time to time by resolution passed by a majority of the whole Board, with each committee to consist of one or more of the Directors of the Corporation.



    Section 3.2 Executive Committee. The Executive Committee shall consist of such number of Directors as may be elected from time to time by the Board. Whenever the Board is not in session, and subject to the provisions of applicable law, the Certificate of Incorporation or these Bylaws, the Executive Committee shall have and exercise the authority of the Board in the management of the

Corporation. A majority of the Executive Committee shall constitute a quorum necessary to transact business.


    Section 3.3 Audit Committee. The Audit Committee shall consist of such number of Directors (none of whom shall be an employee of the Corporation) as may be elected from time to time by the Board. The Board of Directors shall adopt a charter setting forth the responsibilities of the Audit Committee. A majority of the Audit Committee shall constitute a quorum necessary to transact business.

    Section 3.4 Compensation Committee. The Compensation Committee shall consist of such number of Directors (none of whom shall be an employee of the Corporation) as may be elected from time to time by the Board. The Compensation Committee shall oversee the compensation and benefits of the employees and management of the Corporation. A majority of the Compensation Committee shall constitute a quorum necessary to transact business.


    Section 3.5 Nominating Committee. The Nominating Committee shall be composed of five Directors. The Committee shall review the qualifications of potential candidates for the Equity Directors and shall propose nominees for the Equity Directors who are nominated by the Board. In making their nominations, the Nominating Committee and the Board of Directors shall take into consideration that (i) the Board of Directors shall have meaningful representation of a diversity of interests, including floor brokers, floor traders, futures commission merchants, producers, consumers, processors, distributors and merchandisers of commodities traded on Chicago Mercantile Exchange Inc. (the "Exchange") participants in a variety of pits or principal groups of commodities traded on the Exchange and other market users or participants; (ii) at least 10% of the members of Board of Directors shall be composed of persons representing farmers, producers, merchants or exporters of principal commodities traded on the Exchange; and (iii) at least 20% of the members of the Board of Directors shall be composed of persons who do not possess trading privileges on the Exchange, are not salaried employees of the Corporation and are not officers, principals or employees who are involved in operating the futures exchange related business of a firm entitled to members' rates. A majority of the Nominating Committee shall constitute a quorum necessary to transact business.



    Section 3.6 Committee Governance. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Subject to the provisions of law, any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Each committee may adopt rules for its governance not inconsistent with the provisions of these Bylaws.


                                   ARTICLE IV
                         CLASS B NOMINATING COMMITTEES

    Section 4.1 Class B Nominating Committees. The holders of shares of Class B-1 Common Stock; Class B-2 Common Stock; and Class B-3 Common Stock, shall each elect a nominating committee for their respective class (each, a "Class B Nominating Committee"). Each Class B Nominating Committee shall be composed of five members.


    Section 4.2 Election. (a) The initial members of the Class B Nominating Committee for the Class B-1 Common Stock, shall consist of the members of the Series B-1 Nominating Committee of the

Exchange, in office on the date that the merger of CME Merger Subsidiary Inc., a Delaware corporation, into the Exchange, becomes effective (the "Effective Date"); the initial members of the Class B Nominating Committee for the Class B-2 Common Stock, shall consist of the members of the Series B-2 Nominating Committee of the Exchange in office on the Effective Date; and the initial members of the Class B Nominating Committee for the Class B-3 Common Stock, shall consist of the members of the Series B-3 Nominating Committee of the Exchange in office on the Effective Date. At each annual meeting of shareholders thereafter, holders of the Class B-1 Common Stock; Class B-2 Common Stock; and Class B-3 Common Stock, shall elect the members of their respective Class B Nominating Committees from candidates selected as provided in
Section 4.2(b). Members of each Class B Nominating Committee shall hold office for a term of one year and until their successors are duly elected and qualified.



        (b) Commencing with the annual meeting held in 2002, each Class B Nominating Committee shall nominate, by letter directed to the Chairman of the Board not later than 90 days prior to an annual meeting, candidates for election to such Committee at such annual meeting. Each Class B Nominating Committee shall nominate 10 candidates. Such nominations shall include, as part of or in addition to such 10 candidates, (i) any candidate who is nominated by the holders of at least 100 shares of Class B-1 Common Stock, in the case of the Class B Nominating Committee representing such class,
    (ii) any candidate who is nominated by the holders of at least 100 shares of Class B-2 Common Stock, in the case of the Class B Nominating Committee representing such class, and (iii) any candidate who is nominated by the holders of at least 150 shares of Class B-3 Common Stock, in the case of the Class B Nominating Committee representing such class; provided, however, in the case of any such nominations, the nomination is submitted in writing and accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. The five nominees receiving the greatest number of votes for a particular Class B Nominating Committee shall be elected to such Committee. In the event of a vacancy, howsoever occurring, in a committee position, the candidate in the most recent election for such position who received the next highest number of votes to the last person currently serving shall be named to fill such vacancy.



    Section 4.3 Director Nominations. Each Class B Nominating Committee shall be responsible for assessing the qualifications of candidates to serve as Directors to be elected by the particular class. Not less than 90 days but not more than 120 days prior to an annual meeting of shareholders at which a Class B-1 Director, a Class B-2 Director or a Class B-3 Director is to be elected, the applicable Class B Nominating Committee(s) shall select nominees for election to such directorship. Such Class B Nominating Committee(s) shall select, subject to the provisions of the Certificate of Incorporation, two nominees for each directorship to be filled by the applicable class of Class B Common Stock at such meeting. Such nominations shall include, as part of or in addition to such two nominees, (i) any nominee who is nominated by the holders of at least 100 shares of Class B-1 Common Stock, in the case of the Class B Nominating Committee representing such class, (ii) any nominee who is nominated by the holders of at least 100 shares of Class B-2 Common Stock, in the case of the Class B Nominating Committee representing such class, and (iii) any nominee who is nominated by the holders of at least 150 shares of Class B-3 Common Stock, in the case of the Class B Nominating Committee representing such class; provided, however, in the case of any such nominations, the nomination is submitted in writing and accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. All nominees shall meet the requirements, if any, in the Certificate of Incorporation, in these Bylaws or in the Consolidated Rules of the Exchange for service on the Board of Directors. No nominee shall be a candidate for more than one directorship. If a nominee withdraws, dies, becomes incapacitated or disqualified to serve, the applicable Class B Nominating Committee shall, as quickly as practicable, submit a new nominee to the Chairman of the Board. Each Class B Nominating Committee shall submit its nominees in writing to the Chairman of the Board. Such writing shall set forth as to each nominee for election or re-election as a Director: (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of stock of the Corporation which are owned (or, under the rules of the Corporation, would be recognized as a permitted transferee), and (4) such person's written consent to serving as a Director if elected.


                                   ARTICLE V
                       BOARD OFFICERS; EXECUTIVE OFFICERS


    Section 5.1 Board Officers; Executive Officers; Election; Qualification; Term of Office. The Board of Directors shall elect from among its members a Chairman of the Board, a Vice Chairman of the Board and a Second Vice Chairman of the Board. The Board of Directors shall also elect a President, a Secretary and a Treasurer, and may elect one or more Managing Directors, one or more Assistant Secretaries and one or more Assistant Treasurers. Any number of offices may be held by the same person. Each Board officer and executive officer of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.



    Section 5.2 Resignation; Removal; Vacancies. Any Board officer or executive officer of the Corporation may resign at any time by giving written notice to the Chairman of the Board, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the Board officer or executive officer to whom it is directed, without any need for its acceptance. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. The Board of Directors may remove any Board officer or executive officer with or without cause at any time by an affirmative vote of the majority of the Board of Directors, but such removal shall be without prejudice to the contractual rights, if any, of such officer with the Corporation. A vacancy occurring in any Board or executive office of the Corporation may be filled for the unexpired portion of the term thereof by the Board of Directors at any regular or special meeting.



    Section 5.3  Powers and Duties of Board Officers and Executive
Officers. The Board officers and executive officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.


                                   ARTICLE VI
                        STOCK CERTIFICATES AND TRANSFERS


    Section 6.1 Certificates; Uncertificated Shares. The shares of the Corporation's stock shall be represented either by book entries on the Corporation's books, if authorized by the Board of Directors, or by certificates signed by, or in the name of the Corporation by its Chairman of the Board, a Vice Chairman of the Board, its President or a Managing Director, and may be countersigned by its Secretary or an Assistant Secretary, certifying the number of shares owned by such shareholder in the Corporation. Any of or all the signatures on a certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar continued to be such at the date of issue. Upon the request of the registered owner of uncertificated shares, the President or his designee shall send to the registered owner a certificate representing such shares.

    In the case of uncertificated shares, within a reasonable time after the issuance or transfer thereof, the President or his designee shall send to the registered owner of shares of Common Stock of the Corporation a written notice containing (i) (A) a full statement of the designations, relative rights, preferences and limitations of the shares of the class and series issued or transferred, so far as the same have been determined and the authority of the Board of Directors to divide the shares into classes or series and to determine and change the relative rights, preferences and limitations of any class or series; or (B) a declaration that the Corporation will furnish to the shareholder, upon request and without charge, a statement containing the information described in the preceding clause (A); (ii) a statement that the Corporation is organized under the laws of the State of Delaware; (iii) the name of the person to whom the uncertificated shares have been issued or transferred;
(iv) the number and class of shares, and the designation of the series, if any, to which such notice applies; and (v) any restrictions on transfer of the shares, in accordance with Section 202 of the Delaware General Corporation Law. The notice referred to in the preceding sentence shall also contain the following statement: "This notice is merely a record of the rights of the addressee as of the time of its issuance. Delivery of this statement, of itself, confers no rights on the recipient. This notice is neither a negotiable instrument nor a security."



    Section 6.2 Lost, Stolen or Destroyed Certificates; Issuance of New Certificates. The Corporation may issue a new certificate for stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such shareholder's legal representative, to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.



    Section 6.3 Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for stock of the Corporation duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer or, if the relevant stock certificate is claimed to have been lost, stolen or destroyed, upon compliance with the provisions of
Section 6.2 of these Bylaws, and upon payment of applicable taxes with respect to such transfer, and in compliance with the transfer restrictions applicable to such shares under the Certificate of Incorporation, these Bylaws or rules of the Corporation and any other applicable transfer restrictions of which the Corporation shall have notice, the Corporation shall issue a new certificate or certificates for such stock to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Transfers of stock shall be made only on the books of the Corporation by the registered holder thereof or by such holder's attorney or successor duly authorized as evidenced by documents filed with the Secretary. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificate or certificates representing such stock are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.



    Section 6.4 Transfers of Uncertificated Stock. Except as otherwise required by law, uncertificated shares of the Corporation's stock shall be transferable in the manner prescribed in these Bylaws. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person's attorney lawfully constituted in writing and written instruction to the Corporation containing the following information: (i) the class of shares, and the designation of the series, if any, to which such notice applies; (ii) the number of shares transferred; and (iii) the name, address and taxpayer identification number, if any, of the party to whom the shares have been transferred and who, as a result of such transfer, is to become the new registered owner of the shares. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

    Section 6.5 Special Designation on Certificates. The designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences, and the relative, participating, optional or other special rights of each class of stock, or series thereof, and the qualifications limitations or restrictions of such preferences and/or rights.



    Section 6.6 Stock Transfer Agreements. Subject to the provisions of the Certificate of Incorporation, the Corporation shall have power to enter into and perform any agreement with any number of shareholders of any one or more classes, or series thereof, of stock of the Corporation to restrict the transfer of such shares owned by such shareholders in any manner not prohibited by the General Corporation Law of Delaware.



    Section 6.7 Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.


    Section 6.8 Other Regulations. The issue, transfer, conversion and registration of stock certificates shall be governed by such other regulations as the Board of Directors may establish.

                                  ARTICLE VII
                                    NOTICES


    Section 7.1 Manner of Notice. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, whenever notice is required to be given to any shareholder, Director or member of any committee of the Board of Directors, such notice may be given by personal delivery or by depositing it, in a sealed envelope, in the United States mails, first class, postage prepaid, addressed, or by transmitting it via telecopier, to such shareholder, Director or member, either at the address of such shareholder, Director or member as it appears on the records of the Corporation or, in the case of such a Director or member, at his or her business address; and such notice shall be deemed to be given at the time when it is thus personally delivered, deposited or transmitted, as the case may be. Such requirement for notice shall also be deemed satisfied, except in the case of shareholder meetings, if actual notice is received orally or by other writing by the person entitled thereto as far in advance of the event with respect to which notice is being given as the minimum notice period required by law or these Bylaws.



    Section 7.2 Dispensation with Notice. (a) Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws to any shareholder to whom (i) notice of two consecutive annual meetings of shareholders, and all notices of meetings of shareholders or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities of the Corporation during a 12-month period, have been mailed addressed to such shareholder at the address of such shareholder as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such shareholder shall not be required. Any action or meeting which shall be taken or held without notice to such shareholder shall have the same force and effect as if such notice had been duly given. If any such shareholder shall deliver to the Corporation a written notice setting forth the then current address of such shareholder, the requirement that notice be given to such shareholder shall be reinstated.



        (b) Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws to any person with whom communication is unlawful, the giving of such notice to such person shall not be required, and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.



    Section 7.3 Waiver of Notice. Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the shareholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice.


                                  ARTICLE VIII
                                INDEMNIFICATION

    Section 8.1 Right to Indemnification. In addition and subject to the indemnification provisions contained in the Certificate of Incorporation, and subject to applicable law, the following Sections of this Article VIII shall apply with respect to any person subject to the indemnification provisions of the Corporation.

    Section 8.2 Prepayment of Expenses. The Corporation may pay or reimburse the reasonable expenses incurred in defending any proceeding in advance of its final disposition if the Corporation has received in advance an undertaking by the person receiving such payment or reimbursement to repay all amounts advanced if it should be ultimately determined that he or she is not entitled to be indemnified under this Article VIII or otherwise. The Corporation may require security for any such undertaking.

    Section 8.3 Claims. If a claim for indemnification or payment of expenses under this Article VIII is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.


    Section 8.4 Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of shareholders or disinterested Directors or otherwise.


    Section 8.5 Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a Director, officer, employee, partner or agent of another corporation, partnership, joint venture or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture or other enterprise.

    Section 8.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                   ARTICLE IX
                                    GENERAL

    Section 9.1 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, magnetic tape, diskette, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.


    Section 9.2 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.



    Section 9.3 Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Corporation's Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.



    Section 9.4 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of Delaware shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.


    Section 9.5 Dividends. The Board of Directors, subject to any restrictions contained in the General Corporation Law of Delaware or the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid only in cash or in property. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include, but not be limited to, equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

                                    ANNEX D:
                       DISSENTERS' RIGHTS SECTIONS OF THE
                        DELAWARE GENERAL CORPORATION LAW


    Section 262. Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

    As permitted by the Delaware law, Article XI of our certificate of incorporation and Article IX of our bylaws provide that (1) we are permitted to indemnify our directors, officers and other employees to the fullest extent permitted by Delaware law; (2) we are permitted to advance expenses, as incurred, to our directors, officers and other employees in connection with defending a legal proceeding if we have received in advance an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by us; and (3) the rights conferred in the bylaws are not exclusive. As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our shareholders; (2) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (regarding payments of dividends; stock purchases or redemptions which are unlawful) or (4) for any transaction from which the director derived an improper personal benefit. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following documents are exhibits to the Registration Statement.


       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBIT
---------------------   ----------------------
       2.1              Agreement and Plan of Merger, dated as of October 1, 2001, between Chicago Mercantile Exchange Inc., Chicago Mercantile
                        Exchange Holdings Inc. and CME Merger Subsidiary Inc.
                        (included as Annex A to this proxy statement/prospectus).

       2.2*             Form of Agreement and Plan of Merger, dated as of April 1,
                        2000, between Chicago Mercantile Exchange and CME
                        Transitory Co. (incorporated by reference to Exhibit 2.1 to
                        Chicago Mercantile Exchange Inc.'s Form S-4, filed with the
                        SEC on April 25, 2000, File No. 33-95561).

       2.3*             Plan of Recapitalization, dated as of April 1, 2000
                        (incorporated by reference to Exhibit 2.3 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        April 7, 2000, File No. 33-95561).

       3.1*             Restated Certificate of Incorporation of Chicago Mercantile
                        Exchange Inc. (incorporated by reference to Exhibit 3.1 to
                        Chicago Mercantile Exchange Inc.'s Form 8-K, dated
                        November 27, 2000, File No. 33-95561).

       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBIT
---------------------   ----------------------
       3.2*             Bylaws of Chicago Mercantile Exchange Inc. (incorporated by reference to Exhibit 3.2 to Chicago Mercantile Exchange
                        Inc.'s Form 8-K, dated November 27, 2000, File
                        No. 33-95561).

       3.3              Form of Certificate of Incorporation of Chicago Mercantile
                        Exchange Holdings Inc. (included as Annex B to this proxy statement/prospectus).

       3.4              Form of Bylaws of Chicago Mercantile Exchange Holdings Inc.
                        (included as Annex C to this proxy statement/prospectus).

       5.1              Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois),
                        regarding the legality of the common stock of Chicago
                        Mercantile Exchange Holdings Inc.

       8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) regarding tax matters.

      10.1*             Chicago Mercantile Exchange Inc. Omnibus Stock Plan,
                        effective February 7, 2000 (incorporated by reference to
                        Exhibit 10.1 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on March 10, 2000, File No. 33-95561).

      10.2*             Chicago Mercantile Exchange Inc. Senior Management
                        Supplemental Deferred Savings Plan, including First
                        Amendment thereto, dated December 14, 1994, Second
                        Amendment thereto, dated December 8, 1998 and Administrative
                        Guidelines thereto (incorporated by reference to
                        Exhibit 10.2 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on February 24, 2000, File
                        No. 33-95561).

      10.3*             Chicago Mercantile Exchange Inc. Directors' Deferred
                        Compensation Plan, including First Amendment thereto, dated
                        December 8, 1998 (incorporated by reference to Exhibit 10.3 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

      10.4*             Chicago Mercantile Exchange Inc. Supplemental Executive
                        Retirement Plan, including First Amendment thereto, dated
                        December 31, 1996, Second Amendment thereto, dated
                        January 14, 1998 and Third Amendment thereto, dated December
                        1998 (incorporated by reference to Exhibit 10.4 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        February 24, 2000, File No. 33-95561).

      10.5*             Chicago Mercantile Exchange Inc. Supplemental Executive
                        Retirement Trust, including First Amendment thereto dated
                        September 7, 1993 (incorporated by reference to
                        Exhibit 10.5 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on February 24, 2000, File
                        No. 33-95561).

      10.6*             Agreement, dated February 7, 2000, between Chicago
                        Mercantile Exchange Inc. and James J. McNulty (incorporated by reference to Exhibit 10.8 to Chicago Mercantile Exchange
                        Inc.'s Form S-4, filed with the SEC on April 21, 2000, File
                        No. 33-95561).

      10.7*             Employment Agreement, dated March 7, 2000, between Chicago
                        Mercantile Exchange Inc. and Satish Nandapurkar
                        (incorporated by reference to Exhibit 10.9 to Chicago
                        Mercantile Exchange Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 33-95561).

      10.8** License Agreement, effective as of September 24, 1997, between Standard & Poor's, a Division of The McGraw-Hill
                        Companies, Inc., and Chicago Mercantile Exchange Inc.
                        (incorporated by reference to Exhibit 10.13 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        March 10, 2000, File No. 33-95561).

       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBIT
---------------------   ----------------------
      10.9***           License Agreement, effective as of April 3, 1996, including
                        First Amendment thereto, dated May 5, 1996, between The
                        Nasdaq Stock Market, Inc., a subsidiary of National
                        Association of Securities Dealers, Inc., and Chicago
                        Mercantile Exchange Inc.

      10.10***          Central Services System (NSC) Software License and
                        Development Agreement, effective June 5, 1997, including
                        First Amendment thereto, effective February 24, 1998, Second
                        Amendment thereto, effective July 13, 1998, and Third
                        Amendment thereto, effective January 30, 2001, between SBF
                        Bourse de Paris and Chicago Mercantile Exchange Inc.

      10.11***          Agreement on Development and Maintenance, effective
                        January 1, 1999, between Euronext and Chicago Mercantile
                        Exchange Inc.

      10.12***          CLEARING 21 Software Marketing and Distribution Agreement
                        Restatement, effective January 30, 2001, between Societe Des
                        Bourses Francaises, and its successor, Euronext-Paris, and
                        Chicago Mercantile Exchange Inc. and New York Mercantile
                        Exchange Inc.

      10.13*            Lease, dated as of November 11, 1983, between Chicago
                        Mercantile Exchange Trust (successor to CME Real Estate Co.
                        of Chicago, Illinois) and Chicago Mercantile Exchange Inc.,
                        including amendment thereto, dated as of December 6, 1989
                        (incorporated by reference to Exhibit 10.14 to Chicago
                        Mercantile Exchange Inc.'s Form S-4 dated February 24, 2000,
                        File No. 33-95561).

      10.14*            Lease, dated March 31, 1988, between EOP--10 & 30 South
                        Wacker, L.L.C., as beneficiary of a land trust, dated
                        October 1, 1997, and known as American National Bank and
                        Trust Company of Chicago Trust No. 123434 (as successor in interest to American National Bank and Trust Company of
                        Chicago, not individually but solely as trustee under Trust
                        Agreement dated June 2, 1981 and known as Trust No. 51234)
                        and Chicago Mercantile Exchange Inc. relating to 10 South
                        Wacker Drive, including First Amendment thereto, dated as
                        of November 1, 1999 (incorporated by reference to
                        Exhibit 10.15 to Chicago Mercantile Exchange Inc.'s Form
                        S-4, filed with the SEC on February 24, 2000, File
                        No. 33-95561).

      10.15*            Lease, dated May 11, 1981, between EOP--10 & 30 South
                        Wacker, L.L.C., as beneficiary of a land trust, dated
                        October 1, 1997, and known as American National Bank and
                        Trust Company of Chicago Trust No. 123434-06 (as successor in interest to American National Bank and Trust Company of
                        Chicago, not individually but solely as trustee under Trust
                        Agreement dated March 20, 1980 and known as Trust
                        No. 48268) and Chicago Mercantile Exchange Inc. relating to
                        30 South Wacker Drive, including First Amendment thereto,
                        dated as of February 1, 1982, Second Amendment thereto,
                        dated as of April 26, 1982, Third Amendment thereto, dated as of June 29, 1982, Fourth Amendment thereto, dated as of
                        July 28, 1982, Fifth Amendment thereto, dated as of
                        October 7, 1982, Sixth Amendment thereto, dated as of
                        July 5, 1983, Seventh Amendment thereto, dated as of
                        September 19, 1983, Eighth Amendment thereto, dated as of
                        October 17, 1983, Ninth Amendment thereto, dated as of
                        December 3, 1984, Tenth Amendment thereto, dated as of
                        March 16, 1987, Eleventh Amendment thereto, dated as of
                        January 1, 1999, Twelfth Amendment thereto, dated as of
                        June 30, 1999 (incorporated by reference to Exhibit 10.16
                        to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

      10.16             Form of Rights Agreement between Chicago Mercantile Exchange
                        Holdings Inc. and Mellon Investor Services LLC, as Rights
                        Agent.

       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBIT
---------------------   ----------------------
      21.1*             Subsidiaries of Chicago Mercantile Exchange Inc.
                        (incorporated by reference to Exhibit 21.1 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        March 10, 2000, File No. 33-95561).

      23.1              Consent of Arthur Andersen LLP.

      23.2              Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
                        (included in Exhibit 5.1).

      24.1*             Powers of Attorney.

      99.1              Form of Proxy Card and Voting Instructions for Class A
                        Common Shares.

      99.2              Form of Proxy Card and Voting Instructions for Class B-1
                        (CME)

      99.3              Form of Proxy Card and Voting Instructions for Class B-2
                        (IMM)

      99.4              Form of Proxy Card and Voting Instructions for Class B-3
                        (IOM)

      99.5              Form of Proxy Card and Voting Instructions for Class B-4
                        (GEM)


------------------------


*   Previously filed.



** Confidential treatment pursuant to Rule 406 of the Securities Act has been previously granted by the SEC.



*** Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act.

    (b) Financial Statement Schedules

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                             (DOLLARS IN THOUSANDS)

                                           BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                           BEGINNING    COSTS AND      OTHER                     END OF
DESCRIPTION                                OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
-----------                                ----------   ----------   ----------   ----------   ----------
Year ended December 31, 2000:
  Allowance for doubtful accounts........    $  350       $1,350     $      --      $    --      $1,700
  Accrued fee adjustments................     1,615        9,494            --       (5,894)      5,215

Year ended December 31, 1999:
  Allowance for doubtful accounts........       135          326            --         (111)        350
  Accrued fee adjustments................     1,885        5,343            --       (5,613)      1,615

Year ended December 31, 1998:
  Allowance for doubtful accounts........       135           --            --           --         135
  Accrued fee adjustments................     2,000        7,192            --       (7,307)      1,885

    All other schedules have been omitted because the information required to be set forth in those schedules is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 1, 2001.



                                                       CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

                                                       By:             /s/ JAMES J. MCNULTY
                                                            -----------------------------------------
                                                                         James J. McNulty
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of October 1, 2001.



                     SIGNATURE                                                            TITLE
                     ---------                                                            -----
                 /s/ SCOTT GORDON                                               Chairman of the Board and
     ----------------------------------------                                            Director
                   Scott Gordon

                /s/ DAVID G. GOMACH                                            Managing Director and Chief
     ----------------------------------------                                        Financial Officer
                  David G. Gomach

                /s/ NANCY W. GOBLE                                                     Controller
     ----------------------------------------
                  Nancy W. Goble



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below as of October 1, 2001.


                     SIGNATURE                                                            TITLE
                     ---------                                                            -----
                         *                                                              Director
     ----------------------------------------
                H. Jack Bouroudjian

                         *                                                              Director
     ----------------------------------------
                Timothy R. Brennan

                         *                                                              Director
     ----------------------------------------
                Leslie Henner Burns

                         *                                                              Director
     ----------------------------------------
                  John W. Croghan

                     SIGNATURE                                                            TITLE
                     ---------                                                            -----
                         *                                                              Director
     ----------------------------------------
                 Terrence A. Duffy

                         *                                                              Director
     ----------------------------------------
                 Martin J. Gepsman

                                                                                        Director
     ----------------------------------------
                Daniel R. Glickman

                         *                                                              Director
     ----------------------------------------
                   Yra G. Harris

                         *                                                              Director
     ----------------------------------------
                 Robert L. Haworth

                                                                                        Director
     ----------------------------------------
                 Bruce F. Johnson

                         *                                                              Director
     ----------------------------------------
                  Gary M. Katler

                                                                                        Director
     ----------------------------------------
                   Paul Kimball

                         *                                                              Director
     ----------------------------------------
                 Patrick B. Lynch

                         *                                                              Director
     ----------------------------------------
                    Leo Melamed

                                                                                        Director
     ----------------------------------------
               William P. Miller II

                     SIGNATURE                                                            TITLE
                     ---------                                                            -----
                         *                                                              Director
     ----------------------------------------
               Patrick J. Mulchrone

                         *                                                              Director
     ----------------------------------------
                 John D. Newhouse

                                                                                        Director
     ----------------------------------------
                  James E. Oliff

                         *                                                              Director
     ----------------------------------------
               Mark G. Papadopoulos

                         *                                                              Director
     ----------------------------------------
                  Robert J. Prosi

                                                                                        Director
     ----------------------------------------
             William G. Salatich, Jr.

                         *                                                              Director
     ----------------------------------------
                  John F. Sandner

                                                                                        Director
     ----------------------------------------
                 Myron S. Scholes

                                                                                        Director
     ----------------------------------------
                 Verne O. Sedlacek

                         *                                                              Director
     ----------------------------------------
                William R. Shepard

                         *                                                              Director
     ----------------------------------------
                 Howard J. Siegel

                     SIGNATURE                                                            TITLE
                     ---------                                                            -----
                                                                                        Director
     ----------------------------------------
               Jeffrey L. Silverman

     ----------------------------------------
     *By Craig S. Donohue as attorney-in-fact

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
       2.1              Agreement and Plan of Merger, dated as of October 1, 2001, between Chicago Mercantile Exchange Inc., Chicago Mercantile
                        Exchange Holdings Inc. and CME Merger Subsidiary Inc.
                        (included as Annex A to this proxy statement/prospectus).

       2.2*             Form of Agreement and Plan of Merger, dated as of April 1,
                        2000, between Chicago Mercantile Exchange and CME
                        Transitory Co. (incorporated by reference to Exhibit 2.1 to
                        Chicago Mercantile Exchange Inc.'s Form S-4, filed with the
                        SEC on April 25, 2000, File No. 33-95561).

       2.3*             Plan of Recapitalization, dated as of April 1, 2000
                        (incorporated by reference to Exhibit 2.3 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        April 7, 2000, File No. 33-95561).

       3.1*             Restated Certificate of Incorporation of Chicago Mercantile
                        Exchange Inc. (incorporated by reference to Exhibit 3.1 to
                        Chicago Mercantile Exchange Inc.'s Form 8-K, dated
                        November 27, 2000, File No. 33-95561).

       3.2*             Bylaws of Chicago Mercantile Exchange Inc. (incorporated by reference to Exhibit 3.2 to Chicago Mercantile Exchange
                        Inc.'s Form 8-K, dated November 27, 2000, File
                        No. 33-95561).

       3.3              Form of Certificate of Incorporation of Chicago Mercantile
                        Exchange Holdings Inc. (included as Annex B to this proxy statement/prospectus).

       3.4              Form of Bylaws of Chicago Mercantile Exchange Holdings Inc.
                        (included as Annex C to this proxy statement/prospectus).

       5.1              Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois),
                        regarding the legality of the common stock of Chicago
                        Mercantile Exchange Holdings Inc.

       8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) regarding tax matters.

      10.1*             Chicago Mercantile Exchange Inc. Omnibus Stock Plan,
                        effective February 7, 2000 (incorporated by reference to
                        Exhibit 10.1 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on March 10, 2000, File No. 33-95561).

      10.2*             Chicago Mercantile Exchange Inc. Senior Management
                        Supplemental Deferred Savings Plan, including First
                        Amendment thereto, dated December 14, 1994, Second
                        Amendment thereto, dated December 8, 1998 and Administrative
                        Guidelines thereto (incorporated by reference to
                        Exhibit 10.2 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on February 24, 2000, File
                        No. 33-95561).

      10.3*             Chicago Mercantile Exchange Inc. Directors' Deferred
                        Compensation Plan, including First Amendment thereto, dated
                        December 8, 1998 (incorporated by reference to Exhibit 10.3 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

      10.4*             Chicago Mercantile Exchange Inc. Supplemental Executive
                        Retirement Plan, including First Amendment thereto, dated
                        December 31, 1996, Second Amendment thereto, dated
                        January 14, 1998 and Third Amendment thereto, dated December
                        1998 (incorporated by reference to Exhibit 10.4 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        February 24, 2000, File No. 33-95561).

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
      10.5*             Chicago Mercantile Exchange Inc. Supplemental Executive
                        Retirement Trust, including First Amendment thereto dated
                        September 7, 1993 (incorporated by reference to
                        Exhibit 10.5 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on February 24, 2000, File
                        No. 33-95561).

      10.6*             Agreement, dated February 7, 2000, between Chicago
                        Mercantile Exchange Inc. and James J. McNulty (incorporated by reference to Exhibit 10.8 to Chicago Mercantile Exchange
                        Inc.'s Form S-4, filed with the SEC on April 21, 2000, File
                        No. 33-95561).

      10.7*             Employment Agreement, dated March 7, 2000, between Chicago
                        Mercantile Exchange Inc. and Satish Nandapurkar
                        (incorporated by reference to Exhibit 10.9 to Chicago
                        Mercantile Exchange Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 33-95561).

      10.8** License Agreement, effective as of September 24, 1997, between Standard & Poor's, a Division of The McGraw-Hill
                        Companies, Inc., and Chicago Mercantile Exchange Inc.
                        (incorporated by reference to Exhibit 10.13 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        March 10, 2000, File No. 33-95561).

      10.9***           License Agreement, effective as of April 3, 1996, including
                        First Amendment thereto, dated May 5, 1996, between The
                        Nasdaq Stock Market, Inc., a subsidiary of National
                        Association of Securities Dealers, Inc., and Chicago
                        Mercantile Exchange Inc.

      10.10***          Central Services System (NSC) Software License and
                        Development Agreement, effective June 5, 1997, including
                        First Amendment thereto, effective February 24, 1998, Second
                        Amendment thereto, effective July 13, 1998, and Third
                        Amendment thereto, effective January 30, 2001, between SBF
                        Bourse de Paris and Chicago Mercantile Exchange Inc.

      10.11***          Agreement on Development and Maintenance, effective
                        January 1, 1999, between Euronext and Chicago Mercantile
                        Exchange Inc.

      10.12***          CLEARING 21 Software Marketing and Distribution Agreement
                        Restatement, effective January 30, 2001, between Societe Des
                        Bourses Francaises, and its successor, Euronext-Paris, and
                        Chicago Mercantile Exchange Inc. and New York Mercantile
                        Exchange Inc.

      10.13*            Lease, dated as of November 11, 1983, between Chicago
                        Mercantile Exchange Trust (successor to CME Real Estate Co.
                        of Chicago, Illinois) and Chicago Mercantile Exchange Inc.,
                        including amendment thereto, dated as of December 6, 1989
                        (incorporated by reference to Exhibit 10.14 to Chicago
                        Mercantile Exchange Inc.'s Form S-4 dated February 24, 2000,
                        File No. 33-95561).

      10.14*            Lease, dated March 31, 1988, between EOP--10 & 30 South
                        Wacker, L.L.C., as beneficiary of a land trust, dated
                        October 1, 1997, and known as American National Bank and
                        Trust Company of Chicago Trust No. 123434 (as successor in interest to American National Bank and Trust Company of
                        Chicago, not individually but solely as trustee under Trust
                        Agreement dated June 2, 1981 and known as Trust No. 51234)
                        and Chicago Mercantile Exchange Inc. relating to 10 South
                        Wacker Drive, including First Amendment thereto, dated as
                        of November 1, 1999 (incorporated by reference to
                        Exhibit 10.15 to Chicago Mercantile Exchange Inc.'s Form
                        S-4, filed with the SEC on February 24, 2000, File
                        No. 33-95561).

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
      10.15*            Lease, dated May 11, 1981, between EOP--10 & 30 South
                        Wacker, L.L.C., as beneficiary of a land trust, dated
                        October 1, 1997, and known as American National Bank and
                        Trust Company of Chicago Trust No. 123434-06 (as successor in interest to American National Bank and Trust Company of
                        Chicago, not individually but solely as trustee under Trust
                        Agreement dated March 20, 1980 and known as Trust
                        No. 48268) and Chicago Mercantile Exchange Inc. relating to
                        30 South Wacker Drive, including First Amendment thereto,
                        dated as of February 1, 1982, Second Amendment thereto,
                        dated as of April 26, 1982, Third Amendment thereto, dated as of June 29, 1982, Fourth Amendment thereto, dated as of
                        July 28, 1982, Fifth Amendment thereto, dated as of
                        October 7, 1982, Sixth Amendment thereto, dated as of
                        July 5, 1983, Seventh Amendment thereto, dated as of
                        September 19, 1983, Eighth Amendment thereto, dated as of
                        October 17, 1983, Ninth Amendment thereto, dated as of
                        December 3, 1984, Tenth Amendment thereto, dated as of
                        March 16, 1987, Eleventh Amendment thereto, dated as of
                        January 1, 1999, Twelfth Amendment thereto, dated as of
                        June 30, 1999 (incorporated by reference to Exhibit 10.16
                        to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

      10.16             Form of Rights Agreement between Chicago Mercantile Exchange
                        Holdings Inc. and Mellon Investor Services LLC, as Rights
                        Agent.

      21.1*             Subsidiaries of Chicago Mercantile Exchange Inc.
                        (incorporated by reference to Exhibit 21.1 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        March 10, 2000, File No. 33-95561).

      23.1              Consent of Arthur Andersen LLP.

      23.2              Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
                        (included in Exhibit 5.1).

      24.1*             Powers of Attorney.

      99.1              Form of Proxy Card and Voting Instructions for Class A
                        Common Shares.

      99.2              Form of Proxy Card and Voting Instructions for Class B-1
                        (CME)

      99.3              Form of Proxy Card and Voting Instructions for Class B-2
                        (IMM)

      99.4              Form of Proxy Card and Voting Instructions for Class B-3
                        (IOM)

      99.5              Form of Proxy Card and Voting Instructions for Class B-4
                        (GEM)


------------------------


 *  Previously filed.



** Confidential treatment pursuant to Rule 406 of the Securities Act has been previously granted by the SEC.



*** Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act.